As filed with the Securities and Exchange Commission on November 5, 2025

Registration No. 333-[     ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FIFTH THIRD BANCORP

(Exact Name of Registrant as Specified in Its Charter)

Ohio	6021	31-0854434
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(800) 972-3030

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Christian Gonzalez

Executive Vice President and Chief Legal Officer

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

(800) 972-3030

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

H. Rodgin Cohen Mitchell S. Eitel Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Von E. Hays Senior Executive Vice President and Chief Legal Officer Comerica Bank Tower 1717 Main Street, MC 6404 Dallas, Texas 75201 (833) 571-0486	Edward D. Herlihy Matthew M. Guest Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

This Registration Statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION-DATED NOVEMBER 5, 2025

To the shareholders of Fifth Third Bancorp and the stockholders of Comerica Incorporated

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On behalf of the boards of directors of Fifth Third Bancorp (“Fifth Third”) and Comerica Incorporated (“Comerica”), we are pleased to enclose this joint proxy statement/prospectus relating to the proposed acquisition of Comerica by Fifth Third. We are requesting that you take certain actions as shareholders or stockholders, as applicable, of Fifth Third and Comerica.

The boards of directors of Fifth Third and Comerica have each unanimously approved a merger agreement (as defined below) pursuant to which Fifth Third will acquire Comerica. This acquisition brings together two long-tenured banking franchises to create one of the nation’s leading banks and is expected to be immediately accretive to shareholders and generate sustainable long-term growth.

On October 5, 2025, Fifth Third and Comerica entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”) with Fifth Third Financial Corporation, a wholly owned subsidiary of Fifth Third (“Fifth Third Intermediary”) and Comerica Holdings Incorporated, a wholly owned subsidiary of Comerica (“Comerica Holdings”). The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Comerica will merge with and into Fifth Third Intermediary (the “first merger”), with Fifth Third Intermediary as the surviving corporation, and immediately thereafter, Comerica Holdings will merge with and into Fifth Third Intermediary (the “second merger,” and together with the first merger, collectively, the “mergers”), with Fifth Third Intermediary continuing as the surviving corporation. Following the completion of the mergers, at a time determined by Fifth Third, Comerica Bank, a Texas banking association and a wholly owned subsidiary of Comerica (“Comerica Bank”), and Comerica Bank & Trust, National Association, a national banking association and wholly owned subsidiary of Comerica Holdings (“Comerica Bank & Trust”), will each merge with and into Fifth Third Bank, National Association, a national banking association and a wholly owned subsidiary of Fifth Third Intermediary (“Fifth Third Bank”) (collectively, the “bank mergers”), with Fifth Third Bank continuing as the surviving bank.

In the first merger, holders of Comerica common stock, par value of $5.00 per share (“Comerica common stock”), will receive 1.8663 shares of Fifth Third common stock, without par value, (“Fifth Third common stock”) for each share of Comerica common stock they own (the “exchange ratio”), representing a value of $82.88 per share based upon Fifth Third’s closing stock price on October 3, 2025, the last trading day before public announcement of the transaction, and a 20% premium to Comerica’s 10-day volume-weighted average stock price as of October 3, 2025. Based on the closing price of Fifth Third common stock on NASDAQ on October 31, 2025, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $41.62, the exchange ratio represented $77.68 per share of Comerica common stock as of such date. Holders of Comerica common stock will receive cash in lieu of fractional shares.

In addition, each share of Comerica’s 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (the “Comerica preferred stock”), issued and outstanding immediately prior to the effective time of the first merger will convert into the right to receive one (1) share of a newly issued series of Fifth Third preferred stock with terms that are not materially less favorable than the terms of Comerica preferred stock (all shares of such newly created series, collectively, the “new Fifth Third preferred stock”). Each outstanding Comerica depositary share representing a 1/40th interest in a share of Comerica preferred stock will become a new Fifth Third depositary share and will represent a 1/40th interest in a share of the new Fifth Third preferred stock.

Holders of Fifth Third common stock and holders of Fifth Third preferred stock will continue to own their existing shares of Fifth Third common stock or Fifth Third preferred stock, as applicable, following the first merger.

The value of the Fifth Third common stock at the time of completion of the first merger could be greater than, less than or the same as the value of the Fifth Third common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of Fifth Third common stock (NASDAQ trading symbol “FITB”) and Comerica common stock (NYSE trading symbol “CMA”).

The obligations of Fifth Third and Comerica to complete the first merger are subject to the satisfaction or waiver of a number of the conditions set forth in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The first merger is intended to qualify as a reorganization for U.S. federal income tax purposes. Accordingly, holders of Comerica common stock and holders of Comerica preferred stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Comerica common stock for Fifth Third common stock or Comerica preferred stock (or depositary shares in respect thereof) for new Fifth Third preferred stock (or depositary shares in respect thereof), as applicable, in the first merger, except with respect to any cash in lieu of a fractional share of Fifth Third common stock received by holders of Comerica common stock. For more information regarding the tax consequences of the first merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the First Merger” beginning on page 137.

Based on the number of shares of Comerica common stock outstanding or reserved for issuance as of October 31, 2025, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, Fifth Third expects to issue approximately 250,084,200 shares of Fifth Third common stock to holders of Comerica common stock in the first merger. Following the completion of the first merger, we expect Fifth Third shareholders will own approximately 73% and Comerica stockholders will own approximately 27% of the combined company.

At our respective special meetings, in addition to other business, Fifth Third will ask holders of Fifth Third common stock and Fifth Third 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A, no par value (“Fifth Third voting preferred stock”), to approve, voting together as a single class, the issuance of shares of Fifth Third common stock to Comerica stockholders pursuant to the merger agreement, and Comerica will ask the Comerica stockholders to adopt the merger agreement. Information about these meetings and the mergers is contained in this joint proxy statement/prospectus.

Holders of Comerica preferred stock and Comerica depositary shares representing Comerica preferred stock are not entitled to, and are not requested to, vote at the Comerica special meeting. Holders of Fifth Third preferred stock and Fifth Third depositary shares representing Fifth Third preferred stock (other than Fifth Third voting preferred stock) are not entitled to, and are not requested to, vote at the Fifth Third special meeting.

The special meeting of Fifth Third voting shareholders will be held virtually via the Internet on January 6, 2026 at www.virtualshareholdermeeting.com/FITB2026SM, at 9:00 a.m., Eastern Standard Time. The special meeting of holders of Comerica common stock will be held virtually via the Internet on January 6, 2026 at www.meetnow.global/MPJJCLF, at 9:00 a.m., Eastern Standard Time.

Each of our boards of directors unanimously recommends that holders of voting stock vote “FOR” each of the proposals to be considered at the respective special meetings. We strongly support this combination of our companies and join our boards in their recommendations.

This joint proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains or references information about Fifth Third and Comerica and certain related matters. You are encouraged to read this joint proxy statement/prospectus, including the related annexes and information incorporated herein by reference, carefully. In particular, you should read the “Risk Factors” section beginning on page 50 for a discussion of the risks you should consider in evaluating the proposed mergers and how they will affect you. You can also obtain information about Fifth Third and Comerica from documents that have been filed with the Securities and Exchange Commission that are incorporated into this joint proxy statement/prospectus by reference.

On behalf of Fifth Third and Comerica, thank you for your prompt attention to this important matter.

Timothy N. Spence Chairman, Chief Executive Officer and President Fifth Third Bancorp	Curtis C. Farmer Chairman, Chief Executive Officer and President Comerica Incorporated

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the first merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the first merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Fifth Third or Comerica, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The accompanying joint proxy statement/prospectus is dated [    ], 2025, and is first being mailed to Fifth Third voting shareholders and Comerica stockholders on or about [    ], 2025.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Fifth Third and Comerica from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

if you are a Fifth Third shareholder: Fifth Third Bancorp 38 Fountain Square Plaza MD 1090FV Cincinnati, Ohio 45263 Attention: Investor Relations IR@53.com (866) 670-0468	if you are a Comerica stockholder: Comerica Incorporated Comerica Bank Tower 1717 Main Street, MC 6404 Dallas, Texas 75201 Attention: Investor Relations InvestorRelations@comerica.com (833) 571-0486

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that Fifth Third voting shareholders requesting documents must do so by December 29, 2025, in order to receive them before the Fifth Third special meeting, and holders of Comerica common stock requesting documents must do so by December 29, 2025, in order to receive them before the Comerica special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [    ], 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Fifth Third voting shareholders or Comerica stockholders, nor the issuance by Fifth Third of shares of a newly created series of preferred stock or depositary shares in respect of new Fifth Third preferred stock in connection with the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Fifth Third has been provided by Fifth Third and information contained in, or incorporated by reference into, this joint proxy statement/prospectus regarding Comerica has been provided by Comerica.

In addition, if you have questions about the mergers or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact D.F. King & Co., the proxy solicitor for Fifth Third, by calling toll-free at (866) 207-3626 or by emailing FITB@dfking.com, or Innisfree M&A Incorporated, the proxy solicitor for Comerica, by calling toll-free at (877) 717-3926 or collect at (212) 750-5833. You will not be charged for any of these documents that you request.

See section titled “Where You Can Find More Information” beginning on page 179 of the accompanying joint proxy statement/prospectus for further information.

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

NOTICE OF SPECIAL MEETING OF FIFTH THIRD SHAREHOLDERS

To Fifth Third shareholders:

On October 5, 2025, Fifth Third Bancorp (“Fifth Third”), Fifth Third Financial Corporation (“Fifth Third Intermediary”), Comerica Incorporated (“Comerica”) and Comerica Holdings Incorporated (“Comerica Holdings”) entered into an Agreement and Plan of Merger (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. A summary of the merger agreement is included in the section of the accompanying joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 119, and each of the Merger Agreement and such summary are incorporated by reference into this notice to the same extent as if fully set forth herein.

NOTICE IS HEREBY GIVEN that a special meeting (the “Fifth Third special meeting”) of holders of Fifth Third common stock (such holders, the “Fifth Third common shareholders”) and holders of Fifth Third 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A (“Fifth Third preferred stock,”) or depositary shares in respect thereof (such holders, the “Fifth Third voting preferred shareholders” and together with the Fifth Third common shareholders, the “Fifth Third voting shareholders”) will be held virtually via the Internet on January 6, 2026 at 9:00 a.m., Eastern Standard Time at www.virtualshareholdermeeting.com/FITB2026SM . We are pleased to notify you of and invite you to the Fifth Third special meeting.

At the Fifth Third special meeting you will be asked to vote on the following matters:

•

A proposal to approve the issuance of Fifth Third common stock in connection with the merger of Comerica with and into Fifth Third Intermediary as merger consideration to holders of Comerica common stock pursuant to the merger agreement, (including for purposes of complying with NASDAQ Rule 5635(d), which requires approval of the issuance of shares of Fifth Third common stock in an amount that exceeds 20% of the currently outstanding shares of Fifth Third common stock) (the “Fifth Third stock issuance proposal”); and

•

A proposal to adjourn the Fifth Third special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Fifth Third stock issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Fifth Third shareholders (the “Fifth Third adjournment proposal”).

The Fifth Third special meeting will be held in a virtual-only format conducted via live webcast. In order to attend the Fifth Third special meeting via remote communication, you must access the virtual meeting at www.virtualshareholdermeeting.com/FITB2026SM. You also will need a control number, which is the 16-digit number on your proxy card. Once admitted to the Fifth Third special meeting, you will be able to vote your shares in accordance with the instructions provided on the meeting website.

The board of directors of Fifth Third has fixed the close of business on November 24, 2025 as the record date for the Fifth Third special meeting. Only holders of record of Fifth Third common stock and Fifth Third voting preferred stock as of the close of business on the record date for the Fifth Third special meeting are entitled to notice of, and to vote at, the Fifth Third special meeting or any adjournment or postponement thereof. Holders of depositary shares representing Fifth Third voting preferred stock may not vote directly at the Fifth Third special meeting but should follow the directions given to them as to how to instruct the depositary, Equiniti Trust Company LLC, to vote the Fifth Third voting preferred stock represented by such holder’s depositary shares, using Fifth Third’s proxy card, which also serves as voting instructions to the depositary. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

Fifth Third has determined that holders of Fifth Third common stock and holders of Fifth Third preferred stock (including depositary shares in respect of Fifth Third preferred stock) are not entitled to appraisal or dissenters’ rights with respect to the proposed first merger under the Ohio General Corporation Law in connection with the transactions contemplated by the merger agreement.

The Fifth Third board of directors unanimously recommends that Fifth Third voting shareholders vote “FOR” the Fifth Third stock issuance proposal and “FOR” the Fifth Third adjournment proposal.

If you have any questions or need assistance with voting, please contact Fifth Third’s proxy solicitor, D.F. King & Co. by calling (866) 207-3626 for stockholders or (646) 604-4668 for banks and brokers or by emailing FITB@dfking.com.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless Fifth Third voting shareholders approve the Fifth Third stock issuance proposal. Whether or not you plan to attend the Fifth Third special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors,

Timothy N. Spence

Chairman, Chief Executive Officer and President

Fifth Third Bancorp

[    ], 2025

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

NOTICE OF SPECIAL MEETING OF COMERICA STOCKHOLDERS

To Comerica Stockholders:

On October 5, 2025, Fifth Third Bancorp (“Fifth Third”), Fifth Third Financial Corporation (“Fifth Third Intermediate”), Comerica Incorporated (“Comerica”) and Comerica Holdings Incorporated (“Comerica Holdings”) entered into an Agreement and Plan of Merger (as amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus. A summary of the merger agreement is included in the section of the accompanying joint proxy statement/prospectus entitled “The Merger Agreement” beginning on page 119, and each of the Merger Agreement and such summary are incorporated by reference into this notice to the same extent as if fully set forth herein.

NOTICE IS HEREBY GIVEN that a special meeting (the “Comerica special meeting”) of holders of Comerica common stock will be held virtually via the Internet on January 6, 2026 at 9:00 a.m., Eastern Standard Time, at www.meetnow.global/MPJJCLF. We are pleased to notify you of and invite you to the Comerica special meeting.

At the Comerica special meeting you will be asked to vote on the following matters:

•	A proposal to adopt the merger agreement (the “Comerica merger proposal”);

•

A proposal to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Comerica’s named executive officers in connection with the first merger (the “Comerica compensation proposal”); and

•

A proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Comerica merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided (the “Comerica adjournment proposal”).

The Comerica special meeting is expected to be held in a virtual-only format conducted via live webcast. In order to attend the Comerica special meeting via remote communication, you must access the virtual meeting at www.meetnow.global/MPJJCLF. You also will need a control number, which is the 15-digit number on your proxy card. Once admitted to the Comerica special meeting, you will be able to vote your shares in accordance with the instructions provided on the meeting website.

The board of directors of Comerica has fixed the close of business on November 24, 2025 as the record date for the Comerica special meeting. Only holders of record of Comerica common stock as of the close of business on the record date for the Comerica special meeting are entitled to notice of, and to vote at, the Comerica special meeting or any adjournment or postponement thereof.

Comerica has determined that holders of Comerica common stock and holders of Comerica preferred stock are not entitled to appraisal or dissenters’ rights with respect to the proposed first merger under Section 262 of the Delaware General Corporation Law (the “DGCL”).

The Comerica board of directors unanimously recommends that holders of Comerica common stock vote “FOR” the Comerica merger proposal, “FOR” the Comerica compensation proposal and “FOR” the Comerica adjournment proposal.

If you have any questions or need assistance with voting, please contact Comerica’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 717-3926 or collect at (212) 750-5833.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless holders of Comerica common stock adopt the merger agreement. The affirmative vote of a majority of all of the votes entitled to be cast on the merger agreement by holders of Comerica common stock is required to adopt the Comerica merger proposal. Whether or not you plan to attend the Comerica special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors,

Curtis C. Farmer

Chairman of the Board, Chief Executive Officer and President

Comerica Incorporated

[    ], 2025

i

ii

iii

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers and the Fifth Third special meeting or the Comerica special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers and the Fifth Third special meeting or the Comerica special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 179 for additional information.

In this joint proxy statement/prospectus, unless the context otherwise requires:

•	“Comerica” refers to Comerica Incorporated, a Delaware corporation;

•	“Comerica Bank” refers to Comerica Bank, a Texas banking association and a wholly owned subsidiary of Comerica;

•	“Comerica Bank & Trust” refers to Comerica Bank & Trust, National Association, a national banking association and wholly owned subsidiary of Comerica Holdings;

•	“Comerica common stock” refers to common stock of Comerica, par value $5.00 per share;

•	“Comerica depositary shares” refers to the depositary shares, each representing a 1/40th interest in a share of Comerica preferred stock;

•	“Comerica Holdings” refers to Comerica Holdings Incorporated, a Delaware corporation and a wholly owned subsidiary of Comerica;

•	“Comerica preferred stock” refers to the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Comerica;

•	“Comerica stockholders” refers to holders of shares of Comerica common stock;

•	“Fifth Third” refers to Fifth Third Bancorp, an Ohio corporation;

•	“Fifth Third Bank” refers to Fifth Third Bank, National Association, a national banking association and wholly owned subsidiary of Fifth Third Intermediary;

•	“Fifth Third common stock” refers to common stock of Fifth Third, without par value;

•	“Fifth Third common shareholders” refers to holders of Fifth Third common stock;

•	“Fifth Third Intermediary” refers to Fifth Third Financial Corporation, an Ohio corporation and a wholly owned subsidiary of Fifth Third;

•

“Fifth Third voting preferred stock” refers to 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A of Fifth Third, no par value (and depositary shares representing the Fifth Third voting preferred stock);

•	“Fifth Third voting preferred shareholders” refers to holders of Fifth Third voting preferred shares;

•	“Fifth Third voting shareholders” refers, collectively, to the Fifth Third common shareholders and the Fifth Third voting preferred shareholders;

•	“new Fifth Third depositary shares” refers to the depositary shares, each representing a 1/40th interest in a share of new Fifth Third preferred stock; and

•

“new Fifth Third preferred stock” refers to the newly issued series of Fifth Third preferred stock that will be issued in connection with the first merger with terms that are not materially less favorable than the terms of the Comerica preferred stock.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings have entered into an Agreement and Plan of Merger, dated as of October 5, 2025 (as may be amended, modified or supplemented from time to time in accordance with its terms, the “merger agreement”), pursuant to which, and subject to the terms and conditions therein, (i) Comerica will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation, which we refer to as the “first merger,” and (ii) immediately following the first merger, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation, which we refer to as the “second merger,” and together with the first merger, collectively, the “mergers.” Following the completion of the mergers, at a time determined by Fifth Third, Comerica Bank and Comerica Bank & Trust will each merge with and into Fifth Third Bank, with Fifth Third Bank continuing as the surviving bank, which we refer to, collectively, as the “bank mergers.”

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. In this joint proxy statement/prospectus, we refer to the closing of the first merger as the “closing” and the date on which the closing occurs as the “closing date.”

In order to complete the first merger, among other things,

•

Fifth Third voting shareholders must vote to approve, voting together as a single class (such approval, the “requisite Fifth Third vote”) the issuance of Fifth Third common stock in connection with the first merger of Comerica with and into Fifth Third Intermediary as merger consideration to holders of Comerica common stock pursuant to the merger agreement (including for purposes of complying with NASDAQ Rule 5635(d), which requires approval of the issuance of shares of Fifth Third common stock in an amount that exceeds 20% of the currently outstanding shares of Fifth Third common stock) (the “Fifth Third stock issuance,” and such proposal, the “Fifth Third stock issuance proposal”); and

•	holders of Comerica common stock must vote to adopt (such adoption, the “requisite Comerica vote”) the merger agreement (the “Comerica merger proposal”).

In addition, Fifth Third voting shareholders will also be asked to approve a proposal to adjourn the Fifth Third special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are insufficient votes to approve the Fifth Third stock issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Fifth Third voting shareholders (the “Fifth Third adjournment proposal”).

Holders of Fifth Third preferred stock and Fifth Third depositary shares representing Fifth Third preferred stock (other than Fifth Third voting preferred stock) are not entitled to, and are not requested to, vote at the Fifth Third special meeting. Fifth Third voting shareholders are not entitled to appraisal or dissenters’ rights in connection with the transactions contemplated by the merger agreement under Chapter 1701 of Title 17 of the Ohio Revised Code (the “OGCL”). For more information, see the section entitled “The Mergers — Appraisal or Dissenters’ Rights in the First Merger” beginning on page 118.

Comerica stockholders will also be asked (i) to approve, on an advisory (non-binding) basis, the merger-related compensation payments that will or may be paid to Comerica’s named executive officers in connection with the transactions contemplated by the merger agreement (the “Comerica compensation proposal”), and (ii) to approve a proposal to adjourn the special meeting of Comerica stockholders (the “Comerica special meeting”), if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are insufficient votes to adopt the Comerica merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Comerica stockholders (the “Comerica adjournment proposal”).

Holders of Comerica preferred stock and Comerica depositary shares are not entitled to notice of the Comerica special meeting, and are not entitled to, and are not requested to, vote at the Comerica special meeting. Comerica stockholders and holders of Comerica preferred stock and Comerica depositary shares are not entitled to appraisal or dissenters’ rights in connection with the transactions contemplated by the merger agreement under Title 8, Section 262 of the Delaware Code (the “DGCL”). For more information, see the section entitled “The Mergers — Appraisal or Dissenters’ Rights in the First Merger” beginning on page 118.

This joint proxy statement/prospectus is also a prospectus that is being delivered to Comerica stockholders because, pursuant to the merger agreement, Fifth Third is offering shares of Fifth Third common stock to Comerica stockholders. Fifth Third is also issuing shares of new Fifth Third preferred stock to holders of Comerica preferred stock. Pursuant to the merger agreement, each share of Comerica preferred stock will be automatically converted into the right to receive one (1) share of new Fifth Third preferred stock, and each outstanding Comerica depositary share will be automatically converted into a new Fifth Third depositary share.

This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the Fifth Third and Comerica special meetings. You should read it, including the annexes hereto and the documents incorporated by reference herein, carefully and in its entirety. The enclosed materials allow you to have your shares of common or voting preferred stock, as applicable, voted by proxy without attending your special meeting. Your vote is important, and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the mergers?

A:

In the first merger, Comerica will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation. In the second merger, immediately following the first merger, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation. In the bank mergers, which will occur following the mergers, at a time determined by Fifth Third, Comerica Bank and Comerica Bank & Trust will each merge with and into Fifth Third Bank, with Fifth Third Bank continuing as the surviving bank.

Each share of Comerica common stock issued and outstanding immediately prior to the effective time of the first merger (the “effective time”), except for shares of Comerica common stock owned by Comerica or Fifth Third (in each case, other than shares of Comerica common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Comerica or Fifth Third in respect of debts previously contracted), will be converted into the right to receive 1.8663 shares (the “exchange ratio”) of Fifth Third common stock (the “merger consideration”).

In addition, each share of Comerica preferred stock issued and outstanding immediately prior to the effective time of the first merger will convert into the right to receive one (1) share of a new Fifth Third preferred stock with terms that are not materially less favorable than the terms of Comerica preferred stock and each Comerica depositary share will be automatically converted into a new Fifth Third depositary share.

At the effective time, (i) Comerica will no longer be a public company, (ii) Comerica common stock and Comerica depositary shares will be delisted from the New York Stock Exchange (the “NYSE”) and will cease to be publicly traded, and (iii) Comerica common stock and Comerica depositary shares will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Holders of Fifth Third common stock and holders of Fifth Third preferred stock (or depositary shares in respect thereof) will continue to own their existing shares of Fifth Third common stock or Fifth Third preferred stock (or depositary shares in respect thereof), as applicable, following the first merger.

See the information provided in the section entitled “The Merger Agreement — Structure of the Mergers” beginning on page 119 and the merger agreement for more information about the mergers.

Q:	When and where will the Fifth Third special meeting take place?

A:

The Fifth Third special meeting will be held via the Internet on January 6, 2026 at 9:00 a.m. Eastern Standard Time in a virtual-only format conducted via live webcast. If you are holder of record, you may attend the Fifth Third special meeting by visiting www.virtualshareholdermeeting.com/FITB2026SM and entering the 16-digit control number that is printed on your proxy card.

Even if you plan to attend the Fifth Third special meeting, Fifth Third recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Fifth Third special meeting.

Q:	When and where will the Comerica special meeting take place?

A:

The Comerica special meeting will be held via the Internet on January 6, 2026 at 9:00 a.m. Eastern Standard Time in a virtual-only format conducted via live webcast. If you are holder of record, you may attend the Comerica special meeting by visiting www.meetnow.global/MPJJCLF and entering the 15-digit control number that is printed on your proxy card.

Even if you plan to attend the Comerica special meeting, Comerica recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the Comerica special meeting.

Q:	What matters will be considered at the Fifth Third special meeting?

A:	At the Fifth Third special meeting, Fifth Third voting shareholders will be asked to consider and vote on, as a single class, the following proposals:

•	Fifth Third Proposal 1: The Fifth Third stock issuance proposal; and

•	Fifth Third Proposal 2: The Fifth Third adjournment proposal.

In order to complete the first merger, among other things, Fifth Third voting shareholders, voting together as a single class, must approve the Fifth Third stock issuance proposal. The approval of the Fifth Third adjournment proposal is not a condition to the obligation of Fifth Third to complete the first merger.

Q:	What matters will be considered at the Comerica special meeting?

A:	At the Comerica special meeting, Comerica stockholders will be asked to consider and vote on the following proposals:

•	Comerica Proposal 1: The Comerica merger proposal;

•	Comerica Proposal 2: The Comerica compensation proposal; and

•	Comerica Proposal 3: The Comerica adjournment proposal.

In order to complete the first merger, among other things, Comerica stockholders must adopt the Comerica merger proposal. The approval of the Comerica compensation proposal and the Comerica adjournment proposal are not conditions to the obligation of Comerica to complete the first merger.

Q:	What will Comerica stockholders receive in the first merger?

A:

In the first merger, each share of Comerica common stock issued and outstanding immediately prior to the effective time (except for shares of Comerica common stock owned by Comerica or Fifth Third (in each case other than shares of Comerica common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Comerica or Fifth Third in respect of debts previously contracted)) will be converted into the right to receive 1.8663 shares of Fifth Third common stock.

Fifth Third will not issue any fractional shares of Fifth Third common stock in connection with the first merger. Comerica common stockholders who would otherwise be entitled to a fractional share of Fifth Third common stock in the first merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing sale price determined by multiplying (i) the average closing-sale price per share of Fifth Third common stock on NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the first merger is completed by (ii) the fraction of a share (after taking into account all shares of Comerica common stock held by such holder immediately prior to the effective time of the first merger and rounded to the nearest one-thousandth when expressed in decimal) of Fifth Third common stock that such shareholder would otherwise be entitled to receive.

Q:	What will holders of Comerica preferred stock or Comerica depositary shares receive in the first merger?

A:

In the first merger, each share of Comerica preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new Fifth Third preferred stock, having terms that are not materially less favorable than the terms of the Comerica preferred stock, and each outstanding Comerica depositary share will be automatically converted into a new Fifth Third depositary share, representing a 1/40th interest in the new Fifth Third preferred stock.

For more information, see the section entitled “Description of New Fifth Third Preferred Stock” beginning on page 150.

Q:	What will Fifth Third common shareholders receive in the first merger?

A:

Fifth Third common shareholders will not receive any consideration in the first merger, and their shares of Fifth Third common stock will remain outstanding. Following the first merger, shares of Fifth Third common stock will continue to be traded on NASDAQ.

Q:	Will the value of the Comerica merger consideration change between the date of this joint proxy statement/prospectus and the time the first merger is completed?

A:

Yes. Although the number of shares of Fifth Third common stock that holders of Comerica common stock will receive is fixed, the value of the Comerica merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the first merger based upon the closing-sale price per share of Fifth Third common stock. Any fluctuation in the closing price of Fifth Third common stock will not affect the number of shares of Fifth Third common stock that holders of Comerica common stock have the right to receive in the first merger. Neither Fifth Third nor Comerica is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Fifth Third common stock or Comerica common stock.

Q:	How will the first merger affect Comerica equity awards?

A:	With respect to Comerica equity awards, at the effective time of the first merger, subject to all required withholding taxes:

•

each outstanding and unexercised Comerica stock option (a “Comerica Stock Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into a corresponding option award with respect to Fifth Third common stock (an “Assumed Option”), with the number of shares underlying such award and per share exercise price adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica Stock Option in effect immediately prior to the effective time;

•

each outstanding Comerica restricted stock unit award (a “Comerica RSU Award”) that is not a Comerica Director RSU Award (as defined below), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into a corresponding restricted share unit award with respect to Fifth Third common stock (an “Assumed RSU Award”), with the number of shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica RSU Award in effect immediately prior to the effective time. Any accrued but unpaid dividend equivalents for Comerica RSU Awards will carry over to the Assumed RSU Awards;

•

each outstanding Comerica restricted stock unit award that is held by a current or former non-employee director (a “Comerica Director RSU Award”), whether vested or unvested, shall be converted into the right to receive (without interest) (A) a number of fully vested and freely transferable shares of Fifth Third common stock (rounded up to the nearest whole number of shares) with the number of shares underlying such award adjusted based on the exchange ratio, plus (B) a cash payment in respect of any accrued but unpaid dividend equivalents in respect of such award, with such consideration to be issued or paid, as applicable, as soon as reasonably practicable following the closing date and in no event later than five (5) business days following the closing date;

•

each outstanding Comerica performance stock unit award (a “Comerica PSU Award”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of shares underlying such award (x) deemed to be earned based on the greater of target and actual performance measured through the latest practicable date prior to the effective time and (y) adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica PSU Award (excluding any performance-based vesting requirements) in effect immediately prior to the effective time. Any accrued but unpaid dividend equivalents for Comerica PSU Awards will carry over to the Assumed RSU Awards; and

•

each outstanding Comerica deferred stock unit award (a “Comerica DSU Award”) will vest and convert into a corresponding deferred share unit award with respect to Fifth Third common stock, with the numbers of shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica award in effect immediately prior to the effective time.

Q:	How does the Fifth Third board of directors recommend that I vote at the Fifth Third special meeting?

A:	The Fifth Third board of directors unanimously recommends that you vote “FOR” the Fifth Third stock issuance proposal and “FOR” the Fifth Third adjournment proposal.

In considering the recommendations of the Fifth Third board of directors, Fifth Third voting shareholders should be aware that Fifth Third directors and executive officers may have interests in the first merger that are different from, or in addition to, the interests of Fifth Third voting shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “Interests of Certain Fifth Third Directors and Executive Officers in the Mergers” beginning on page 23.

Q:	How does the Comerica board of directors recommend that I vote at the Comerica special meeting?

A:	The Comerica board of directors unanimously recommends that you vote “FOR” the Comerica merger proposal, “FOR” the Comerica compensation proposal and “FOR” the Comerica adjournment proposal.

In considering the recommendations of the Comerica board of directors, holders of Comerica common stock should be aware that Comerica directors and executive officers may have interests in the first merger that are different from, or in addition to, the interests of holders of Comerica common stock generally. For a more complete description of these interests, see the information provided in the section entitled “Interests of Certain Comerica Directors and Executive Officers in the First Merger” beginning on page 23.

Q:	Who is entitled to vote at the Fifth Third special meeting and how many votes does a Fifth Third voting shareholder have?

A:

The record date for the Fifth Third special meeting is November 24, 2025, which we refer to as the “Fifth Third record date.” All Fifth Third voting shareholders at the close of business on the record date for the Fifth Third special meeting are entitled to receive notice of, and to vote at, the Fifth Third special meeting.

Each holder of Fifth Third common stock is entitled to cast one (1) vote on each matter properly brought before the Fifth Third special meeting for each share of Fifth Third common stock that such holder owned of record as of the Fifth Third record date. As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 661,011,989 outstanding shares of Fifth Third common stock.

Equiniti Trust Company LLC, as depositary and holder of record of the Fifth Third voting preferred stock, is entitled to cast twenty four (24) votes on each matter properly brought before the Fifth Third special meeting for each share of Fifth Third voting preferred stock of record as of the Fifth Third record date. There are 200,000 outstanding shares of Fifth Third voting preferred stock (represented by 8,000,000 depositary shares). The total voting power of all outstanding shares of Fifth Third Preferred Stock is equal to 4,800,000 votes of Fifth Third common stock, or less than one percent of the total voting power of Fifth Third’s outstanding common stock.

The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock. Each outstanding depositary share of Fifth Third voting preferred stock represents 1/40 of a share of the Fifth Third voting preferred stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Fifth Third voting preferred stock entitled to vote, which is 0.6 vote for each such depositary share.

Holders of such depositary shares may not vote directly at the Fifth Third special meeting but should follow the directions given to them on Fifth Third’s proxy card, which also serves as voting instructions to the depositary as to how to vote such holder’s depositary shares. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

Virtual attendance at the special meeting is not required to vote. See below and the section entitled “The Fifth Third Special Meeting” beginning on page 58 for instructions on how to vote your shares at the virtual Fifth Third special meeting.

Q:	Who is entitled to vote at the Comerica special meeting?

A:

The record date for the Comerica special meeting is November 24, 2025. All holders of Comerica common stock who held shares at the close of business on the record date for the Comerica special meeting are entitled to receive notice of, and to vote at, the Comerica special meeting.

Each holder of Comerica common stock is entitled to cast one (1) vote on each matter properly brought before the Comerica special meeting for each share of Comerica common stock that such holder owned of record as of the record date. As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 127,758,962 outstanding shares of Comerica common stock.

Virtual attendance at the special meeting is not required to vote. See below and the section entitled “The Comerica Special Meeting” beginning on page 65 for instructions on how to vote your shares at the virtual Comerica special meeting.

Q:	What actions do I need to take if I own Comerica preferred stock or Comerica depositary shares?

If you are a holder of Comerica preferred stock or Comerica depositary shares, no action will be required of you. You are not entitled to, and are not requested to, vote on the Comerica merger proposal, Comerica compensation proposal or Comerica adjournment proposal.

Q:	What constitutes a quorum for the Fifth Third special meeting?

A:

The presence at the Fifth Third special meeting, virtually or by proxy, of holders of a majority of the voting power of Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class, entitled to vote at the Fifth Third special meeting will constitute a quorum for the transaction of business at the Fifth Third special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Fifth Third special meeting will be “non-routine” matters, as discussed in the section entitled “The Fifth Third Special Meeting-Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote” beginning on page 59.

Q:	What constitutes a quorum for the Comerica special meeting?

A:

The presence at the Comerica special meeting, virtually or by proxy, of holders of a majority of the issued and outstanding shares of Comerica common stock entitled to vote thereat will constitute a quorum for the transaction of business at the Comerica special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum. Broker non-votes, if any, will not be counted in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, because it is expected that all proposals to be voted on at the Comerica meeting will be “non-routine” matters, as discussed in the section entitled “The Comerica Special Meeting-Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote” beginning on page 66.

Q:	What vote is required for the approval of each proposal at the Fifth Third special meeting?

A:

Fifth Third Proposal 1: Fifth Third stock issuance proposal. Approval of the Fifth Third stock issuance proposal requires the affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class. Shares of Fifth Third common stock and Fifth Third voting preferred stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the Fifth Third stock issuance.

Fifth Third Proposal 2: The Fifth Third Adjournment proposal. Approval of the Fifth Third adjournment proposal requires the affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class, present virtually or by proxy at the Fifth Third special meeting and entitled to vote on the Fifth Third adjournment proposal. Accordingly, if a Fifth Third voting shareholder is present at the Fifth Third special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Fifth Third adjournment proposal. If a Fifth Third voting shareholder is not present at the Fifth Third special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of the Fifth Third adjournment proposal.

Q:	What vote is required for the adoption or approval, as applicable, of each proposal at the Comerica special meeting?

A:

Comerica Proposal 1: Comerica merger proposal. Adoption of the Comerica merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Comerica merger proposal by the holders of Comerica common stock entitled to vote. Shares of Comerica common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Comerica merger proposal.

Comerica Proposal 2: Comerica compensation proposal. Approval of the Comerica compensation proposal requires the affirmative vote of a majority of the voting power of shares present virtually or represented by proxy at Comerica’s special meeting and entitled to vote on the Comerica compensation proposal. Accordingly, if a Comerica stockholder is present at the Comerica special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Comerica compensation proposal. If a Comerica stockholder is not present at the Comerica special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of the Comerica compensation proposal.

Comerica Proposal 3: Comerica adjournment proposal. Approval of the Comerica adjournment proposal requires the affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at the Comerica special meeting and entitled to vote on the Comerica adjournment proposal. If a Comerica stockholder is present at the Comerica special meeting and abstains from voting, or responds by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Comerica adjournment proposal. If a Comerica stockholder is not present at the Comerica special meeting and does not respond by proxy or does not provide his, her or its bank, broker or other nominee with instructions, as applicable and as may be required, it will have no effect on the outcome of the Comerica adjournment proposal.

Q:

Why are holders of Comerica common stock being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for Comerica’s named executive officers (i.e., the Comerica compensation proposal)?

A:

Under the rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), Comerica is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to Comerica’s named executive officers that is based on or otherwise relates to the first merger or “golden parachute” compensation.

Q:

What happens if holders of Comerica common stock do not approve, by non-binding, advisory vote, the merger-related compensation arrangements for Comerica’s named executive officers (i.e., the Comerica compensation proposal)?

A: The votes on the proposal to approve the merger-related compensation arrangements for Comerica’s named executive officers are separate and apart from the votes to approve the other proposals being presented at the Comerica special meeting, including the Comerica merger proposal. Because the vote to approve the Comerica compensation proposal is advisory in nature only, it will not be binding upon Comerica in the first merger. Accordingly, the merger-related compensation will be paid to Comerica’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if the holders of Comerica common stock do not approve the Comerica compensation proposal.

Q:	What if I hold shares of both Fifth Third and Comerica?

A:

If you are a Fifth Third voting shareholder and hold shares of Comerica common stock, you will receive separate packages of proxy materials. A vote cast as a Fifth Third voting shareholder will not count as a vote cast as a holder of Comerica common stock, and a vote cast as a holder of Comerica common stock will not count as a vote cast as a Fifth Third voting shareholder. Therefore, please submit separate proxies for your voting shares of Fifth Third stock and your shares of Comerica common stock.

Q:	How can I attend and vote my shares virtually at my respective special meeting?

A:

Fifth Third and Comerica Common Stock Record Holders. If you hold shares directly in your name as the holder of record of Fifth Third common stock or Comerica common stock, you are a “record holder” and your shares may be voted at the Fifth Third special meeting or the Comerica special meeting by you, as applicable. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.

Beneficial Owners. If you hold shares of Fifth Third common stock or Comerica common stock, in a brokerage or other account in “street name,” you are a “beneficial owner” and your shares may be voted at the Fifth Third special meeting or the Comerica special meeting, as applicable, by you as described below. If you choose to vote your shares virtually at the respective special meeting via the applicable special meeting website, you will need the control number, as described below.

Fifth Third Voting Preferred Stock. The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock. Each outstanding depositary share of Fifth Third voting preferred stock represents 1/40 of a share of the Fifth Third voting preferred stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Fifth Third voting preferred stock entitled to vote, which is 0.6 vote for each such depositary share. Holders of such depositary shares may not vote directly at the Fifth Third special meeting but should follow the directions given to them on Fifth Third’s proxy card, which also serves as voting instructions to the depositary as to how to vote such holder’s depositary shares. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

Fifth Third special meeting. If you are a record holder of Fifth Third common stock or voting preferred stock, you will be able to attend the Fifth Third special meeting online, ask questions and, solely with respect to record holders of Fifth Third common stock, vote during the meeting by visiting www.virtualshareholdermeeting.com/FITB2026SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Fifth Third special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FITB2026SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker or other nominee, to access the meeting. Please review this information prior to the Fifth Third special meeting to ensure you have access.

Fifth Third encourages its shareholders to visit the meeting website above in advance of the Fifth Third special meeting to familiarize themselves with the online access process. The virtual Fifth Third special meeting platform is fully supported across browsers and devices that are equipped with an advanced version of applicable software and plugins. Shareholders should verify their internet connection prior to the Fifth Third special meeting. Technical support information is provided on the sign-in page for all shareholders.

Comerica special meeting. If you are a record holder of Comerica common stock, you will be able to attend the Comerica special meeting online, ask questions and vote during the meeting by visiting www.meetnow.global/MPJJCLF and following the instructions. Please have your 15-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Comerica special meeting online, ask questions and vote during the meeting by visiting www.meetnow.global/MPJJCLF and following the instructions. Please refer to your digit control number, which can be found on the voting instructions provided by your bank, broker or other nominee, to access the meeting. Please review this information prior to the Comerica special meeting to ensure you have access.

Comerica encourages its stockholders to visit the meeting website above in advance of the Comerica special meeting to familiarize themselves with the online access process. The virtual Comerica special meeting platform is fully supported across browsers and devices that are equipped with an advanced version of applicable software and plugins. Stockholders should verify their internet connection prior to the Comerica special meeting. Technical support information is provided on the sign-in page for all stockholders.

Even if you plan to attend the Fifth Third special meeting or the Comerica special meeting virtually, as applicable, Fifth Third and Comerica recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.

Additional information on attending the virtual special meetings can be found under the section entitled “The Fifth Third Special Meeting” on page 58 and under the section entitled “The Comerica Special Meeting” on page 65.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the holder of record of Fifth Third common stock or Comerica common stock or beneficially in “street name,” you may direct your vote by proxy without attending the Fifth Third special meeting or the Comerica special meeting, as applicable.

If you are a record holder of Fifth Third common stock or Comerica common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Fifth Third common stock or Comerica common stock, you should follow the voting instructions provided by your bank, broker or other nominee.

The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock. Holders of such depositary shares may not vote directly at the Fifth Third special meeting but should follow the directions given to them on Fifth Third’s proxy card, which also serves as voting instructions to the depositary as to how to vote such holder’s depositary shares. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

Additional information on voting procedures can be found under the section entitled “The Fifth Third Special Meeting” on page 58 and under the section entitled “The Comerica Special Meeting” on page 65.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible by completing, signing and dating the accompanying proxy card and returning the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares may be represented at your meeting. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker or other nominee has discretionary authority. It is expected that all proposals to be voted on at each of the Fifth Third special meeting and the Comerica special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Fifth Third special meeting or the Comerica special meeting. If your shares are held by a bank, broker or other nominee in “street name,” such entity will vote your shares only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker or other nominee with this joint proxy statement/prospectus.

If you are a beneficial owner of Fifth Third common stock or Fifth Third voting preferred shares and you do not instruct your bank, broker or other nominee on how to vote your shares of Fifth Third common stock and Fifth Third voting preferred shares:

•

Fifth Third stock issuance proposal: your bank, broker or other nominee may not vote your shares on the Fifth Third stock issuance proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal; and

•

Fifth Third adjournment proposal: your bank, broker or other nominee may not vote your shares on the Fifth Third adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

If you are a beneficial owner of Comerica common stock and you do not instruct your bank, broker or other nominee on how to vote your shares of Comerica common stock:

•

Comerica merger proposal: your bank, broker or other nominee may not vote your shares on the Comerica merger proposal, which broker non-votes, if any, will have the same effect as a vote “AGAINST” such proposal;

•

Comerica compensation proposal: your bank, broker or other nominee may not vote your shares on the Comerica compensation proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal; and

•

Comerica adjournment proposal: your bank, broker or other nominee may not vote your shares on the Comerica adjournment proposal, which broker non-votes, if any, will have no effect on the outcome of such proposal.

Q:	What if I fail to vote or abstain?

A:

For purposes of the Fifth Third special meeting, an abstention occurs when a Fifth Third voting shareholder attends the Fifth Third special meeting and does not vote or returns a proxy with an “ABSTAIN” instruction.

•

Fifth Third stock issuance proposal: An abstention will have the same effect as a vote “AGAINST” the Fifth Third stock issuance proposal. If a Fifth Third voting shareholder abstains or is not present at the Fifth Third special meeting and does not respond by proxy, it will have the same effect as a vote “AGAINST” the Fifth Third stock issuance proposal; and

•

Fifth Third adjournment proposal: An abstention will have the same effect as a vote “AGAINST” the Fifth Third adjournment proposal. If a Fifth Third voting shareholder is not present at the Fifth Third special meeting and does not respond by proxy, it will have no effect on the Fifth Third adjournment proposal.

For purposes of the Comerica special meeting, an abstention occurs when a Comerica stockholder attends the Comerica special meeting and does not vote or returns a proxy with an “ABSTAIN” instruction.

•

Comerica merger proposal: An abstention will have the same effect as a vote “AGAINST” the Comerica merger proposal. If a Comerica stockholder is not present at the Comerica special meeting and does not respond by proxy, it will also have the same effect as a vote “AGAINST” the Comerica merger proposal;

•

Comerica compensation proposal: An abstention will have the same effect as a vote “AGAINST” the Comerica compensation proposal. If a Comerica stockholder is not present at the Comerica special meeting and does not respond by proxy, it will have no effect on the Comerica compensation proposal; and

•

Comerica adjournment proposal: An abstention will have the same effect as a vote “AGAINST” the Comerica adjournment proposal. If a Comerica stockholder is not present at the Comerica special meeting and does not respond by proxy, it will have no effect on the outcome of the Comerica adjournment proposal.

Q:	Why is my vote important?

A:

If you do not vote, it will be more difficult for Fifth Third or Comerica to obtain the necessary quorum to hold their respective special meetings. In addition, your failure to submit a proxy or vote virtually at the applicable special meeting, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the Fifth Third stock issuance proposal and the adoption of the Comerica merger proposal.

Approval of the Fifth Third stock issuance proposal requires the affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class. The Comerica merger proposal must be adopted by the affirmative vote of a majority of all votes entitled to be cast on the Comerica merger proposal by the holders of Comerica common stock.

The Fifth Third board of directors unanimously recommends that you vote “FOR” the Fifth Third stock issuance proposal, and the Comerica board of directors unanimously recommends that you vote “FOR” the Comerica merger proposal.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Fifth Third common stock represented by your proxy will be voted as recommended by the Fifth Third board of directors with respect to such proposals or the shares of Comerica common stock represented by your proxy will be voted as recommended by the Comerica board of directors with respect to such proposals, as the case may be.

A failure by the holder of a depositary share of the Fifth Third voting preferred stock to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	If you directly hold shares in your name as a record holder, you can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•	submitting a written statement to the corporate secretary of Fifth Third or Comerica, as applicable, that you would like to revoke your proxy;

•	signing and returning a proxy card with a later date;

•	attending the special meeting virtually, notifying the corporate secretary and voting in accordance with the instructions given at the special meeting; or

•	voting by telephone or the Internet at a later time.

If your shares are held by a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Even if you plan to attend the virtual Fifth Third special meeting or the Comerica special meeting, as applicable, you are encouraged to vote your shares of Fifth Third common stock and Comerica common stock by proxy.

Q:	Will Fifth Third be required to submit the Fifth Third stock issuance to its shareholders even if the Fifth Third board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Fifth Third special meeting, Fifth Third is required to submit the Fifth Third stock issuance proposal to the Fifth Third voting shareholders even if the Fifth Third board of directors has withdrawn or modified its recommendation.

Q:	Will Comerica be required to submit the Comerica merger proposal to its stockholders even if the Comerica board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Comerica special meeting, Comerica is required to submit the Comerica merger proposal to the Comerica stockholders even if the Comerica board of directors has withdrawn or modified its recommendation.

Q:	Are Fifth Third common shareholders or holders of Fifth Third preferred stock entitled to appraisal or dissenters’ rights?

A:

No. Holders of Fifth Third common stock and holders of Fifth Third preferred stock (including depositary shares in respect of Fifth Third preferred stock) are not entitled to appraisal or dissenters’ rights under the OGCL. For more information, see the section entitled “The Mergers — Appraisal or Dissenters’ Rights in the First Merger” beginning on page 118.

Q:	Are Comerica common stockholders, holders of Comerica preferred stock or holders of Comerica depositary shares entitled to appraisal or dissenters’ rights?

A:

No. Comerica common stockholders, holders of Comerica preferred stock and holders or Comerica depositary shares are not entitled to appraisal or dissenters’ rights under the DGCL. For more information, see the section entitled “The Mergers — Appraisal or Dissenters’ Rights in the First Merger” beginning on page 118.

Q:

Are there any risks that I should consider in deciding whether to vote for the adoption or approval, as applicable, of the proposals to be voted on at the Fifth Third special meeting and Comerica special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 50. You also should read and carefully consider the risk factors of Fifth Third and Comerica contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the first merger to holders of Comerica common stock?

A:

The first merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). It is a condition to Fifth Third’s obligation to effect the first merger that Fifth Third receives an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Comerica’s obligation to effect the first merger that Comerica receives an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the First Merger”) of Comerica common stock and U.S. holders of Comerica preferred stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Comerica common stock for Fifth Third common stock or Comerica preferred stock (or depositary shares in respect thereof) for Fifth Third preferred stock, as applicable, in the first merger, except for any gain or loss that may result to a U.S. holder of Comerica common stock from the receipt of cash instead of a fractional share of Fifth Third common stock. You should be aware that the tax consequences to you of the first merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the first merger.

For a more complete discussion of the material U.S. federal income tax consequences of the first merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the First Merger” beginning on page 137.

Q:	When are the mergers expected to be completed?

A:

Fifth Third and Comerica expect the mergers to close during the first quarter of 2026. However, neither Fifth Third nor Comerica can predict the actual date on which the mergers will be completed, or if the mergers will be completed at all, because completion is subject to conditions and factors outside the control of both companies.

Fifth Third must obtain the requisite Fifth Third vote, and Comerica must obtain the requisite Comerica vote. Fifth Third and Comerica must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Fifth Third and Comerica expect the first merger to be completed promptly once Fifth Third and Comerica have obtained their requisite votes noted above, have obtained necessary regulatory approvals and have satisfied certain other closing conditions.

Q:	What are the conditions to complete the first merger?

A:

The obligations of Fifth Third and Comerica to complete the first merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, approval by Fifth Third voting shareholders of the Fifth Third stock issuance proposal and adoption by Comerica stockholders of the Comerica merger proposal. For more information, see “The Merger Agreement — Conditions to Complete the First Merger” beginning on page 119.

Q:	What happens if the first merger is not completed?

A:

If the first merger is not completed, Comerica stockholders will not receive any consideration for their shares of Comerica common stock in connection with the first merger. Instead, Fifth Third and Comerica will remain independent public companies, Fifth Third common stock will continue to be listed and traded on NASDAQ, and Comerica common stock and Comerica preferred stock will continue to be listed and traded on the NYSE. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $500 million will be payable by either Fifth Third or Comerica, as applicable. See “The Merger Agreement — Termination Fee” beginning on page 134 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my shares after the applicable record date but before my company’s special meeting?

A:

The Fifth Third and Comerica record dates are each before the date of the Fifth Third special meeting and the Comerica special meeting, as applicable, and before the date that the first merger is expected to be completed. If you sell or otherwise transfer your shares of Fifth Third common stock or Comerica common stock, as applicable, after the applicable record date but before the date of the applicable special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting), but, with respect to the Comerica common stock, you will not have the right to receive the merger consideration to be received by Comerica stockholders in connection with the first merger. In order to receive the Comerica merger consideration, you must hold your shares of Comerica common stock through the completion of the first merger.

Q:	Should I send in my Comerica common stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the first merger is completed, an exchange agent selected by Fifth Third (the “exchange agent”) will send you instructions for exchanging Comerica stock certificates for the consideration to be received in the first merger. See “The Merger Agreement — Conversion of Shares; Exchange of Stock Certificates” beginning on page 122.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of Fifth Third common stock or Comerica common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of Fifth Third common stock or Comerica common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Fifth Third common stock or Comerica common stock, as applicable, are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	Who can help answer my questions?

A:

Fifth Third voting shareholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Investor Relations at (866) 670-0468 or Fifth Third’s proxy solicitor, D.F. King & Co., at the following address 48 Wall Street-22nd Floor, New York, New York 10005, or by calling toll-free at (866) 207-3626.

Comerica stockholders: If you have any questions about the mergers or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Investor Relations at (833) 571-0486 or Comerica’s proxy solicitor, Innisfree M&A Incorporated, by calling toll-free at (877) 717-3926.

Q:	Where can I find more information about Fifth Third and Comerica?

A:	You can find more information about Fifth Third and Comerica from the various sources described under “Where You Can Find More Information” beginning on page 179.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Fifth Third common stock and Comerica common stock, as applicable, held through brokerage firms. If your family has multiple accounts holding Fifth Third common stock or Comerica common stock, as applicable, you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this joint proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this joint proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about Fifth Third and Comerica into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 179 of this joint proxy statement/prospectus.

The Parties to the Merger Agreement (pages 72 and 73)

Fifth Third Bancorp

38 Fountain Square Plaza

MD 1090FV

Cincinnati, OH 45263

(866) 670-0468

Fifth Third is a registered bank holding company that has elected to be a financial holding company under the BHC Act and is headquartered in Cincinnati, Ohio. Since 1858, Fifth Third has been helping individuals, families, businesses and communities grow through financial services that improve lives. Fifth Third is the indirect parent holding company for Fifth Third Bank, its principal subsidiary, through which most of its banking services are provided. Through Fifth Third Bank and certain other subsidiaries, Fifth Third provides a wide range of services, including checking, savings and money market accounts, wealth management solutions, payments and commerce solutions, insurance services and credit products such as commercial loans and leases, mortgage loans, credit cards, installment loans, and auto loans to individual, corporate, and institutional clients. Fifth Third serves individuals and businesses through its commercial banking, consumer and small business banking, and wealth & asset management businesses. As of September 30, 2025, Fifth Third had approximately $212.9 billion in assets, $123.1 billion in loans and leases, $166.6 billion in deposits and $21.1 billion in shareholders’ equity.

Fifth Third Bancorp is the indirect parent company of Fifth Third Bank and its common stock is traded on NASDAQ under the ticker “FITB.”

Fifth Third Financial Corporation

Fifth Third Financial, an Ohio corporation, is a registered bank holding company that has elected to be a financial holding company under the BHC Act. Fifth Third Financial is a direct wholly owned subsidiary of Fifth Third. Fifth Third Financial has no operating lines of business; rather, its primary purpose is to hold the stock of various Fifth Third subsidiaries, including Fifth Third Bank and Fifth Third’s nonbanking subsidiaries.

Comerica Incorporated

1717 Main Street, MC 6404

Dallas, TX 75201

(833) 571-0486

Comerica Incorporated, a registered bank holding company that has elected to be a financial holding company under the BHC Act, is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank and Wealth Management. Through the Commercial Bank segment, Comerica meets the needs of small and middle-market businesses, multinational corporations and governmental entities by offering various products and services including commercial loans and lines of credit, deposits, cash management, payment solutions, card services, capital market products, international trade finance and letters of credit. Comerica’s Retail Bank includes a full range of personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. Through its Wealth Management segment, Comerica provides products and services to affluent, high-net-worth and ultra-high-net-worth individuals and families, business owners and executives, and institutional clients, including comprehensive financial planning, trust and fiduciary services, investment management and advisory, brokerage, private banking and business transition planning services.

As of September 30, 2025, Comerica had approximately $77.4 billion in assets, $50.9 billion in loans, $62.6 billion in deposits and $7.4 billion in shareholders’ equity.

Comerica’s common stock is traded on the NYSE under the symbol “CMA.”

Comerica Holdings Incorporated

Comerica Holdings, a Delaware corporation, is a registered bank holding company that has elected to be a financial holding company under the BHC Act. Comerica Holdings is a direct wholly owned subsidiary of Comerica. Comerica Holdings has no operating lines of business; rather, its primary purpose is to hold the stock of Comerica Bank & Trust.

The Mergers and the Merger Agreement (pages 74 and 119)

The terms and conditions of the mergers are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the mergers.

Subject to the terms and conditions set forth in the merger agreement, at the completion of the merger, Comerica will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation, which we refer to as the first merger. Immediately following the first merger, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation, which we refer to as the second merger, and together with the first merger, collectively, the mergers. Following the completion of the mergers, at a time determined by Fifth Third, Comerica Bank and Comerica Bank & Trust will each merge with and into Fifth Third Bank, with Fifth Third Bank continuing as the surviving bank, which we refer to, collectively, as the bank mergers.

After the effective time of the first merger, Comerica will no longer be a public company, Comerica common stock and Comerica depositary shares will be delisted from the NYSE and will cease to be publicly traded, and Comerica common stock and Comerica depositary shares will be deregistered under the Exchange Act.

Fifth Third common shareholders and holders of Fifth Third preferred stock will continue to own their existing shares of Fifth Third common stock and Fifth Third preferred stock. Fifth Third common stock will continue to be listed on NASDAQ under the symbol “FITB,” the depositary shares representing a 1/40th interest in each Fifth Third voting preferred stock will continue to be listed under the symbol “FITBP” and depositary shares in respect of other series of Fifth Third preferred stock will continue to be listed under the symbols “FITBI” and “FITBO.”

Merger Consideration (page 120)

Each share of Comerica common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Fifth Third or Comerica, subject to certain exceptions set forth in the merger agreement, will be converted into the right to receive 1.8663 shares of Fifth Third common stock. Fifth Third will not issue any fractional shares of Fifth Third common stock in the first merger. Comerica stockholders who would otherwise be entitled to a fraction of a share of Fifth Third common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average closing-sale price per share of Fifth Third common stock on NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the first merger is completed by (ii) the fraction of a share (after taking into account all shares of Comerica common stock held by such holder immediately prior to the effective time of the first merger and rounded to the nearest one-thousandth when expressed in decimal) of Fifth Third common stock that such stockholder would otherwise be entitled to receive. Holders of Comerica common stock will not be entitled to fractional shares of Fifth Third common stock given the exchange ratio.

Each share of Comerica preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new Fifth Third preferred stock, having terms that are not materially less favorable than the terms of the Comerica preferred stock, and each outstanding Comerica depositary share will be automatically converted into a new Fifth Third depositary share, representing a 1/40th interest in the new Fifth Third preferred stock.

Fifth Third common stock is listed on NASDAQ under the symbol “FITB”, and Comerica common stock is listed on the NYSE under the symbol “CMA.” The following table shows the closing sale prices of Fifth Third common shares and Comerica common stock as reported on NASDAQ and NYSE, as applicable, on October 3, 2025, the last trading day prior to the public announcement of the transaction, and on October 31, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Comerica common stock, which was calculated by multiplying the closing price of Comerica common stock on those dates by the exchange ratio.

	Fifth Third Common Stock	Comerica Common Stock	Implied Value of One Share of Comerica Common Stock
October 3, 2025	$44.41	$70.55	$82.88
October 31, 2025	$41.62	$76.50	$77.68

For more information on the exchange ratio, see the section entitled “The Mergers-Terms of the Mergers” beginning on page 74 and “The Merger Agreement — Merger Consideration” beginning on page  120.

Treatment of Comerica Preferred Stock and Depository Shares (page 117)

In the first merger, each share of Comerica preferred stock issued and outstanding immediately prior to the effective time of the first merger will convert into the right to receive one (1) share of a new Fifth Third preferred stock with terms that are not materially less favorable than the terms of Comerica preferred stock and each Comerica depositary share will be automatically converted into a new Fifth Third depositary share.

Each outstanding share of Comerica preferred stock is presently represented by Comerica depositary shares that represent a 1/40th ownership interest in a share of the Comerica preferred stock. Upon completion of the first merger, Fifth Third will assume the obligations of Comerica under the applicable deposit agreements. Each such Comerica depositary share will then become a new Fifth Third preferred depositary share and thereafter represent interests in shares of new Fifth Third preferred stock.

For a description of the terms of the new Fifth Third preferred stock, see the section entitled “Description of New Fifth Third Preferred Stock” beginning on page 150.

Treatment of Comerica Equity Awards (page 121)

Comerica Stock Options

At the effective time of the first merger, each outstanding and unexercised Comerica Stock Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed Option, with the number of shares underlying such award and per share exercise price adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica Stock Option in effect immediately prior to the effective time.

Comerica RSU Awards

At the effective time of the first merger, each outstanding Comerica RSU Award that is not a Comerica Director RSU Award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica RSU Award in effect immediately prior to the effective time. Any accrued but unpaid dividend equivalents for Comerica RSU Awards will carry over to the Assumed RSU Awards.

Comerica Director RSU Awards

At the effective time of the first merger, each outstanding Comerica Director RSU Award, whether vested or unvested, shall be converted into the right to receive (without interest) (A) a number of fully vested and freely transferable shares of Fifth Third common stock (rounded up to the nearest whole number of shares) with the number of shares underlying such award adjusted based on the exchange ratio, plus (B) a cash payment in respect of any accrued but unpaid dividend equivalents in respect of such award, with such consideration to be issued or paid, as applicable, as soon as reasonably practicable following the closing date and in no event later than five (5) business days following the closing date.

Comerica PSU Awards

At the effective time of the first merger, each outstanding Comerica PSU Award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of shares underlying such award (x) deemed to be earned based on the greater of target and actual performance measured through the latest practicable date prior to the effective time and (y) adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica PSU Award (excluding any performance-based vesting requirements) in effect immediately prior to the effective time. Any accrued but unpaid dividend equivalents for Comerica PSU Awards will carry over to the Assumed RSU Awards.

Comerica DSU Awards

At the effective time of the first merger, each outstanding Comerica DSU Award will vest and convert into a corresponding deferred share unit award with respect to Fifth Third common stock, with the numbers of shares underlying such award adjusted based on the exchange ratio, otherwise subject to the same terms and conditions as applied to the corresponding Comerica award in effect immediately prior to the effective time.

Material U.S. Federal Income Tax Consequences of the First Merger (page 137)

The first merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Fifth Third’s obligation to effect the first merger that Fifth Third receives an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to Comerica’s obligation to effect the first merger that Comerica receives an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences of the First Merger”) of Comerica common stock, and U.S. holders of Comerica preferred stock, generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of Comerica common stock for Fifth Third common stock or Comerica preferred stock for Fifth Third preferred stock, as applicable, in the first merger, except for any gain or loss that may result to a U.S. holder of Comerica common stock from the receipt of cash instead of a fractional share of Fifth Third common stock.

You should be aware that the tax consequences to you of the first merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the first merger.

For a more complete discussion of the material U.S. federal income tax consequences of the first merger, as applicable, see the section entitled “Material U.S. Federal Income Tax Consequences of the First Merger” beginning on page 137.

Fifth Third’s Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors (page 79)

The Fifth Third board of directors has determined that the merger agreement and the transactions contemplated thereby, including the mergers, the bank mergers and the Fifth Third stock issuance, are advisable and in the best interests of Fifth Third and its shareholders and has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, the bank mergers and the Fifth Third stock issuance. The Fifth Third board of directors unanimously recommends that the Fifth Third voting shareholders vote “FOR” the approval of the Fifth Third stock issuance proposal and “FOR” the other proposals presented at the Fifth Third special meeting. For a more detailed discussion of the Fifth Third board of directors’ recommendation, see “The Mergers-Fifth Third Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors” beginning on page 79.

Comerica’s Reasons for the Mergers; Recommendation of Comerica’s Board of Directors (page 83)

The Comerica board of directors has determined that the mergers, the merger agreement and the other transactions contemplated by the merger agreement are advisable and in the best interests of Comerica and its stockholders and has unanimously approved and adopted the merger agreement, the mergers and the other transactions contemplated by the merger agreement. The Comerica board of directors unanimously recommends that holders of Comerica common stock vote “FOR” the adoption of the merger agreement and “FOR” the other proposals presented at the Comerica special meeting. For a more detailed discussion of the Comerica board of directors’ recommendation and Comerica’s reasons, see “The Mergers – Comerica’s Reasons for the Mergers; Recommendation of Comerica’s Board of Directors” beginning on page 83.

Opinion of Fifth Third’s Financial Advisor (page 87)

At a meeting of the Fifth Third board of directors, Goldman Sachs & Co. LLC (“Goldman Sachs”) rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, to the Fifth Third board of directors that, as of October 5, 2025, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Fifth Third.

The full text of the written opinion of Goldman Sachs, dated October 5, 2025, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Fifth Third board of directors in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of Fifth Third common stock should vote with respect to the mergers or any other matter.

Pursuant to an engagement letter between Fifth Third and Goldman Sachs, Fifth Third has agreed to pay Goldman Sachs a transaction fee of $50,000,000, $5,000,000 of which became payable upon the announcement of the mergers, and the remainder of which is contingent upon consummation of the mergers.

For a description of the opinion of Goldman Sachs, see “The Mergers — Opinion of Fifth Third’s Financial Advisor” beginning on page 87 and Annex B to this joint proxy statement/prospectus.

Opinion of Comerica’s Financial Advisor (page 96)

At the meeting of the Comerica board of directors on October 5, 2025, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Comerica board of directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of the Comerica common stock. J.P. Morgan confirmed its October 5, 2025 oral opinion by delivering its written opinion, dated October 5, 2025, to the Comerica board of directors that, as of such date, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of Comerica common stock.

The full text of the written opinion of J.P. Morgan, dated October 5, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Comerica’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Comerica board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, and was limited to the fairness, from a financial point of view, of the exchange ratio in the proposed mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed mergers to (i) the holders of any other class of securities, including Comerica preferred stock, or (ii) any other creditors or other constituencies of Comerica or as to the underlying decision by Comerica to engage in the proposed mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Comerica as to how such stockholder should vote with respect to the proposed mergers or any other matter.

For financial advisory services rendered in connection with the proposed mergers, Comerica has agreed to pay J.P. Morgan an estimated fee of approximately $75,000,000, $7,500,000 of which became payable to J.P.

Morgan at the time J.P. Morgan delivered its opinion, and the remainder of which is contingent upon consummation of the mergers.

For a description of the opinion of J.P. Morgan, see “The Mergers — Opinion of Comerica’s Financial Advisor” beginning on page 96 and Annex C to this joint proxy statement/prospectus.

Appraisal or Dissenters’ Rights in the First Merger (page 118)

Holders of Fifth Third common stock and holders of Fifth Third preferred stock (including depositary shares in respect of Fifth Third preferred stock) are not entitled to appraisal or dissenters’ rights under the OGCL. Comerica’s stockholders will not be entitled to appraisal rights in connection with the transactions contemplated by the merger agreement under the DGCL. For more information, see “The Mergers — Appraisal or Dissenters’ Rights in the First Merger” beginning on page 118.

Interests of Certain Fifth Third Directors and Executive Officers in the First Merger (page 107)

In considering the Fifth Third board of directors’ recommendation to vote to approve the Fifth Third stock issuance proposal, Fifth Third voting shareholders should be aware that Fifth Third directors and executive officers may have interests in the first merger that are different from, or in addition to, those of holders of Fifth Third common stock or Fifth Third preferred shares generally and that may create potential conflicts of interest.

These interests include the following:

•

It is anticipated that all current members of the Fifth Third board of directors will remain on the Fifth Third board of directors at the effective time, and that the current executive officers of Fifth Third will remain the executive officers of the combined company, with Timothy N. Spence continuing to serve as the president and chief executive officer of Fifth Third;

•

While the first merger will not constitute a change in control for purposes of Fifth Third’s compensation and benefit plans, the existing severance plans with respect to Fifth Third’s executive officers will continue to govern each officer’s entitlement to severance benefits; and

•

Fifth Third may have discussions with certain of its executive officers regarding post-closing roles for such executive officers within the combined company and may enter into agreements outlining separation entitlements for those officers who are not expected to stay with the combined company following the closing. As of the date of this joint proxy statement/prospectus, no such arrangements with Fifth Third executive officers have been entered into.

The Fifth Third board of directors was aware of and considered these respective interests when deciding to adopt the merger agreement. For more information, see the section entitled “The Mergers — Interests of Certain Fifth Third Directors and Executive Officers in the First Merger” beginning on page 107.

Interests of Comerica’s Directors and Executive Officers in the First Merger (page 109)

In considering the recommendation of the Comerica board of directors to vote to approve the Comerica merger agreement proposal, the Comerica compensation proposal and the Comerica adjournment proposal, Comerica stockholders should be aware that the directors and executive officers of Comerica may have interests in the mergers that are different from, or in addition to, the interests of Comerica stockholders generally and that may create potential conflicts of interest.

These interests include, among others, the following:

•	Each of Comerica’s executive officers holds unvested Comerica Stock Options, Comerica RSU Awards and Comerica PSU Awards, which will be converted into the Assumed Options and Assumed

RSU Awards adjusted based on the exchange ratio, and otherwise subject to the same vesting terms and conditions (except that any performance goals are deemed earned based on the greater of target and actual performance measured through the latest practicable date prior to the effective time);

•

Comerica’s executive officers are party to change-in-control agreements that provide for severance payments and benefits in connection with a termination of employment without cause or for good reason following the effective time;

•

Fifth Third entered into a letter agreement with Mr. Farmer concurrently with the execution of the merger agreement, which provides for certain compensation and benefits for his employment and post-employment advisory service with Fifth Third following the completion of the mergers;

•	Fifth Third has agreed upon the continued employment of certain executives, including Mr. Sefzik (as Head of Wealth & Asset Management), and determined expected terms of the ongoing employment; and

•

Comerica’s directors and executive officers are entitled to certain continued indemnification and directors’ and officers’ liability insurance and fiduciary liability insurance coverage under the merger agreement.

These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “The Mergers — Interests of Certain Comerica’s Directors and Executive Officers in the First Merger” beginning on page 109.

Governance of Fifth Third After the Mergers (page 115)

The merger agreement provides that, as of the effective time, the Fifth Third board of directors will be increased by three (3), and three (3) directors from Comerica’s board of directors immediately prior to the effective time will be appointed to the Fifth Third board of directors. Upon his retirement, Mr. Farmer, Current Chairman, President and Chief Executive Officer of Comerica, will join Fifth Third’s board of directors.

Timothy N. Spence, Chair of the Board of Directors of Fifth Third and Fifth Third Bank and President and Chief Executive Officer of Fifth Third and Fifth Third Bank, and Nicholas K. Akins, Lead Independent Director of Fifth Third and Fifth Third Bank, will each continue to serve in their roles at Fifth Third and Fifth Third Bank following the transaction.

Regulatory Approvals (page 116)

Fifth Third and Comerica have agreed to cooperate with each other and their representatives, and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) with respect to the mergers and the approval of the Office of the Comptroller of the Currency (the “OCC”) with respect to the bank mergers and the approval of the Texas Department of Banking. The initial submission of these regulatory applications occurred on October 28, 2025.

Although neither Fifth Third nor Comerica knows of any reason why it cannot obtain these regulatory approvals in a timely manner, Fifth Third and Comerica cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the mergers or the bank mergers.

Expected Timing of the First Merger

Fifth Third and Comerica expect to consummate the first merger during the first quarter of 2026. However, neither Fifth Third nor Comerica can predict the actual date on which the first merger will be completed, or if the first merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Fifth Third must first obtain the approval of Fifth Third voting shareholders for the Fifth Third stock issuance proposal, and Comerica must first obtain the adoption of the holders of Comerica common stock for the Comerica merger proposal. Fifth Third and Comerica must also obtain necessary regulatory approvals and satisfy certain other closing conditions. Fifth Third and Comerica expect the first merger to be completed promptly once Fifth Third and Comerica have obtained their respective shareholders’ or stockholders’, as applicable, approvals noted above, have obtained necessary regulatory approvals, and have satisfied the other closing conditions.

The mergers will become effective at the time specified in the certificates of merger to be filed with the Ohio Secretary of State and the Delaware Secretary of State. Subject to the terms and conditions set forth in the merger agreement, unless otherwise mutually agreed upon by the duly authorized officers of Fifth Third and Comerica, the parties shall cause the effective time of the first merger to occur on the first (1st) business day of the month following the satisfaction or waiver of all the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), provided that, (i) if the termination date of the merger agreement would occur on or after the third (3rd) business day following such satisfaction or waiver but before the first (1st) business day on which the closing would otherwise occur, then the closing will occur on the third business day following such satisfaction or waiver, and (ii) if the date on which such conditions are satisfied or waived is less than five (5) business days prior to the first business day of the next succeeding calendar month, then the effective time shall occur on the first business day of the next calendar month.

Conditions to Complete the First Merger (page 133)

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the first merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

the requisite Fifth Third vote and the requisite Comerica vote having been obtained. See “The Merger Agreement — Shareholder and Stockholder Meetings and Recommendation of Comerica’s and Fifth Third’s Boards of Directors” beginning on page 131 for additional information regarding the “requisite Fifth Third vote” and the “requisite Comerica vote”;

•

the authorization for listing on NASDAQ, subject to official notice of issuance, of the shares of Fifth Third common stock and the depositary shares in respect of the new Fifth Third preferred stock to be issued in the first merger;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “The Mergers — Regulatory Approvals” beginning on page 116 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank mergers or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers, the bank mergers or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the first merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the first merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 133)

The merger agreement may be terminated at any time prior to the completion of the first merger, whether before or after the receipt of the required vote to approve the Fifth Third stock issuance by Fifth Third voting shareholders and the required vote to adopt the merger agreement by Comerica stockholders, in the following circumstances:

•	by mutual written consent of Fifth Third and Comerica;

•

by either Fifth Third or Comerica if any governmental entity that must grant a requisite regulatory approval has denied approval of the first merger or the bank mergers and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the first merger or the bank mergers, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Fifth Third or Comerica if the first merger has not been completed on or before October 5, 2026 (as such date may be extended in accordance with the terms of the merger agreement, the “termination date”), unless the failure of the first merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided that, if all other conditions to the first merger have been satisfied but not the conditions related to the receipt of all applicable regulatory approvals or the absence of any adverse orders, injunctions or restraints from government entities, the termination date will be automatically extended to January 5, 2027. The merger agreement further provides that, if the conditions to the first merger are satisfied or waived prior to the termination date but the closing would occur after the termination date in accordance with the terms of the merger agreement (the “specified date”), then the termination date will automatically be extended to the specified date;

•

by either Fifth Third or Comerica (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the first merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•	by Fifth Third, if:

•

Comerica or the Comerica board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Comerica its recommendation in this joint proxy statement/prospectus that the holders of Comerica common stock adopt the merger agreement (the “Comerica board recommendation”); (ii) fails to make the Comerica board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal (as defined below in “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 132) or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Comerica board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Comerica special meeting) after an acquisition proposal is made public or any request by Fifth Third to do so; or (v) publicly proposes to do any of the foregoing; or

•

Comerica or the Comerica board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder adoption or approval, as applicable, and the Comerica board recommendation.

•	by Comerica, if:

•

Fifth Third or the Fifth Third board of directors (i) withholds, withdraws, modifies or qualifies in a manner adverse to Comerica its recommendation in this joint proxy statement/prospectus that the Fifth Third voting shareholders approve the Fifth Third stock issuance (the “Fifth Third board recommendation”); (ii) fails to make the Fifth Third board recommendation in this joint proxy statement/prospectus; (iii) adopts, approves, recommends or endorses an acquisition proposal (as defined below in “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 132) or publicly announces an intention to adopt, approve, recommend or endorse an acquisition proposal; (iv) fails to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Fifth Third board recommendation within ten (10) business days (or such fewer number of days as remains prior to the Fifth Third special meeting) after an acquisition proposal is made public or any request by Comerica to do so; or (v) publicly proposes to do any of the foregoing; or

•

Fifth Third or the Fifth Third board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Fifth Third board recommendation.

Neither Fifth Third nor Comerica is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Fifth Third common stock or Comerica common stock.

Termination Fee (page 134)

If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of Fifth Third’s or Comerica’s respective boards, Fifth Third or Comerica, as applicable, may be required to pay a termination fee to the other equal to $500 million.

Accounting Treatment (page 116)

Fifth Third and Comerica each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The mergers will be accounted for using the acquisition method of accounting, and Fifth Third will be treated as the accounting acquirer.

Comparison of Shareholders’ and Stockholders’ Rights (page 162)

The rights of holders of Comerica common stock are governed by Delaware law and by the Comerica’s Restated Certificate of Incorporation (as amended, the “Comerica charter”) and Comerica’s Amended and Restated Bylaws (the “Comerica bylaws”). Upon the effective time of the first merger, holders of Comerica common stock will become holders of Fifth Third common stock, and holders of Comerica preferred stock will become holders of new Fifth Third preferred stock, and their rights will be governed by Ohio law and the Fifth Third articles of incorporation and the Code of Regulations of Fifth Third. For a comparison of the rights of holders of Comerica common stock and the rights of Fifth Third common stock, see “Comparison of Shareholders’ and Stockholders’ Rights” beginning on page 162.

Listing of Fifth Third Common Stock and Fifth Third Depositary Shares; Delisting and Deregistration of Comerica Common Stock and Comerica Depositary Shares (page 160)

Shares of Fifth Third common stock are listed for trading on NASDAQ under the trading symbol “FITB.” After completion of the first merger, Fifth Third common stock will continue to be listed on NASDAQ under the trading symbol “FITB,” and the new Fifth Third depositary shares will be listed on NASDAQ under the trading symbol “FITBM.”

After completion of the first merger, Comerica will no longer be a public company, and Comerica common stock and Comerica depositary shares will be delisted from the NYSE and Comerica will be deregistered under the Exchange Act and cease to be publicly traded.

The Fifth Third Special Meeting (page 58)

The Fifth Third special meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/FITB2026SM on January 6, 2026 at 9:00 a.m., Eastern Standard Time. At the Fifth Third special meeting, Fifth Third voting shareholders will be asked to vote to:

•	approve the Fifth Third stock issuance proposal; and

•	approve the Fifth Third adjournment proposal.

You may vote at the Fifth Third special meeting if you owned shares of Fifth Third common stock at the close of business on November 24, 2025. As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 661,011,989 shares of Fifth Third common stock outstanding, of which less than one percent (1%) were owned and entitled to be voted by Fifth Third directors and executive officers and their affiliates. We currently expect that Fifth Third’s directors and executive officers will vote their shares in favor of the Fifth Third stock issuance proposal, although none of them has entered into any agreement obligating them to do so.

The Fifth Third stock issuance will require approval of an affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class. The Fifth Third adjournment proposal will require approval of an affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class, present virtually or by proxy at the Fifth Third special meeting and entitled to vote on the Fifth Third adjournment proposal.

If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Fifth Third special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Fifth Third stock issuance proposal, it will have the same effect as a vote “AGAINST” the Fifth Third stock issuance proposal. If you are present at the Fifth Third special meeting and abstain from voting, or respond via proxy with “ABSTAIN,” it will have the same effect as voting “AGAINST” the Fifth Third adjournment proposal. If you do not respond by proxy or do not provide your bank, broker or other nominee with instructions, as applicable, it will have no effect on the Fifth Third adjournment proposal.

Equiniti Trust Company LLC, as depositary and holder of record of the Fifth Third voting preferred stock is entitled to cast twenty four (24) votes on each matter properly brought before the Fifth Third special meeting for each share of Fifth Third voting preferred stock of record as of the Fifth Third record date. There are 200,000 outstanding shares of Fifth Third voting preferred stock (represented by 8,000,000 depositary shares). The total voting power of all outstanding shares of Fifth Third Preferred Stock is equal to 4,800,000 votes of Fifth Third common stock, or less than one percent of the total voting power of Fifth Third’s outstanding common stock.

The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock. Each outstanding depositary share of Fifth Third voting preferred stock represents 1/40 of a share of the Fifth Third voting preferred stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Fifth Third voting preferred stock entitled to vote, which is 0.6 vote for each such depositary share.

Holders of such depositary shares may not vote directly at the Fifth Third special meeting but should follow the directions given to them on Fifth Third’s proxy card, which also serves as voting instructions to the depositary as to how to vote such holder’s depositary shares. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

The Comerica Special Meeting (page 65)

The Comerica special meeting will be held virtually via the Internet at www.meetnow.global/MPJJCLF on January 6, 2026 at 9:00 a.m., Eastern Standard Time. At the Comerica special meeting, holders of Comerica common stock will be asked to vote on the following matters:

•	adopt the Comerica merger proposal;

•	approve the Comerica compensation proposal; and

•	approve the Comerica adjournment proposal.

You may vote at the Comerica special meeting if you owned shares of Comerica common stock at the close of business on November 24, 2025. As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 127,758,962 shares of Comerica common stock outstanding, of which less than one percent (1%) were owned and entitled to be voted by Comerica directors and executive officers and their affiliates. We currently expect that Comerica’s directors and executive officers will vote their shares in favor of the Comerica merger proposal, although none of them has entered into any agreement obligating them to do so.

The Comerica merger proposal will be adopted by an affirmative vote of a majority of all the votes entitled to be cast on the Comerica merger proposal by the holders of Comerica common stock entitled to vote. The Comerica compensation proposal will be approved by an affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at Comerica’s special meeting and entitled to vote on the Comerica compensation proposal. The Comerica adjournment proposal will be approved by an affirmative vote of a majority of the voting power of the shares present virtually or represented by proxy at Comerica’s special meeting and entitled to vote on the Comerica adjournment proposal.

If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Comerica special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Comerica merger proposal, it will have the same effect as a vote “AGAINST” the Comerica merger proposal. If you mark “ABSTAIN” on your proxy, or are present virtually at the Comerica special meeting and fail to vote to submit a proxy or vote virtually at the Comerica special meeting, it will have the same effect as a vote “AGAINST” the Comerica compensation proposal and the Comerica adjournment proposal. If you do not respond by proxy or do not provide your bank, broker or other nominee with instructions, as applicable, it will have no effect on the Comerica compensation proposal or Comerica adjournment proposal.

Risk Factors (page 50)

In evaluating the merger agreement, the first merger or the issuance of Fifth Third common stock or the new Fifth Third preferred stock, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 50.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the mergers and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes.

In the first merger, Comerica will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation. In the second merger, immediately following the first merger, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation. In the bank mergers, which will occur following the mergers, at a time determined by Fifth Third, Comerica Bank and Comerica Bank & Trust will each merge with and into Fifth Third Bank, with Fifth Third Bank continuing as the surviving bank.

Each share of Comerica common stock issued and outstanding immediately prior to the effective time (except for shares of Comerica common stock owned by Comerica or Fifth Third (in each case other than shares of Comerica common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Comerica or Fifth Third in respect of debts previously contracted)) will be converted into the right to receive 1.8663 shares of Fifth Third common stock. Each share of Comerica preferred stock issued and outstanding immediately prior to the effective time will automatically be converted into the right to receive one (1) share of new Fifth Third preferred stock, having terms that are not materially less favorable than the terms of the Comerica preferred stock, and each outstanding Comerica depositary share will be automatically converted into a new Fifth Third depositary share, representing a 1/40th interest in the new Fifth Third preferred stock.

The unaudited pro forma condensed combined income statements for the nine months ended September 30, 2025, and for the year ended December 31, 2024 combine the historical consolidated income statements of Fifth Third and Comerica, giving effect to the mergers as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2025, combines the historical consolidated balance sheets of Fifth Third and Comerica, giving effect to the mergers as if it had been completed on September 30, 2025.

The historical consolidated financial statements of Fifth Third and Comerica have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are necessary to account for the mergers, in accordance with U.S. GAAP. The unaudited pro forma adjustments are based upon available information and certain assumptions that Fifth Third (as the accounting acquirer) believes are reasonable. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies. Certain reclassifications have also been made to align Fifth Third’s and Comerica’s historical financial statement presentation and accounting policies.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of Fifth Third and the related notes included in Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2024, and the historical unaudited condensed consolidated financial statements of Fifth Third and the related notes included in Fifth Third’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, and (ii) the historical audited consolidated financial statements of Comerica and the related notes included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2024, and the historical unaudited consolidated financial statements of Comerica and the related notes included in Comerica’s Quarterly Report on Form 10-Q for the period ended September 30, 2025, each of which is incorporated by reference herein.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future.

The mergers are being accounted for as a business combination using the acquisition method with Fifth Third as the accounting acquirer in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under this method of accounting, the aggregate purchase consideration will be allocated to Comerica’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the mergers. The process of valuing the net assets of Comerica immediately prior to the mergers, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the purchase consideration and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors including those discussed in the section of this registration statement entitled “Risk Factors” beginning on page 50. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the mergers.

As of the date of this registration statement, Fifth Third has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Comerica assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Comerica assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Comerica’s assets and liabilities will be based on Comerica’s actual assets and liabilities as of the date the first merger closes (“closing date”) and, therefore, cannot be made prior to the completion of the mergers. In addition, the value of the merger consideration to be paid in shares of Fifth Third common stock upon the completion of the mergers will be determined based on the closing price of Fifth Third’s common stock on the closing date and the number of issued and outstanding shares of Comerica common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, Fifth Third has not identified all adjustments necessary to conform Comerica’s accounting policies to Fifth Third’s accounting policies. Upon completion of the mergers, or as more information becomes available, the combined company will perform a more detailed review of Fifth Third’s accounting policies and Comerica’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Fifth Third estimated the fair value of certain Comerica assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Comerica’s SEC filings and other publicly available information. Until the mergers are completed, both companies are limited in their ability to share certain information.

Upon completion of the mergers, a final determination of the fair value of Comerica assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company’s statement of income. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

FIFTH THIRD UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET AS OF SEPTEMBER 30, 2025

($ in millions)	Historical Fifth Third	Reclassified Comerica (Note 3)	Pro Forma Adjustments	Note 4	Pro Forma Combined
Assets
Cash and due from banks	$2,901	986	—		3,887
Other short-term investments	17,215	4,082	—		21,297
Available-for-sale debt and other securities	36,461	15,031	102	A	51,594
Held-to-maturity securities	11,498	—	—		11,498
Trading debt securities	1,266	170	—		1,436
Equity securities	287	133	—		420
Loans and leases held for sale	576	1	—		577
Portfolio loans and leases	123,130	50,886	73	B	174,089
Allowance for loan and lease losses	(2,265)	(686)	(120)	C	(3,071)

Portfolio loans and leases, net	120,865	50,200	(47)		171,018
Bank premises and equipment	2,655	603	—		3,258
Operating lease equipment	379	—	—		379
Goodwill	4,947	635	2,121	D	7,703
Intangible assets	76	5	1,253	D	1,334
Servicing rights	1,601	—	—		1,601
Other assets	12,176	6,404	340	E,G	18,920

Total Assets	$212,903	78,250	3,769		294,922

Liabilities
Deposits:
Noninterest-bearing deposits	$41,830	22,581	—		64,411
Interest-bearing deposits	124,739	40,161	4	F	164,904

Total deposits	166,569	62,742	4		229,315
Federal funds purchased	183	—	—		183
Other short-term borrowings	5,077	—	—		5,077
Accrued taxes, interest and expenses	1,943	975	—		2,918
Other liabilities	4,347	1,682	1,573	G,H	7,602
Long-term debt	13,677	5,422	(4)	I	19,095

Total Liabilities	$191,796	70,821	1,573		264,190

Equity
Common stock	$2,051	1,141	(598)	J	2,594
Preferred stock	1,770	392	—	K	2,162
Capital surplus	3,813	2,197	7,448	J	13,458
Retained earnings	25,057	12,268	(13,223)	J,L	24,102
Accumulated other comprehensive loss	(3,276)	(2,261)	2,261	J	(3,276)
Treasury stock	(8,308)	(6,308)	6,308	J	(8,308)

Total Equity	$21,107	7,429	2,196		30,732

Total Liabilities and Equity	$212,903	78,250	3,769		294,922

See accompanying notes to unaudited pro forma condensed combined financial statements.

FIFTH THIRD AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

($ in millions)	Historical Fifth Third	Reclassified Comerica (Note 3)	Pro Forma Adjustments	Note 5	Pro Forma Combined
Interest Income
Interest and fees on loans and leases	$5,604	2,325	(40)	A	7,889
Interest on securities	1,354	329	166	B	1,849
Interest on other short-term investments	477	163	—		640

Total interest income	7,435	2,817	126		10,378
Interest Expense
Interest on deposits	2,226	788	(2)	C	3,012
Interest on federal funds purchased	7	7	—		14
Interest on other short-term borrowings	174	21	—		195
Interest on long-term debt	575	261	—		836

Total interest expense	2,982	1,077	(2)		4,057

Net Interest Income	4,453	1,740	128		6,321
Provision for credit losses	544	86	—		630

Net Interest Income After Provision for Credit Losses	3,909	1,654	128		5,691
Noninterest Income
Wealth and asset management revenue	519	202	—		721
Commercial payments revenue	462	192	—		654
Consumer banking revenue	428	126	—		554
Capital markets fees	294	110	—		404
Commercial banking revenue	247	89	—		336
Mortgage banking net revenue	171	1	—		172
Other noninterest income	86	57	—		143
Securities gains, net	17	7	—		24

Total noninterest income	2,224	784	—		3,008
Noninterest Expense
Compensation and benefits	2,132	1,079	—		3,211
Technology and communications	378	157	—		535
Net occupancy expense	260	140	—		400
Equipment expense	126	41	—		167
Loan and lease expense	105	7	—		112
Marketing expense	105	29	—		134
Card and processing expense	65	193	—		258
Other noninterest expense	664	96	154	F	914

Total noninterest expense	3,835	1,742	154		5,731

Income Before Income Taxes	2,298	696	(26)		2,968
Applicable income tax expense	507	149	(6)	G	650

Net Income	1,791	547	(20)		2,318
Dividends on preferred stock	114	17	—	H	131
Income allocated to participating securities	—	3	—		3

Net Income Available to Common Shareholders	$1,677	527	(20)		2,184

Earnings per share—basic	$2.51	—	—		2.41
Earnings per share—diluted	$2.49	—	—		2.38

Average common shares outstanding—basic	669,405,202	—	238,434,207	I	907,839,409
Average common shares outstanding—diluted	673,631,736	—	244,633,316	I	918,265,052

See accompanying notes to unaudited pro forma condensed combined financial statements.

FIFTH THIRD AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED COMBINED

INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2024

($ in millions)	Historical Fifth Third	Reclassified Comerica (Note 3)	Pro Forma Adjustments	Note 5	Pro Forma Combined
Interest Income
Interest and fees on loans and leases	$7,477	3,252	(55)	A	10,674
Interest on securities	1,839	417	263	B	2,519
Interest on other short-term investments	1,110	318	—		1,428

Total interest income	10,426	3,987	208		14,621
Interest Expense
Interest on deposits	3,736	1,238	(5)	C	4,969
Interest on federal funds purchased	11	—	—		11
Interest on other short-term borrowings	157	48	—		205
Interest on long-term debt	892	463	—		1,355

Total interest expense	4,796	1,749	(5)		6,540

Net Interest Income	5,630	2,238	213		8,081
Provision for credit losses	530	49	806	D	1,385

Net Interest Income After Provision for Credit Losses	5,100	2,189	(593)		6,696
Noninterest Income
Wealth and asset management revenue	647	271	—		918
Commercial payments revenue	608	259	—		867
Consumer banking revenue	555	187	—		742
Capital markets fees	424	142	—		566
Commercial banking revenue	377	109	—		486
Mortgage banking net revenue	211	1	—		212
Other noninterest income	12	86	—		98
Securities gains (losses), net	15	(8)	—		7

Total noninterest income	2,849	1,047	—		3,896
Noninterest Expense
Compensation and benefits	2,763	1,352	—		4,115
Technology and communications	474	195	—		669
Net occupancy expense	339	181	—		520
Equipment expense	153	55	—		208
Loan and lease expense	132	11	—		143
Marketing expense	115	41	—		156
Card and processing expense	84	263	—		347
Other noninterest expense	973	250	1,494	E,F	2,717

Total noninterest expense	5,033	2,348	1,494		8,875

Income Before Income Taxes	2,916	888	(2,087)		1,717
Applicable income tax expense	602	190	(511)	G	281

Net Income	2,314	698	(1,576)		1,436
Dividends on preferred stock	159	23	—	H	182
Income allocated to participating securities	—	4	—		4

Net Income Available to Common Shareholders	$2,155	671	(1,576)		1,250

Earnings per share—basic	$3.16	—	—		1.36
Earnings per share—diluted	$3.14	—	—		1.34

Average common shares outstanding—basic	682,160,985	—	238,434,207	I	920,595,192
Average common shares outstanding—diluted	687,300,837	—	244,633,316	I	931,934,153

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes have been prepared in accordance with Article 11 of Regulation S-X. As discussed in Note 3, certain reclassifications were made to align Comerica with Fifth Third’s accounting policies and financial statement presentation. The review of Comerica’s accounting policies and financial statement presentation is preliminary, and additional differences could be identified prior to completion of the merger.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under the provisions of ASC Topic 805, Business Combinations, with Fifth Third identified as the accounting acquirer. The fair value concepts applied are consistent with ASC Topic 820, Fair Value Measurement. Under ASC 805, the assets acquired and liabilities assumed in a business combination are generally recognized and measured at their estimated fair values as of the acquisition date. Transaction costs associated with the merger are expensed as incurred. Any excess of the purchase consideration over the estimated fair value of net assets acquired will be allocated to goodwill.

The pro forma allocation of the purchase price is based on preliminary estimates and assumptions and is subject to change. Fifth Third has not completed the valuation analysis necessary to finalize the fair value estimates of Comerica’s assets and liabilities. Preliminary estimates have been developed for certain intangible assets and select financial assets and liabilities. Other assets and liabilities are presented at their historical carrying amounts and should be considered preliminary. The final allocation of the purchase price will be completed within the 12-month measurement period following the acquisition date, in accordance with ASC Topic 805. A final determination of fair values will be based on Comerica’s actual assets and liabilities as of the closing date of the merger and may differ materially from the preliminary estimates presented herein.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025 combines the historical consolidated balance sheets of Fifth Third and Comerica, giving effect to the merger as if it had occurred on September 30, 2025. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2025 and for the year ended December 31, 2024 combine the historical results of Fifth Third and Comerica, giving effect to the merger as if it had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the merger been completed on the dates indicated, nor is it indicative of future results or financial position of Fifth Third following the merger.

2.	Preliminary Purchase Price Allocation

The following table summarizes the determination of the preliminary estimated purchase consideration as well as a sensitivity analysis assuming a 10% decrease and 10% increase in the price per share of Fifth Third common stock from the October 24, 2025 baseline.

		Sensitivity Analysis
		(10)%	+10%
Comerica shares outstanding at October 3, 2025(a)	128,054,461	128,054,461	128,054,461
Exchange ratio(b)	1.8663	1.8663	1.8663

Fifth Third shares to be issued in merger	238,988,041	238,988,041	238,988,041
FITB stock price as of October 24, 2025	$42.63	38.37	46.89

Common stock consideration ($ in millions)	$10,188	9,170	11,206
Preferred stock issued	392	392	392

Common and preferred stock consideration	$10,580	9,562	11,598

(a)	Comerica shares outstanding includes the conversion of certain vested equity awards held by Comerica employees into Fifth Third equity awards.
(b)	Exchange ratio pursuant to the terms of the merger agreement.

The following table summarizes the allocation of the preliminary estimated purchase consideration to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Comerica, as if the merger had been completed on September 30, 2025, with the excess recorded to goodwill:

($ in millions)	Amount
Preliminary fair value of assets acquired:
Cash and due from banks	$986
Other short-term investments	4,082
Available-for-sale debt and other securities	15,133
Trading debt securities	170
Equity securities	133
Loans and leases held for sale	1
Portfolio loans and leases, net	50,153
Bank premises and equipment	603
Identifiable intangible assets	1,258
Other assets	6,434
Preliminary fair value of liabilities assumed:
Total deposits	62,746
Accrued taxes, interest and expenses	975
Other liabilities	1,990
Long-term debt	5,418

Preliminary fair value of net assets acquired	7,824
Preliminary goodwill	2,756

Preliminary estimated purchase price consideration	$10,580

3.	Reclassification Adjustments

During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Comerica’s financial information to identify differences in accounting policies and financial statement presentation as compared to those of Fifth Third. As a result, certain reclassification adjustments have been made to conform Comerica’s accounting policies and historical financial statement presentation to Fifth Third’s accounting policies and historical financial statement presentation. Following the completion of the merger, or as more information becomes available, Fifth Third will finalize the review of accounting policies and reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

A.

The following items represent certain reclassification adjustments to conform Comerica’s historical consolidated balance sheet presentation to Fifth Third’s historical consolidated balance sheet presentation as of September 30, 2025 ($ in millions):

Fifth Third Historical Consolidated Balance Sheet Line Items	Comerica Historical Consolidated Balance Sheet Line Items	Comerica	Reclass	Note 3A	Reclassified Comerica
Assets:
Cash and due from banks	Cash and due from banks	$986	—		986
	Interest-bearing deposits with banks	4,053	(4,053)	(ii)	—
Other short-term investments	Other short-term investments	325	3,757	(i), (ii), (iii)	4,082
Available-for-sale debt and other securities	Investment securities available- for-sale	14,816	215	(iv)	15,031
Held-to-maturity securities		—	—		—
Trading debt securities		—	170	(iii)	170
Equity securities		—	133	(iii)	133
Loans and leases held for sale		—	1	(iii)	1
Portfolio loans and leases	Total loans	50,886	—		50,886
Allowance for loan and lease losses	Allowance for loan losses	(686)	—		(686)

Portfolio loans and leases, net	Net loans	50,200	—		50,200
Bank premises and equipment	Premises and equipment	432	171	(iv)	603
Operating lease equipment		—	—		—
Goodwill		—	635	(iv)	635
Intangible assets		—	5	(iv)	5
Servicing rights		—	—		—
Other assets	Accrued income and other assets	6,564	(160)	(i), (iv)	6,404

Total Assets	Total Assets	$77,376	874		78,250

Fifth Third Historical Consolidated Balance Sheet Line Items	Comerica Historical Consolidated Balance Sheet Line Items	Comerica	Reclass	Note 3A	Reclassified Comerica
Liabilities:
Deposits:
Noninterest-bearing deposits	Noninterest-bearing deposits	$22,581	—		22,581
Interest-bearing deposits	Total interest-bearing deposits	40,015	146	(i)	40,161

Total deposits	Total deposits	62,596	146		62,742
Federal funds purchased		—	—		—
Other short-term borrowings	Short-term borrowings	—	—		—
Accrued taxes, interest and expenses		—	975	(v)	975
Other liabilities	Accrued expenses and other liabilities	1,929	(247)	(i), (v)	1,682
Long-term debt	Medium- and long-term debt	5,422	—		5,422

Total Liabilities		$69,947	874		70,821

Equity
Common stock	Common stock	$1,141	—		1,141
Preferred stock	Preferred stock	392	—		392
Capital surplus	Capital surplus	2,197	—		2,197
Retained earnings	Retained earnings	12,268	—		12,268
Accumulated other comprehensive loss	Accumulated other comprehensive loss	(2,261)	—		(2,261)
Treasury stock	Cost of common stock in treasury	(6,308)	—		(6,308)

Total Equity	Total shareholders’ equity	$7,429	—		7,429

Total Liabilities and Equity	Total liabilities and shareholders’ equity	$77,376	874		78,250

i.	To reclassify derivative assets and liabilities to present a gross presentation of Comerica’s derivatives subject to a master netting arrangement.
ii.	To reclassify $4.1 billion of interest-bearing deposits with banks to other short-term investments.
iii.

To reclassify $133 million of equity securities, $170 million of variable rate demand notes, and $1 million of loans held for sale within other short-term investments to equity securities, trading debt securities, and loans and leases held for sale, respectively.

iv.

To reclassify $635 million of goodwill, $5 million of intangible assets, $171 million of capitalized software, net, and $215 million of FHLB and FRB restricted stock holdings within other assets to goodwill, intangible assets, bank premises and equipment, and available-for-sale debt and other securities, respectively.

v.	To reclassify $975 million of accrued taxes, interest and expenses within accrued expenses and other liabilities to accrued taxes, interest and expenses.

B.

The following items represent certain reclassification adjustments to conform Comerica’s historical consolidated statements of income presentation to Fifth Third’s historical consolidated statements of income presentation for the nine months ended September 30, 2025 ($ in millions):

Fifth Third Historical Consolidated Statements of Income Line Items	Comerica Historical Consolidated Statements of Income Line Items	Comerica	Reclass	Note 3B	Reclassified Comerica
Interest Income
Interest and fees on loans and leases	Interest and fees on loans	$2,309	16	(ii)	2,325
Interest on securities	Interest on investment securities	321	8	(i)	329
Interest on other short-term investments	Interest on short-term investments	171	(8)	(i)	163

Total interest income	Total interest income	2,801	16		2,817
Interest Expense
Interest on deposits	Interest on deposits	788	—		788
Interest on federal funds purchased		—	7	(iii)	7
Interest on other short-term borrowings	Interest on short-term borrowings	28	(7)	(iii)	21
Interest on long-term debt	Interest on medium- and long-term debt	261	—		261

Total interest expense	Total interest expense	1,077	—		1,077

Net Interest Income	Net interest income	1,724	16		1,740
Provision for credit losses	Provision for credit losses	86	—		86

Net Interest Income After Provision for Credit Losses	Net interest income after provision for credit losses	1,638	16		1,654
Noninterest Income
Wealth and asset management revenue		—	202	(iv)	202
	Fiduciary income	160	(160)	(iv)	—
	Brokerage fees	42	(42)	(iv)	—
Commercial payments revenue		—	192	(v)	192
Consumer banking revenue		—	126	(v), (vi)	126
	Card fees	175	(175)	(v)	—
	Service charges on deposit accounts	140	(140)	(v)	—
Capital markets fees	Capital markets income	110	—		110
Commercial banking revenue		—	89	(vii), (ix)	89
	Commercial lending fees	50	(50)	(vii)	—
	Letter of credit fees	31	(31)	(vii)	—
Mortgage banking net revenue		—	1	(vi)	1
Other noninterest income	Other noninterest income	37	20	(vi), (viii)	57
	Bank-owned life insurance	31	(31)	(viii)	—
	Risk management hedging income	16	(16)	(ii)	—
Securities gains, net		—	7	(vi)	7

Total noninterest income	Noninterest income	$792	(8)		784

Fifth Third Historical Consolidated Statements of Income Line Items	Comerica Historical Consolidated Statements of Income Line Items	Comerica	Reclass	Note 3B	Reclassified Comerica
Noninterest Expense
Compensation and benefits	Salaries and benefits expense	$1,079	—		1,079
Technology and communications	Software expense	146	11	(ix)	157
Net occupancy expense	Occupancy expense	140	—		140
Equipment expense	Equipment expense	39	2	(ix)	41
Loan and lease expense		—	7	(x)	7
Marketing expense	Advertising expense	29	—		29
Card and processing expense	Outside processing fee expense	200	(7)	(x)	193
Other noninterest expense	Other noninterest expenses	66	30	(ix), (xi)	96
	FDIC insurance expense	35	(35)	(xi)	—

Total noninterest expense	Total noninterest expenses	1,734	8		1,742
Income Before Income Taxes	Income before income taxes	696	—		696
Applicable income tax expense	Provision for income taxes	149	—		149

Net Income	Net income	547	—		547
Dividends on preferred stock	Preferred stock dividends	17	—		17
	Income allocated to participating securities	3	—		3

Net Income Available to Common Shareholders	Net income attributable to common shares	$527	—		527

i.	To reclassify $8 million of interest income on securities within interest on short-term investments to interest on securities.
ii.	To reclassify $16 million of interest on loans within risk management hedging income to interest and fees on loans and leases.
iii.	To reclassify interest on federal funds purchased within interest on short-term borrowings to interest on federal funds purchased.
iv.	To reclassify fiduciary income and brokerage fees to wealth and asset management revenue.
v.

To reclassify $124 million and $16 million of services charges on deposit accounts to commercial payments revenue and consumer banking revenue, respectively and to reclassify $68 million and $107 million of card fees to commercial payments revenue and consumer banking revenue, respectively.

vi.

To reclassify $3 million of retail service fees, $1 million of mortgage banking net revenue, and $7 million of net securities gains within other noninterest income to consumer banking revenue, mortgage banking net revenue, and securities gains, net, respectively.

vii.	To reclassify letter of credit fees and commercial lending fees to commercial banking revenue.
viii.	To reclassify bank-owned life insurance to other noninterest income.
ix.

To reclassify $2 million of small equipment expense, $11 million of telecommunications expense, and $8 million of net gains on sale of assets within other noninterest expense to equipment expense, technology and communications expense, and commercial banking revenue, respectively.

x.	To reclassify loan expense within card and processing expense to loan and lease expense.
xi.	To reclassify FDIC insurance expense to other noninterest expense.

C.

The following items represent certain reclassification adjustments to conform Comerica’s historical consolidated statements of income presentation to Fifth Thirds historical consolidated statements of income presentation for the year ended December 31, 2024 ($ in millions):

Fifth Third Historical Consolidated Statements of Income Line Items	Comerica Historical Consolidated Statements of Income Line Items	Comerica	Reclass	Note 3C	Reclassified Comerica
Interest Income
Interest and fees on loans and leases	Interest and fees on loans	$3,204	48	(ii)	3,252
Interest on securities	Interest on investment securities	402	15	(i)	417
Interest on other short-term investments	Interest on short-term investments	333	(15)	(i)	318

Total interest income	Total interest income	3,939	48		3,987
Interest Expense
Interest on deposits	Interest on deposits	1,238	—		1,238
Interest on federal funds purchased		—	—		—
Interest on other short-term borrowings	Interest on short-term borrowings	48	—		48
Interest on long-term debt	Interest on medium- and long-term debt	463	—		463

Total interest expense	Total interest expense	1,749	—		1,749

Net Interest Income	Net interest income	2,190	48		2,238
Provision for credit losses	Provision for credit losses	49	—		49

Net Interest Income After Provision for Credit Losses	Net interest income after provision for credit losses	2,141	48		2,189
Noninterest Income
Wealth and asset management revenue		—	271	(iii)	271
	Fiduciary income	220	(220)	(iii)	—
	Brokerage fees	51	(51)	(iii)	—
Commercial payments revenue		—	259	(iv)	259
Consumer banking revenue		—	187	(iv), (v)	187
	Card fees	256	(256)	(iv)	—
	Service charges on deposit accounts	184	(184)	(iv)	—
Capital markets fees	Capital markets income	142	—		142
Commercial banking revenue		—	109	(vi), (ix)	109
	Commercial lending fees	68	(68)	(vi)	—
	Letter of credit fees	40	(40)	(vi)	—
Mortgage banking net revenue		—	1	(v)	1
Other noninterest income	Other noninterest income	60	26	(v), (vii)	86
	Bank-owned life insurance	44	(44)	(vii)	—
	Risk management hedging income	8	(8)	(ii)	—
Securities gains (losses), net		—	(8)	(v), (viii)	(8)
	Net losses on debt securities	(19)	19	(viii)	—

Total noninterest income	Noninterest income	$1,054	(7)		1,047

Fifth Third Historical Consolidated Statements of Income Line Items	Comerica Historical Consolidated Statements of Income Line Items	Comerica	Reclass	Note 3C	Reclassified Comerica
Noninterest Expense
Compensation and benefits	Salaries and benefits expense	$1,352	—		1,352
Technology and communications	Software expense	181	14	(ix)	195
Net occupancy expense	Occupancy expense	181	—		181
Equipment expense	Equipment expense	52	3	(ix)	55
Marketing expense	Advertising expense	41	—		41
Loan and lease expense		—	11	(ix), (x)	11
Card and processing expense	Outside processing fee expense	273	(10)	(x)	263
Other noninterest expense	Other noninterest expenses	151	99	(ii), (ix), (xi)	250
	FDIC insurance expense	76	(76)	(xi)	—

Total noninterest expense	Total noninterest expenses	2,307	41		2,348
Income Before Income Taxes	Income before income taxes	888	—		888
Applicable income tax expense	Provision for income taxes	190	—		190

Net Income	Net income	698	—		698
Dividends on preferred stock	Preferred stock dividends	23	—		23
	Income allocated to participating securities	4	—		4

Net Income Available to Common Shareholders	Net income attributable to common shares	$671	—		671

i.	To reclassify $15 million of interest income on securities within interest on short-term investments to interest on securities.
ii.

To reclassify $48 million of interest on loans and $40 million of de-designated cash flow hedges, which were expected to be re-designated, within risk management hedging income to interest and fees on loans and leases and other noninterest expense, respectively.

iii.	To reclassify fiduciary income and brokerage fees to wealth and asset management revenue.
iv.

To reclassify $162 million and $22 million of service charges on deposit accounts to commercial payments revenue and consumer banking revenue, respectively and to reclassify $97 million and $159 million of card fees to commercial payments revenue and consumer banking revenue, respectively.

v.

To reclassify $6 million of retail service fees, $1 million of mortgage banking net revenue, and $11 million of net securities gains within other noninterest income to consumer banking revenue, mortgage banking net revenue, and securities losses, net, respectively.

vi.	To reclassify letter of credit fees and commercial lending fees to commercial banking revenue.
vii.	To reclassify bank-owned life insurance to other noninterest income.
viii.	To reclassify net losses on debt securities to securities losses, net.
ix.

To reclassify $3 million of small equipment expense, $14 million of telecommunications expense, $1 million of loan expense, and $1 million of net gains on sale of assets within other noninterest expense to equipment expense, technology and communications expense, loan and lease expense, and commercial banking revenue, respectively.

x.	To reclassify loan expense within card and processing expense to loan and lease expense.
xi.	To reclassify FDIC insurance expense to other noninterest expense.

4.	Adjustments to the Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.	Adjustment to available-for-sale debt and other securities to eliminate $102 million related to Comerica’s premiums and discounts on previously acquired securities.

B.	Adjustments to portfolio loans and leases to eliminate $73 million related to Comerica’s premiums and discounts on previously acquired loans and deferred origination costs and fees on portfolio loans.

C.

Adjustment to allowance for loans and lease losses to eliminate Comerica’s existing allowance for loan and lease losses of $686 million and to record Fifth Third’s preliminary estimated life of loan credit losses of $806 million for the non-purchase credit deteriorated (PCD) acquired loans and leases. The fair value adjustment reflects preliminary estimates made by Fifth Third and is subject to change once further analysis is performed and as additional information becomes available. The analysis of loans classified as PCD is not complete and therefore no portion of the fair value adjustment relates to assets classified as PCD.

D.

Adjustment to goodwill and intangible assets to eliminate Comerica’s existing goodwill and identifiable intangible assets of $635 million and $5 million, respectively, and to record preliminary estimated goodwill and identifiable intangible assets associated with the merger of $2.8 billion and $1.3 billion, respectively.

E.	Adjustments to other assets to reflect the effects of $30 million on deferred tax assets resulting from the preliminary acquisition accounting adjustments.

F.

Adjustment to interest-bearing deposits of $4 million to eliminate Comerica’s discount on previously acquired deposits and to record the preliminary estimated fair value of acquired interest-bearing deposits.

G.

Adjustment to other liabilities to recognize preliminary estimated merger costs of $1.3 billion incurred by Fifth Third, and related deferred tax assets of $310 million, using an estimated effective tax rate of 24.5%.

H.	Adjustments to other liabilities to reflect the effects of $308 million on deferred tax liabilities resulting from the preliminary acquisition accounting adjustments.

I.	Adjustment to long-term debt to eliminate $4 million related to Comerica’s premiums and discounts on previously acquired debt.

J.	Adjustment to equity to eliminate Comerica’s remaining equity balances and record new equity amounts based on the merger consideration.

K.

Preferred stock reflects the conversion of Comerica’s Series B Preferred Stock into a newly issued series of Fifth Third preferred stock with terms not materially less favorable. The fair value of the newly issued Fifth Third preferred stock is preliminarily estimated to be equivalent to the carrying value of Comerica’s preferred stock.

L.	Adjustment to record the preliminary estimated merger costs of $955 million, net of tax, based on an estimated effective tax rate of 24.5%.

5.	Adjustments to the Pro Forma Condensed Combined Statements of Income

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined statements of income. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

A.

Adjustments to interest income to eliminate $40 million and $55 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, related to Comerica’s amortization of premiums and accretion of discounts on previously acquired loans and the amortization of net deferred origination fees on portfolio loans.

B.

Adjustments to interest income to eliminate $27 million and $6 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, related to Comerica’s amortization of premiums and accretion of discounts on previously acquired securities and to reflect $193 million and $257 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, related to the preliminary estimated amortization of premiums and accretion of discounts on available for sale securities.

C.

Adjustments to interest expense to eliminate $1 million and $3 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, related to Comerica’s amortization of premiums and accretion of discounts on previously acquired deposits and to reflect the amortization of $1 million and $2 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, related to the preliminary estimated premium on acquired interest-bearing deposits.

D.

Adjustment to record provision for credit losses on non-purchase credit deteriorated (PCD) acquired loans and leases for the year ended December 31, 2024. The fair value adjustment reflects preliminary estimates made by Fifth Third and is subject to change once further analysis is performed and as additional information becomes available. The analysis of loans classified as PCD is not complete and therefore no portion of the fair value adjustment relates to assets classified as PCD.

E.	Adjustment to noninterest expense to reflect the preliminary estimated merger and restructuring costs of $1.3 billion expected to be incurred by Fifth Third for the year ended December 31, 2024.

F.

Adjustments to noninterest expense to reflect the amortization of $154 million and $229 million for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively, related to the preliminary estimated core deposit intangible asset. The intangible asset amortization is based on the sum-of-years-digits method over an estimated useful life of 10 years.

G.

Adjustment to record the estimated income tax impact of the pro forma adjustments utilizing an estimated effective tax rate of 24.5% for the nine months ended September 30, 2025 and the year ended December 31, 2024. The effective tax rate of Fifth Third following the merger could be significantly different (either higher or lower) depending on post-merger activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the pro forma tax rate will likely vary from the actual effective rate in periods subsequent to completion of the merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities and equity.

H.

Dividends on preferred stock reflect the preliminary estimated dividend expense related to the conversion of Comerica’s Series B Preferred Stock into a newly issued series of Fifth Third preferred stock, with terms not materially less favorable. The terms of the newly issued Fifth Third preferred stock are preliminarily estimated to be equivalent to those of Comerica’s preferred stock.

I.

Adjustment to earnings per share calculation for the nine months ended September 30, 2025 and the year ended December 31, 2024 to present pro forma basic and diluted weighted average shares of Fifth Third following the merger using the historical weighted average shares of Fifth Third common stock outstanding combined with the additional Fifth Third common stock issued in conjunction with the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus are “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “achieve,” “anticipate,” “assume,” “believe,” “could,” “deliver,” “drive,” “enhance,” “estimate,” “expect,” “focus,” “future,” “goal,” “grow,” “guidance,” “intend,” “may,” “might,” “plan,” “position,” “potential,” “predict,” “project,” “opportunity,” “outlook,” “should,” “strategy,” “target,” “trajectory,” “trend,” “will,” “would,” and other similar words and expressions or the negative of such terms or other comparable terminology. Forward-looking statements include, but are not limited to, statements about our business strategy, goals and objectives, projected financial and operating results, including outlook for future growth, and future common share dividends, common share repurchases and other uses of capital. These statements are not historical facts, but instead represent our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control.

Comerica Incorporated’s (“Comerica”) and Fifth Third Bancorp’s (“Fifth Third”) actual results and financial condition may differ materially from those indicated in these forward-looking statements. In addition to the factors relating to the first merger discussed under the caption “Risk Factors” beginning on page 50 and the factors set forth in Comerica and Fifth Third’s filings with the U.S. Securities and Exchange Commission (the “SEC”), the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (1) the risk that the cost savings and synergies from the first merger may not be fully realized or may take longer than anticipated to be realized; (2) the failure of the closing conditions in the merger agreement between Comerica and Fifth Third providing for the first merger to be satisfied, or any unexpected delay in closing the Transaction or the occurrence of any event, change or other circumstances, including the impact and timing of any government shutdown, that could delay the first merger or could give rise to the termination of the merger agreement; (3) the outcome of any legal or regulatory proceedings or governmental inquiries or investigations that may be currently pending or later instituted against Comerica, Fifth Third or the surviving entity; (4) the possibility that the first merger does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed Transaction); (5) the risk that the benefits from the first merger may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Comerica and Fifth Third operate; (6) disruption to the parties’ businesses as a result of the announcement and pendency of the first merger; (7) the costs associated with the anticipated length of time of the pendency of the first merger, including the restrictions contained in the definitive merger agreement on the ability of Comerica or Fifth Third to operate its business outside the ordinary course during the pendency of the first merger; (8) risks related to management and oversight of the expanded business and operations of the combined company following the closing of the proposed first merger; (9) the risk that the integration of each party’s operations will be materially delayed or will be more costly or difficult than expected or that the parties are otherwise unable to successfully integrate each party’s businesses into the other’s businesses; (10) the possibility that the first merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (11) reputational risk and potential adverse reactions of Comerica or Fifth Third customers, employees, vendors, contractors or other business partners, including those resulting from the announcement or completion of the first merger; (12) the dilution caused by Fifth Third’s issuance of additional shares of its common stock in connection with the first merger; (13) an adverse change in the condition of Comerica or Fifth Third; (14) the extent to which Comerica’s or Fifth Third’s businesses perform consistent with management’s expectations; (15) Comerica’s and Fifth Third’s ability to take advantage of growth opportunities and implement targeted initiatives in the timeframe and on the terms currently expected; (16) the inability to sustain revenue and earnings growth; (17) the execution and efficacy of recent strategic investments; (18) the timing and impact of transitioning Comerica’s Direct Express network to Fifth Third; (19) the impact of macroeconomic factors, such as changes in general economic conditions and monetary and fiscal policy, particularly on interest rates and the rate of inflation; (20) changes in customer behavior; (21) unfavorable developments concerning credit quality; (22) declines in the businesses or industries of Comerica’s or Fifth Third’s customers; (23) the possibility that the combined company is subject to additional regulatory requirements as a result of the proposed first merger or expansion of the combined company’s business operations following the proposed first merger; (24) general competitive, political and market conditions and other factors that may affect future results of Comerica and Fifth Third including changes in asset quality and credit risk; (25) security risks, including cybersecurity and data privacy risks, and capital markets; (26) inflation; (27) the impact, extent and timing of technological changes; (28) capital management activities; (29) competitive product and pricing pressures; (30) the outcomes of legal and regulatory proceedings and related financial services industry matters; (31) competition from nontraditional services; and (32) compliance with regulatory requirements. Any forward-looking statement made in this joint proxy statement/prospectus is based solely on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except to the extent required by law.

These and other important factors, including those discussed under “Risk Factors” in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2024 (available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000028412/000002841225000108/cma-20241231.htm), and in Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2024 (available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/0000035527/000003552725000079/fitb-20241231.htm), as well as Comerica’s and Fifth Third’s subsequent filings with the SEC, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by applicable securities laws, Comerica and Fifth Third disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48, you should carefully consider the following risk factors in deciding whether to vote for the adoption of the merger agreement and approval of any other proposals to be voted upon.

Because the market price of Fifth Third common stock and Comerica common stock may fluctuate, holders of Comerica common stock cannot be certain of the value of the merger consideration they will receive.

In the first merger, (i) each share of Comerica common stock issued and outstanding immediately prior to the effective time (other than certain shares held by Fifth Third or Comerica) will be converted into 1.8663 shares of Fifth Third common stock and (ii) each share of Comerica preferred stock issued and outstanding immediately prior to the effective time (other than certain shares held by Fifth Third or Comerica) will be converted into one (1) share of new Fifth Third preferred stock. The exchange ratio is fixed and will not be adjusted for changes in the market price of either Comerica common stock or Fifth Third common stock. Changes in the closing-sale price per share of Fifth Third common stock between now and the time of the first merger will affect the value that holders of Comerica common stock will receive in the first merger, although not the percentage of the combined company that Comerica stockholders will own. Therefore, at the time of the Fifth Third special meeting and the Comerica special meeting, holders of Comerica common stock will not know the market value of the merger consideration that Comerica stockholders will receive at the effective time. Neither Comerica nor Fifth Third is permitted to terminate the merger agreement as a result of any increase or decrease in the market price of Fifth Third common stock.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Fifth Third’s and Comerica’s businesses, operations and prospects, the performance of peer companies and other financial companies, volatility in the prices of securities in global financial markets, including market price of Fifth Third, Comerica and other banking companies, and regulatory considerations, many of which factors are beyond Fifth Third’s and Comerica’s control. You should obtain current market quotations for shares of Fifth Third common stock (NASDAQ: FITB) and Comerica common stock (NYSE: CMA).

The market price of Fifth Third common stock after the first merger may be affected by factors different from those affecting the shares of Fifth Third common stock or Comerica common stock currently.

Upon completion of the first merger, holders of Comerica common stock will become holders of Fifth Third common stock. Fifth Third’s business differs from that of Comerica’s. Accordingly, the results of operations of the combined company and the market price of Fifth Third common stock after the completion of the first merger may be affected by factors different from those currently affecting the independent results of operations of each of Fifth Third and Comerica. For a discussion of the businesses of Fifth Third and Comerica and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information,” beginning on page 179.

The future results of Fifth Third following the completion of the first merger may suffer if Fifth Third does not effectively manage its expanded operations.

Following the first merger, the size and scope of the business of Fifth Third will increase significantly beyond the current size and scope of either Fifth Third’s or Comerica’s business. Fifth Third’s future success following the first merger will depend, in part, upon its ability to manage its expanded businesses, which will pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Fifth Third will be successful or that it will realize the expected operating efficiencies, cost savings, revenue synergies and other benefits currently anticipated from the first merger.

In addition, following the first merger, Fifth Third will be subject to increased scrutiny by, and additional regulatory requirements of, bank regulatory authorities as a result of the transaction and the size, scope and complexity of its business operations, which may have an adverse effect on the business, operations or stock price of Fifth Third.

The fairness opinions delivered by Goldman Sachs and J.P. Morgan, respectively, to Fifth Third’s and Comerica’s respective boards of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the dates of the opinions.

The respective boards of directors of Fifth Third and Comerica have not obtained updated fairness opinions either as of the date of this joint proxy statement/prospectus or as of any other date subsequent to the dates of such opinions from Goldman Sachs, which is Fifth Third’s financial advisor, or from J.P. Morgan, which is Comerica’s financial advisor. Changes in the operations and prospects of Fifth Third or Comerica, general market and economic conditions and other factors which may be beyond the control of Fifth Third and Comerica, may have altered the value of Fifth Third or Comerica or the prices of shares of Fifth Third stock and shares of Comerica stock as of the date of this joint proxy statement/prospectus, or may alter such values and prices by the time the first merger is completed. The opinions do not speak as of any date other than the dates of those opinions.

Combining Fifth Third and Comerica may be more difficult, costly or time consuming than expected and Fifth Third and Comerica may fail to realize the anticipated benefits of the first merger.

The success of the transaction will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Fifth Third and Comerica. To realize the anticipated benefits and cost savings from the first merger, Fifth Third and Comerica must integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Fifth Third and Comerica are not able to successfully achieve these objectives, the anticipated benefits of the first merger may not be realized fully or at all or may take longer to realize than expected. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32.

An inability to realize the full extent of the anticipated benefits of the first merger, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company, which may adversely affect the value of Fifth Third common stock after the completion of the first merger.

It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the first merger and other transactions contemplated by the merger agreement. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Fifth Third and Comerica during this transition period and for an undetermined period after completion of the first merger on Fifth Third.

Fifth Third may be unable to retain Fifth Third and/or Comerica personnel successfully after the first merger is completed.

The success of the transaction will depend in part on Fifth Third’s ability to retain the talents and dedication of key employees currently employed by Fifth Third and Comerica. It is possible that certain of these employees may decide not to remain with Fifth Third or Comerica, as applicable, while the first merger is pending or with Fifth Third after the first merger and other transactions contemplated by the merger agreement are consummated. If Fifth Third and Comerica are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Fifth Third and Comerica could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, Fifth Third’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Fifth Third and Comerica to hiring suitable replacements, all of which may cause Fifth Third’s business to suffer. In addition, Fifth Third and Comerica may not be able to locate or retain suitable replacements for any key employees who leave either company. For more information, see “The Mergers — Governance of Fifth Third After the Mergers” beginning on page 115.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on Fifth Third following the first merger.

Before the mergers and the bank mergers may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the OCC and various other bank regulatory, antitrust, insurance and other authorities in and outside the United States. In determining whether to grant these approvals, such regulatory authorities consider a variety of factors, including the regulatory standing of each party and the factors described under “The Mergers-Regulatory Approvals” beginning on page 116. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing or in any other factors considered by regulators when granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment generally.

The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of Fifth Third’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of Fifth Third following the first merger or otherwise reduce the anticipated benefits of the mergers and bank mergers if the mergers and bank mergers were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the first merger and other transactions contemplated by the merger agreement. Additionally, the completion of the first merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

In addition, despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulators, under the terms of the merger agreement, neither Fifth Third nor Comerica nor any of their respective subsidiaries will be required, and neither party nor any of their respective subsidiaries will be permitted without the prior written consent of the other party, to take actions or agree to conditions that would reasonably be expected to have a material adverse effect on Comerica and its subsidiaries, taken as a whole. See “The Mergers — Regulatory Approvals” beginning on page 116.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is preliminary and the actual value of the consideration to be issued in the first merger as well as the actual financial condition and results of operations of Fifth Third after the first merger may differ materially.

The unaudited pro forma condensed combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Fifth Third’s actual financial condition or results of operations would have been had the first merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record Comerica’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Comerica as of the date of the completion of the first merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “ Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32.

Certain of Fifth Third’s and Comerica’s directors and executive officers may have interests in the first merger that may differ from the interests of holders of Fifth Third common stock and of holders of Comerica’s common stock, respectively.

Holders of Fifth Third common stock and of holders of Comerica common stock should be aware that some of the directors and executive officers of each of Fifth Third and Comerica may have interests in the first merger and have arrangements that are different from, or in addition to, those of Fifth Third shareholders and Comerica stockholders. These interests and arrangements may create potential conflicts of interest. The boards of directors of each of Fifth Third and Comerica were aware of these respective interests and considered these interests, among other matters, when making their decisions to adopt or approve, as applicable, the merger agreement, and in recommending that holders of their respective companies’ common stock vote to adopt or approve, as applicable, the merger agreement. For a more complete description of these interests, please see “The Mergers — Interests of Certain Fifth Third Directors and Executive Officers in the First Merger” beginning on page 107 and “The Mergers — Interests of Certain Comerica Directors and Executive Officers in the First Merger” beginning on page 109.

The merger agreement may be terminated in accordance with its terms and the first merger and other transactions contemplated by the merger agreement may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the first merger. Those conditions include: (i) the approval of the Fifth Third stock issuance proposal by the requisite vote of the Fifth Third voting shareholders; (ii) the adoption of the Comerica merger proposal by the requisite vote of the Comerica stockholders; (iii) authorization for listing on NASDAQ of the shares of Fifth Third common stock and new Fifth Third preferred stock to be issued in the first merger; (iv) the receipt of all required regulatory approvals which are necessary to close the mergers and the bank mergers, including the approval of the Federal Reserve Board, the OCC and the Texas Department of Banking, and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition; (v) the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose; (vi) the absence of any order, injunction, decree or other legal restraint preventing the completion of the mergers or any of the other transactions contemplated by the merger agreement or making the completion of the merger illegal; (vii) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (viii) the prior performance in all material respects by the other party of the obligations required to be performed by it at or prior to the closing date; and (ix) receipt by each party of an opinion from its counsel to the effect that Comerica’s merger with and into Fifth Third will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the first merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after shareholder or stockholder, as applicable, adoption or approval, as applicable, or Fifth Third or Comerica may elect to terminate the merger agreement in certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement” beginning on page 133.

Failure to complete the first merger could negatively impact Fifth Third or Comerica.

If the first merger is not completed for any reason, including as a result of either Fifth Third voting shareholders failing to approve the Fifth Third stock issuance proposal or Comerica stockholders failing to adopt the Comerica merger proposal, there may be various adverse consequences and Fifth Third and/or Comerica may experience negative reactions from the financial markets and from their respective customers and employees. For example, Fifth Third’s or Comerica’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the first merger and other transactions contemplated by the merger agreement or the limitations of the merger agreement, without realizing any of the anticipated benefits of completing the first merger and such other transactions. Fifth Third and/or Comerica also could be subject to litigation related to any failure to complete the first merger or to proceedings commenced against Fifth Third or Comerica to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Fifth Third or Comerica may be required to pay a termination fee of $500,000,000 to the other party.

Additionally, each of Fifth Third and Comerica has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid in connection with the mergers. If the first merger is not completed, Fifth Third and Comerica would have to pay these expenses without realizing the expected benefits of the first merger.

Fifth Third and Comerica will be subject to business uncertainties and contractual restrictions while the first merger is pending.

Uncertainty about the effect of the first merger or other transactions contemplated by the merger agreement on employees and customers may have an adverse effect on Fifth Third or Comerica. These uncertainties may impair Fifth Third’s or Comerica’s ability to attract, retain and motivate key personnel until the first merger is completed, and could cause customers and others that deal with Fifth Third or Comerica to seek to change existing business relationships with Fifth Third or Comerica. In addition, subject to certain exceptions, Fifth Third and Comerica have agreed to operate their respective businesses in the ordinary course prior to the closing, and each party is restricted from making certain acquisitions and taking other specified actions without the consent of the other party until the first merger is completed. These restrictions may prevent Fifth Third and/or Comerica from pursuing attractive business opportunities that may arise prior to the completion of the first merger. See “The Merger Agreement — Covenants and Agreements” beginning on page 124 for a description of the restrictive covenants applicable to Fifth Third and Comerica.

The merger agreement contains provisions that could discourage a potential competing acquirer that might be willing to pay more to acquire or merge with either Fifth Third or Comerica.

The merger agreement contains provisions that restrict each of Fifth Third’s and Comerica’s ability to, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by each respective board of directors, engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $500,000,000 termination fee payable under certain circumstances, might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Fifth Third or Comerica from considering or proposing that acquisition even if, in the case of a potential acquisition of Comerica, it were prepared to pay consideration with a higher per share price to Comerica stockholders than what is contemplated in the merger agreement, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Fifth Third or Comerica than it might otherwise have proposed to pay. For more information, see “The Merger Agreement — Agreement Not to Solicit Other Offers” and “The Merger Agreement — Shareholder and Stockholder Meetings and Recommendation of Comerica’s and Fifth Third’s Boards of Directors” beginning on pages 132 and 131, respectively.

The shares of Fifth Third common stock to be received by holders of Comerica common stock as a result of the first merger will have different rights from the shares of Comerica common stock.

In the first merger, holders of Comerica common stock will become holders of Fifth Third common stock and their rights as shareholders will be governed by Ohio law and the governing documents of Fifth Third. The rights associated with Fifth Third common stock are different from the rights associated with Comerica common stock. See “Comparison of Shareholders’ and Stockholders’ Rights” beginning on page 162 for a discussion of the different rights associated with Fifth Third common stock.

Fifth Third and Comerica will incur transaction and integration costs in connection with the first merger.

Fifth Third and Comerica have incurred and expect to incur significant, non-recurring costs in connection with negotiating the merger agreement and closing the first merger. In addition, Fifth Third will incur integration costs following the completion of the first merger as Fifth Third and Comerica integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Fifth Third will also dedicate significant resources toward meeting the higher regulatory and supervisory standards applicable to Category III bank holding companies, a classification that is not applicable to Fifth Third today, but will be applicable to Fifth Third following the closing. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 32.

There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. Fifth Third and Comerica may also incur additional costs to maintain employee morale and to retain key employees. Fifth Third and Comerica will also incur significant legal, financial advisory, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the mergers. Some of these costs are payable regardless of whether the first merger and other transactions contemplated by the merger agreement are completed. See “The Merger Agreement — Expenses and Fees” beginning on page 135.

In connection with the mergers and bank mergers, Fifth Third will assume Comerica’s outstanding debt obligations and preferred stock, and Fifth Third’s level of indebtedness following the completion of the mergers and bank mergers could adversely affect Fifth Third’s ability to raise additional capital and to meet its obligations under its existing indebtedness.

In connection with the mergers and bank mergers, Fifth Third will assume Comerica’s outstanding indebtedness, as well as Comerica’s obligations related to its respective outstanding preferred stock. Comerica’s existing debt, together with any future incurrence of additional indebtedness, and the assumption of Comerica’s outstanding preferred stock, could have important consequences for Fifth Third’s creditors and Fifth Third’s shareholders. For example, it could limit Fifth Third’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes and require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on Fifth Third’s indebtedness and dividends on the preferred stock, thereby reducing Fifth Third’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Following completion of the first merger, holders of Fifth Third common stock will be subject to the prior dividend and liquidation rights of the holders of the new Fifth Third preferred stock and depositary shares that Fifth Third will issue upon completion of the first merger. Holders of new Fifth Third preferred stock and depositary shares and any shares of preferred stock that Fifth Third may issue in the future, would receive, upon the combined company’s voluntary or involuntary liquidation, dissolution or winding up, before any payment is made to holders of Fifth Third common stock, their liquidation preferences as well as any accrued and unpaid distributions. These payments would reduce the remaining amount of the combined company’s assets, if any, available for distribution to holders of its common stock.

Holders of Fifth Third and Comerica common stock will have a reduced ownership and voting interest in Fifth Third after the first merger and will exercise less influence over management.

Holders of Fifth Third and Comerica common stock currently have the right to vote in the election of the board of directors and on other matters affecting Fifth Third and Comerica, respectively. When the first merger is completed, each Comerica stockholder will become a shareholder of Fifth Third, with a percentage ownership of Fifth Third that is smaller than the stockholder’s percentage ownership of Comerica individually, as applicable, prior to the consummation of the first merger. Based on the number of shares of Fifth Third and Comerica common stock outstanding as of the close of business on the respective record date, and based on the number of shares of Fifth Third common stock expected to be issued in the first merger, the former holders of Comerica common stock, as a group, are estimated to own approximately twenty-seven percent (27%) of the outstanding shares of Fifth Third common stock immediately after the first merger and the former holders of Fifth Third common stock as a group are estimated to own approximately seventy-three percent (73%) of the outstanding shares of Fifth Third common stock immediately after the first merger. Because of this, holders of Comerica common stock may have less influence on the management and policies of Fifth Third than they now have on the management and policies of Comerica, and holders of Fifth Third common stock may have less influence on the management and policies of Fifth Third than they now have on the management and policies of Fifth Third.

Fifth Third shareholders and Comerica stockholders will not have dissenters’ rights or appraisal rights in the first merger.

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable stockholders to dissent from a transaction, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction. Fifth Third shareholders are not entitled to appraisal or dissenters’ rights under the OGCL in connection with the transactions contemplated by the merger agreement. Comerica stockholders are not entitled to appraisal or dissenters’ rights under the DGCL in connection with the transactions contemplated by the merger agreement.

Shareholder litigation could prevent or delay the completion of the first merger or otherwise negatively impact the business and operations of Fifth Third and Comerica.

Shareholders of Fifth Third and/or stockholders of Comerica may file lawsuits against Fifth Third, Comerica and/or the directors and officers of either company in connection with the first merger and/or the other transactions contemplated by the merger agreement. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the first merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Fifth Third or Comerica defendants from completing the first merger or other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the first merger or such other transactions and could result in significant costs to Fifth Third and/or Comerica, including any cost associated with the indemnification of directors and officers of each company. If a lawsuit is filed, Fifth Third and Comerica may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the mergers, the bank mergers or any other transactions contemplated by the merger agreement. Such litigation could have an adverse effect on the financial condition and results of operations of Fifth Third and Comerica and could prevent or delay the completion of the first merger or the transactions contemplated by the merger agreement.

Risks Relating to Fifth Third’s Business

You should read and consider risk factors specific to Fifth Third’s business that will continue to affect Fifth Third after the first merger. These risks are described in the sections entitled “Risk Factors” in Fifth Third’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 179 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Comerica’s Business

You should read and consider risk factors specific to Comerica’s business that will also affect Fifth Third after the first merger. These risks are described in the sections entitled “Risk Factors” in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 179 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE FIFTH THIRD SPECIAL MEETING

This section contains information for Fifth Third voting shareholders about the special meeting that Fifth Third has called to allow shareholders of Fifth Third to consider and vote on the Fifth Third stock issuance proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Fifth Third special meeting, and a form of proxy card that the Fifth Third board of directors is soliciting for use by Fifth Third voting shareholders at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Fifth Third special meeting will be held virtually via the Internet on January 6, 2026, at 9:00 a.m., Eastern Standard Time. The Fifth Third special meeting is expected to be held in a virtual-only meeting format conducted via live webcast. Fifth Third shareholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/FITB2026SM.

Matters to Be Considered

At the Fifth Third special meeting, Fifth Third voting shareholders will be asked to consider and vote on, voting together as a single class, the following proposals:

•	the Fifth Third stock issuance proposal; and

•	the Fifth Third adjournment proposal.

Recommendation of Fifth Third’s Board of Directors

The Fifth Third board of directors unanimously recommends that you vote “FOR” the Fifth Third stock issuance proposal and “FOR” the Fifth Third adjournment proposal. See “The Mergers — Fifth Third Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors” beginning on page 79 for a more detailed discussion of the Fifth Third board of directors’ recommendation.

Record Date and Quorum

The board of directors of Fifth Third has fixed the close of business on November 24, 2025 as the record date for the Fifth Third special meeting. Only holders of record of Fifth Third common stock and Fifth Third voting preferred stock as of the close of business on the record date for the Fifth Third special meeting are entitled to notice of, and to vote at, the Fifth Third special meeting or any adjournment or postponement thereof. Holders of depositary shares representing Fifth Third voting preferred stock may not vote directly at the Fifth Third special meeting but should follow the directions given to them as to how to instruct the depositary, Equiniti Trust Company LLC, to vote the Fifth Third voting preferred stock represented by such holder’s depositary shares, using Fifth Third’s proxy card, which also serves as voting instructions to the depositary. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

The presence at the Fifth Third special meeting, virtually or by proxy, of holders of a majority of the voting power of Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class, entitled to vote at the Fifth Third special meeting will constitute a quorum for the transaction of business at the Fifth Third special meeting. If you fail to submit a proxy or to vote virtually at the Fifth Third special meeting, your shares of Fifth Third common shares and Fifth Third voting preferred stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Voting at the Fifth Third Special Meeting

Each holder of Fifth Third common stock is entitled to cast one (1) vote on each matter properly brought before the Fifth Third special meeting for each share of Fifth Third common stock that such holder owned of record as of the Fifth Third record date. As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 661,011,989 outstanding shares of Fifth Third common stock.

Equiniti Trust Company LLC, as depositary and holder of record of the Fifth Third voting preferred stock is entitled to cast twenty four (24) votes on each matter properly brought before the Fifth Third special meeting for each share of Fifth Third voting preferred stock of record as of the Fifth Third record date. There are 200,000 outstanding shares of Fifth Third voting preferred stock (represented by 8,000,000 depositary shares). The total voting power of all outstanding shares of Fifth Third Preferred Stock is equal to 4,800,000 votes of Fifth Third common stock, or less than one percent of the total voting power of Fifth Third’s outstanding common stock.

The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock. Each outstanding depositary share of Fifth Third voting preferred stock represents 1/40 of a share of the Fifth Third voting preferred stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Fifth Third voting preferred stock entitled to vote, which is 0.6 vote for each such depositary share.

Holders of such depositary shares may not vote directly at the Fifth Third special meeting but should follow the directions given to them on Fifth Third’s proxy card, which also serves as voting instructions to the depositary as to how to vote such holder’s depositary shares. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, Fifth Third directors and executive officers and their affiliates owned and were entitled to vote approximately 2,091,150 shares of Fifth Third common stock, representing less than one percent (1%) of the outstanding shares of Fifth Third common stock. We currently expect that Fifth Third’s directors and executive officers will vote their shares in favor of the Fifth Third stock issuance proposal and Fifth Third adjournment proposal, although none of them has entered into any agreement obligating them to do so.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Fifth Third stock issuance proposal

•

Vote required: Approval of the Fifth Third stock issuance proposal requires the affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Fifth Third special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Fifth Third stock issuance proposal, it will have the same effect as a vote “AGAINST” the Fifth Third stock issuance proposal.

Fifth Third adjournment proposal:

•

Vote required: Approval of the Fifth Third adjournment proposal requires the affirmative vote of a majority of the voting power of the outstanding Fifth Third common stock and Fifth Third voting preferred stock, voting together as a single class, present virtually or by proxy at the Fifth Third special meeting and entitled to vote on the Fifth Third adjournment proposal. Approval of the Fifth Third adjournment proposal is not a condition to the completion of the first merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, or are present virtually at the Fifth Third special meeting and fail to vote, it will have the same effect as a vote “AGAINST” the Fifth Third adjournment proposal. If you fail to submit a proxy or fail to instruct your bank, broker or other nominee how to vote with respect to the Fifth Third adjournment proposal, you will not be deemed to have cast a vote with respect to the Fifth Third adjournment proposal and it will have no effect on such proposal.

Attending the Virtual Special Meeting

All Fifth Third voting shareholders, including holders of record and shareholders who hold their shares of Fifth Third common stock through banks, brokers or other nominees are invited to attend the Fifth Third special meeting. Shareholders of record can vote virtually at the Fifth Third special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote virtually at the Fifth Third special meeting. If you plan to attend the Fifth Third special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

If you are a record holder of Fifth Third common stock, you will be able to attend the Fifth Third special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FITB2026SM and following the instructions. Please have your 16-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Fifth Third special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/FITB2026SM and following the instructions. Please have your 16-digit control number, which can be found on the voting instructions provided by your bank, broker or other nominee, to access the meeting. Please review this information prior to the Fifth Third special meeting to ensure you have access.

The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock. Each outstanding depositary share of Fifth Third voting preferred stock represents 1/40 of a share of the Fifth Third voting preferred stock and, therefore, has the right to instruct the depositary with respect to the voting of 1/40th of the 24 votes to which each share of Fifth Third voting preferred stock entitled to vote, which is 0.6 vote for each such depositary share. Holders of such depositary shares may not vote directly at the Fifth Third special meeting but should follow the directions given to them on Fifth Third’s proxy card, which also serves as voting instructions to the depositary as to how to vote such holder’s depositary shares. A failure by the holder of such depositary shares to give timely voting instructions to the depositary will result in the Fifth Third voting preferred stock represented by such holder’s depositary shares not being voted at the Fifth Third special meeting.

Shareholders will have substantially the same opportunities to participate in the virtual Fifth Third special meeting as they would have at a physical, in-person meeting.

Technical assistance will be available for shareholders who experience an issue accessing the Fifth Third special meeting. Contact information for technical support will appear on the Fifth Third special meeting website prior to the start of the Fifth Third special meeting.

Proxies

A holder of Fifth Third common stock may vote by proxy or virtually at the Fifth Third special meeting. If you hold your shares of Fifth Third common stock in your name as a holder of record, to submit a proxy, you, as a shareholder of Fifth Third entitled to vote, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Fifth Third requests that shareholders of Fifth Third entitled to vote at the special meeting vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Fifth Third as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Fifth Third common stock represented by it will be voted at the Fifth Third special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Fifth Third stock issuance proposal and “FOR” the Fifth Third adjournment proposal.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holders should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Fifth Third special meeting virtually. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

The Fifth Third voting preferred stock will be voted at the Fifth Third special meeting by Equiniti Trust Company LLC, as depositary and holder of record, in accordance with instructions received by the depositary from the record holders of the depositary receipts issued with respect to the Fifth Third voting preferred stock.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares held in street name by returning a proxy card directly to Fifth Third or by voting virtually at the Fifth Third special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee.

Further, brokers, banks or other nominees who hold shares on behalf of their customers may not give a proxy to Fifth Third to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Fifth Third special meeting.

Revocability of Proxies

If you are a holder of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to Fifth Third’s corporate secretary;

•	granting a subsequently dated proxy;

•	voting by telephone or the Internet at a later time; or

•	attending virtually and voting at the Fifth Third special meeting.

If you hold your shares through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the Fifth Third special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Fifth Third after the vote will not affect the vote. Fifth Third’s corporate secretary’s mailing address is: Office of the Corporate Secretary, 38 Fountain Square Plaza, MD10907F, Cincinnati, Ohio 45263. If the Fifth Third special meeting is postponed or adjourned, it will not affect the ability of Fifth Third voting shareholders of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to Fifth Third voting shareholders residing at the same address, unless such Fifth Third shareholders have notified Fifth Third of their desire to receive multiple copies of the joint proxy statement/prospectus.

Fifth Third will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Fifth Third common stock or Fifth Third voting preferred stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Fifth Third’s proxy solicitor, D.F. King & Co., at the following address 48 Wall Street-22nd Floor, New York, New York 10005, or by calling toll-free at (866) 207-3626.

Solicitation of Proxies

Fifth Third and Comerica will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Fifth Third has retained D.F. King and will pay D.F. King a fee of $30,000 plus reasonable out of pocket expenses. Fifth Third and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of Fifth Third common stock or Fifth Third voting preferred stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Fifth Third. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the Fifth Third Special Meeting

Fifth Third management knows of no other business to be presented at the Fifth Third special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Fifth Third’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations, 38 Fountain Square Plaza, MD 1090FV, Cincinnati, OH 45263, email ir@53.com, telephone (866) 670-0468, or Fifth Third’s proxy solicitor, D.F. King & Co., at the following address 48 Wall Street-22nd Floor, New York, New York 10005, or by calling toll-free at (866) 207-3626.

FIFTH THIRD PROPOSALS

PROPOSAL 1: FIFTH THIRD STOCK ISSUANCE PROPOSAL

Fifth Third is asking the Fifth Third voting shareholders to approve the issuance of Fifth Third common stock in connection with the first merger of Comerica with and into Fifth Third Intermediary as merger consideration to holders of Comerica common stock pursuant to the merger agreement (including for purposes of complying with NASDAQ Rule 5635(d), which requires approval of the issuance of shares of Fifth Third common stock in an amount that exceeds 20% of the currently outstanding shares of Fifth Third common stock).

Pursuant to the merger agreement and based on the number of shares of Comerica common stock outstanding or reserved for issuance as of October 31, 2025, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, Fifth Third expects to issue approximately 250,084,200 shares of Fifth Third common stock to holders of Comerica common stock in connection with the consummation of the first merger. Under NASDAQ Listing Rule 5635, a company listed on NASDAQ is required to obtain shareholder approval of a majority of the votes cast on such proposal prior to the issuance of shares of common stock or securities convertible into or exercisable for common stock, in connection with the acquisition of stock of another company if the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock, or the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. If the first merger is completed, the number of shares of Fifth Third common stock issued will exceed 20% of the Fifth Third common stock outstanding before such issuance. In this proposal, Fifth Third is asking Fifth Third voting shareholders to authorize the issuance of Fifth Third common stock in connection with the first merger. See “The Mergers — Fifth Third Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors” beginning on page 79 in this joint proxy statement/prospectus for a more detailed discussion of the Fifth Third board of directors’ recommendation.

The approval of the Fifth Third stock issuance proposal by Fifth Third voting shareholders is a condition to the completion of the first merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

The board of directors of Fifth Third unanimously recommends a vote “FOR” the Fifth Third stock issuance proposal.

PROPOSAL 2: FIFTH THIRD ADJOURNMENT PROPOSAL

The Fifth Third special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Fifth Third special meeting to approve the Fifth Third stock issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Fifth Third voting shareholders.

If, at the Fifth Third special meeting, the number of shares of Fifth Third common stock and Fifth Third voting preferred stock present virtually or represented by proxy and voting in favor of the Fifth Third stock issuance proposal is insufficient to approve the Fifth Third stock issuance proposal, Fifth Third intends to move to adjourn the Fifth Third special meeting in order to enable its board of directors to solicit additional proxies for approval of the Fifth Third stock issuance proposal. In that event, Fifth Third will ask Fifth Third voting shareholders to vote upon the Fifth Third adjournment proposal, but not the Fifth Third stock issuance proposal.

In this proposal, Fifth Third is asking Fifth Third voting shareholders to authorize the holder of any proxy solicited by the Fifth Third board of directors, on a discretionary basis if (i) there are not sufficient votes at the time of the Fifth Third special meeting to approve the Fifth Third stock issuance proposal or (ii) necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Fifth Third voting shareholders, to vote in favor of adjourning the Fifth Third special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Fifth Third voting shareholders who have previously voted. In addition, in accordance with Fifth Third’s code of regulations, in the absence of a quorum, the Fifth Third special meeting may also be adjourned from time to time by the affirmative vote of a majority of the voting power present virtually or by proxy on a motion to adjourn.

The approval of the Fifth Third adjournment proposal by Fifth Third voting shareholders is not a condition to the completion of the first merger.

The board of directors of Fifth Third unanimously recommends that Fifth Third voting shareholders vote “FOR” the Fifth Third adjournment proposal.

THE COMERICA SPECIAL MEETING

This section contains information for holders of Comerica common stock and Comerica preferred stock about the special meeting that Comerica has called to allow holders of Comerica common stock to consider and vote on the Comerica merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the Comerica special meeting, and a form of proxy card that the Comerica board of directors is soliciting for use by holders of Comerica common stock at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Comerica special meeting will be held virtually via the Internet on January 6, 2026, at 9:00 a.m., Eastern Standard Time. The Comerica special meeting is expected to be held in a virtual-only meeting format conducted via live webcast. Comerica stockholders may participate in the virtual meeting by accessing www.meetnow.global/MPJJCLF.

Matters to Be Considered

At the Comerica special meeting, holders of Comerica common stock will be asked to consider and vote upon the following proposals:

•	the Comerica merger proposal;

•	the Comerica compensation proposal; and

•	the Comerica adjournment proposal.

Recommendation of Comerica’s Board of Directors

The Comerica board of directors unanimously recommends that you vote “FOR” the Comerica merger proposal, “FOR” the Comerica compensation proposal and “FOR” the Comerica adjournment proposal. See “The Mergers – Comerica’s Reasons for the Mergers; Recommendation of Comerica’s Board of Directors” beginning on page 83 for a more detailed discussion of the Comerica board of directors’ recommendation.

Record Date and Quorum

The Comerica board of directors has fixed the close of business on November 24, 2025 as the record date for determination of holders of Comerica common stock entitled to notice of and to vote at the Comerica special meeting. As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, there were 127,758,962 shares of Comerica common stock outstanding.

Holders of a majority of the shares of Comerica common stock issued and outstanding on the record date and entitled to vote thereat must be present, either virtually or by proxy, to constitute a quorum at the Comerica special meeting. If you fail to submit a proxy or to vote virtually at the Comerica special meeting, your shares of Comerica common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

At the Comerica special meeting, each share of Comerica common stock is entitled to one (1) vote on all matters properly submitted to holders of Comerica common stock.

As of October 31, 2025, the last date before the date of this joint proxy statement/prospectus for which it was practicable to obtain this information, Comerica directors and executive officers and their affiliates owned and were entitled to vote approximately 613,694 shares of Comerica common stock, representing less than one percent (1%) of the outstanding shares of Comerica common stock. We currently expect that Comerica’s directors and executive officers will vote their shares in favor of the Comerica merger proposal, although none of them has entered into any agreement obligating them to do so.

Vote Required; Treatment of Abstentions, Broker Non-Votes and Failure to Vote

Comerica merger proposal:

•

Vote required: Adoption of the Comerica merger proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the Comerica merger proposal by the holders of Comerica common stock entitled to vote. Adoption of the Comerica merger proposal is a condition to the completion of the first merger.

•

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote virtually at the Comerica special meeting or fail to instruct your bank, broker or other nominee how to vote with respect to the Comerica merger proposal, it will have the same effect as a vote “AGAINST” the Comerica merger proposal.

Comerica compensation proposal:

•

Vote required: Approval of the Comerica compensation proposal requires the affirmative vote of a majority of the voting power of shares present virtually or represented by proxy at Comerica’s special meeting and entitled to vote on the Comerica compensation proposal. Approval of the Comerica compensation proposal is not a condition to the completion of the first merger. If the first merger is completed, the merger-related compensation will be paid to Comerica’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Comerica common stock fail to approve the advisory vote regarding the merger-related compensation.

•

Effect of abstentions and broker non-votes: If you are present at the Comerica special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Comerica compensation proposal. If you are not present at the Comerica special meeting and do not respond by proxy or do not provide your bank, broker or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Comerica adjournment proposal:

•

Vote required: Approval of the Comerica adjournment proposal requires the affirmative vote of a majority of the voting power of shares present virtually or by proxy at Comerica’s special meeting and entitled to vote on the Comerica adjournment proposal. Approval of the Comerica adjournment proposal is not a condition to the completion of the first merger.

•

Effect of abstentions and broker non-votes: If you are present at the Comerica special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” it will have the same effect as a vote cast “AGAINST” the Comerica adjournment proposal. If you are not present at the Comerica special meeting and do not respond by proxy or do not provide your bank, broker or other nominee with instructions, as applicable and as may be required, it will have no effect on such proposal.

Holders of Comerica preferred stock and Comerica depositary shares are not entitled to notice of the special meeting, and holders of Comerica preferred stock and Comerica depositary shares are not entitled to and are not requested to vote at the Comerica special meeting.

Attending the Virtual Special Meeting

All holders of Comerica common stock, including holders of record and stockholders who hold their shares of Comerica common stock through banks, brokers or other nominees are invited to attend the Comerica special meeting. Stockholders of record can vote virtually at the Comerica special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote virtually at the Comerica special meeting. If you plan to attend the Comerica special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership.

If you are a record holder of Comerica common stock, you will be able to attend the Comerica special meeting online, ask questions and vote during the meeting by visiting www.meetnow.global/MPJJCLF and following the instructions. Please have your 15-digit control number, which can be found on your proxy card, notice or email previously received, to access the meeting. If you are a beneficial owner, you also will be able to attend the Comerica special meeting online, ask questions and vote during the meeting by visiting www.meetnow.global/MPJJCLF and following the instructions. Please refer to your digit control number, which can be found on the voting instructions provided by your bank, broker or other nominee, to access the meeting. Please review this information prior to the Comerica special meeting to ensure you have access.

Stockholders will have substantially the same opportunities to participate in the virtual Comerica special meeting as they would have at a physical, in-person meeting. Technical assistance will be available for stockholders who experience an issue accessing the Comerica special meeting. Contact information for technical support will appear on the Comerica special meeting website prior to the start of the Comerica special meeting.

Proxies

A holder of Comerica common stock may vote by proxy or virtually at the Comerica special meeting. If you hold your shares of Comerica common stock in your name as a holder of record, to submit a proxy, you, as a holder of Comerica common stock, may use one of the following methods:

•	By telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

•	Through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions.

•	By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Comerica requests that holders of Comerica common stock vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Comerica as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Comerica common stock represented by it will be voted at the Comerica special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Comerica merger proposal, “FOR” the Comerica compensation proposal and “FOR” the Comerica adjournment proposal.

If a holder’s shares are held in “street name” by a broker, bank or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Comerica special meeting virtually. Sending in your proxy card or voting by telephone or on the Internet will not prevent you from voting your shares personally at the meeting because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a broker, bank or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.

You may not vote shares held in street name by returning a proxy card directly to Comerica or by voting virtually at the Comerica special meeting unless you provide a “legal proxy” giving you the right to vote the shares, which you must obtain from your broker, bank or other nominee.

Further, brokers, banks or other nominees who hold shares of Comerica common stock on behalf of their customers may not give a proxy to Comerica to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Comerica special meeting.

Revocability of Proxies

If you are a holder of Comerica common stock of record, you may revoke your proxy at any time before it is voted by:

•	submitting a written notice of revocation to Comerica’s corporate secretary;

•	granting a subsequently dated proxy;

•	voting by telephone or the Internet at a later time; or

•	attending virtually and voting at the Comerica special meeting.

If you hold your shares of Comerica common stock through a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Attendance at the Comerica special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Comerica after the vote will not affect the vote. Comerica’s corporate secretary’s mailing address is: Corporate Secretary of Comerica at the Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201. If the Comerica special meeting is postponed or adjourned, it will not affect the ability of holders of Comerica common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this joint proxy statement/prospectus is being delivered to holders of Comerica common stock residing at the same address, unless such holders of Comerica common stock have notified Comerica of their desire to receive multiple copies of the joint proxy statement/prospectus.

Comerica will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any holder of Comerica common stock residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed Comerica’s proxy solicitor, Innisfree, by calling toll-free at (877) 717-3926.

Solicitation of Proxies

Fifth Third and Comerica will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Comerica has retained Innisfree M&A Incorporated, and will pay Innisfree M&A Incorporated a fee of $40,000. Comerica and its proxy solicitor may also request banks, brokers and other intermediaries holding shares of Comerica common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Comerica. No additional compensation will be paid to our directors, officers or employees for solicitation.

Other Matters to Come Before the Comerica Special Meeting

Comerica management knows of no other business to be presented at the Comerica special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.

Assistance

If you need assistance in completing your proxy card, have questions regarding Comerica’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Comerica Incorporated, Attention: Investor Relations, 1717 Main Street, MC 6404, Dallas, TX 75201, telephone (833) 571-0486, or Comerica’s proxy solicitor, Innisfree, by calling toll-free at (877) 717-3926.

COMERICA PROPOSALS

PROPOSAL 1: COMERICA MERGER PROPOSAL

Comerica is asking holders of Comerica common stock to adopt the merger agreement and the transactions contemplated thereby. Holders of Comerica common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement, the first merger and other transactions contemplated by the merger agreement. After careful consideration, the Comerica board of directors unanimously determined that the merger agreement and the transactions contemplated thereby, including the first merger, are advisable and fair to and in the best interests of Comerica and its stockholders and declared it advisable to enter into the merger agreement and have unanimously adopted and approved the merger agreement and the transactions contemplated thereby, including the first merger. See “The Mergers – Comerica’s Reasons for the Mergers; Recommendation of Comerica’s Board of Directors” beginning on page 83 in this joint proxy statement/prospectus for a more detailed discussion of the Comerica board of directors’ recommendation.

The adoption of the first merger by holders of Comerica common stock is a condition to the completion of the first merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

The board of directors of Comerica unanimously recommends a vote “FOR” the Comerica merger proposal.

PROPOSAL 2: COMERICA COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Comerica is seeking a non-binding, advisory stockholder approval of the compensation of Comerica’s named executive officers that is based on or otherwise relates to the first merger as disclosed in the section entitled “The Mergers — Interests of Certain Comerica Directors and Executive Officers in the First Merger” beginning on page 109. The proposal gives holders of Comerica common stock the opportunity to express their views on the merger-related compensation of Comerica’s named executive officers.

Accordingly, Comerica is asking holders of Comerica common stock to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Comerica named executive officers, in connection with the first merger, and the agreements or understandings, pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger-Interests of Certain Comerica Directors and Executive Officers in the First Merger—Quantification of Payments and Benefits to Comerica Named Executive Officers in Connection with the Transaction-Golden Parachute Compensation” are hereby APPROVED.”

The advisory vote on the Comerica compensation proposal is separate and apart from the votes on the Comerica merger proposal and the Comerica adjournment proposal. Accordingly, if you are a holder of Comerica common stock, you may vote to approve the Comerica merger proposal and/or the Comerica adjournment proposal and vote not to approve the Comerica compensation proposal, and vice versa. The approval of the Comerica compensation proposal by holders of Comerica common stock is not a condition to the completion of the first merger. If the first merger is completed, the merger-related compensation will be paid to Comerica’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of Comerica common stock fail to approve the Comerica compensation proposal.

The board of directors of Comerica unanimously recommends that Comerica stockholders vote “FOR” the advisory Comerica compensation proposal.

PROPOSAL 3: COMERICA ADJOURNMENT PROPOSAL

The Comerica special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Comerica special meeting to adopt the Comerica merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Comerica common stock.

If, at the Comerica special meeting, the number of shares of Comerica common stock present or represented and voting in favor of the Comerica merger proposal is insufficient to adopt the Comerica merger proposal, Comerica intends to move to adjourn the Comerica special meeting in order to enable its board of directors to solicit additional proxies for adoption of the Comerica merger proposal. In that event, Comerica will ask holders of Comerica common stock to vote upon the Comerica adjournment proposal, but not the Comerica merger proposal.

In this proposal, Comerica is asking holders of Comerica common stock to authorize the respective holder of any proxy solicited by the Comerica board of directors, on a discretionary basis, (i) if there are not sufficient votes at the time of the Comerica special meeting to adopt the Comerica merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Comerica common stock, to vote in favor of adjourning the Comerica special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Comerica common stock who have previously voted.

The approval of the Comerica adjournment proposal by holders of Comerica common stock is not a condition to the completion of the first merger.

The board of directors of Comerica unanimously recommends that Comerica stockholders vote “FOR” the Comerica adjournment proposal.

INFORMATION ABOUT FIFTH THIRD

Fifth Third, an Ohio corporation organized in 1975, is a bank holding company, as defined by the Bank Holding Company Act of 1956, as amended, and has elected to be treated as a financial holding company under the Gramm-Leach-Bliley Act of 1999 and regulations of the Board of Governors of the Federal Reserve System.

Fifth Third is a diversified financial services company headquartered in Cincinnati, Ohio and is the indirect holding company of Fifth Third Bank, National Association. As of September 30, 2025, Fifth Third had $212.9 billion in assets and operates 1,102 full-service Banking Centers and 2,184 Fifth Third branded ATMs in Alabama, Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. Fifth Third operates three main businesses: Commercial Banking, Consumer and Small Business Banking and Wealth and Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of September 30, 2025, had $681 billion in assets under care, of which it managed $77 billion for individuals, corporations and not-for-profit organizations.

Fifth Third’s subsidiaries provide a wide range of financial products and services to the commercial, financial, retail, governmental, educational, energy and healthcare sectors. This includes a variety of checking, savings and money market accounts, wealth management solutions, payments and commerce solutions, securities products and services, insurance services and credit products such as commercial loans and leases, mortgage loans, credit cards, installment loans and other lending products. These products and services are delivered through a variety of channels including Fifth Third’s banking centers, other offices, telephone sales, the internet and mobile applications. Fifth Third Bank has deposit insurance provided by the Federal Deposit Insurance Corporation through the Deposit Insurance Fund.

Fifth Third Financial Corporation is an Ohio corporation and a wholly owned subsidiary of Fifth Third. Fifth Third Financial Corporation is the surviving corporation of the mergers.

Fifth Third’s common stock is traded on NASDAQ under the ticker “FITB.” Additional information about Fifth Third and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 179.

INFORMATION ABOUT COMERICA

Comerica Incorporated is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Commercial Bank, The Retail Bank and Wealth Management. Through the Commercial Bank segment, Comerica meets the needs of small and middle-market businesses, multinational corporations and governmental entities by offering various products and services including commercial loans and lines of credit, deposits, cash management, payment solutions, card services, capital market products, international trade finance and letters of credit. Comerica’s Retail Bank includes a full range of personal financial services, consisting of consumer lending, consumer deposit gathering and mortgage loan origination. This business segment offers a variety of consumer products, including deposit accounts, installment loans, credit cards, home equity lines of credit and residential mortgage loans. In addition, this business segment offers products and services to small businesses who are serviced through a team of dedicated small business bankers and Comerica’s branch network. Through its Wealth Management segment, Comerica provides products and services to affluent, high-net-worth and ultra-high-net-worth individuals and families, business owners and executives, and institutional clients, including comprehensive financial planning, trust and fiduciary services, investment management and advisory, brokerage, private banking and business transition planning services. As of September 30, 2025, Comerica and its subsidiaries operated in five primary geographic markets—Texas, California, Michigan, Arizona and Florida—and secondarily in several mountain, southeastern and other states, and in Canada and Mexico, and had 7,734 full-time and 335 part-time employees.

Comerica, one of the 25 largest U.S. commercial financial bank holding companies, focuses on building relationships and helping people and businesses be successful. As of September 30, 2025, Comerica had approximately $77.4 billion in assets, $50.9 billion in loans, $62.6 billion in deposits and $7.4 billion in shareholders’ equity.

Comerica Holdings, a Delaware corporation, is a registered bank holding company that has elected to be a financial holding company under the BHC Act. Comerica Holdings is a direct wholly owned subsidiary of Comerica. Comerica Holdings has no operating lines of business; rather, its primary purpose is to hold the stock of Comerica Bank & Trust.

Comerica’s common stock is traded on the NYSE under the symbol “CMA”, and Comerica depositary shares representing a 1/40th ownership interest of Comerica preferred stock are currently listed on the NYSE under the symbol “CMA PrB.”

THE MERGERS

This section of the joint proxy statement/prospectus describes material aspects of the mergers. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the mergers. In addition, the description in this section incorporates by reference important business and financial information about each of Fifth Third and Comerica. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 179.

Terms of the Mergers

Each of Fifth Third’s and Comerica’s respective boards of directors has approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Comerica will merge with and into Fifth Third Intermediary, which is referred to as the first merger, with Fifth Third Intermediary continuing as the surviving corporation. Immediately thereafter, Comerica Holdings will merge with and into Fifth Third Intermediary, which is referred to as the second merger, with Fifth Third Intermediary continuing as the surviving corporation. The first merger and second merger are referred to collectively as the mergers.

Following the completion of the mergers, at a time determined by Fifth Third, Comerica Bank, a Texas banking association and a wholly owned subsidiary of Comerica (“Comerica Bank”), and Comerica Bank & Trust, National Association, a national banking association and wholly owned subsidiary of Comerica Holdings (“Comerica Bank & Trust”), will each merge with and into Fifth Third Bank, National Association, a national banking association and a wholly owned subsidiary of Fifth Third Intermediary (“Fifth Third Bank”) (collectively, the “bank mergers”), with Fifth Third Bank continuing as the surviving bank.

Subject to the terms and conditions of the merger agreement, at the effective time of the first merger, each share of Comerica common stock issued and outstanding immediately prior to the effective time of the first merger (except for certain shares of Comerica common stock owned by Comerica or Fifth Third, subject to certain exceptions in the merger agreement) will be converted into the right to receive 1.8663 shares of Fifth Third common stock. Fifth Third will not issue any fractional shares of Fifth Third common stock in the first merger. Comerica stockholders who would otherwise be entitled to a fraction of a share of Fifth Third common stock will receive an amount in cash (rounded to the nearest cent) determined by multiplying the average closing sale price determined by multiplying (i) the average closing-sale price per share of Fifth Third common stock on NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the first merger is completed by (ii) the fraction of a share (after taking into account all shares of Comerica common stock held by such holder immediately prior to the effective time of the first merger and rounded to the nearest one-thousandth when expressed in decimal) of Fifth Third common stock that such shareholder would otherwise be entitled to receive. In addition, each share of Comerica’s 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (the “Comerica preferred stock”), issued and outstanding immediately prior to the effective time of the first merger will convert into the right to receive one (1) share of a newly issued series of Fifth Third preferred stock with terms that are not materially less favorable than the terms of Comerica preferred stock. Each outstanding Comerica depositary share representing a 1/40th interest in a share of Comerica preferred stock will become a new Fifth Third depositary share and will represent a 1/40th interest in a share of the applicable series of new Fifth Third preferred shares.

Fifth Third voting shareholders are being asked to approve the Fifth Third stock issuance proposal and Comerica stockholders are being asked to adopt the Comerica merger proposal. See “The Merger Agreement” beginning on page 119 for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to the completion of the first merger and the provisions for terminating or amending the merger agreement.

Background of the Mergers

In connection with Comerica’s ongoing evaluation of its long-term prospects, Comerica’s senior management and board of directors regularly assess Comerica’s business objectives and strategies, in light of several factors, including the macroeconomic and banking industry climate and expectations, all with the goal of enhancing long-term value for Comerica’s stockholders. As a part of this review, Comerica’s senior management and board of directors consider and evaluate various strategic alternatives, including performance improvement, organic growth, capital allocation, acquisitions and business combination transactions.

Fifth Third’s board of directors and senior management regularly evaluate Fifth Third’s strategic course and discuss Fifth Third’s strategic options, including organic and inorganic growth opportunities. From time to time, Fifth Third considers specific acquisitions if they will accelerate growth, are compatible with Fifth Third’s business plans and culture and create the potential for meaningful financial rewards for Fifth Third’s shareholders.

Over the years, Comerica’s senior management and board of directors have had discussions with investment bankers and financial institutions, in an effort to maintain knowledge of the relevant market for business combinations and to gauge the potential interest level and suitability of various financial institutions with respect to exploring a business combination with Comerica. These contacts have occurred through formal and informal meetings and telephone calls and impromptu meetings at investor conferences, banking industry conferences and social settings, and have been preliminary and exploratory in nature. Curtis C. Farmer, Chairman, President and Chief Executive Officer of Comerica, and Timothy N. Spence, Chairman, Chief Executive Officer and President of Fifth Third, have known each other for several years and have periodically discussed trends in the financial services industry and their respective companies. These prior discussions did not involve the possibility of Fifth Third acquiring or combining with Comerica.

Comerica’s discussions became more focused following the period in 2023 when a number of regional banks experienced liquidity issues. Comerica’s senior management and board of directors considered and reviewed the resulting impact of these issues on Comerica’s business as well as the businesses of similarly situated regional banks, including the impact on various financial metrics. As part of this review, Comerica’s senior management and board of directors considered a variety of strategic matters, including maintaining an awareness of the various strategic alternatives potentially available to Comerica, which included a merger, acquisition, sale, merger of equals or maintaining the status quo and held various exploratory conversations. Throughout 2024 and 2025, as part of this review and in light of these considerations, Comerica’s board of directors remained apprised of the regional bank M&A environment and potential counterparties to a strategic transaction.

In the Summer of 2025, Comerica’s board of directors held formal and informal meetings in which it reviewed Comerica’s financial performance and discussed various strategic alternatives available to Comerica with Comerica’s senior management. These meetings included discussion of the benefits of scale and diversification in the current and prospective environment in which Comerica operates, including in addressing economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing Comerica as an independent institution. Based on these discussions, Comerica’s board of directors authorized Comerica’s senior management to begin to explore the potential for a business combination transaction with another financial institution and to solicit and engage in discussions with counterparties that might be interested in pursuing a potential strategic transaction.

Thereafter, Comerica’s senior management and representatives of J.P. Morgan Securities LLC, financial advisor to Comerica, which we refer to as J.P. Morgan, and Wachtell, Lipton, Rosen & Katz, legal advisor to Comerica, which we refer to as Wachtell Lipton, regularly met with the Comerica board of directors and engaged in discussions regarding the process of considering a potential business combination transaction. During this time,

Comerica’s financial advisor and senior management engaged in exploratory conversations with potentially interested parties, including another financial institution that we refer to as “Financial Institution A”, regarding a potential business combination transaction involving Comerica. Other than as noted below, these discussions did not advance beyond the preliminary stage or result in any specific proposals or provision of diligence materials.

In September 2025, the Chief Executive Officer of Financial Institution A verbally proposed to Mr. Farmer a potential all-stock merger transaction between Financial Institution A and Comerica. Thereafter, the Chief Executive Officer of Financial Institution A verbally communicated a revised proposal to merge with Comerica in an all-stock transaction.

Following these exploratory conversations and receipt of Financial Institution A’s proposals, the Comerica board of directors held multiple meetings, together with representatives of J.P. Morgan and Wachtell Lipton. Members of Comerica’s senior management and J.P. Morgan provided their views on the discussions with Financial Institution A, including the implied valuation of Comerica, the consideration discussed, the rationale and strategy, the potential benefits and drawbacks of a business combination transaction with Financial Institution A as compared to alternatives available to Comerica, including a potential transaction with Fifth Third, other potential counterparties to a business combination transaction and the potential benefits and drawbacks of pursuing a transaction with such alternative parties. The Comerica board of directors concluded that such proposals made by Financial Institution A were preliminary and were not likely to be more attractive than the consideration that could be offered by another counterparty, including Fifth Third. The Comerica board of directors discussed alternative potential counterparties to a business combination transaction and, following discussion, including based on the strategic factors outlined in the section entitled “Comerica’s Reasons for the Merger; Recommendation of the Comerica Board of Directors”, determined that Fifth Third would be the optimal merger counterparty to a business combination transaction if Fifth Third were to make a proposal which appropriately valued Comerica, and authorized senior management to engage with Fifth Third further.

On September 18, 2025, Mr. Farmer called Mr. Spence and indicated to Mr. Spence that the Comerica board of directors was exploring a potential strategic transaction and inquired as to whether Fifth Third would be prepared to pursue a potential transaction. The following day, Mr. Spence and Mr. Farmer met in Dallas, Texas to discuss a potential strategic transaction, including the value creation opportunities in a potential transaction, the complementarity of the two companies’ lines of business and the compatibility of the companies’ respective cultures. Mr. Farmer and Mr. Spence also discussed the relative growth of the largest U.S. banks compared to U.S. regional banks, the current bank regulatory environment and their views on their respective businesses. At the conclusion of this meeting, Mr. Spence indicated to Mr. Farmer that he would update members of the Fifth Third board of directors on their discussions. Later that day Fifth Third asked Goldman Sachs to assist Fifth Third in its evaluation of a potential acquisition of Comerica.

On September 22, 2025, Mr. Spence convened a special meeting of the executive committee of the Fifth Third board of directors to consider Mr. Farmer’s outreach and Mr. Spence’s preliminary discussions with Mr. Farmer. During such meeting, Mr. Spence and the executive committee discussed the potential terms of an acquisition of Comerica, subject to further due diligence, and the opportunities presented by the potential transaction. The executive committee also discussed with representatives of Goldman Sachs certain financial aspects relating to a potential acquisition of Comerica. Based on the discussion, the executive committee directed Mr. Spence to submit an acquisition proposal to Comerica along the lines of these potential terms. Also on September 22, 2025, following the direction of the Fifth Third executive committee, Fifth Third management determined proposed terms for Fifth Third to acquire Comerica, including a fixed exchange ratio range.

Later that day, Mr. Spence called Mr. Farmer and communicated the key terms of a nonbinding written indication of interest for the acquisition of Comerica that Fifth Third intended to deliver to Comerica the next day, including that Fifth Third’s proposal would contemplate an all-stock transaction and include a range of potential exchange ratios, whereby Comerica stockholders would receive at least 1.8663 shares of Fifth Third common stock for each share of Comerica common stock (with the final exchange ratio to be determined following due diligence). On September 23, 2025, Fifth Third submitted a nonbinding written indication of interest on the terms discussed between Mr. Spence and Mr. Farmer.

On September 23, 2025, the Comerica board of directors held a meeting to discuss the Fifth Third proposal. Representatives of J.P. Morgan and Wachtell Lipton were present at the meeting. Members of Comerica senior management and J.P. Morgan provided their views regarding a potential transaction with Fifth Third, including as it compared to a transaction with Financial Institution A and other potential counterparties. The Comerica board of directors discussed its preference for a transaction with Fifth Third, including on the basis that the Fifth Third proposal appropriately valued Comerica and that such valuation was higher than the valuation implied by Financial Institution A’s proposals, that the stock of Fifth Third was a valuable currency that traded among the highest levels of peer institutions and had a strong dividend yield, the strategic benefits of a transaction with Fifth Third as compared to a transaction with other potential counterparties and the likelihood of a transaction with another counterparty being consummated on superior terms. The Comerica board of directors authorized Comerica’s senior management, financial advisor and legal advisor to continue discussions with Fifth Third on the basis of the proposal. Following this meeting, on September 23, 2025, Mr. Farmer communicated to Mr. Spence Comerica’s willingness to negotiate the terms of the potential transaction.

On September 25, 2025, Fifth Third’s board of directors met in a specially called meeting. During this meeting, Mr. Spence provided an update regarding the potential acquisition of Comerica and his discussions with Mr. Farmer. Fifth Third management summarized the financial position and performance of Comerica, its businesses, and the potential financial implications of a potential acquisition of Comerica, including the potential synergies and other benefits that could be realized, the cultural alignment between Fifth Third and Comerica and regulatory considerations with respect to a potential acquisition. Mr. Spence presented an overview of the nonbinding indication of interest delivered to Comerica, including the contemplated form and amount of consideration and the governance of Fifth Third following the potential acquisition. Mr. Spence also reviewed the opportunities presented by the transaction, including relating to the combined company’s potential footprint, revenue and expense synergies. The Fifth Third board of directors also discussed the competitive landscape in which any potential acquisition would occur, the relative performance of Fifth Third and Comerica and the current bank regulatory environment. Following this discussion, the Fifth Third board of directors directed Mr. Spence to continue to negotiate with Mr. Farmer.

On September 25, 2025, Fifth Third engaged Sullivan & Cromwell LLP, which we refer to as Sullivan & Cromwell, to assist in providing legal and regulatory advice regarding Fifth Third’s potential acquisition of Comerica.

From September 25, 2025 through the execution of the merger agreement, representatives of Comerica and Fifth Third and their respective financial and legal advisors exchanged information regarding the Comerica and Fifth Third businesses and conducted mutual due diligence.

On September 26, 2025, representatives of Wachtell Lipton shared a draft merger agreement with representatives of Sullivan & Cromwell. From this time through the execution of the merger agreement, representatives of both parties negotiated and finalized the terms of the merger agreement.

On September 30, 2025, Mr. Spence communicated to Mr. Farmer Fifth Third’s final proposed exchange ratio which was consistent with the exchange ratio range initially proposed in Fifth Third’s September 23, 2025 indication of interest.

On September 30, 2025, the Comerica board of directors met with Mr. Spence. Mr. Spence discussed with the Comerica board of directors his perspective on the strategic benefits of a potential acquisition of Comerica by Fifth Third and discussed Fifth Third’s business and prospects.

On October 2, 2025, the Fifth Third board of directors met in a specially called meeting to discuss Fifth Third’s due diligence of Comerica to date. Senior management of Fifth Third provided the Fifth Third board of directors with a detailed summary of such due diligence, including with respect to Comerica’s businesses, operations and financial position, as well as Fifth Third’s assessment of Comerica’s credit, operational, liquidity, interest rate, price, strategic, legal and compliance, and reputational risk. The Fifth Third board of directors also discussed the timeline for finalizing the negotiations and the merger agreement and dates on which the potential transaction might be announced.

Also on October 2, 2025, Goldman Sachs provided Fifth Third with a customary relationship disclosure letter that was subsequently provided to the Fifth Third board of directors.

On October 3, 2025, the Comerica board of directors held a meeting. Representatives of J.P. Morgan, Wachtell Lipton and Keefe, Bruyette & Woods, Inc., financial advisor to Comerica, which we refer to as KBW, were present at the meeting. Representatives of Wachtell Lipton reviewed the Comerica board of directors’ fiduciary duties and the terms of the merger agreement and other transaction documentation. Representatives of J.P. Morgan reviewed the financial aspects of the business combination with Fifth Third at the proposed exchange ratio. Representatives of KBW reviewed market and industry dynamics and the potential market reaction to the proposed transaction. Following discussion, the Comerica board of directors authorized Comerica’s senior management, financial advisor and legal advisor to seek to finalize the terms of the business combination with Fifth Third on the basis discussed at the meeting.

Subsequently, representatives of Comerica and Fifth Third, together with their respective financial and legal advisors, finalized the terms of the merger agreement and other transaction documentation.

On October 4, 2025, Fifth Third and Goldman Sachs entered into an engagement letter to engage formally Goldman Sachs as Fifth Third’s financial advisor in connection with the proposed transaction.

On October 5, 2025, the Fifth Third board of directors met in a specially called meeting. Representatives of Goldman Sachs and Sullivan & Cromwell were present at the meeting. Mr. Spence, along with other members of management, reviewed the final terms of the transaction and merger agreement and discussed updates to the valuation model. Members of management presented the results of Fifth Third’s due diligence, including discussion related to Comerica’s businesses, information technology and information security, risk programs, compliance and litigation, human resources, and cultural alignment. Representatives of Goldman Sachs provided a financial analysis of the proposed transaction, including the exchange ratio of shares of Fifth Third common stock to be issued in exchange for shares of Comerica common stock, and engaged in a discussion with the Fifth Third board of directors on the same. Representatives of Goldman Sachs rendered to the Fifth Third board of directors its oral opinion, subsequently confirmed in writing by delivery of a written opinion, to the Fifth Third board of directors that, as of October 5, 2025 and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Fifth Third. For additional information, see the section entitled “The Mergers—Opinion of Fifth Third’s Financial Advisor” beginning on page 87 and Annex B to this joint proxy statement/prospectus. Sullivan & Cromwell discussed the fiduciary duties of the Fifth Third board of directors with respect to mergers and acquisitions specifically and reviewed the material terms of the merger agreement and various other legal considerations with respect to the merger. Following the presentations by management, Goldman Sachs, and Sullivan & Cromwell, Fifth Third’s board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers, the bank mergers and the issuance of shares of Fifth Third common stock in the first merger, which we refer to as the “Fifth Third stock issuance”) were consistent with, and would further, the business strategies of Fifth Third and were advisable and fair and in the best interests of Fifth Third and its shareholders, and it was in the best interests of Fifth Third and its shareholders to enter into and to consummate the transactions set forth in the merger agreement, adopted and approved the merger agreement and the transactions contemplated thereby (including the mergers, the bank mergers and the Fifth Third stock issuance). The board of directors authorized management to execute the merger agreement, to submit the Fifth Third stock issuance provided for in the merger agreement for the approval of Fifth Third’s voting shareholders, and recommended that Fifth Third’s voting shareholders approve the Fifth Third stock issuance.

On October 5, 2025, the Comerica board of directors held a meeting. Representatives of J.P. Morgan, Wachtell Lipton and KBW were present at the meeting. Representatives of Wachtell Lipton reviewed the Comerica board of directors’ fiduciary duties and the final terms of the merger agreement and other transaction documentation. Representatives of J.P. Morgan reviewed the financial aspects of the business combination with Fifth Third at the proposed exchange ratio. Following extensive discussion and questions and answers, J.P. Morgan rendered its oral opinion to the Comerica board of directors, which was subsequently confirmed by delivery of a written opinion, dated October 5, 2025, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in the written opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of Comerica common stock. See the section entitled “—Opinion of Comerica’s Financial Advisor” for more information. After considering the proposed terms of the merger agreement and the mergers and the various presentations made to the Comerica board of directors by its financial and legal advisors, and taking into consideration the matters discussed during the meeting and prior meetings of the Comerica board of directors, including consideration of the factors described under “—Comerica’s Reasons for the Merger; Recommendation of the Comerica Board of Directors,” the Comerica board of directors determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of Comerica and its stockholders, resolved to approve the merger agreement and the transactions contemplated by the merger agreement (including the mergers), to authorize management to execute the merger agreement, to submit the merger agreement to a vote of Comerica stockholders, and to recommend to Comerica’s stockholders that they adopt the merger agreement.

Later on October 5, 2025, Comerica and Fifth Third executed the merger agreement.

On October 6, 2025, prior to the start of trading, Comerica and Fifth Third issued a joint press release to publicly announce the execution of the merger agreement.

Fifth Third Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors

After careful consideration, the Fifth Third board of directors, at a special meeting held on October 5, 2025, unanimously (i) determined that (a) it is in the best interests of Fifth Third and its shareholders for Fifth Third to enter into, and to consummate the acquisition provided for in, the merger agreement and (b) the merger agreement and the transactions contemplated thereby (including the mergers, the bank mergers and the Fifth Third stock issuance, are advisable and consistent with, and in furtherance of, the business strategies and goals of Fifth Third and are advisable and fair and in the best interests of Fifth Third, and (ii) adopted and approved the merger agreement and the consummation of the transactions contemplated thereby, including the mergers, the bank mergers and the Fifth Third stock issuance. Accordingly, the Fifth Third board of directors unanimously recommends that the Fifth Third voting shareholders vote “FOR” the Fifth Third stock issuance proposal and “FOR” the Fifth Third adjournment proposal.

In reaching the decision to approve the merger agreement and the transactions contemplated by the merger agreement (including the mergers, bank mergers and the Fifth Third stock issuance), and the plan of merger and to recommend approval of the Fifth Third stock issuance by Fifth Third’s shareholders, the Fifth Third board of directors evaluated the merger agreement, the mergers, the bank mergers, the Fifth Third stock issuance and the other matters contemplated by the merger agreement in consultation with Fifth Third’s executive team, as well as with Fifth Third’s legal and financial advisors, and considered a number of factors, including the following principal factors:

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each of Fifth Third’s, Comerica’s and the combined enterprise’s business, operations, financial condition, asset quality, earnings, regulatory compliance and prospects. In reviewing these factors, the Fifth Third board of directors considered its assessment that Comerica’s business, operations, risk profile, product offerings, geographic footprint, customer base and culture complement those of Fifth Third, and that the mergers and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than Fifth Third on a stand-alone basis, including in all Midwest markets in which the combined enterprise operates and in attractive high-growth markets, including key regions in the Southeast, Texas and California, which would thereby enable Fifth Third to serve an expanded customer base and position it for continued growth and investment;

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the strategic rationale for the mergers, including (i) that the mergers would create one of the largest banks in the United States with $288 billion of total assets, $174 billion of loans and $224 billion of deposits, (ii) that the combined enterprise would operate in 17 of the 20 fastest-growing, large metropolitan statistical areas and have top 5 market share in all Midwest markets in which the combined enterprise would operate and a clear path to top 5 market share in high-growth Southeast and Texas markets, (iii) that the mergers would create a more diversified platform by combining Fifth Third’s award-winning retail banking and digital capabilities with Comerica’s strong middle market banking franchise and attractive footprint and (iv) that the combined enterprise would have two $1 billion recurring and high-return fee businesses – Commercial Payments and Wealth and Asset Management – which provide durable, diversified earnings and the additional capacity to reinvest in future growth;

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the belief that the mergers would create a strong middle market banking business by combining Fifth Third’s leading payments products in core treasury management, broad market capabilities and award-winning private bank with Comerica’s deep, relationship-driven middle market platform serving diverse industries across the country;

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the belief that Fifth Third and Comerica share similar cultures, and the belief of the Fifth Third board of directors that the complementary cultures would facilitate the successful completion of the mergers and integration following consummation of the mergers;

•	its understanding that Fifth Third shareholders prior to the effective time would own approximately 73% of Fifth Third’s common stock immediately following the completion of the first merger;

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the Fifth Third board of directors’ belief that the synergies anticipated by management to be potentially available in the mergers, which included approximately $850 million in gross pre-tax cost savings, or 35% of Comerica’s forecasted 2026 operating expense, phased in 37.5% during 2026 and 100% thereafter, would create the opportunity for superior future earnings and prospects compared to Fifth Third’s earnings and prospects on a stand-alone basis;

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the current and prospective environment in the financial services industry, including economic conditions, the accelerating pace of technological change in the financial services industry, the interest rate and regulatory environments, increased operating costs resulting from regulatory and compliance mandates, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions and the likely effects of these factors on Fifth Third’s potential growth, development, productivity and strategic options both with and without the mergers;

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except for the addition of three current Comerica directors to the Fifth Third board of directors following the mergers, the policies, procedures, leadership and structure of the Fifth Third board of directors and its committees are not expected to be impacted by the mergers;

•	Fifth Third’s past record of integrating acquisitions and of realizing expected financial and other benefits of such acquisitions;

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the anticipated pro forma financial impact of the mergers on Fifth Third, including earnings accretion, return on invested capital, tangible book value, internal rate of return, and regulatory capital levels;

•	the anticipated improvement to Fifth Third’s strategic position in the industry after the mergers;

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the oral opinion of Goldman Sachs, subsequently confirmed in writing by delivery of a written opinion, to the effect that, as of October 5, 2025, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Fifth Third. For additional information, see the section entitled “The Mergers — Opinion of Fifth Third’s Financial Advisor” beginning on page 87 and Annex B of this joint proxy statement/prospectus;

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the fact that the exchange ratios would be fixed, which the Fifth Third board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

•	the fact that the Fifth Third voting shareholders will have the opportunity to vote to approve the Fifth Third stock issuance proposal;

•	the current and prospective business climate in the banking industry, including the position of current and likely competitors of Fifth Third and Comerica;

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the fact that the combined enterprise would continue Fifth Third’s long-standing support of Michigan communities and expand Fifth Third’s support to new communities (including California, Arizona and Texas);

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Fifth Third’s past record of risk management and compliance and the Fifth Third board of directors’ view of Fifth Third’s preparedness for the transition to Category III status and evaluation of the costs, timeline and other impacts to the combined company as a result of transitioning to Category III status;

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its review and discussions with Fifth Third’s executive team concerning the due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Comerica; and

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its review with its financial advisors of the financial terms of the merger agreement and its review with its legal advisors of the other terms of the merger agreement, including the representations, covenants and termination provisions.

The Fifth Third board of directors also considered the potential risks related to the transaction. The board of directors concluded that the anticipated benefits of combining with Comerica were likely to outweigh these risks substantially. These potential risks included:

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the diversion of management focus and resources from other strategic opportunities and operational matters while working to implement the transaction and integrate Comerica’s business into Fifth Third;

•	the possibility of encountering difficulties in achieving expense synergies in the amounts currently estimated or within the time frame currently contemplated;

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the costs to be incurred in connection with the mergers and the integration of Comerica’s business into Fifth Third, and the possibility that the transaction and the integration may be more difficult and expensive to complete than anticipated, including as a result of unexpected factors or events;

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the possibility of encountering difficulties in management and oversight of Comerica’s business and operations following the mergers (including as a result of identifying additional operational or compliance issues, cultural differences or challenges in managing new regulatory actions or customer remediation efforts), and the possibility of increased scrutiny by, and/or additional regulatory expectations or requirements of, government and regulatory authorities, as a result of the mergers and the increased size, scope and complexity of the combined business;

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the risk that Comerica’s regulatory and compliance issues, including potential complications and costs relating to Comerica Bank & Trust’s publicly disclosed risk governance framework and internal controls issue, such as consent order remediation or resolution of legal claims, are more difficult or more expensive to resolve than is currently known;

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certain anticipated merger-related costs that Fifth Third expects to incur, including a number of non-recurring costs in connection with the mergers even if the mergers are not ultimately consummated, including a potential $500,000,000 termination fee if the merger agreement is terminated under certain circumstances;

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the regulatory and other approvals required in connection with the mergers and the bank mergers and the risk that such regulatory approvals will not be received in a timely manner or at all or may impose unacceptable conditions;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of Fifth Third common stock or Comerica common stock, the value of the shares of Fifth Third common stock to be issued to Comerica stockholders at the effective time could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•	the potential for legal claims challenging the mergers;

•	the risk that Fifth Third’s transition to Category III status as a result of crossing $250 billion in assets may be more difficult or costly than anticipated;

•	the mergers’ effect on the combined company’s regulatory capital levels, including an evaluation of market risk to the estimated capital ratios at completion of the mergers; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The foregoing discussion of the information and factors considered by the Fifth Third board of directors is not intended to be exhaustive but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the first merger, and the other transactions contemplated by the merger agreement, the Fifth Third board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered all these factors as a whole, including discussions with, and questioning of, Fifth Third’s management and Fifth Third’s independent financial and legal advisors, and overall considered the factors to support its determination.

For the reasons set forth above, the Fifth Third board of directors unanimously determined that the merger agreement and the transactions contemplated thereby (including the mergers, the bank mergers and the Fifth Third stock issuance), were consistent with, and would further, the business strategies of Fifth Third and were advisable and fair and in the best interests of Fifth Third and its shareholders; and it was in the best interests of Fifth Third and its shareholders to enter into and to consummate the transactions set forth in the merger agreement and adopted and approved the merger agreement and the transactions contemplated thereby (including the mergers, the bank mergers and the Fifth Third stock issuance). In addition, for the reasons set forth above, the Fifth Third board of directors unanimously, authorized management to execute the merger agreement, to submit the Fifth Third stock issuance provided for in the merger agreement for the approval of Fifth Third’s voting shareholders, and recommended that Fifth Third’s voting shareholders approve the Fifth Third stock issuance.

In considering the recommendation of the Fifth Third board of directors, you should be aware that certain directors and executive officers of Fifth Third may have interests in the mergers that are different from, or in addition to, interests of shareholders of Fifth Third generally and may create potential conflicts of interest. The Fifth Third board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Fifth Third’s shareholders that they vote in favor of the Fifth Third Stock Issuance proposal. See “The Mergers — Interests of Certain Fifth Third Directors and Executive Officers in the First Merger” beginning on page 107.

It should be noted that this explanation of the reasoning of the Fifth Third board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 48.

For the reasons set forth above, the Fifth Third board of directors unanimously recommends that Fifth Third voting shareholders vote “FOR” the Fifth Third stock issuance proposal and “FOR” the Fifth Third adjournment proposal.

Comerica’s Reasons for the Mergers; Recommendation of Comerica’s Board of Directors

In reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the mergers) and to recommend that the holders of Comerica common stock adopt the merger agreement, the Comerica board of directors evaluated the merger agreement and the transactions contemplated thereby (including the mergers) in consultation with Comerica’s management, as well as Comerica’s financial and legal advisors, and considered a number of factors, including the following (which are presented below in no particular order and are not exhaustive):

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each of Comerica’s, Fifth Third’s and the combined enterprise’s business, operations, financial condition, asset quality, earnings, regulatory compliance and prospects. In reviewing these factors, the Comerica board of directors considered its assessment that Comerica’s business, operations, risk profile, product offerings, geographic footprint, customer base and culture complement those of Fifth Third, and that the mergers and the other transactions contemplated by the merger agreement would result in a surviving corporation with a larger scale and market presence than Comerica on a stand-alone basis, including in all Midwest markets in which the combined enterprise operates and in attractive high-growth markets, which would thereby enable Comerica to serve an expanded customer base and position it for continued growth and investment;

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the strategic rationale for the mergers, including (i) that the mergers would create one of the largest banks in the United States with $288 billion of total assets, $174 billion of loans and $224 billion of deposits, (ii) that the combined enterprise would operate in 17 of the 20 fastest-growing, large metropolitan statistical areas and have top 5 market share in all Midwest markets in which the combined enterprise would operate and a clear path to top 5 market share in high-growth Southeast and Texas markets, (iii) that the mergers would create a more diversified platform by combining Fifth Third’s award-winning retail banking and digital capabilities with Comerica’s strong middle market banking franchise and attractive footprint and (iv) that the combined enterprise would have two $1 billion recurring and high-return fee businesses – Commercial Payments and Wealth and Asset Management – which provide durable, diversified earnings and the additional capacity to reinvest in future growth;

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the belief that the merger would create, and enable the holders of Comerica common stock to become shareholders of, a banking franchise with enhanced scale, a diversified geographic footprint and enhanced and diversified product capabilities that will create opportunities for future growth;

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the belief that the combined enterprise would be more profitable than Comerica would be on a standalone basis, estimated to have the highest efficiency ratio and return on tangible common equity among super regional banks by 2027;

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the belief that the mergers would create a strong middle market banking business by combining Comerica’s deep, relationship-driven middle market platform serving diverse industries across the country with Fifth Third’s leading payments products in core treasury management, broad market capabilities and award-winning private bank;

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the fact that the fixed exchange ratio in the mergers would provide Comerica stockholders with consideration valued at $82.88 per share based on Fifth Third’s closing stock price on October 3, 2025, the last trading day prior to the announcement of the mergers, representing a 20% premium to Comerica’s 10-day volume-weighted average stock price;

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the understanding of the Comerica board of directors of the current and prospective environment in which Comerica and Fifth Third operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally and the challenges facing Comerica as an independent institution, and the likely effect of these factors on Comerica both with and without the mergers and the advantages of increased scale in facing these challenges;

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the belief that Comerica and Fifth Third have limited geographic overlaps, which would promote continuity with team members and customers and thereby limit distractions and other costs which could otherwise interfere with the combined enterprise’s ability to realize the anticipated benefits of the mergers;

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the belief that Fifth Third’s earnings and prospects, and the revenue synergies and cost savings potentially available in the mergers, would result in the combined enterprise having the opportunity to have improved future earnings and prospects compared to Comerica’s earnings and prospects on a stand-alone basis;

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the belief that Comerica and Fifth Third share similar cultures, and the belief of the Comerica board of directors that the complementary cultures would facilitate the successful completion of the mergers and integration following consummation of the mergers;

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the complementary nature of the products, services, customers and markets of Comerica and Fifth Third, which the Comerica board of directors believed would provide the opportunity to mitigate risks and increase potential returns;

•	the current and prospective business climate in the banking industry, including the position of current and likely competitors of Comerica and Fifth Third;

•	the anticipated pro forma financial impact of the mergers on the combined enterprise, including the expected positive impact on certain financial metrics;

•	the expectation of cost savings and revenue synergies resulting from the mergers;

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the belief that Fifth Third’s experience in completing acquisitions and related integration would mitigate the execution risk of integrating Comerica with Fifth Third and realizing the potential benefits of the mergers;

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the terms of the merger agreement and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by holders of Comerica common stock as a result of possible increases or decreases in the trading price of Comerica common stock or Fifth Third common stock following the announcement of the mergers, which the Comerica board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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the fact that 100% of the merger consideration would be in the form of Fifth Third common stock, which would allow Comerica stockholders to participate in the future growth and opportunities of the combined enterprise and the anticipated pro forma impact of the mergers otherwise benefit from the financial performance of the combined enterprise and potential appreciation in the value of Fifth Third common stock;

•	the fact that Comerica stockholders would own approximately 27% of the combined enterprise following completion of the mergers;

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the fact that following completion of the mergers the Fifth Third board of directors would include three legacy Comerica directors, that Curt Farmer, Peter Sefzik and Megan Burkhart would serve in leadership roles at Fifth Third and that Mr. Farmer would join the Fifth Third Board following his retirement from his employment at Fifth Third, which the Comerica board of directors believed would enhance the likelihood that the strategic benefits Comerica expects to achieve as a result of the mergers would be realized;

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the availability of alternative transactions, including that no institution, other than Fifth Third, submitted a proposal regarding a potential acquisition or strategic business combination to Comerica as attractive as the proposal submitted by Fifth Third, as well as the attractiveness and strategic fit of Fifth Third as a potential merger partner, the likelihood of an actionable alternative transaction emerging on terms and conditions, including with respect to certainty of consummation, as beneficial to Comerica and its stockholders as those proposed by Fifth Third, and the terms of the merger agreement that give Comerica the right, subject to certain conditions, to provide nonpublic information in response to, and to discuss and negotiate, certain bona fide unsolicited acquisition proposals made before Comerica’s stockholders adopt the merger agreement;

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the evaluation of the Comerica board of directors, with the assistance of management and Comerica’s financial and legal advisors, of Comerica’s stand-alone plan and other strategic alternatives available to Comerica for enhancing value over the long term and the potential risks, rewards and uncertainties associated with Comerica’s stand-alone plan and such other alternatives, and the belief of the Comerica board of directors that the proposed mergers offered greater benefits, with reduced risks, as compared to the value that could reasonably be expected to be obtained from Comerica’s stand-alone plan and other alternatives available to Comerica;

•	Comerica’s due diligence examination of the operations, financial condition and prospects of Fifth Third;

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the fact that the combined enterprise would continue Comerica’s long-standing support of Michigan and Texas communities following completion of the mergers and expand its commitment to communities in California and Arizona;

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the opinion, dated October 5, 2025, of J.P. Morgan to the Comerica board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Comerica common stock of the exchange ratio, as more fully described below under “—Opinion of Comerica’s Financial Advisor”;

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the regulatory and other approvals required in connection with the mergers and the bank mergers and the expectation that such approvals would be received in a timely manner and without unacceptable conditions;

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the Comerica board of directors’ review with Comerica’s outside legal advisor, Wachtell Lipton, of the terms of the merger agreement, including the representations and warranties, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•	the caliber of Fifth Third’s executive management team and board of directors; and

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Fifth Third’s history and track record of realizing projected financial goals and benefits of acquisitions and the perceived strength of Fifth Third’s management and infrastructure to successfully complete the integration process following the completion of the mergers.

The Comerica board of directors also considered potential risks related to the mergers but concluded that the anticipated benefits of the mergers were likely to substantially outweigh these risks. These potential risks include the following (which are presented below in no particular order and are not exhaustive):

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the regulatory and other approvals required in connection with the mergers and the bank mergers and the risk that such regulatory approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

•	the possibility of encountering difficulties in achieving anticipated revenue synergies and cost savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully maintaining existing customer and employee relationships;

•	the possibility of encountering difficulties in successfully integrating Comerica’s and Fifth Third’s business, operations and workforce;

•	the risk of losing key Comerica or Fifth Third employees during the pendency of the mergers and thereafter;

•	the possible diversion of management attention and resources from the operation of Comerica’s business or other strategic opportunities towards the completion of the mergers;

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the fact that the exchange ratio provides for a fixed number of shares of Fifth Third common stock and, as such, Comerica stockholders cannot be certain, at the time of the Comerica special meeting, of the market value of the merger consideration they will receive, and the possibility that Comerica stockholders could be adversely affected by a decrease in the market price of Fifth Third common stock before closing;

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the fact that the merger agreement places certain restrictions on the conduct of Comerica’s business prior to the completion of the mergers, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Comerica from undertaking business opportunities that might arise or any other action it would otherwise take with respect to the operations of Comerica absent the pending completion of the mergers;

•

certain anticipated merger-related costs that Comerica expects to incur, including a number of non-recurring costs in connection with the merger even if the mergers are not ultimately consummated, including a potential $500,000,000 termination fee if the merger agreement is terminated under certain circumstances;

•	the other numerous risks and uncertainties that could adversely affect Comerica’s and Fifth Third’s respective operating performance and financial results;

•	the potential for legal claims challenging the mergers;

•	the fact that Comerica stockholders are not entitled to dissenters’ or appraisal rights under the merger agreement or Delaware law; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

The foregoing discussion of the information and factors considered by the Comerica board of directors is not intended to be exhaustive. In reaching its decision to approve the merger agreement and the transactions contemplated thereby (including the mergers), the Comerica board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Comerica board of directors considered all these factors as a whole, including through its discussions with Comerica’s management and financial and legal advisors, in evaluating the merger agreement and the transactions contemplated thereby (including the mergers).

For the reasons set forth above, the Comerica board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Comerica and its stockholders, (b) approved the merger agreement and the transactions contemplated thereby, (c) authorized the execution and delivery of the merger agreement and the transactions contemplated thereby, (d) directed that the merger agreement be submitted to the holders of Comerica common stock for adoption and (e) recommended adoption of the merger agreement by the holders of Comerica common stock.

In considering the recommendation of the Comerica board of directors, you should be aware that certain directors and executive officers of Comerica may have interests in the merger that are different from, or in addition to, interests of stockholders of Comerica generally and may create potential conflicts of interest. The Comerica board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement and the transactions contemplated thereby (including the mergers), and in recommending to the holders of Comerica common stock that they vote in favor of the Comerica merger proposal, the Comerica compensation proposal and the Comerica adjournment proposal. See the section entitled “The Merger—Interests of Comerica’s Directors and Executive Officers in the Merger.”

It should be noted that this explanation of the reasoning of the Comerica board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

For the reasons set forth above, the Comerica board of directors unanimously recommends that the holders of Comerica common stock vote “FOR” the Comerica merger proposal, “FOR” the Comerica compensation proposal and “FOR” the Comerica adjournment proposal.

Opinion of Fifth Third’s Financial Advisor

At a meeting of the Fifth Third board of directors, Goldman Sachs rendered its oral opinion, subsequently confirmed in writing by delivery of a written opinion, to the Fifth Third board of directors that, as of October 5, 2025, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Fifth Third.

The full text of the written opinion of Goldman Sachs, dated October 5, 2025, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with Goldman Sachs’ opinion, is attached as Annex B to this joint proxy statement/prospectus. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Fifth Third board of directors in connection with its consideration of the mergers. Goldman Sachs’ opinion is not a recommendation as to how any holder of Fifth Third common stock should vote with respect to the mergers or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders or stockholders, as applicable, and Annual Reports on Form 10-K of Fifth Third and Comerica for the five years ended December 31, 2024;

•	certain interim reports to shareholders or stockholders, as applicable, and Quarterly Reports on Form 10-Q of Fifth Third and Comerica;

•	certain other communications from Fifth Third and Comerica to their respective shareholders or stockholders, as applicable;

•	certain publicly available research analyst reports for Fifth Third and Comerica;

•	certain internal financial analyses and forecasts for Comerica prepared by its management; and

•

certain internal financial analyses and forecasts for Fifth Third standalone and pro forma for the mergers and certain financial analyses and forecasts for Comerica on a standalone basis and giving effect to the mergers, in each case, as prepared by the management of Fifth Third and approved for Goldman Sachs’ use by Fifth Third (the “Forecasts” and which are summarized in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 103), including certain operating synergies projected by the management of Fifth Third to result from the mergers, as approved for Goldman Sachs’ use by Fifth Third (the “Synergies” and which are summarized in the section entitled “The Mergers—Certain Unaudited Prospective Financial Information” beginning on page 103).

Goldman Sachs also held discussions with members of the senior managements of Fifth Third and Comerica regarding their assessment of the past and current business operations, financial condition, and future prospects of Comerica and with the members of senior management of Fifth Third regarding their assessment of the past and current business operations, financial condition and future prospects of Fifth Third and the strategic rationale for, and the potential benefits of, the mergers; reviewed the reported price and trading activity for the shares of Fifth Third common stock and the shares of Comerica common stock; compared certain financial and stock market information for Fifth Third and Comerica with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Fifth Third board of directors’ consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with Fifth Third’s consent that the Forecasts, including the Synergies, were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Fifth Third. Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Fifth Third or Comerica or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, Goldman Sachs assumed that such allowances for losses for Fifth Third and Comerica are in the aggregate adequate to cover such losses. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the mergers will be obtained without any adverse effect on Fifth Third or Comerica or on the expected benefits of the mergers in any way meaningful to its analysis. Goldman Sachs also assumed that the mergers will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Fifth Third to engage in the mergers or the relative merits of the mergers as compared to any strategic alternatives that may be available to Fifth Third; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to Fifth Third, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the mergers or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the mergers, including the fairness of the mergers to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Fifth Third; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Fifth Third or Comerica, or any class of such persons in connection with the mergers, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs’ opinion is necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Comerica common stock or Fifth Third common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Fifth Third, Comerica or the mergers, or as to the impact of the mergers on the solvency or viability of Fifth Third or Comerica or the ability of Fifth Third or Comerica to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Fifth Third board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 3, 2025, the last trading day before the public announcement of the mergers, and is not necessarily indicative of current market conditions.

For purposes of its financial analyses, Goldman Sachs calculated an implied value for the exchange ratio of $82.88 by multiplying the exchange ratio pursuant to the merger agreement by $44.41, the closing share price of Fifth Third common stock on October 3, 2025.

Illustrative Discounted Dividend Analysis: Comerica

Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analyses for Comerica, both on a standalone basis as well as on a standalone basis but taking into account the effect of the mergers, to derive a range of illustrative present values per share of the Comerica common stock on a standalone basis and on a standalone basis taking into account the effect of the mergers.

Using discount rates ranging from 12.0% to 14.0%, reflecting estimates of the cost of equity for Comerica, Goldman Sachs derived a range of illustrative equity values for Comerica by discounting to present value as of June 30, 2025, (a) the implied distributions to/infusions from Comerica’s stockholders over the period beginning June 30, 2025 through December 31, 2029, calculated using the Forecasts for Comerica, on a standalone basis as well as on a standalone basis but taking into account the effect of the mergers, assuming in each case, at the direction of Fifth Third management, that Comerica would make distributions of capital in excess of the amount necessary to achieve a target common equity tier 1 capital of 9.5%, and (b) a range of illustrative terminal values for Comerica, on a standalone basis as well as on a standalone basis but taking into account the effect of the mergers, as of December 31, 2029, calculated by applying illustrative next 12 months (“NTM”) estimated earnings per share (“EPS”) multiples (such multiples, “NTM Price/EPS”) ranging from 10.0x to 13.0x to the estimate of Comerica’s terminal year 2030 net income, as reflected in the Forecasts for Comerica on a standalone basis as well as the Forecasts for Comerica on a standalone basis but taking into account the effect of the mergers. Goldman Sachs derived the range of discount rates by application of the capital asset pricing model (“CAPM”), which requires certain company-specific inputs, including a beta for Comerica, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived the range of illustrative NTM Price/EPS multiples based on its professional judgment and experience, taking into account current and historical multiples NTM Price/EPS for Comerica.

Goldman Sachs divided the ranges of illustrative equity values it derived for Comerica on a standalone basis as well as the ranges of those values taking into account the effect of the mergers by the total number of fully diluted shares of Comerica outstanding as provided by Fifth Third management to derive illustrative ranges of present values per share of Comerica common stock on a standalone basis of $56.38 to $70.45 and on a standalone basis but taking into account the effect of the mergers of $90.28 to $120.43.

Illustrative Present Value of Future Share Price Analysis: Comerica

Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Comerica common stock on a standalone basis. For this analysis, Goldman Sachs derived a range of theoretical future values per share for the shares of Comerica common stock on a standalone basis as of December 31 2026, 2027 and 2028, by applying a range of multiples of illustrative NTM Price/EPS of 10.0x to 13.0x to the estimates of the EPS of Comerica for each of the fiscal years 2027, 2028 and 2029, respectively, as set forth in the Forecasts. Goldman Sachs derived the range of illustrative NTM Price/EPS multiples based on its professional judgment and experience, taking into account current and historical NTM Price/EPS multiples for Comerica.

Goldman Sachs then discounted these implied future values per share and the estimated dividends to be paid per share of Comerica common stock through the end of the applicable year as reflected in the Forecasts to June 30, 2025, using an illustrative discount rate of 13.0%, reflecting an estimate of the Comerica’s cost of equity. Goldman Sachs derived such discount rate by application of the CAPM. This analysis resulted in a range of implied present values per share of Comerica common stock of $51.75 to $66.19.

Regression Analysis: Comerica

Goldman Sachs performed a regression analysis using the tangible book value (“TBV”) per share multiples (such multiples, “Price/TBV” per share) for the Comerica selected companies calculated by Goldman Sachs as described below in the section captioned “—Selected Public Companies Multiples” compared to the 2026 estimated return on average tangible common equity (“2026E ROATCE”) for those selected companies using the median estimates for such companies published by Factset as of October 3, 2025 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2026E ROATCE for the Comerica selected companies. Goldman Sachs observed that the 2026E ROATCE for Comerica as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 1.34x on the regression line.

Based on this observation, Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.24x to 1.44x to the TBV per share as of June 30, 2025 for Comerica, as reflected in its publicly available filings, to derive a range of implied values per share of Comerica common stock of $59.64 to $69.24.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to certain acquisition transactions announced since January 1, 2015 involving target companies in the banking industry in the United States in which the implied transaction value was greater than $2 billion (excluding mergers of equals).

While none of the target companies in the selected transactions are directly comparable to Comerica and none of the selected transactions are directly comparable to the mergers, the target companies in the selected transactions are companies with certain operations that, for the purposes of analysis, may be considered similar to certain operations of Comerica, and as such, for purposes of the analysis, the selected transactions may be considered similar to the mergers.

Using publicly available information, for each of the selected transactions, Goldman Sachs calculated (i) Price/TBV per share multiples as of the last full reported quarter prior to the announcement of the applicable transaction, and (ii) Price/EPS for its second full fiscal year following the announcement of the applicable transaction (referred as “Price/FY2 EPS”), in each case using information disclosed in public company filings, estimates published by Factset, S&P Global databases and public company filings. The selected transactions and the implied multiples calculated for the transactions are set forth below.

Announcement Date	Target	Acquiror	Price/TBV per Share	Price/FY2 EPS
September 2025	FirstBank	PNC	2.39x	—
May 2024	Independent	SouthState	1.48x	12.0x
December 2021	Bank of the West	BMO	1.72x	—
September 2021	Union Bank	U.S. Bancorp	1.28x	—
July 2021	Investors	Citizens Bank	1.33x	10.9x
February 2021	People’s United	M&T Bank	1.64x	13.7x

Announcement Date	Target	Acquiror	Price/TBV per Share	Price/FY2 EPS
December 2020	TCF	Huntington	1.48x	11.8x
November 2020	BBVA USA	PNC	1.34x	—
June 2019	LegacyTexas	Prosperity	2.16x	12.1x
July 2018	FCB	Synovus	2.25x	13.5x
May 2018	MB Financial	Fifth Third	2.76x	16.4x
May 2017	Capital Bank	First Horizon	2.04x	19.1x
June 2016	PrivateBancorp	CIBC	2.23x	—
January 2016	FirstMerit	Huntington	1.63x	—
October 2015	First Niagara	KeyCorp	1.67x	18.7x
January 2015	City National	RBC	2.63x	—

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment and experience, Goldman Sachs applied a reference range of (i) Price/TBV per share multiples of 1.28x to 2.76x, and (ii) Price/FY2 EPS multiples of 10.9x to 19.1x to Comerica’s estimated EPS in 2026, as reflected in the Forecasts, in each case to derive a range of implied values per share of Comerica common stock of $61.17 to $132.38 based on Price/TBV per share multiples, and $58.77 to $102.98 based on Price/FY2 EPS multiples.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available data obtained from S&P Global databases and publicly available information, the acquisition premia paid in all-stock acquisition transactions announced during the period since January 1, 2015 through October 5, 2025 involving a publicly traded banks based in the United States as the target, where the disclosed transaction value was greater than $500 million (excluding mergers of equals). For the entire period, using publicly available information, Goldman Sachs calculated the 25th percentile and 75th percentile premiums of the price paid in such transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a 25th percentile premium of 7.0% and 75th percentile premium of 22.0% across the entire period. Using this analysis, Goldman Sachs applied a reference range of illustrative premiums of 7.0% to 22.0% to the undisturbed closing price per share of Comerica common stock of $70.55 as of October 3, 2025 and calculated a range of implied price per share of Comerica common stock of $75.57 to $86.09.

Illustrative Discounted Dividend Analysis: Fifth Third Standalone

Using the Forecasts, Goldman Sachs performed an illustrative discounted dividend analysis for Fifth Third on a standalone basis, to derive a range of illustrative present values per share of Fifth Third common stock on a standalone basis.

Using discount rates ranging from 11.5% to 13.5%, reflecting estimates of the cost of equity for Fifth Third on a standalone basis, Goldman Sachs derived a range of illustrative equity values for Fifth Third on a standalone basis by discounting to present value as of June 30, 2025, (a) the implied distributions to Fifth Third’s shareholders on a standalone basis over the period beginning June 30, 2025 through December 31, 2029, calculated using the Forecasts assuming at the direction of Fifth Third management that Fifth Third would make distributions of capital in excess of the amount necessary to achieve a target common equity tier 1 capital of 9.5%, including accumulated other comprehensive income (“AOCI”), and (b) a range of illustrative terminal values for Fifth Third on a standalone basis as of December 31, 2030, calculated by applying illustrative NTM Price/EPS multiples ranging from 9.5x to 12.5x to the estimate of Fifth Third’s terminal year net income on a standalone basis, as reflected in the Forecasts. Goldman Sachs derived the range of discount rates by application of the CAPM. Goldman Sachs derived the range of illustrative NTM Price/EPS multiples based on its professional judgment and experience, taking into account current and historical NTM Price/EPS multiples for Fifth Third.

Goldman Sachs divided the range of illustrative equity values it derived for Fifth Third on a standalone basis by the total number of fully diluted shares of Fifth Third common stock outstanding as provided by Fifth Third management to derive a range of illustrative present values per share of Fifth Third common stock on a standalone basis of $37.10 to $48.92.

Illustrative Discounted Dividend Analysis: Fifth Third Pro Forma

Using the Forecasts, taking into account the Synergies, Goldman Sachs performed an illustrative discounted dividend analysis for Fifth Third on a pro forma basis (giving effect to the mergers), to derive a range of illustrative present values per share of Fifth Third common stock on a pro forma basis.

Using discount rates ranging from 11.5% to 13.5%, reflecting estimates of the cost of equity for Fifth Third on a pro forma basis, Goldman Sachs derived a range of illustrative equity values for Fifth Third on a pro forma basis by discounting to present value as of June 30, 2025, (a) the implied distributions to Fifth Third’s shareholders on a pro forma basis over the period beginning June 30, 2025 through December 31, 2029, calculated using the Forecasts, taking into account the Synergies, assuming at the direction of Fifth Third management that Fifth Third would on a pro forma basis make distributions as necessary to achieve a target common equity tier 1 capital of 9.5%, including AOCI, and (b) a range of illustrative terminal values for Fifth Third on a pro forma basis as of December 31, 2030, calculated by applying illustrative NTM Price/EPS multiples ranging from 9.75x to 12.75x to the estimate of Fifth Third’s terminal year net income on a pro forma basis, as reflected in the Forecasts, taking into account the Synergies. Goldman Sachs derived the discount rate used in the foregoing analysis by application of the CAPM. Goldman Sachs derived the range of illustrative NTM Price/EPS multiples based on its professional judgment and experience, taking into account current and historical NTM Price/EPS multiples for Fifth Third.

Goldman Sachs divided the range of illustrative equity values it derived for Fifth Third on a pro forma basis by the total number of fully diluted shares of Fifth Third common stock outstanding, increased by the number of shares of Comerica common stock anticipated to be issued in the mergers, as provided by Fifth Third management, to derive a range of illustrative present values per share of Fifth Third common stock on a pro forma basis of $39.13 to $52.20.

Illustrative Present Value of Future Share Price Analysis: Fifth Third Standalone

Using the Forecasts, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Fifth Third common stock on a standalone basis. For this analysis, Goldman Sachs derived a range of theoretical future values per share for the shares of Fifth Third common stock on a standalone basis as of December 31 for each of the fiscal years 2026 through 2028, by applying a range of multiples of illustrative NTM Price/EPS of 9.5x to 12.5x to the estimates of the EPS of Fifth Third on a standalone basis for each of the fiscal years 2027, 2028 and 2029. Goldman Sachs derived the range of illustrative NTM Price/EPS multiples based on its professional judgment and experience, taking into account current and historical NTM Price/EPS multiples for Fifth Third.

Goldman Sachs then discounted these implied future values per share and the estimated dividends to be paid per share of Fifth Third common stock on a standalone basis through the end of the applicable year as reflected in the Forecasts to June 30, 2025, using an illustrative discount rate of 12.50%, reflecting an estimate of Fifth Third’s cost of equity on a standalone basis. Goldman Sachs derived such discount rate by application of the CAPM. This analysis resulted in a range of implied present values of $37.46 to $49.36 per share of Fifth Third common stock on a standalone basis.

Illustrative Present Value of Future Share Price Analyses: Fifth Third Pro Forma

Using the Forecasts, taking into account the Synergies, Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Fifth Third common stock on a pro forma basis.

For this analysis, Goldman Sachs derived a range of theoretical future values per share for the shares of Fifth Third common stock on a pro forma basis as of December 31, 2026, 2027 and 2028, respectively, by applying a range of multiples of illustrative NTM Price/EPS of 9.75x to 12.75x to the estimates of the EPS of Fifth Third on a pro forma basis for each of the fiscal years 2027, 2028, 2029, respectively. Goldman Sachs derived the range of illustrative NTM Price/EPS multiples based on its professional judgment and experience, taking into account current and historical NTM Price/EPS multiples for Fifth Third.

Goldman Sachs then discounted these implied future values per share and the estimated dividends to be paid per share of Fifth Third common stock on a pro forma basis through the end of the applicable year as reflected in the Forecasts to June 30, 2025, using an illustrative discount rate of 12.50%, reflecting an estimate of Fifth Third’s cost of equity on a pro forma basis. Goldman Sachs derived such discount rate by application of the CAPM. This analysis resulted in a range of implied present values of $41.55 to $54.47 per share of Fifth Third common stock on a pro forma basis.

Regression Analysis: Fifth Third Standalone

Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the Fifth Third selected companies calculated by Goldman Sachs as described below in the section captioned “—Selected Public Companies Multiples” compared to the 2026E ROATCE for those selected companies using the median estimates for such companies published by Factset as of October 3, 2025 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2026E ROATCE for the selected companies. Goldman Sachs observed that the 2026E ROATCE for Fifth Third on a standalone basis as reflected in the Forecasts corresponded to an implied Price/TBV per share multiple of 1.96x on the regression line.

Based on this observation, Goldman Sachs applied implied Price/TBV per share multiples ranging from 1.86x to 2.06x to the TBV per share as of June 30, 2025 for Fifth Third on a standalone basis, as reflected in its publicly available filings, to derive a range of implied values per share of Fifth Third common stock on a standalone basis of $39.12 to $43.32.

Regression Analysis: Fifth Third Pro Forma

Goldman Sachs performed a regression analysis using the Price/TBV per share multiples for the Fifth Third selected companies calculated by Goldman Sachs as described below in the section captioned “—Selected Public Companies Multiples” compared to the 2026E ROATCE for those selected companies using the median estimates for such companies published by Factset as of October 3, 2025 to derive a regression line reflecting a range of Price/TBV per share multiples at a range of 2026E ROATCE for the selected companies. Goldman Sachs observed that the 2026E ROATCE for Fifth Third on a pro forma basis as reflected in the Forecasts, taking into account the Synergies, corresponded to an implied Price/TBV per share multiple of 2.23x on the regression line.

Based on this observation, Goldman Sachs applied implied Price/TBV per share multiples ranging from 2.13x to 2.33x to the TBV per share as of June 30, 2025 for Fifth Third on a pro forma basis, as reflected in its publicly available filings, to derive a range of implied values per share of Fifth Third common stock on a pro forma basis of $44.66 to $48.86.

Selected Public Companies Multiples

For reference purposes only, Goldman Sachs reviewed and compared certain financial information for Comerica and Fifth Third on a standalone basis to corresponding financial information, ratios and public market multiples for the selected publicly traded companies in the banking industry listed below, which are referred to, respectively, as the “Comerica selected companies” and the “Fifth Third selected companies”. Although none of the selected companies is directly comparable to Comerica or Fifth Third, respectively, the selected companies were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Fifth Third and Comerica, respectively.

For each of Comerica and Fifth Third on a standalone basis and the selected companies, Goldman Sachs calculated and compared its closing price per share as of October 3, 2025 as a multiple of stated TBV per share as of its most recently completed fiscal quarter for which TBV per share information was publicly available as of October 3, 2025.

The multiples calculated by Goldman Sachs for the selected companies and for Comerica and Fifth Third are as follows:

Comerica Selected Company	Price/TBV per Share (Stated)
Citizens Bank	1.53x
M&T Bank	1.73x
Fifth Third	2.12x
Huntington	1.88x
KeyCorp	1.45x
Regions	2.04x
Zions	1.55x
Western Alliance	1.55x
First Horizon	1.66x
Webster	1.70x
Cullen Frost	2.01x
BOK	1.50x

Fifth Third Selected Company	Price/TBV per Share (Stated)
U.S. Bank	1.81x
PNC	1.91x
Truist	1.44x
First Citizens	1.11x
Citizens Bank	1.53x
M&T Bank	1.73x
Huntington	1.88x
KeyCorp	1.45x
Regions	2.04x
Zions	1.55x
First Horizons	1.66x
Comerica	1.47x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Fifth Third or Comerica or the mergers.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Fifth Third board of directors as to the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Fifth Third, Comerica, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Fifth Third and Comerica and was approved by the Fifth Third board of directors. Goldman Sachs provided advice to Fifth Third during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Fifth Third or the Fifth Third board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the mergers.

As described above, Goldman Sachs’ opinion to the Fifth Third board of directors was one of many factors taken into consideration by the Fifth Third board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates (collectively, “Goldman Sachs Affiliated Entities”) are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Fifth Third, Comerica and any of their respective affiliates and third parties (collectively, “Relevant Parties”), or any currency or commodity that may be involved in the mergers. Goldman Sachs acted as financial advisor to Fifth Third in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Fifth Third and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering of Fifth Third’s senior notes, in January 2025. During the two-year period ended October 5, 2025, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Fifth Third and/or its affiliates of approximately $0.5 million. During the two-year period ended October 5, 2025, Goldman Sachs Investment Banking has not been engaged by Comerica or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. As of October 5, 2025, Goldman Sachs Investment Banking was not mandated by Comerica and/or its Related Entities (as defined below) to provide to any such person financial advisory and/or underwriting services. In addition, as of October 5, 2025, Goldman Sachs Investment Banking was not soliciting Comerica and/or its Related Entities to work on financial advisory and/or underwriting matters for any such persons on which it had not been mandated. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Fifth Third, Comerica and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

As of October 5, 2025, Goldman Sachs Affiliated Entities had (i) no direct GS Principal Investment (as defined below) in Fifth Third and/or its affiliates and (ii) no direct GS Principal Investment in Comerica and/or its Related Entities (as defined below).

On the public side of Goldman Sachs’ informational wall (the “Public Side”) and in the ordinary course of its various business activities, Goldman Sachs Affiliated Entities may also own equity securities in the Relevant Parties, and/or their respective affiliates arising from engaging in market making, trade execution, clearing, custody, margin lending and other similar financing transactions, securities lending, and related activities (including by acting as agent for third parties executing their transactions or as principal supplying liquidity to market participants, and any related hedging, other risk management or inventory management) (collectively,

“Market Making Activities”), which positions change frequently. Regulatory, informational and operational barriers separate the Public Side from Goldman Sachs Investment Banking. For purposes of this section of the joint proxy statement/prospectus, (x) Goldman Sachs relied on its books and records to (i) unless otherwise indicated, calculate all amounts and (ii) determine whether an entity is an affiliate, portfolio company, subsidiary or majority-owned subsidiary of another entity, and (y) the following terms have the definitions set forth below:

GS Principal Investments (including any associated commitments) are (i) direct balance sheet investments in equity interests or equity securities held by Goldman Sachs Affiliated Entities for its own account or (ii) direct investments in equity interests held by a fund managed by a Goldman Sachs Affiliated Entity which fund is primarily for the benefit of Goldman Sachs Affiliated Entities and/or its current and former employees and not third party clients. GS Principal Investments do not include equity interests arising from Market Making Activities, equity derivatives, convertible debt instruments, or warrants or equity kickers received in connection with senior secured loans, mezzanine loans, warehouse loans, preferred equity with a fixed rate of return or other similar types of financing transactions (which may also be subject to hedging or other risk-mitigating instruments). GS Principal Investments also do not include investments by funds managed by Goldman Sachs Affiliated Entities which funds are almost entirely for the benefit of third party clients (“GS Client Funds”), which funds can co-invest alongside, and/or make Investments in, the Relevant Parties or their respective Related Entities. As investment managers for GS Client Funds, Goldman Sachs Affiliated Entities are required to fulfill a fiduciary responsibility to GS Client Funds in making decisions to purchase, sell, hold or vote on, or take any other action with respect to, any financial instrument.

Related Entities are, as applicable, a person or entity’s subsidiaries, affiliates, portfolio companies and/or funds managed thereby.

The Fifth Third board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the mergers. Pursuant to a letter agreement dated October 4, 2025, Fifth Third engaged Goldman Sachs to act as its financial advisor in connection with the mergers. The engagement letter between Fifth Third and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at $50 million, $5 million of which became payable at announcement of the mergers, and the remainder of which is contingent upon consummation of the mergers. In addition, Fifth Third has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Comerica’s Financial Advisor

Pursuant to an engagement letter, Comerica retained J.P. Morgan as its financial advisor in connection with the proposed mergers.

At the meeting of the Comerica board of directors on October 5, 2025, J.P. Morgan rendered its oral opinion to the Comerica board of directors to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of the Comerica common stock. J.P. Morgan confirmed its October 5, 2025 oral opinion by delivering its written opinion, dated October 5, 2025, to the Comerica board of directors that, as of such date, the exchange ratio in the proposed first merger was fair, from a financial point of view, to the holders of the Comerica common stock.

The full text of the written opinion of J.P. Morgan, dated October 5, 2025, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Comerica’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion was addressed to the Comerica board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed mergers, and was limited to the fairness, from a financial point of view, of the exchange ratio in the proposed mergers. J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the proposed mergers to (i) the holders of any other class of securities, including Comerica preferred stock, or (ii) any other creditors or other constituencies of Comerica or as to the underlying decision by Comerica to engage in the proposed mergers. The issuance of J.P. Morgan’s opinion was approved by a fairness opinion committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of Comerica as to how such stockholder should vote with respect to the proposed mergers or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated October 5, 2025 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Fifth Third and Comerica and the industries in which they operate;

•

compared the financial and operating performance of Fifth Third and Comerica with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Comerica common stock and Fifth Third common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by the managements of Fifth Third and Comerica relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed mergers (the “synergies”), as discussed more fully in the sections entitled “Fifth Third Prospective Financial Information Used by J.P. Morgan” and “Comerica Prospective Financial Information Used by J.P. Morgan” beginning on pages 105 and 106, respectively, of this joint proxy statement/prospectus; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the managements of Fifth Third and Comerica with respect to certain aspects of the proposed mergers, and the past and current business operations of Fifth Third and Comerica, the financial condition and future prospects and operations of Fifth Third and Comerica, the effects of the proposed mergers on the financial condition and future prospects of Fifth Third and Comerica, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Fifth Third and Comerica or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness, and, pursuant to J.P. Morgan’s engagement letter with Comerica, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Comerica or Fifth Third under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by the management as to the expected future results of operations and financial condition of Fifth Third and Comerica to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the proposed mergers will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the merger agreement will have the respective tax consequences described in the merger agreement for United States federal income tax purposes, and will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Fifth Third and Comerica in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Comerica with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed mergers will be obtained without any adverse effect on Comerica or Fifth Third on the contemplated benefits of the proposed mergers.

The projections furnished to J.P. Morgan were prepared by the managements of Fifth Third and Comerica as discussed more fully in the sections entitled “Fifth Third Prospective Financial Information Used by J.P. Morgan” and “Comerica Prospective Financial Information Used by J.P. Morgan” beginning on pages 105 and 106, respectively, of this joint proxy statement/prospectus. Fifth Third and Comerica do not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed mergers, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Comerica’s management, including, without limitation, factors related to general economic and competitive conditions, prevailing interest rates, and other factors as set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48 of this joint proxy statement/prospectus. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the sections entitled “Fifth Third Prospective Financial Information Used by J.P. Morgan” and “Comerica Prospective Financial Information Used by J.P. Morgan” beginning on pages 105 and 106, respectively, of this joint proxy statement/prospectus.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of the Comerica common stock of the exchange ratio in the proposed mergers, and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the proposed mergers to (i) the holders of any other class of securities, including Comerica preferred stock, or (ii) any other creditors or other constituencies of Comerica or as to the underlying decision by Comerica to engage in the proposed mergers. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed mergers, or any class of such persons relative to the exchange ratio applicable to the holders of the Comerica common stock in the proposed mergers or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Comerica common stock or Fifth Third common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Fifth Third and Comerica, and the decision to enter into the merger agreement was solely that of the Comerica board of directors and Fifth Third board of directors.

J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Comerica board of directors in its evaluation of the proposed mergers and should not be viewed as determinative of the views of the Comerica board of directors or Comerica’s management with respect to the proposed mergers or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its oral opinion to the Comerica board of directors on October 5, 2025, which was subsequently confirmed by delivery of its written opinion, dated October 5, 2025, and in the financial analyses presented to the Comerica board of directors on October 5, 2025 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Comerica board of directors and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Comerica Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Comerica with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Comerica. The companies selected by J.P. Morgan were:

•	Old National Bancorp

•	Columbia Banking System, Inc.

•	UMB Financial Corporation

•	Webster Financial Corporation

•	SouthState Bank Corporation

•	Cullen/Frost Bankers, Inc.

•	Cadence Bancorporation

•	Zions Bancorporation, National Association

•	First Horizon Corporation

•	Wintrust Financial Corporation

•	BOK Financial Corp

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Comerica. However, none of the companies selected is identical or directly comparable to Comerica, and certain of the companies selected may have characteristics that are materially different from those of Comerica. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Comerica.

Using publicly available information, J.P. Morgan calculated for each selected company, (i) the multiple of price to estimated earnings per share for fiscal year 2026 (“Price/2026E EPS”), (ii) the multiple of price to tangible book value per share (“P/TBV”) and (iii) the 2026 estimated return on average tangible common equity (“2026E ROATCE”). J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) P/TBV and (ii) 2026E ROATCE.

Based on the results of the above analysis, J.P. Morgan then applied multiple reference ranges of 8.4x to 13.2x for Price/2026E EPS and 1.47x to 1.58x for P/TBV to estimates of Comerica’s earnings per share for fiscal year 2026 as provided in Comerica’s standalone prospective financial information and to Comerica’s tangible book value per share of Comerica common stock as of June 30, 2025, respectively. The analysis indicated a range of implied per share equity values for Comerica common stock (rounded to the nearest $0.01) of approximately (i) $45.19 to $71.08 based on Price/2026E EPS and (ii) $70.70 to $75.78 based on P/TBV, as compared to (i) the closing price of Comerica common stock of $70.55 per share on October 3, 2025 and (ii) the implied value of the merger consideration of $82.88 per share of Comerica common stock based on the exchange ratio of 1.8663x and the closing price per share of Fifth Third common stock on October 3, 2025 of $44.41.

Fifth Third Public Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Fifth Third with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be sufficiently analogous to Fifth Third. The companies selected by J.P. Morgan were:

•	Regions Financial Corporation

•	U.S. Bancorp

•	Huntington Bancshares Incorporated

•	M&T Bank Corporation

•	The PNC Financial Services Group, Inc.

•	Truist Financial Corporation

•	Citizens Financial Group, Inc.

•	KeyCorp

•	First Citizens BancShares, Inc.

These companies were selected, among other reasons, by J.P. Morgan because they are publicly traded companies with operations and businesses that, for the purposes of J.P. Morgan’s analysis, J.P. Morgan considered to be similar to those of Fifth Third. However, none of the companies selected is identical or directly comparable to Fifth Third, and certain of the companies selected may have characteristics that are materially different from those of Fifth Third. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the selected companies differently than they would affect Fifth Third.

Using publicly available information, J.P. Morgan calculated for each selected company, (i) the Price/2026E EPS, (ii) the P/TBV and (iii) the 2026E ROATCE. J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) P/TBV and (ii) 2026E ROATCE.

Based on the results of the above analysis, J.P. Morgan then applied multiple reference ranges of 9.4x to 11.4x for Price/2026E EPS and 1.88x to 2.13x for P/TBV to estimates of Fifth Third’s earnings per share for fiscal year 2026 as provided in Fifth Third’s standalone prospective financial information and to Fifth Third’s tangible book value per share of Fifth Third common stock as of June 30, 2025, respectively. The analysis indicated a range of implied per share equity values for Fifth Third common stock (rounded to the nearest $0.01) of approximately (i) $38.18 to $46.11 based on Price/2026E EPS and (ii) $39.37 to $44.76 based on P/TBV, as compared to the closing price of Fifth Third common stock of $44.41 per share on October 3, 2025.

Comerica Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for the Comerica common stock by discounting to present value estimates of Comerica’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Comerica’s management: (i) a terminal value based on 2031 estimated net income and a terminal next-twelve-months price to earnings (“NTM P/E”) multiple range of 10.0x to 12.0x and (ii) a cost of equity range of 8.50% to 10.50%.

These calculations resulted in a range of implied values (rounded to the nearest $0.01) of $64.32 to $78.45 per share of Comerica common stock, as compared to (i) the closing price of Comerica common stock of $70.55 per share on October 3, 2025 and (ii) the implied value of the merger consideration of $82.88 per share of Comerica common stock based on the exchange ratio of 1.8663x and the closing price per share of Fifth Third common stock on October 3, 2025 of $44.41.

Fifth Third Dividend Discount Analysis. J.P. Morgan calculated a range of implied values for Fifth Third common stock by discounting to present value estimates of Fifth Third’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by Comerica’s management: (i) a terminal value based on 2031 estimated net income and a NTM P/E multiple range of 10.0x to 12.0x and (ii) a cost of equity range of 8.50% to 10.50%.

These calculations resulted in a range of implied values (rounded to the nearest $0.01) of $44.37 to $54.82 per share of Fifth Third common stock, as compared to the closing price of Fifth Third common stock of $44.41 per share on October 3, 2025.

Relative Value Analysis. J.P. Morgan compared the results for Comerica to the results for Fifth Third with respect to the public trading multiples and dividend discount analyses described above. J.P. Morgan compared the lowest equity value per share for Comerica to the highest equity value per share for Fifth Third to derive the lowest exchange ratio implied by each pair of results. J.P. Morgan also compared the highest equity value per share for Comerica to the lowest equity value per share for Fifth Third to derive the highest exchange ratio implied by each pair of results. The ranges of implied exchange ratios resulting from this analysis were:

Implied Exchange Ratios
	Low	High
Price/2026E EPS	0.9800x	1.8617x
P/TBV	1.5794x	1.9250x
Dividend Discount Analysis	1.1734x	1.7683x

The ranges of implied exchange ratios resulting from the foregoing analysis were compared to (i) the implied exchange ratio of 1.5886x on October 3, 2025, and (ii) the per share stock consideration of 1.8663x, as contemplated in the merger agreement.

Value Creation Analysis. J.P. Morgan conducted an analysis of the theoretical value creation to the existing holders of Comerica common stock that compared the estimated implied equity value of Comerica common stock on a standalone basis, based on the midpoint value determined in J.P. Morgan’s dividend discount analysis described above, to the estimated implied equity value of the former holders of Comerica common stock’s ownership in the combined company, pro forma for the proposed mergers.

J.P. Morgan calculated the pro forma implied equity value of Comerica common stock by (1) adding the sum of (a) the implied equity value of Fifth Third on a stand-alone basis using the midpoint value determined in J.P. Morgan’s dividend discount analysis of Fifth Third described above, (b) the implied equity value of Comerica on a stand-alone basis using the midpoint value determined in J.P. Morgan’s dividend discount analysis of Comerica described above, and (c) the estimated net present value of synergies, as reflected in estimates Comerica’s management provided to J.P. Morgan for use in connection with its analysis and (2) multiplying such result by the pro forma equity ownership of the combined company by the existing holders of Comerica common stock. This analysis indicated that the proposed mergers would create hypothetical incremental implied value of 36% for holders of Comerica common stock as compared to the implied equity value of Comerica on a stand-alone basis. There can be no assurance, however, that the synergies referred to above will not be substantially greater or less than those estimated by Comerica’s management and described above.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Comerica or Fifth Third. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Comerica or Fifth Third, as applicable. However, the companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Comerica or Fifth Third, as applicable. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Comerica or Fifth Third, as applicable.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Comerica with respect to the proposed mergers and deliver an opinion to the Comerica board of directors with respect to the proposed mergers on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Comerica and the industries in which it operates.

For financial advisory services rendered in connection with the proposed mergers, Comerica has agreed to pay J.P. Morgan an estimated fee of approximately $75,000,000, $7,500,000 of which became payable to J.P. Morgan at the time J.P. Morgan delivered its opinion and the remainder of which is contingent and payable upon the consummation of the proposed mergers. In addition, Comerica has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Comerica, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on an offering of debt securities in August 2025. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Comerica were approximately $7,950,000. During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Fifth Third, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on an offering of debt securities in January 2025. During the two years preceding the date of J.P. Morgan’s written opinion, the aggregate fees recognized by J.P. Morgan from Fifth Third were approximately $14,000,000. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Fifth Third and Comerica. In the ordinary course of their businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Fifth Third and Comerica for their own account or for the accounts of customers and, accordingly, likely hold long or short positions in such securities or other financial instruments.

Certain Unaudited Prospective Financial Information

Fifth Third and Comerica do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.

However, Fifth Third and Comerica are including in this joint proxy statement/prospectus certain unaudited prospective financial information (which we refer to collectively as the “prospective financial information”), with respect to Fifth Third and Comerica on a standalone basis and without giving effect to the mergers (except as expressly set forth below in the section entitled “Certain Estimated Synergies and Adjustments Attributable to the Mergers”). A summary of certain significant elements of this prospective financial information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing Fifth Third shareholders and Comerica stockholders access to certain nonpublic information made available to Fifth Third and Comerica and their respective boards of directors and financial advisors.

Neither Fifth Third nor Comerica endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by Fifth Third’s senior management or Comerica’s senior management, as applicable, at the time such prospective financial information, as applicable, was prepared or approved by the Fifth Third board of directors or Comerica board of directors, as applicable, for use by Goldman Sachs or J.P. Morgan, respectively, in connection with the financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “The Mergers — Opinion of Fifth Third’s Financial Advisor” beginning on page 87 and “The Mergers — Opinion of Comerica’s Financial Advisor” beginning on page 96.

The prospective financial information represents, as applicable, Fifth Third’s senior management’s evaluation or Comerica’s senior management’s evaluation of Fifth Third’s expected future financial performance on a standalone basis or Comerica’s expected future financial performance on a standalone basis, as applicable, without reference to the mergers (except as expressly set forth below in the section entitled “Certain Estimated Synergies and Adjustments Attributable to the Mergers”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business, economic and regulatory conditions affecting the industries in which Fifth Third and Comerica operate and the risks and uncertainties described under the sections entitled “Risk Factors” beginning on page 50 of this joint proxy statement/prospectus and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 48 of this joint proxy statement/prospectus and in the reports that Fifth Third and Comerica file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Fifth Third and Comerica and will be beyond the control of Fifth Third following the completion of the mergers. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the mergers are completed. Further, the underlying assumptions do not include all potential actions that the senior management of Fifth Third or Comerica could or might have taken during the applicable time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that Fifth Third, Comerica or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any Fifth Third shareholders or Comerica stockholders, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information.

The prospective financial information should not be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change. Except as expressly set forth below in the section entitled “Certain Estimated Synergies and Adjustments Attributable to the Mergers,” the prospective financial information does not take into account the transactions contemplated by the merger agreement or the possible financial and other effects on Fifth Third or Comerica of the mergers, and does not attempt to predict or suggest actual future results of Fifth Third or Comerica following the completion of the mergers or give effect to the mergers, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the mergers, the potential synergies that may be achieved as a result of the mergers (except as expressly set forth below in the section entitled “Certain Estimated Synergies and Adjustments Attributable to the Mergers”), the effect on Fifth Third or Comerica of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the prospective financial information does not take into account the effect of any possible failure of the mergers to occur. The prospective financial information does not take into account any circumstances or events that have occurred after the date it was prepared and no assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, the results would have been the same. In addition, the prospective financial information may not reflect the manner in which Fifth Third and Comerica would operate after the mergers.

The prospective financial information, to the extent prepared by Comerica’s or Fifth Third’s senior management, was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.

Subject to the above, the prospective financial information included in this section has been provided by Fifth Third’s management and Comerica’s management as described in this section. Neither Deloitte & Touche LLP (as Fifth Third’s independent registered public accounting firm) nor Ernst & Young LLP (as Comerica’s independent registered public accounting firm) nor any other independent registered public accounting firm, has audited, reviewed, examined, compiled or applied any agreed-upon procedures with respect to the prospective financial information contained herein and, accordingly, Deloitte & Touche LLP and Ernst & Young LLP do not express an opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports by Deloitte & Touche LLP and Ernst & Young LLP incorporated by reference in this joint proxy statement/prospectus relate to Fifth Third’s and Comerica’s previously issued financial statements. They do not extend to the prospective financial information and should not be read to do so.

Fifth Third Prospective Financial Information Used by Goldman Sachs

The following table presents the forecasts of Fifth Third’s second half of 2025 through 2029 net income after taxes (“NIAT”) available to common shareholders, earnings per share, total assets and risk-weighted assets that were used by Goldman Sachs at the direction of the Fifth Third board of directors, in the financial analyses performed in connection with Goldman Sachs’s opinion:

Fifth Third Standalone Prospective Financial Information Used by Goldman Sachs

	2H25E	2026E	2027E	2028E	2029E
Income Statement
NIAT to common ($ millions)	$1,263	$2,642	$2,850	$2,993	$3,143
Earnings per share ($)	$1.90	$4.06	$4.50	$4.85	$5.19
Balance Sheet and Capital
Total assets ($ millions)	$212,976	$218,839	$229,780	$241,269	$253,333
Risk weighted assets ($ millions)	$168,876	$173,586	$182,564	$191,995	$201,909

Fifth Third Prospective Financial Information Used by J.P. Morgan

The following table presents the forecasts of Fifth Third’s 2025 through 2031 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets that were used by J.P. Morgan at the direction of the Comerica board of directors in the financial analyses performed in connection with J.P. Morgan’s opinion:

Fifth Third Standalone Prospective Financial Information Used by J.P. Morgan

	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Income Statement
NIAT to common ($ millions)	$2,332	$2,642	$2,850	$2,993	$3,142	$3,299	$3,464
Earnings per share ($)	$3.49	$4.06	$4.50	$4.85	$5.19	$5.51	$5.79
Balance Sheet and Capital
Total assets ($ millions)	$212,976	$218,839	$229,780	$241,269	$253,333	$266,000	$279,300
Risk weighted assets ($ millions)	$168,876	$173,586	$182,564	$191,995	$201,909	$212,004	$222,605

The above forecasts of Fifth Third’s 2025 through 2027 net income available to common shareholders, earnings per share, total assets and risk-weighted assets represent consensus Wall Street research estimates of those measures, and extrapolation in fiscal year 2028 and thereafter based on a 5% annual growth rate for net income to common and a 5% annual growth rate for total assets.

Comerica Prospective Financial Information Used by Goldman Sachs

The following table presents the forecasts of Comerica’s second half of 2025 through 2029 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets that were used by Goldman Sachs at the direction of the Fifth Third board of directors in the financial analyses performed in connection with Goldman Sachs’s opinion:

Comerica Standalone Prospective Financial Information Used by Goldman Sachs

	2H25E	2026E	2027E	2028E	2029E
Income Statement
NIAT to common ($ millions)	$314	$675	$681	$720	$760
Earnings per share ($)	$2.42	$5.39	$5.75	$6.26	$6.75
Balance Sheet and Capital
Total assets ($ millions)	$79,134	$83,135	$87,292	$91,656	$96,239
Risk weighted assets ($ millions)	$73,759	$77,411	$81,336	$85,460	$89,796

Comerica Prospective Financial Information Used by J.P. Morgan

The following table presents the forecasts of Comerica’s 2025 through 2031 NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets that were used by J.P. Morgan at the direction of the Comerica board of directors in the financial analyses performed in connection with J.P. Morgan’s opinion:

Comerica Standalone Prospective Financial Information Used by J.P. Morgan

	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Income Statement
NIAT to common ($ millions)	$666	$675	$676	$786	$866	$910	$937
Earnings per share ($)	$5.10	$5.39	$5.38	$6.22	$6.81	$7.10	$7.27
Balance Sheet and Capital
Total assets ($ millions)	$82,072	$84,945	$87,918	$90,995	$94,180	$97,476	$100,888
Risk weighted assets ($ millions)	$76,530	$79,208	$81,980	$84,850	$87,819	$90,893	$94,074

The above forecasts of Comerica’s NIAT available to common shareholders, earnings per share, total assets and risk-weighted assets represent Comerica’s management projections through fiscal year 2026, extrapolated results for fiscal year 2027 based on adjusted growth rates outlined in Comerica’s 2024 strategic plan, and extrapolated results for fiscal year 2028 and thereafter based on growth rates outlined in Comerica’s 2024 strategic plan.

Certain Estimated Synergies and Adjustments Attributable to the Mergers

Fifth Third’s management developed certain prospective financial information relating to the anticipated synergies to be realized by Fifth Third following the mergers beginning in 2026 that was provided to the Fifth Third and Comerica boards of directors. Such prospective financial information also was (i) provided to Goldman Sachs by Fifth Third management and approved by Fifth Third for Goldman Sachs’s use and reliance, and (ii) provided to J.P. Morgan and approved by Comerica for J.P. Morgan’s use and reliance in connection with such financial advisor’s respective financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Fifth Third’s Financial Advisor” and “—Opinion of Comerica’s Financial Advisor.”

The synergy estimates consisted of estimated cost savings, which, in the case of the synergies provided to the Fifth Third board of directors, Comerica board of directors, Goldman Sachs and J.P. Morgan, were estimated to amount to approximately $850 million in gross pre-tax cost savings, or 35% of Comerica’s forecasted 2026 operating expense, phased in 37.5% during 2026 and 100% thereafter.

Fifth Third’s management also made certain adjustments to the prospective financial information prepared by Fifth Third management with respect to Comerica on a stand-alone basis to give effect to the estimated cost synergies and certain purchase accounting adjustments, certain restructuring charges, and other assumptions related to the merger to derive prospective financial information with respect to Comerica after giving effect to the merger, which was provided to Goldman Sachs by Fifth Third management and approved by Fifth Third for Goldman Sachs’s use and reliance in connection with its financial analyses and opinions as described in this joint proxy statement/prospectus under “—Opinion of Fifth Third’s Financial Advisor”. Such prospective financial information with respect to Comerica after giving effect to the merger included: (i) estimated net income to common of $836 million in the nine month period beginning second quarter of 2026 (excluding certain restructuring charges), and estimated net income to common of $1,461 million, $1,526 million and $1,618 million for calendar years 2027, 2028 and 2029, respectively, and (ii) estimated risk weighted assets in the nine month period beginning second quarter of 2026 of $77,411 million, and estimated risk weighted assets of $81,336 million, $85,460 million, and $89,796, for calendar years 2027, 2028 and 2029, respectively.

The prospective financial information provided by Fifth Third management and Comerica management to Goldman Sachs and J.P. Morgan, respectively, and used by Goldman Sachs and J.P. Morgan in performing their respective financial analyses with respect to the combined company following the mergers, as approved by the

Fifth Third board of directors and Comerica board of directors, as applicable, included an estimated one-time pre-tax restructuring charge equal to approximately $1.3 billion, to be incurred at the completion of the mergers.

See above in this section for further information regarding the uncertainties underlying the synergy estimates as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 48 and 50, respectively, for further information.

General

The prospective financial information of Fifth Third and Comerica was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. The sum of the prospective financial information for the two companies is not intended to represent the results Fifth Third will achieve if the mergers are completed and is not intended to represent forecasted financial information for Fifth Third if the mergers are completed.

By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither Fifth Third nor Comerica nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Fifth Third or Comerica compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. Neither Fifth Third (before or after completion of the mergers) nor Comerica undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. None of Fifth Third, Comerica or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Fifth Third or stockholder of Comerica or other person regarding Fifth Third’s or Comerica’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by Fifth Third and Comerica and their respective boards of directors and financial advisors in connection with the mergers.

In light of the foregoing, and taking into account that the Fifth Third special meeting and the Comerica special meeting will be held months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, Fifth Third shareholders and Comerica stockholders are strongly cautioned not to place unwarranted reliance on such information, and Fifth Third and Comerica urge all Fifth Third shareholders and Comerica stockholders to review Fifth Third’s and Comerica’s respective most recent SEC filings for descriptions of Fifth Third’s and Comerica’s respective reported financial results and the financial statements of Fifth Third and Comerica incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” in the forepart of this joint proxy statement/prospectus.

The prospective financial information summarized in this section is not being included in this joint proxy statement/prospectus in order to induce any Fifth Third shareholder to vote in favor of the Fifth Third share issuance proposal or any other proposal to be voted on at the Fifth Third special meeting nor to induce any Comerica stockholder to vote in favor of the Comerica merger proposal or any of the other proposals to be voted on at the Comerica special meeting.

Interests of Certain Fifth Third Directors and Executive Officers in the First Merger

In considering the recommendation of the Fifth Third board of directors to vote to approve the Fifth Third stock issuance proposal, Fifth Third voting shareholders should be aware that the directors and executive officers of Fifth Third may have interests in the first merger that are different from, or in addition to, the interests of holders of Fifth Third common stock or Fifth Third preferred shares generally and that may create potential conflicts of interest. The Fifth Third board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Fifth Third common stock that they vote to approve the Fifth Third merger proposal.

For more information, see the sections entitled “The Mergers — Background of the Mergers” beginning on page 79 and “The Mergers — Fifth Third’s Reasons for the Mergers; Recommendation of Fifth Third’s Board of Directors” beginning on page 79.

These interests are described in more detail below.

Fifth Third’s Executive Officers and Directors

For purposes of this joint proxy statement/prospectus, Fifth Third’s named executive officers are:

Name	Position
Timothy N. Spence	President and Chief Executive Officer
Bryan D. Preston	Executive Vice President and Chief Financial Officer
James C. Leonard	Executive Vice President and Chief Operating Officer
Robert P. Shaffer	Executive Vice President and Chief Risk Officer
Kevin P. Lavender	Executive Vice President, Former Head of Commercial Bank, Current Vice Chair of Commercial Bank

In accordance with SEC rules, this disclosure also covers each employee of Fifth Third who served as an executive officer at any time since January 1, 2025. For purposes of this joint proxy statement/prospectus, Fifth Third’s executive officers who are not named executive officers are: Bridgit Chayt, Kala J. Gibson, Christian Gonzalez, Kevin Khanna, Darren J. King, Jeffrey A. Lopper, Nancy C. Pinckney, Bryan D. Preston, Jude A. Schramm and Melissa S. Stevens.

For purposes of this joint proxy statement/prospectus, Fifth Third’s non-employee directors are: Nicholas K. Akins, B. Evan Bayh, III, Jorge L. Benitez, Katherine B. Blackburn, Linda W. Clement-Holmes, C. Bryan Daniels, Laurent Desmangles, Mitchell S. Feiger, Thomas H. Harvey, Gary R. Heminger, Eileen A. Mallesch, and Kathleen A. Rogers.

Treatment of Outstanding Equity Awards; Executive Severance Benefits Plan

The first merger will not constitute a “change in control” under the compensation arrangements in which Fifth Third’s executive officers and directors participate. Following the closing, equity awards previously granted to Fifth Third’s executive officers and directors will remain outstanding and continue to be governed by the same terms and conditions that applied prior to the transaction.

The existing severance plans with respect to Fifth Third’s executive officers will continue to govern each officer’s entitlement to severance benefits. On February 17, 2021, the Fifth Third’s Human Capital and Compensation Committee adopted the Executive Severance Benefits Plan, in which participating executives are eligible to receive certain severance benefits as described in the Severance Benefits Plan if such executive’s employment terminates prior to a change in control of Fifth Third, but only if the Bank determines, in its sole discretion, that the executive’s employment was terminated involuntarily by Fifth Third without “cause” or by the executive for “good reason” (each as defined in the Severance Benefits Plan). For purposes of the Severance Benefits Plan, a change in control has the meaning given to that term in the Fifth Third Bancorp Executive Change in Control Severance Plan, as amended. The cash severance payment received upon a triggering event under the Severance Benefits Plan would be equal to two times base salary for Mr. Spence and one- and one-half times base salary for Messrs. Preston, Leonard, Shaffer, and Lavender. The payment is payable in quarterly installments over the 12-month period following termination of employment. In addition to the base annual salary, a Fifth Third named executive officer will receive a lump sum payment of a portion of the executive’s annual bonus for the year in which termination of employment occurs prorated based on the number of days elapsed; and a lump sum payment equal to twelve (12) times the monthly COBRA premium costs for the Bank-sponsored medical, dental, and vision coverage in which the executive participated.

A description of the estimated potential payments due to Fifth Third’s named executive officers upon a termination of employment, both prior to and in connection with a change in control that occurs after the closing of the merger, is set forth in Fifth Third’s 2025 Proxy Statement filed on Schedule 14A under the heading “Potential Payments Upon Termination or Change in Control.”

New Management Arrangements

It is anticipated that all current members of the Fifth Third board of directors will remain on the Fifth Third board of directors at the effective time, and that the current executive officers of Fifth Third will remain the executive officers of the combined company, with Timothy N. Spence continuing to serve as the chairman, president and chief executive officer of Fifth Third, as more fully described in “The Mergers—Governance of the Combined Company After the Mergers”. Fifth Third may have discussions with certain of its executive officers regarding post-closing roles for such executive officers within the combined company and may enter into agreements outlining separation entitlements for those officers who are not expected to stay with the combined company following the closing. As of the date of this joint proxy statement/prospectus, no such arrangements with Fifth Third executive officers have been entered into.

Quantification of Potential Payments and Benefits to Fifth Third Named Executive Officers in Connection with the Transaction

Item 402(t) of the SEC’s Regulation S-K requires disclosure of information about certain compensation for each named executive officer of Fifth Third that is based on, or otherwise relates to, the first merger. As of the date of this disclosure, none of Fifth Third’s named executive officers are party to or participate in any plan, program, arrangement or understanding that provides for any payment, benefit or other compensation that is based on or otherwise relates to the completion of the first merger. The first merger will not be a “change in control,” “change of control,” or term of similar meaning for purposes of Fifth Third’s executive compensation plans and agreements.

Interests of Certain Comerica Directors and Executive Officers in the First Merger

In considering the recommendation of the Comerica board of directors to vote in favor of the Comerica merger agreement proposal, the Comerica compensation proposal and the Comerica adjournment proposal, Comerica stockholders should be aware that Comerica’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of Comerica stockholders generally and that may create potential conflicts of interest. The Comerica board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated by the merger agreement (including the mergers), and in recommending to Comerica stockholders that the merger agreement be adopted. Such interests are described below. The mergers will be a “change in control” for purposes of Comerica’s executive compensation and benefit plans and agreements as described below.

Comerica’s executive officers who are named executive officers for purposes of the discussion below are Curtis C. Farmer (Chairman, President and Chief Executive Officer), James J. Herzog (Senior Executive Vice President and Chief Financial Officer), Peter L. Sefzik (Senior Executive Vice President and Chief Banking Officer) and Megan D. Crespi (Senior Executive Vice President and Chief Operating Officer). Brian S. Goldman is also deemed to be a named executive officer, but because he separated from employment with Comerica in May 2025, he will not receive any benefit that is payable or that may become payable that is based on, or otherwise relates to, the mergers other than the merger consideration in respect of any shares of Comerica common stock that he owns, and he is not included in the disclosure below. Comerica has 13 executive officers who are not a named executive officer for purposes of the discussion: Corey R. Bailey, Wendy W. Bridges, Megan D. Burkhart, J. McGregor Carr, Melinda A. Chausse, Allysun C. Fleming, Larry E. Franco, Von E. Hays, Kristina E. Janssens, Bruce Mitchell, Christine M. Moore, Michael T. Ritchie and James H. Weber.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•

the relevant price per share of Comerica common stock is $79.24, which is the average closing price per share of Comerica common stock as reported on the New York Stock Exchange over the first five business days following the first public announcement of the mergers on October 6, 2025;

•

the effective time of the mergers as referenced in this section occurs on November 5, 2025, which is the assumed date of the effective time of the mergers solely for purposes of the disclosure in this section (the “Assumed Closing Date”); and

•

the employment of each executive officer was terminated by Comerica or Fifth Third without “cause” or by the executive officer for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the mergers and on the Assumed Closing Date.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above, and do not reflect or attempt to forecast certain compensation actions that may occur before completion of the mergers, including any additional equity award grants, issuances or forfeitures that may occur prior to the effective time of the mergers following the date of this joint proxy statement/prospectus. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts to be received by the executive officers and directors of Comerica may materially differ from the amounts set forth below.

Treatment of Outstanding Comerica Equity Awards

At the effective time, outstanding Comerica equity awards will be treated as follows, subject to all required withholding taxes:

•

Comerica Stock Options: each outstanding and unexercised Comerica Stock Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed Option, with the number of Fifth Third shares underlying such award and per share exercise price adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica Stock Option in effect immediately prior to the effective time;

•

Comerica RSU Awards: each outstanding Comerica RSU Award that is not a Comerica Director RSU Award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of Fifth Third shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica RSU Award in effect immediately prior to the effective time. Any accrued but unpaid dividend equivalents for Comerica RSU Awards will carry over to the Assumed RSU Awards;

•

Comerica Director RSU Awards: each outstanding Comerica Director RSU Award, whether vested or unvested, shall be converted into the right to receive (without interest) (A) a number of fully vested and freely transferable shares of Fifth Third common stock (rounded up to the nearest whole number of shares) with the number of shares underlying such award adjusted based on the exchange ratio, plus

(B) a cash payment in respect of any accrued but unpaid dividend equivalents in respect of such award, with such consideration to be issued or paid, as applicable, as soon as reasonably practicable following the closing date and in no event later than five (5) business days following the closing date;

•

Comerica PSU Awards: each outstanding Comerica PSU Award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of Fifth Third shares underlying such award (x) deemed to be earned based on the greater of target and actual performance measured through the latest practicable date prior to the effective time and (y) adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica PSU Award (excluding any performance-based vesting requirements) in effect immediately prior to the effective time. Any accrued but unpaid dividend equivalents for Comerica PSU Awards will carry over to the Assumed RSU Awards; and

•

Comerica DSU Awards: each outstanding Comerica DSU Award will vest and convert into a corresponding deferred share unit award with respect to Fifth Third common stock, with the numbers of shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica award in effect immediately prior to the effective time.

Pursuant to Comerica’s equity incentive plan and the award agreements thereunder, if an executive officer’s employment is terminated by Comerica without cause or by the executive officer for good reason (each as defined in the equity incentive plan) within 24 months following a change in control, all Comerica equity awards then held by such executive officer would fully vest upon such termination of employment. These “double trigger” vesting provisions applicable to Comerica equity awards will continue to apply after such awards are converted to the Assumed Options and Assumed RSU Awards at the effective time.

For an estimate of the amounts that would be realized by each of Comerica’s named executive officers on the Assumed Closing Date in respect of their Comerica equity awards that are unvested and outstanding on such date, see the section entitled “—Quantification of Potential Payments and Benefits to Comerica’s Named Executive Officers in Connection with the Mergers” below. The estimated aggregate value of the unvested Comerica equity awards (along with accrued but unpaid dividend equivalents) held by the thirteen executive officers who are not named executive officers is $23,347,822 (the value of Comerica PSU Awards were calculated assuming that actual performance is equal to target performance for purposes of this quantification). All Comerica equity awards granted to its non-employee directors are fully vested upon grant.

Change-in-Control Agreements

Comerica has entered into a change in control agreement (a “CIC Agreement”) with each of its executive officers. Under the CIC Agreements, each Comerica executive officer will be eligible for the following change-in-control severance benefits if the executive officer’s employment is terminated by Comerica without cause or by the executive officer for good reason (each as defined in the applicable CIC Agreement) within 30 months following a change in control:

•

a prorated bonus based on the highest annual bonus earned during any of the last three fiscal years prior to the change in control or the most recently completed fiscal year following the change in control (the “highest annual bonus,” which for purposes hereof is assumed to be the bonus paid to each executive officer for the 2024 fiscal year);

•

a lump sum cash payment equal to three times (two times for Wendy W. Bridges, Larry E. Franco, Bruce Mitchell and James H. Weber) the sum of the executive officer’s base salary plus the highest annual bonus;

•

a lump sum cash payment equal to the excess of: (i) the actuarial equivalent of the retirement benefits the executive officer would receive under Comerica’s qualified and excess defined benefit plans, had they continued employment for three years (two years for Wendy W. Bridges, Larry E. Franco, Bruce Mitchell and James H. Weber) following termination, over (ii) the actuarial equivalent of the executive officer’s accrued benefits under such plans as of the termination date;

•

continued medical, dental, and life insurance benefits for three years (two years for Wendy W. Bridges, Larry E. Franco, Bruce Mitchell and James H. Weber) after termination, with Comerica making monthly cash payments to the executive officer covering the difference between the COBRA premium and the employee contribution rate, unless the NEO becomes eligible to receive comparable benefits during that period (the “Welfare Benefits”); and

•	outplacement services at Comerica’s expense, ending no later than the last day of the second calendar year after termination.

The CIC Agreement for Mr. Farmer provides for a modified make-whole payment if any change-in-control payments or benefits become subject to the excise tax under Section 4999 of the Code, but only if the total change-in-control payments and benefits exceed 110% of the threshold at which Section 4999 of the Code becomes applicable to him. The CIC Agreements for all other executive officers do not include a make-whole provision. Instead, these agreements contain a “net-best” cutback provision, under which the change-in-control payments and benefits will be reduced to the maximum amount that does not trigger the excise tax under Section 4999 of the Code, unless the executive officer would retain a greater after-tax value by receiving the full payments and benefits and paying the excise tax.

Concurrently with the execution of the merger agreement, Fifth Third entered into a letter agreement with Mr. Farmer (as described in more detail in “CEO Letter Agreement with Fifth Third” below), which generally supersedes Mr. Farmer’s CIC Agreement (except for the modified make-whole payment).

See the section entitled “—Quantification of Potential Payments and Benefits to Comerica’s Named Executive Officers in Connection with the Mergers” below for the estimated amounts that each of Comerica’s named executive officers would receive under the CIC Agreements upon a qualifying termination of employment following the effective time. Based on the assumptions described above under “ —Certain Assumptions,” the estimated aggregate value of the change-in-control severance benefits that the thirteen executive officers who are not named executive officers would receive under the CIC Agreements upon a qualifying termination of employment following the effective time is $48,352,230 (assuming no reduction in payments or benefits for purposes of the excise tax under Section 4999 of the Code).

CEO Letter Agreement with Fifth Third

Concurrently with the execution of the merger agreement, Fifth Third entered into a letter agreement with Mr. Farmer, which generally supersedes his CIC Agreement (except for the modified make-whole payment) with Comerica and memorializes the terms of his employment and post-employment advisory service with Fifth Third following the completion of the mergers. The agreement will automatically terminate if the mergers are not consummated or if Mr. Farmer’s employment terminates before the effective date.

Under the letter agreement, Mr. Farmer’s employment period with Fifth Third will begin on the effective date of the mergers and continue until the later of the annual meeting of Fifth Third’s shareholders in the calendar year following the year in which the effective date occurs and the first anniversary of the effective date (the “employment period”). During the employment period, Mr. Farmer will serve as Vice Chairman of Fifth Third and Fifth Third Bank, reporting directly to Fifth Third’s Chief Executive Officer. He will receive annual compensation of $8,750,000 and will be eligible for employee benefits, perquisites, and fringe benefits on terms no less favorable than those provided to Fifth Third’s executive officers, including the use of corporate or company-paid aircraft for personal purposes, with a value not exceeding $200,000 per year. For the period prior to the effective date, he will receive a prorated bonus for the portion of the fiscal year prior to the effective date pursuant to the terms of the Comerica Management Incentive Plan (as described below).

On the effective date, Fifth Third will credit $10,625,000 (the “DC Amount”) to a deferred compensation plan account established for Mr. Farmer, which amount is fully vested and will be paid in a lump sum following his termination of employment with Fifth Third. This amount represents the change-in-control severance benefits (other than the Welfare Benefits and the modified make-whole payment) he would have been entitled to under the CIC Agreement in the event of a termination without cause or for good reason within 30 months following a change in control (as described in the “Change-in-Control Agreements” section above). Additionally, he will receive a $5,000,000 cash-based completion award, payable at the effective time, and a $5,000,000 cash-based integration award, payable on the first anniversary of the effective date, subject to his continued employment through such date, except as provided below.

If Mr. Farmer’s employment is terminated by Fifth Third without cause or by Mr. Farmer for good reason during the employment period, he will be entitled to the following severance benefits (subject to his timely execution and non-revocation of a release of claims):

•

a lump sum cash payment equal to (i) the total annual compensation Mr. Farmer would have received had he remained employed through the full employment period and (ii) the advisory fees that would have been paid during the advisory period (as described below);

•	immediate vesting and lump sum cash payment of the integration award;

•	immediate vesting of all outstanding equity awards (including any Assumed Options and Assumed RSU Awards); and

•	a lump sum cash payment of $225,000, representing the Welfare Benefits under his CIC Agreement.

Following the conclusion of the employment period and ending on the earlier of the first anniversary of the conclusion of the employment period or the second anniversary of the effective date (the “advisory period”), Mr. Farmer will serve as a senior advisor to Fifth Third, providing strategic integration support and related services. During the advisory period, he will receive an annual advisory fee of $8,750,000, along with an executive office, administrative support, and travel and expense benefits in each case on a basis no less favorable to those provided to him immediately before the effective date.

In addition to his advisory role, Mr. Farmer will be appointed to the board of directors of Fifth Third and the board of directors of Fifth Third Bank, National Association, effective as of the conclusion of the employment period. He will be nominated for re-election at each annual meeting of shareholders until he reaches the age of 72.

Under the letter agreement, Mr. Farmer will be subject to non-competition and non-solicitation of customers and employees covenants during the term of the letter agreement and for one year following the expiration of the term, as well as a perpetual confidentiality covenant.

Potential Employment Arrangements with Fifth Third

Any of Comerica’s other executive officers who become officers or employees of, or are otherwise retained to provide services to, Fifth Third or the surviving corporation may, before, on, or following the closing, enter into new individualized compensation arrangements with Fifth Third or the surviving corporation and may participate in cash or equity incentive or other benefit plans maintained by Fifth Third or the surviving corporation. As of the date of this joint proxy statement/prospectus, no new individualized compensation arrangements between Comerica’s executive officers (other than Mr. Farmer) and Fifth Third or the surviving corporation have been entered into, although the continued employment of Mr. Sefzik (as Head of Wealth & Asset Management) has been agreed upon. In connection with such agreement, the terms of the ongoing employment of Mr. Sefzik are expected to provide that the severance amounts under their CIC Agreements would be credited to a deferred compensation account on the same basis as described above for Mr. Farmer, his annual base salary and target incentive compensation opportunities will be no less than that applicable prior to the effective time and he will be granted a Fifth Third restricted stock unit award in the amount of $1,000,000, which will cliff vest on the third anniversary of the effective date, subject to continued employment through such date. As of the date hereof, Fifth Third and two other Comerica executive officers (who are not named executive officers) have agreed on their continued employment and compensation arrangements with Fifth Third, which are consistent with the framework described above for Mr. Sefzik and include a Fifth Third retention restricted stock unit award of $250,000 in the case of one executive officer and $1,000,000 in the case of the other.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, Comerica’s non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the mergers. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Director and Officer Indemnification and Insurance” beginning on page 129 of this joint proxy statement/prospectus.

Quantification of Potential Payments and Benefits to Comerica’s Named Executive Officers in Connection with the Mergers

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Comerica that is based on, or otherwise relates to, the mergers. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “—Interests of Comerica’s Directors and Executive Officers in the Mergers” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described above under “—Certain Assumptions” and in the footnotes to the table. These amounts also do not reflect certain compensation actions that may occur before completion of the mergers. Further, the table below assumes no reduction in payments or benefits for purposes of the excise tax under Section 4999 of the Code.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisite/ Benefits ($)(3)	Tax Reimbursement ($)(5)	Total ($)
Curtis C. Farmer	12,223,865	20,228,725	2,300	10,020,204	42,475,094
James J. Herzog	6,673,300	5,343,004	2,300	—	12,018,604
Peter L. Sefzik	5,573,261	5,370,509	2,300	—	10,946,070
Megan D. Crespi	4,956,671	3,485,043	2,300	—	8,444,014

(1)

Cash. Consists of (i) a lump sum cash payment equal to three times the sum of the named executive officer’s base salary plus the highest annual bonus; (ii) the prorated highest annual bonus; (iii) a lump sum cash payment equal to the excess of: (x) actuarial equivalent of the retirement benefits the named executive officer would receive under Comerica’s qualified and excess defined benefit plans, had they continued employment for three years following termination, over (y) the actuarial equivalent of the named executive officer’s accrued benefits under such plans as of the termination date; and (iv) continued medical, dental, and life insurance benefits for three years after termination, with Comerica making monthly cash payments to the name executive officer covering the difference between the COBRA premium and the employee contribution rate. The cash severance described in clauses (i) through (iv) is “double trigger” and becomes payable only upon a qualifying termination of employment following the effective time, as described in more detail under “—Change-in-Control Agreements” above, although as noted above for Messrs. Farmer and Sefzik, the severance and retirement benefit amounts will be credited to a deferred compensation account on the effective date. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Retirement Benefit Payments ($)	COBRA Payment ($)	Total ($)
Curtis C. Farmer	9,563,880	1,719,703	889,847	50,435	12,223,865
James J. Herzog	4,712,040	717,834	1,193,009	50,417	6,673,300
Peter L. Sefzik	4,377,264	632,107	493,416	70,474	5,573,261
Megan D. Crespi	4,015,500	580,981	289,716	70,474	4,956,671

(2)

Equity. Consists of the value of unvested Comerica Stock Options, Comerica RSU Awards (along with accrued but unpaid dividend equivalents) and Comerica PSU Awards (along with accrued but unpaid dividend equivalents) (which will be converted to Assumed Options and Assumed RSU Awards upon the effective time) that would vest upon a qualifying termination of employment within 24 months following the effective time, with any performance goals deemed earned based on the greater of target and actual performance measured through the latest practicable date prior to the effective time. The value of Comerica PSU Awards were calculated assuming that actual performance is equal to target performance for purposes of this quantification. The accelerated vesting of these awards is a “double trigger” benefit and is triggered only upon a qualifying termination of employment within 24 months following the effective time, as described in more detail under “—Treatment of Outstanding Comerica Equity Awards” above.

Named Executive Officer	Comerica Stock Options ($)	Comerica RSU Awards ($)	Comerica PSU Awards ($)	Total ($)
Curtis C. Farmer	660,930	6,601,454	12,966,341	20,228,725
James J. Herzog	175,624	1,749,977	3,417,403	5,343,004
Peter L. Sefzik	173,644	1,775,689	3,421,176	5,370,509
Megan D. Crespi	113,184	1,137,085	2,234,774	3,485,043

(3)

Perquisites/Benefits. Consists of the estimated value of outplacement services for each named executive officer. Such benefits are “double trigger” and are provided only upon a qualifying termination of employment following the effective time, as described in more detail under “—Change-in-Control Agreements” above.

(4)

Tax Reimbursements. The amount of the modified make-whole payment for excise tax under Section 4999 of the Code is dependent on a variety of factors and cannot be determined at this time. The amount provided here is a conservative estimate assuming Mr. Farmer receives the payments under the CIC Agreement and equity award vesting consistent with the assumptions described above, and does not reflect any actions to mitigate the impact of Section 4999 of the Code, including valuation of Mr. Farmer’s non-competition agreement under the new letter agreement. Such benefit is payable when the underling tax payment is payable to the applicable tax authority.

Governance of Fifth Third After the First Merger

As of the effective time, the number of directors constituting the board of directors of Fifth Third will be increased by three (3), and three (3) directors from Comerica’s board of directors immediately prior to the effective time determined by mutual agreement of Comerica and Fifth Third will be appointed to the Fifth Third board of directors. Upon his retirement, Mr. Farmer, Current Chairman, President and Chief Executive Officer of Comerica, will join Fifth Third’s board of directors.

Timothy N. Spence, Chair of the Board of Directors of Fifth Third and Fifth Third Bank and President and Chief Executive Officer of Fifth Third and Fifth Third Bank, and Nicholas K. Akins, Lead Independent Director of Fifth Third and Fifth Third Bank, will each continue to serve in their roles at Fifth Third and Fifth Third Bank following the transaction.

Accounting Treatment

Fifth Third and Comerica each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The mergers will be accounted for using the acquisition method of accounting, and Fifth Third will be treated as the accounting acquirer.

Regulatory Approvals

To complete the first merger, Fifth Third and Comerica need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, antitrust, securities, insurance and other regulatory authorities. Subject to the terms of the merger agreement, Fifth Third and Comerica have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. These approvals include, among others, the approval of the Federal Reserve Board and the OCC. Under the terms of the merger agreement, neither Fifth Third nor Comerica nor any of their respective subsidiaries are required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on Comerica and its subsidiaries, taken as a whole.

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Comerica common stock in the first merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the first merger.

There can be no assurance that all of the regulatory approvals required in connection with the merger agreement and first merger will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the terms of the approvals or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or restrictions that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on Comerica and its subsidiaries, taken as a whole, in which case Fifth Third is not obligated to close the first merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the first merger or, if such a challenge is made, what the result of such challenge will be.

Federal Reserve Board and the OCC

The mergers are subject to the approval of the Federal Reserve under Section 3 of the BHC Act. The bank mergers are subject to the approval of the OCC under the National Bank Act, the Bank Merger Act, and the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (12 U.S.C. § 1831u) (the “Riegle-Neal Act”). The Federal Reserve and the OCC take into consideration a number of factors when acting on applications under the BHC Act and the Bank Merger Act and National Bank Act, respectively. These factors include the effect of the mergers on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the directors and officers, and the records of compliance with applicable laws and regulations) and future prospects of the combined company. The Federal Reserve and the OCC also consider the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, and the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The parties also believe that the Federal Reserve will also consider Fifth Third’s and Comerica’s record of compliance with law and regulation.

In considering an application under the respective provisions of the BHC Act, the Bank Merger Act and the National Bank Act, the Federal Reserve and the OCC also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve and the OCC must also take into account the record of performance of each of Fifth Third and Comerica in meeting the credit needs of the respective communities, including low- and moderate-income neighborhoods, served by Fifth Third Bank and Comerica Bank.

In connection with an interstate merger transaction, the OCC considers certain additional factors under the Riegle-Neal Act, including the relevant state laws regarding the minimum age of the bank to be acquired, the concentration of deposits on a nationwide and statewide basis, and compliance with any applicable state community reinvestment and antitrust laws. Under the Riegle-Neal Act, the OCC may approve an interstate bank merger transaction only if each constituent bank is adequately capitalized at the time the application for such transaction is filed with the OCC, and the OCC determines that the resulting bank will be well capitalized and well managed upon the consummation of the transaction. Similarly, under the Riegle-Neal Act, the Federal Reserve may approve an interstate merger transaction only if the acquiring bank holding company is well capitalized and well managed and meets certain other requirements.

As part of the application review process in merger transactions, the Federal Reserve and the OCC each may receive comment letters from members of the public. In their most recent CRA performance evaluations, each of Fifth Third Bank and Comerica Bank received an overall “outstanding” regulatory rating under the CRA.

The initial submission of the applications to the Federal Reserve and the OCC occurred on October 28, 2025.

Department of Justice Review and Waiting Periods

In addition to the Federal Reserve and the OCC, the Antitrust Division of the U.S. Department of Justice (“DOJ”) conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers comply with the antitrust laws. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze the mergers’ effect on competition differently than the Federal Reserve and OCC and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve or the OCC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers does not prevent the filing of antitrust actions by private persons or state attorneys general.

Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other foreign, federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.

Treatment of Comerica Preferred Stock and Depositary Shares

In the first merger, each share of Comerica’s preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new Fifth Third preferred stock, with terms that are not materially less favorable than the terms of Comerica’s preferred stock. Each outstanding share of Comerica preferred stock is presently represented by Comerica depositary shares that represent a 1/40th ownership interest in a share of the Comerica preferred stock. Upon completion of the first merger, Fifth Third will assume the obligations of Comerica under the deposit agreement. Each Comerica depositary share representing a 1/40th ownership interest of Comerica preferred stock will become a new Fifth Third depositary share and will represent a 1/40th ownership interest in a share of new Fifth Third preferred stock.

Stock Exchange Listings

Fifth Third common stock is listed for trading on NASDAQ under the symbol “FITB,” and Comerica common stock is listed on the NYSE under the symbol “CMA.” Upon completion of the first merger, the Comerica common stock currently listed on the NYSE will be delisted from such exchange and deregistered under the Exchange Act.

Under the terms of the merger agreement, Fifth Third will cause the shares Fifth Third common stock to be issued in the first merger to be approved for listing on NASDAQ, subject to official notice of issuance, and the merger agreement provides that neither Fifth Third nor Comerica will be required to complete the first merger if such shares are not authorized for listing on NASDAQ, subject to notice of issuance. Following the first merger, shares of Fifth Third common stock will continue to be traded on NASDAQ.

The Comerica depositary shares representing a 1/40th ownership interest of Comerica preferred stock are currently listed on the NYSE under the symbol “CMA PrB”. The new Fifth Third depositary shares representing a 1/40th ownership interest in a share of new Fifth Third preferred stock are expected to be listed on NASDAQ upon completion of the first merger.

Appraisal or Dissenters’ Rights in the First Merger

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.

Holders of Fifth Third common stock and holders of Fifth Third preferred stock (including depositary shares in respect of Fifth Third preferred stock) are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under the Ohio General Corporation Law (the “OGCL”) in connection with the transactions contemplated by the merger agreement.

Under Section 262 of the Delaware General Corporation Law, as amended (the “DGCL”), Comerica’s stockholders will not be entitled to appraisal rights in connection with the transactions contemplated in the merger agreement if, on the record date of the Comerica’s special meeting, shares of Comerica’s common stock listed on a national securities exchange are held of record by more than two thousand (2,000) stockholders, and Comerica’s stockholders are not required to accept as consideration for their shares anything other than the shares of Fifth Third, shares of another corporation which at the effective date of the first merger are either listed on a national securities exchange or held of record by more than two thousand (2,000) stockholders, cash paid in lieu of fractional shares or any combination of the foregoing. Comerica’s common stock is currently listed on the NYSE, a national securities exchange, and is expected to continue to be so listed on the record date for the Comerica special meeting. In addition, Comerica stockholders will receive shares of Fifth Third common stock as consideration in the first merger, which shares are currently listed on NASDAQ, a national securities exchange, and are expected to continue to be so listed at the effective time. Holders of Comerica common stock will receive cash in lieu of fractional shares. Accordingly, the holders of Comerica common stock are not entitled to any appraisal rights in connection with the first merger. For more information, see “Risk Factors — Fifth Third shareholders and Comerica stockholders will not have dissenters’ rights or appraisal rights in the first merger.” on page 56.

THE MERGER AGREEMENT

This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the mergers. This section is not intended to provide you with any factual information about Fifth Third or Comerica. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings Fifth Third and Comerica make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 179 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Fifth Third and Comerica contained in this joint proxy statement/prospectus or in the public reports of Fifth Third or Comerica filed with the SEC may supplement, update or modify the factual disclosures about Fifth Third and Comerica contained in the merger agreement. The merger agreement contains representations and warranties by Fifth Third, on the one hand, and by Comerica, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Fifth Third and Comerica were qualified and subject to important limitations agreed to by Fifth Third and Comerica in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the first merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Fifth Third and Comerica each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Fifth Third and Comerica at the time they were made or otherwise.

Structure of the Mergers

Each of Fifth Third’s and Comerica’s respective boards of directors has unanimously approved and adopted the merger agreement. The merger agreement provides for the merger of Comerica with and into Fifth Third Intermediary, with Fifth Third Intermediary continuing as the surviving corporation, which we refer to as the “first merger”. Following the completion of the merger, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary continuing as the surviving corporation, which we refer to as the “second merger”, and together with the first merger, collectively, the “mergers.” Following the completion of the mergers, at a time determined by Fifth Third, each of Comerica Bank, a Texas banking association and wholly owned subsidiary of Comerica and Comerica Bank & Trust, National Association, a national bank and wholly owned subsidiary of Comerica Holdings, will each merge with and into Fifth Third Bank, National Association, a national banking association and wholly owned subsidiary of Fifth Third Intermediary (“Fifth Third Bank”) with Fifth Third Bank continuing as the surviving bank in each of the bank mergers.

Prior to the completion of the first merger, Fifth Third and Comerica may, by mutual agreement, change the method or structure of effecting the combination of Fifth Third and Comerica, except that no such change may (1) alter or change the exchange ratio or the number of shares of Fifth Third common stock received by holders of Comerica common stock in exchange for each share of Comerica common stock (2) adversely affect the tax treatment of holders of Fifth Third common stock or holders of Comerica common stock, (3) adversely affect the tax treatment of Fifth Third or Comerica or (4)  materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.

Merger Consideration

Each share of Comerica common stock issued and outstanding immediately prior to the effective time, except for shares of Comerica common stock held by Comerica or Fifth Third (in each case other than shares of Comerica common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held directly or indirectly by Comerica or Fifth Third in respect of debts previously contracted) will be converted into the right to receive 1.8663 shares of Fifth Third common stock.

All of the shares of Comerica common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and retired and will cease to exist as of the effective time, and each certificate (each, an “old certificate,” which also refers to book-entry account statements relating to the ownership of shares of Comerica common stock) previously representing any such shares of Comerica common stock will thereafter represent only the right to receive (i) a new certificate representing the number of whole shares of Fifth Third common stock which such shares of Comerica common stock have been converted into the right to receive pursuant to the merger agreement, (ii) cash in lieu of fractional shares which the shares of Comerica common stock represented by such old certificate have been converted into the right to receive pursuant to the merger agreement, without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the merger agreement, without any interest thereon.

If the outstanding shares of Fifth Third common stock or Comerica common stock are increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give Fifth Third and the holders of Comerica common stock the same economic effect as contemplated by the merger agreement prior to such event.

Also in the first merger, each share of Comerica preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of new Fifth Third preferred stock. Each outstanding Comerica depositary share representing a 1/40th interest in a share of Comerica preferred stock will become a new Fifth Third depositary share and will represent a 1/40th interest in a share of the applicable series of new Fifth Third preferred stock.

Fractional Shares

Fifth Third will not issue any fractional shares of Fifth Third common stock in connection with the first merger. Instead, holders of Comerica common stock who otherwise would have received a fraction of a share of Fifth Third common stock will receive an amount in cash, without interest and rounded to the nearest whole cent. This cash amount will be determined by multiplying (i) the average closing-sale price per share of Fifth Third common stock on NASDAQ, as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day immediately preceding (but not including) the day on which the first merger is completed by (ii) the fraction of a share (after taking into account all shares of Comerica common stock held by such holder immediately prior to the effective time of the first merger and rounded to the nearest one-thousandth when expressed in decimal) of Fifth Third common stock that such stockholder would otherwise be entitled to receive.

Governing Documents

At the effective time, the articles of incorporation and the code of regulations of Fifth Third Intermediary, in each case as in effect immediately prior to the effective time, will be the articles of incorporation and code of regulations of the surviving entity of the first merger until thereafter amended in accordance with applicable law. At the effective time of the second merger, the articles of incorporation and the code of regulations of Fifth Third Intermediary, in each case as in effect immediately prior to the effective time of the second merger, will be the articles of incorporation and code of regulations of the surviving entity of the second merger until thereafter amended in accordance with applicable law.

Treatment of Comerica Equity Awards

Comerica Stock Options

At the effective time of the first merger, each outstanding and unexercised Comerica Stock Option shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed Option, with the number of shares underlying such award and per share exercise price adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica award in effect immediately prior to the effective time.

Comerica RSU Awards

At the effective time of the first merger, each outstanding Comerica RSU Award that is not a Comerica Director RSU Award shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica award in effect immediately prior to the effective time

Comerica Director RSU Awards

At the effective time of the first merger, each outstanding Comerica Director RSU Award shall be converted into the right to receive (without interest) (A) a number of fully vested and freely transferable shares of Fifth Third common stock (rounded up to the nearest whole number of shares) with the number of shares underlying such award adjusted based on the exchange ratio, plus (B) a cash payment in respect of any accrued but unpaid dividend equivalents in respect of such award, with such consideration to be issued or paid, as applicable, as soon as reasonably practicable following the closing date and in no event later than five (5) business days following the closing date.

Comerica PSU Awards

At the effective time of the first merger, each outstanding Comerica PSU Award shall, automatically and without any required action on the part of the holder thereof, convert into an Assumed RSU Award, with the number of shares underlying such award (x) deemed to be earned based on the greater of target and actual performance measured through the latest practicable date prior to the effective time and (y) adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica award (excluding any performance-based vesting requirements) in effect immediately prior to the effective time.

Comerica DSU Awards

At the effective time of the first merger, each outstanding Comerica DSU Award will vest and convert into a corresponding deferred share unit award with respect to Fifth Third common stock, with the numbers of shares underlying such award adjusted based on the exchange ratio, and otherwise subject to the same terms and conditions as applied to the corresponding Comerica award in effect immediately prior to the effective time.

Closing and Effective Time of the First Merger

The mergers will become effective at the time specified in the certificates of merger to be filed with the Ohio Secretary of State and the Delaware Secretary of State. Subject to the terms and conditions set forth in the merger agreement, unless otherwise mutually agreed upon by the duly authorized officers of Fifth Third and Comerica, the parties shall cause the effective time of the first merger to occur on the first (1st) business day of the month following the satisfaction or waiver of all the conditions set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), provided that, (i) if the termination date of the merger agreement would occur on or after the third (3rd) business day following such satisfaction or waiver but before the first (1st) business day on which the closing would otherwise occur, then the closing will occur on the third business day following such satisfaction or waiver, and (ii) if the date on which such conditions are satisfied or waived is less than five (5) business days prior to the first business day of the next succeeding calendar month, then the effective time shall occur on the first business day of the next calendar month.

Conversion of Shares; Exchange of Stock Certificates

As promptly as practicable after the effective time, but in no event later than ten (10) business days thereafter, Fifth Third will cause the exchange agent to mail to each holder of record of one (1) or more old certificates immediately prior to the effective time that have been converted at the effective time into the right to receive Fifth Third common stock and new Fifth Third preferred stock, as applicable, a letter of transmittal and instructions for use in effecting the surrender of such old certificate(s) in exchange for new certificates representing the number of whole shares of Fifth Third common stock and any cash in lieu of fractional shares or shares of Fifth Third common stock or shares of new Fifth Third preferred stock, as applicable, of which shares of Comerica common stock or Comerica preferred stock represented by such old certificate(s) shall have been converted into the right to receive pursuant to the merger agreement, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If an old certificate for Comerica common stock or Comerica preferred stock has been lost, stolen or destroyed, the exchange agent will issue the consideration in the first merger upon receipt of (i) an affidavit of that fact by the claimant and (ii) if required by Fifth Third or the exchange agent, the posting of a bond in an amount as Fifth Third or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.

After the effective time, there will be no further transfers on the stock transfer books of Comerica of the shares of Comerica common stock or Comerica preferred stock that were issued and outstanding immediately prior to the effective time.

Withholding

Fifth Third will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other cash amounts payable under the merger agreement to any holder of Comerica common stock or Comerica preferred stock the amounts it is required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Fifth Third common stock or new Fifth Third preferred stock will be paid to the holder of any unsurrendered old certificate representing shares of Comerica common stock or Comerica preferred stock, as applicable, until the holder surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of Fifth Third common stock or new Fifth Third preferred stock which the shares of Comerica common stock or Comerica preferred stock, as applicable, represented by such old certificate have been converted into the right to receive under the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of Fifth Third and Comerica relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	broker’s fees payable in connection with the mergers;

•	the absence of certain changes or events;

•	legal and regulatory proceedings;

•	tax matters;

•	employee benefit matters;

•	SEC reports;

•	compliance with applicable laws;

•	certain material contracts;

•	absence of agreements with regulatory agencies or other governmental entities;

•	investment securities and commodities;

•	related party transactions;

•	inapplicability of state takeover statutes;

•

absence of action or awareness of any circumstance that would prevent the (i) first merger or the bank mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the second merger from qualifying as a “liquidation” as described in Section 332 of the Code;

•	opinions from each party’s respective financial advisor(s);

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	insurance matters; and

•	no other representations and warranties.

The merger agreement contains additional representations and warranties made by Comerica with respect to:

•	environmental matters;

•	real property;

•	intellectual property;

•	loan portfolio matters;

•	broker-dealer subsidiaries; and

•	insurance subsidiaries.

Certain representations and warranties of Fifth Third and Comerica are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Fifth Third, Comerica or the surviving entity, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (1) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (2) the ability of such party to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (1), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. GAAP or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;

•

changes, after the date of the merger agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event;

•

public disclosure of the transactions contemplated in the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement; or

•

a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (provided that the underlying causes of such decline or failure may be taken into account in determining whether a material adverse effect has occurred);

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive after the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the First Merger

Each of Fifth Third and Comerica has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of Fifth Third or Comerica to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement on a timely basis, perform any covenants and agreements under the merger agreement or consummate the transactions contemplated by the merger agreement on a timely basis.

Additionally, Comerica has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Comerica may not, and Comerica may not permit any of its subsidiaries to, without the prior written consent of Fifth Third (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following, among other actions:

•

other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of twelve (12) months and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Comerica or any of its wholly owned subsidiaries to Comerica or any of its wholly owned subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any securities of Comerica or any securities of its subsidiaries, except, in each case, (A) regular quarterly cash dividends by Comerica at a rate not in excess of $0.71 per share of Comerica common stock, (B) dividends paid by any of the subsidiaries of Comerica to Comerica or any of its wholly owned subsidiaries, (C) dividends provided and paid on Comerica preferred stock in accordance with the terms of such Comerica preferred stock, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the acceptance of shares of Comerica common stock as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case in accordance with past practice and the terms of the applicable award agreements;

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any securities of Comerica securities or any securities of its subsidiaries;

•

issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Comerica or any securities of its subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Comerica or any securities of its subsidiaries, except pursuant to the exercise of stock options or the settlement of equity compensation awards in accordance with their terms;

•

sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than intellectual property) to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case, other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

•

sell, transfer, mortgage, encumber, license, abandon, cancel, allow to lapse or expire, or otherwise dispose of, any of its material intellectual property other than, in each case, (i) non-exclusive licenses granted in the ordinary course of business, or (ii) expiration or lapse at the end of such intellectual property’s natural term;

•

except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly owned subsidiary of Comerica;

•

in each case, except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Comerica or enter into certain material contracts;

•

except as required under applicable law or the terms of any Comerica benefit plan existing as of the date of the merger agreement or adopted thereafter not in violation of the merger agreement, (i) enter into, establish, adopt, materially amend or terminate any material Comerica benefit plan, or any arrangement that would be a material Comerica benefit plan if in effect on the date of the merger agreement, other than with respect to broad-base welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any Comerica benefit plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers who are not Comerica insiders (x) in connection with a promotion or change in responsibilities and to a level consistent with the compensation and benefits provided to similarly situated employees in the ordinary course of business or (y) in the ordinary course of business consistent with past practice or (z) as a result of the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, where performance is determined in the ordinary course of business and consistent with past practice, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided that Comerica may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Comerica benefit plan or (vi) hire any Comerica insider (other than as a replacement hire receiving substantially similar terms of employment);

•

settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Comerica, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries, Fifth Third or the surviving entity following consummation of the first merger;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent (i) the first merger or the bank mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the second merger from qualifying as a “liquidation” as described in Section 332 of the Code;

•	amend its articles of incorporation, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

•

other than in prior consultation with Fifth Third, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	implement or adopt any change in its accounting principles or methods, other than as required by U.S. GAAP;

•

enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio, any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any governmental entity;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve any of its subsidiaries;

•

make (other than in the ordinary course of business), change or revoke any material tax election, change an annual tax accounting period, adopt or change any material tax accounting method, file any material amended tax return, enter into any closing agreement or similar agreement with a tax authority with respect to a material amount of taxes, or settle any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Fifth Third may not, and Fifth Third may not permit any of its subsidiaries to, without the prior written consent of Comerica (such consent not to be unreasonably withheld, conditioned or delayed), undertake the following, among other actions:

•

amend the Fifth Third articles of incorporation or the Fifth Third code of regulations in a manner that would adversely affect the holders of Comerica common stock or Comerica preferred stock relative to other holders of Fifth Third common stock or Fifth Third preferred stock (as applicable);

•	adjust, split, combine or reclassify any capital stock of Fifth Third or make, declare or pay any extraordinary dividend on any capital stock of Fifth Third;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent (i) the first merger or the bank mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the second merger from qualifying as a “liquidation” as described in Section 332 of the Code;

•

knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Fifth Third or its subsidiaries to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement or by the bank merger agreement or the requisite Fifth Third vote or to perform its covenants and agreements under the merger agreement or the bank merger agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Fifth Third and Comerica have agreed to cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the requisite regulatory approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of the merger agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the mergers and the bank mergers), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and governmental entities. Fifth Third and Comerica have agreed to each use reasonable best efforts to obtain each such requisite regulatory approval and any approvals required for the bank mergers as promptly as reasonably practicable. Fifth Third and Comerica have also agreed to cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the requisite regulatory approvals) and will respond as promptly as practicable to the requests of governmental entities for documents and information. Fifth Third and Comerica have the right to review in advance, to the extent practicable, will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Comerica or Fifth Third, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the merger agreement. In exercising the foregoing right, each of the parties has agreed to act reasonably and as promptly as practicable. Fifth Third and Comerica will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. Fifth Third and Comerica have agreed that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, regulatory agencies and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the merger agreement.

Fifth Third and Comerica have also agreed to use their reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing. Fifth Third or Comerica or any of their respective subsidiaries will not be required or permitted (without the written consent of the other party) to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of governmental entities that would reasonably be likely to have a material adverse effect on Comerica and its subsidiaries, taken as a whole (a “materially burdensome regulatory condition”).

Fifth Third and Comerica have also agreed to furnish each other, upon request, with all information concerning themselves, their subsidiaries, directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with this joint proxy statement/prospectus or any statement, filing, notice or application to any governmental entity in connection with the mergers and the other transactions contemplated by the merger agreement, as well as to keep each other apprised of the status of matters related to the consummation of the transactions contemplated by the merger agreement.

Fifth Third and Comerica will also promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Comerica and its subsidiaries will reasonably cooperate with Fifth Third and its subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Fifth Third in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

Employee Matters

Fifth Third will, or will cause its subsidiaries to, provide the employees of Comerica and its subsidiaries as of the effective time (the “Continuing Employees”) (A) from the closing date and until the earlier of December 31 of the calendar year in which the closing date occurs and the Continuing Employee’s termination of employment, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the effective time; (ii) annual cash bonus opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the effective time; (iii) annual long-term incentive opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the effective time; and (iv) employee and fringe benefits (excluding severance and retention) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time and (B) from January 1 of the calendar year following the calendar year in which the closing date occurs and until the earlier of the first anniversary of the closing date and the Continuing Employee’s termination of employment, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the effective time; (ii) annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of Fifth Third; (iii) annual long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Fifth Third; and (iv) employee and fringe benefits (excluding severance and retention) that are no less favorable in the aggregate than those provided to similarly situated employees of Fifth Third. Additionally, Fifth Third will maintain the Comerica Severance Pay Plan for the benefit of the Continuing Employees through the first anniversary of the closing date.

Fifth Third will, or will cause its subsidiaries to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Fifth Third or its affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the corresponding Comerica benefit plan that is a group health plan in which such Continuing Employee participated immediately before the effective time, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred and paid by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Comerica benefit plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Fifth Third and its affiliates and (iii) cause any of its (or its affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting and benefit accrual thereunder (except to the extent it would result in a duplication of benefits for the same period of service), service by such Continuing Employees to Comerica or any of its affiliates or predecessors prior to the effective time as if such service were with Fifth Third, to the same extent and for the same purpose that such service was recognized under a comparable Comerica benefit plan.

Under the merger agreement, prior to the effective time, Comerica may determine the bonuses for the pre-closing period under Comerica’s annual bonus plans, which amounts shall be based on the greater of actual performance through such period and target level performance (the “pre-closing bonus”). Any employees who remain employed following the effective time will remain eligible to be paid the pre-closing bonus at the time annual bonuses are normally paid in 2027. Any employee who experiences a severance qualifying termination following the effective time and prior to the payment date will be entitled to receive the pre-closing bonus, subject to execution of a customary release of claims.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, Fifth Third will indemnify and hold harmless all present and former directors, officers and employees of Comerica and its subsidiaries, and will advance expenses as incurred to such persons in respect of all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Comerica or any of its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by Comerica pursuant to the Comerica charter, the bylaws of Comerica and the governing or organizational documents of any subsidiary of Comerica and any indemnification agreement in existence as of the date of the merger agreement that have been disclosed to Fifth Third; provided that, in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires Fifth Third to maintain for a period of six (6) years after consummation of the first merger the existing directors’ and officers’ liability insurance policy of Comerica, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred at or prior to the consummation of the first merger. However, Fifth Third is not required to spend annually more than three hundred percent (300%) of the current annual premium paid as of the date of the merger agreement by Comerica for such insurance (the “premium cap”), and if such premiums for such insurance would at any time exceed that amount, then Fifth Third will maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap. In lieu of the foregoing, Fifth Third, in consultation with, but only upon the consent of Comerica, may obtain at or prior to the effective time a six (6)-year “tail” policy under the existing directors and officers insurance policy of Comerica, providing equivalent coverage to that described in the preceding sentence if such a policy can be obtained for an amount that, in the aggregate, does not exceed the premium cap.

Restructuring Efforts

The merger agreement provides that if either Comerica fails to obtain the required vote of its holders of common stock to approve the merger agreement or Fifth Third fails to obtain the required vote of its shareholders to approve the Fifth Third stock issuance, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Comerica or Fifth Third as provided for in the merger agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective holders of common stock for approval.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of Fifth Third common shares and depositary shares in respect of new Fifth Third preferred stock to be issued in the first merger on NASDAQ, access to information of the other company, confidentiality, advice of changes, exemption from takeover laws, shareholder litigation relating to the transactions contemplated by the merger agreement, the coordination of dividend declarations, the assumption by Fifth Third of Comerica indebtedness and public announcements with respect to the transactions contemplated by the merger agreement.

Combined Company Governance

The merger agreement provides that Fifth Third will take all actions necessary so that, as of the effective time, the Fifth Third board of directors will be increased by three (3), and three (3) directors from Comerica’s board of directors immediately prior to the effective time determined by mutual agreement of Comerica and Fifth Third will be appointed to the Fifth Third board of directors. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Mergers — Governance of Fifth Third After the Mergers” beginning on page 115.

Shareholder and Stockholder Meetings and Recommendation of Comerica’s and Fifth Third’s Boards of Directors

Each of Comerica and Fifth Third has agreed to call a meeting of its shareholders or stockholders, as applicable, for the purpose of voting upon the adoption of the merger agreement, in the case of Comerica, or the Fifth Third stock issuance proposal, in the case of Fifth Third, and to use reasonable best efforts to cause the meetings to occur as promptly as reasonably practicable and on the same date. Each of the boards of directors of each of Comerica and Fifth Third has agreed to use its reasonable best efforts to obtain from its shareholders or stockholders, as applicable, the vote required to adoption the merger agreement, in the case of Comerica stockholders, and the Fifth Third stock issuance proposal, in the case of Fifth Third voting shareholders, including by communicating to its shareholders or stockholders, as applicable, the Comerica board recommendation and the Fifth Third board recommendation, as applicable. Each of Fifth Third and Comerica has agreed that each of Comerica and Fifth Third and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Comerica board recommendation, in the case of Comerica, or the Fifth Third board recommendation, in the case of Fifth Third, (ii) fail to make the Comerica board recommendation, in the case of Comerica, or the Fifth Third board recommendation, in the case of Fifth Third, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (A) recommend against any acquisition proposal or (B) reaffirm the Comerica board recommendation, in the case of Comerica, or the Fifth Third board recommendation, in the case of Fifth Third, in each case within ten (10) business days (or such fewer number of days as remains prior to the Comerica special meeting or the Fifth Third special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).

However, subject to certain termination rights described in “—Termination of the Merger Agreement” below, if the Fifth Third board of directors or the Comerica board of directors, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Fifth Third board recommendation or the Comerica board recommendation, as applicable, then, in the case of Fifth Third, prior to the receipt of the approval of the requisite Fifth Third vote, and in the case of Comerica, prior to the receipt of the requisite Comerica vote, it may submit the merger agreement to its shareholders or stockholders, as applicable, without recommendation and may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, to the extent required by law, provided that (1) it gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (2) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Fifth Third board recommendation or Comerica board recommendation, as the case may be. Any material amendment to any acquisition proposal will require a new notice period.

Notwithstanding any recommendation change by the Fifth Third board of directors or the Comerica board of directors, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders or stockholders, as applicable, and to submit the merger agreement to a vote of such shareholders or stockholders, as applicable. Fifth Third and Comerica must adjourn or postpone such meeting if there are insufficient shares of Fifth Third common stock and Fifth Third voting preferred stock or Comerica common stock, as the case may be, represented (either virtually or by proxy) constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Fifth Third or Comerica, as applicable, it has not received proxies representing a sufficient number of shares necessary for approval of the Fifth Third stock issuance proposal, in the case of Fifth Third, or merger agreement proposal, in the case of Comerica.

Agreement Not to Solicit Other Offers

Each of Fifth Third and Comerica has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than an acceptable confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to Fifth Third or Comerica, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

However, in the event that after the date of the merger agreement and prior to the receipt of the requisite Fifth Third vote, in the case of Fifth Third, or the requisite Comerica vote, in the case of Comerica, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data (provided that no such information or data relates to the other party) and participate in negotiations or discussions with the person making the acquisition proposal if the Fifth Third or Comerica board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party provides such information to the other party to the merger agreement and enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between Fifth Third and Comerica, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.

Each of Fifth Third and Comerica has also agreed to, and to cause its officers, directors, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than Fifth Third or Comerica, with respect to any acquisition proposal. In addition, each party has agreed to (1) promptly (and within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), to provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received or provided in connection with any such inquiry or acquisition proposal, and to keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal and (2) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.

Conditions to Complete the First Merger

Fifth Third’s and Comerica’s respective obligations to complete the first merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

•	the requisite Fifth Third vote and the requisite Comerica vote having been obtained;

•

the authorization for listing on NASDAQ, subject to official notice of issuance, of Fifth Third common shares and depositary shares in respect of new Fifth Third preferred stock to be issued in the first merger;

•

all requisite regulatory authorizations, consents, orders or approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any requirement to take or commit to take any action or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on Fifth Third after giving effect to the first merger and other transactions contemplated by the merger agreement;

•

the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no order, injunction, or decree by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the mergers, the bank mergers or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal the consummation of the mergers, the bank mergers or any of the other transactions contemplated by the merger agreement;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the first merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party in all material respects of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the first merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by each party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither Fifth Third nor Comerica can provide assurance as to when or if all of the conditions to the first merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the first merger, whether before or after the receipt of the required vote to approve or adopt, as applicable, the merger agreement by Fifth Third voting shareholders or Comerica stockholders, in the following circumstances:

•	by mutual written consent of Fifth Third and Comerica;

•

by either Fifth Third or Comerica if any governmental entity that must grant a requisite regulatory approval has denied approval of the first merger or the bank mergers and such denial has become final and non-appealable or any governmental entity of competent jurisdiction has issued a final and non-appealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the first merger or the bank mergers, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement;

•

by either Fifth Third or Comerica if the first merger has not been completed on or before October 5, 2026, also referred to as the “termination date,” unless the failure of the first merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements under the merger agreement; provided that, if all other conditions to the first merger have been satisfied but not the conditions related to the receipt of all applicable regulatory approvals or the absence of any adverse orders, injunctions or restraints from government entities, the termination date will be automatically extended to January 5, 2027. The merger agreement further provides that, if the conditions to the first merger are satisfied or waived prior to the termination date but the closing would occur on the specified date, the termination date will automatically be extended to the specified date;

•

by either Fifth Third or Comerica (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty ceases to be true) set forth in the merger agreement on the part of the other party which either individually or in the aggregate would constitute, if occurring or continuing on the date the first merger is completed, the failure of a closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•

by Comerica, if (1) Fifth Third or the Fifth Third board of directors has made a recommendation change or (2) Fifth Third or the Fifth Third board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Fifth Third board recommendation; or

•

by Fifth Third, if (1) Comerica or the Comerica board of directors has made a recommendation change or (2) Comerica or the Comerica board of directors breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder adoption and the Comerica board recommendation.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (1) neither Fifth Third nor Comerica will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, public announcements, the confidential treatment of information and the effect of termination, including the termination fee described below.

Termination Fee

Comerica will pay Fifth Third a termination fee of $500 million in cash (the “termination fee”) if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by Fifth Third pursuant to the last bullet set forth under “—Termination of the Merger Agreement” above. In such case, the termination fee must be paid to Fifth Third within two (2) business days of the date of termination.

•

In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Comerica board of directors or Comerica’s senior management or has been made directly to Comerica stockholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the Comerica special meeting) an acquisition proposal with respect to Comerica, and (i) (A) thereafter the merger agreement is terminated by either Fifth Third or Comerica because the first merger has not been completed prior to the termination date, and Comerica has not obtained the required vote of Comerica stockholders adopting the merger agreement but all other conditions to Comerica’s obligation to complete the first merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by Fifth Third based on a breach of the merger agreement by Comerica that would constitute the failure of an applicable closing condition, and (ii) prior to the date that is twelve (12) months after the date of such termination, Comerica enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Fifth Third on the earlier of the date Comerica enters into such definitive agreement and the date of consummation of such transaction.

Fifth Third will pay Comerica the termination fee if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by Comerica pursuant to the second to last bullet set forth under “—Termination of the Merger Agreement” above. In such case the termination fee must be paid to Comerica within two (2) business days of the date of termination.

•

In the event, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Fifth Third board of directors or Fifth Third’s senior management or has been made directly to Fifth Third voting shareholders, or any person has publicly announced (and not publicly withdrawn at least two (2) business days prior to the Fifth Third special meeting) an acquisition proposal with respect to Fifth Third, and (i) (A) thereafter the merger agreement is terminated by either Fifth Third or Comerica because the first merger has not been completed prior to the termination date, and Fifth Third has not obtained the required vote of Fifth Third voting shareholders approving the merger agreement but all other conditions to Fifth Third’s obligation to complete the first merger had been satisfied or were capable of being satisfied prior to such termination or (B) thereafter the merger agreement is terminated by Comerica based on a breach of the merger agreement by Fifth Third that would constitute the failure of an applicable closing condition and (ii) prior to the date that is twelve (12) months after the date of such termination, Fifth Third enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Comerica on the earlier of the date Fifth Third enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to governmental entities in connection with the mergers and the other transactions contemplated by the merger agreement will be borne equally by Fifth Third and Comerica.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite Fifth Third vote or the requisite Comerica vote, except that after the receipt of the requisite Fifth Third vote or the requisite Comerica vote, there may not be, without further approval of the holders of common stock of Fifth Third or Comerica, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.

At any time prior to the completion of the first merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement, except that after the receipt of the requisite Fifth Third vote or the requisite Comerica vote, there may not be, without further approval of the holders of common stock of Fifth Third or Comerica, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Ohio, without any regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Comerica board of directors will be subject to the laws of the State of Delaware).

Specific Performance

Fifth Third and Comerica will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the mergers), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE FIRST MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the first merger to U.S. holders (as defined below) of Comerica common stock and Comerica preferred stock. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code, and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. federal income tax consequences of the first merger to those U.S. holders of Comerica common stock and U.S. holders of Comerica preferred stock that hold their shares of Comerica common stock or Comerica preferred stock, as applicable, as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt or governmental organization;

•	a partnership, S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks, securities, commodities or currencies;

•	a trader in securities that elects mark-to-market treatment;

•

a Comerica stockholder that received Comerica common stock or Comerica preferred stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	a regulated investment company;

•	a Comerica stockholder that holds Comerica common stock or Comerica preferred stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction;

•

a holder of shares of Comerica common stock or Comerica preferred stock that is required to accelerate the recognition of any item of gross income with respect to Comerica common stock or Comerica preferred stock as a result of such income being recognized on an applicable financial statement; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax, any non-income tax or any state, local or foreign tax consequences of the first merger, nor does it address any tax consequences arising under the Medicare contribution tax on net investment income or the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations promulgated thereunder and intergovernmental agreements entered pursuant thereto or in connection therewith). Determining the actual tax consequences of the first merger to you may be complex. They will depend on your specific situation and on factors that are not within the control of Fifth Third or Comerica. You should consult with your own tax advisor as to the tax consequences of the first merger in your particular circumstances, and any applicable record maintenance or information reporting obligations.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Comerica common stock or Comerica preferred stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a United States person for United States federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Comerica common stock or Comerica preferred stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Comerica common stock or Comerica preferred stock should consult their own tax advisors.

Tax Consequences of the First Merger Generally

The first merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Fifth Third’s obligation to effect the first merger that Fifth Third receives an opinion from Sullivan & Cromwell LLP, dated as of the closing date, to the effect that the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Comerica’s obligation to effect the first merger that Comerica receives an opinion from Wachtell, Lipton, Rosen & Katz, dated as of the closing date, to the effect that the first merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on the assumption that the first merger will be completed in the manner set forth in the merger agreement and the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, and on representation letters provided by Fifth Third and Comerica, dated as of the Closing Date. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the first merger could be adversely affected.

Neither of the opinions described above will be binding on the Internal Revenue Service (the “IRS”). Fifth Third and Comerica have not sought and will not seek any ruling from the IRS regarding any matters relating to the first merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

As a “reorganization,” the material U.S. federal income tax consequences of the first merger to U.S. holders of Comerica common stock and of Comerica preferred stock, as applicable, are set forth in the remainder of this discussion:

•

a holder who receives solely shares of Fifth Third common stock in exchange for shares of Comerica common stock, or a holder who receives solely shares of Fifth Third preferred stock in exchange for shares of Comerica preferred stock generally will not recognize any gain or loss upon the first merger;

•

a holder who receives shares of Fifth Third common stock and cash instead of a fractional share of Fifth Third common stock in exchange for shares of Comerica common stock generally will not recognize any gain or loss upon the first merger, except with respect to the cash received instead of a fractional share of Fifth Third common stock;

•

the aggregate tax basis of the Fifth Third common stock or Fifth Third preferred stock, as applicable, received in the first merger (including fractional share interests in Fifth Third common stock deemed received and exchanged for cash), will be equal to the holder’s aggregate tax basis in the Comerica common stock or Comerica preferred stock, as applicable, for which it is exchanged; and

•

the holding period of Fifth Third common stock or Fifth Third preferred stock, as applicable, received in the first merger (including any fractional shares deemed received and redeemed as described below), will include the holder’s holding period of the Comerica common stock or Comerica preferred stock, as applicable, for which it is exchanged.

If holders acquired different blocks of Comerica common stock or Comerica preferred stock at different times and at different prices, a holder’s tax basis and holding period in Fifth Third common stock or Fifth Third preferred stock may be determined with reference to each block of Comerica common stock or Comerica preferred stock, as applicable.

Cash Instead of a Fractional Share

A U.S. holder of Comerica common stock who receives cash instead of a fractional share of Fifth Third common stock generally will be treated as having received the fractional share of Fifth Third common stock pursuant to the first merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Fifth Third common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time, the holding period for the shares (including the holding period of Comerica common stock surrendered therefor) is greater than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of cash to a non-corporate U.S. holder of Comerica common stock in connection with the first merger may be subject to information reporting and backup withholding (currently at a rate of 24%). A U.S. holder of Comerica common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS Form W-9 (or an applicable substitute or successor form) and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF FIFTH THIRD CAPITAL STOCK

As a result of the first merger, Comerica stockholders who receive shares of Fifth Third common stock in the first merger will become Fifth Third shareholders. Your rights as a Fifth Third shareholder will be governed by Ohio law, the Fifth Third articles of incorporation and the Fifth Third code of regulations. The following description of the material terms of Fifth Third’s capital stock, including the common stock to be issued in the first merger, does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Ohio law, the Fifth Third charter and the Fifth Third bylaws and federal law governing bank holding companies. The Fifth Third articles of incorporation and Fifth Third code of regulations are filed as exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. The following summary does not include a summary of material terms of the new Fifth Third preferred stock or the new Fifth Third depositary shares. For more information on the terms of the new Fifth Third preferred stock or the new Fifth Third depositary shares, see the section entitled “Description of New Fifth Third Preferred Stock” beginning on page 150.

Description of Fifth Third Common Stock

As of the date of this joint proxy statement/prospectus, Fifth Third is authorized to issue a total of 2,000,000,000 shares of common stock, without par value, which has a stated value of $2.22 per share.

General. Holders of shares of Fifth Third common stock are not entitled to preemptive or preferential rights. Shares of Fifth Third common stock have no redemption or sinking fund provisions applicable thereto. Shares of Fifth Third common stock do not have any conversion rights. The rights of holders of shares of Fifth Third common stock will be subject to, and may be adversely affected by, the rights of holders of shares of outstanding Fifth Third Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock, and Series K Preferred Stock and any shares of Fifth Third preferred stock that Fifth Third may issue in the future, including shares of the new Fifth Third preferred stock. Fifth Third may issue authorized but unissued shares of common stock in connection with several employee benefit and stock option and incentive plans maintained by it or its subsidiaries. The outstanding shares of Fifth Third common stock are fully paid and non-assessable and shares of Fifth Third common stock that Fifth Third issues in the future, when fully paid for, will be non-assessable.

Dividends. When, as and if dividends are declared by the Fifth Third board of directors on the Fifth Third common stock out of funds legally available for their payment, the holders of shares of Fifth Third common stock are entitled to share equally, share for share, in such dividends. The payment of dividends on shares of Fifth Third common stock is subject to the prior payment of dividends payable on outstanding shares of the Fifth Third preferred stock.

Liquidation. In the event of Fifth Third’s voluntary or involuntary liquidation, dissolution and winding-up, the holders of shares of Fifth Third common stock are entitled to receive on a share-for-share basis, any of Fifth Third’s assets or funds available for distribution after Fifth Third has paid in full all of its debts and distributions and the full liquidation preferences of all series of shares of outstanding Fifth Third preferred stock.

Listing. Shares of Fifth Third common shares are traded on NASDAQ under the symbol “FITB.” The transfer agent and registrar for shares of Fifth Third common stock is Equiniti Trust Company LLC.

Voting Rights. Subject to the rights, if any, of the holders of shares of the Fifth Third preferred stock, holders of shares of Fifth Third common stock have voting rights and are entitled to one (1) vote for each share of Fifth Third common stock on all matters voted upon by Fifth Third shareholders. Holders of Fifth Third common stock do not have the right to cumulate their voting power in the election of directors.

Change of Control Under the Ohio General Corporation Law

Articles of Incorporation and Code of Regulations. The Fifth Third articles of incorporation and Fifth Third code of regulations contain various provisions that may be deemed to have anti-takeover effects, including:

(i) authorizing the Fifth Third board of directors to fix its size between 10 and 30 directors; (ii) allowing the removal of directors only for cause and by a vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Fifth Third entitled to vote generally in the election of directors, voting together as a single class; and (iii) authorizing directors to fill vacancies on the Fifth Third board of directors that occur between annual shareholder meetings, except for vacancies caused by a director’s removal by a shareholder vote. In order to amend the Fifth Third articles of incorporation, the affirmative vote of the holders of shares entitling them to exercise the majority of the voting power of Fifth Third is required. In order to amend the Fifth Third code of regulations, the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Fifth Third is required at a meeting of shareholders, or by written consent of the holders of shares entitling them to exercise two thirds (2/3) of the voting power of Fifth Third without a meeting. The Fifth Third code of regulations may also be altered and amended, from time to time, by the Fifth Third board of directors to the extent permitted by the OGCL.

Control Share Acquisition Act Under the Ohio General Corporation Law

The Ohio Control Acquisition Act provides that any “control share acquisition” of an Ohio issuing public corporation may be made only with the prior authorization of the stockholders of the corporation in accordance with the provisions of the Control Share Acquisition Act, unless the corporation’s articles of incorporation or code of regulations provide that the Control Share Acquisition Act does not apply to control share acquisition of its shares. The Fifth Third articles of incorporation and Fifth Third code of regulations do not so provide, and accordingly Fifth Third is subject to the Control Share Acquisition Act. Subject to certain exceptions, a “control share acquisition” means the acquisition, directly or indirectly, by any person of shares of the corporation that, when added to all other shares in respect to which the person exercises voting power, would entitle that person, directly or indirectly, to exercise voting power in the election of directors within the following ranges:

•	20% or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more.

The Control Share Acquisition Act also requires that the acquiring person deliver an acquiring person statement to the corporation. The corporation must call a special meeting of its stockholders to vote upon the proposed acquisition within 50 days after receipt of the acquiring person statement, unless the acquiring person agrees to a later date.

The Control Share Acquisition Act further specifies that the stockholders must approve the proposed control share acquisition by certain percentages at a special meeting of stockholders at which a quorum is present. In order to comply with the Control Share Acquisition Act, the acquiring person may acquire shares only upon the affirmative vote of:

•	a majority of the voting power of the corporation entitled to vote in the election of directors that is represented virtually or by proxy at the separate special meeting; and

•

a majority of the voting power of the corporation entitled to vote in the election of directors that is represented virtually or by proxy at the special meeting excluding those shares deemed to be “interested shares” for purposes of the Control Share Acquisition Act.

“Interested shares” are shares the voting power of which in the election of directors is controlled by:

•	an acquiring person;

•	any officer of the corporation;

•	any employee who is also a director of the corporation; or

•

any person who transfers such shares for value after the record date for the special meeting, if accompanied by the voting power in the form of a blank proxy, an agreement to vote as instructed by the transferee, or otherwise.

“Interested shares” also includes shares that are acquired by any person during the period beginning on the date of the first public disclosure of a proposed control share acquisition or any proposed merger, consolidation or other transaction that would result in a change of control of the corporation or all or substantially all of its assets and ending on the record date for the special meeting if either:

•	the aggregate consideration paid by the person (and any other person acting in concert with the person) for shares of the corporation’s common shares exceeds $250,000; or

•

the number of shares acquired by the person (and any other person acting in concert with the person) exceeds one-half of 1% of the outstanding shares of the corporation’s voting power entitled to vote in the election of directors.

In order to comply with the Control Share Acquisition Act, the proposed control share acquisition must be completed no later than 360 days following stockholder authorization.

Federal Bank Regulatory Limitations. The ability of a third party to acquire Fifth Third’s stock is also limited under applicable U.S. banking laws, including regulatory approval requirements. Under the Change in Bank Control Act of 1978, as amended, and the Federal Reserve Board’s regulations thereunder, any person, either individually or acting through or in concert with one or more persons, is prohibited from acquiring “control” of a bank holding company unless:

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and

•

within that time period or a longer time period if the Federal Reserve Board extends the period during which such a disapproval may be issued, the Federal Reserve Board does not issue a notice disapproving the proposed acquisition.

An acquisition of control may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. The acquisition of more than 10% of a class of voting securities of a bank holding company with publicly held securities, such as Fifth Third, generally would constitute the acquisition of control of the bank holding company under the Change in Bank Control Act. An acquisition of control is not subject to the Change in Bank Control Act notice requirement if it is otherwise subject to approval under the Bank Merger Act or Section 3 of the BHC Act.

Under the BHC Act, and the Federal Reserve Board’s regulations thereunder, any bank holding company would be required to obtain the approval of the Federal Reserve Board before acquiring, directly or indirectly, more than 5% of the outstanding shares of any class of Fifth Third voting securities. In addition, any “company,” as defined in the BHC Act, other than a bank holding company, would be required to obtain Federal Reserve Board approval before acquiring “control” of Fifth Third. “Control” for purposes of the BHC Act generally means:

•	the ownership or control of 25% or more of a class of voting securities;

•	the ability to elect a majority of the directors; or

•	the ability otherwise to exercise a controlling influence over management and policies.

A person, other than an individual, that controls Fifth Third for purposes of the BHC Act is subject to regulation and supervision as a bank holding company under the BHC Act.

For purposes of the Federal Reserve Board approval requirements described above, shares of stock issued by a single issuer are deemed to be the same class of voting shares, regardless of differences in dividend rights or liquidation preference, if the shares are voted together as a single class on all matters for which the shares have voting rights other than certain matters that affect solely the rights or preferences of the shares. In addition to assessing the number of voting securities owned by an investor, the Federal Reserve Board also likely would assess the voting power associated with an investor’s voting securities when determining what proportion of a class of voting securities is controlled by the investor. Determinations of what constitutes a class of voting securities and calculations of the proportion of a class of voting securities that is controlled by an investor are made by the Federal Reserve pursuant to applicable law, applicable regulations and its practices. The foregoing discussion is not intended to describe all laws, regulations and regulatory practices relevant to federal bank regulatory approval requirements.

Merger Moratorium Statute Under the Ohio General Corporation Law

The Ohio Revised Code prohibits an issuing public corporation, such as Fifth Third, from engaging in certain transactions with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless, prior to such date, the directors of the corporation approve either the transaction or the acquisition of shares pursuant to which such person became an interested stockholder. An interested stockholder is any person who is the beneficial owner of a sufficient number of shares to allow such person, directly or indirectly, alone or with others, including affiliates and associates, to exercise or direct the exercise of 10% of the voting power of the corporation in the election of directors. The transactions covered include:

•

any merger, consolidation, combination or majority share acquisition between or involving the corporation or a subsidiary and an interested stockholder or an affiliate or associate of an interested stockholder;

•

certain transfers of property, dividends and issuance or transfers of shares, from or by the corporation or a subsidiary to, with or for the benefit of an interested stockholder or an affiliate or associate of an interested stockholder, unless the transaction is in the ordinary course of the corporation’s business and on terms no more favorable to the interested stockholder than those acceptable to third parties as demonstrated by contemporaneous transactions; and

•	certain transactions which:

•	increase the proportionate share ownership of an interested stockholder;

•	result in the adoption of a plan, proposed by or on behalf of the interested stockholder, providing for the dissolution, winding-up of the affairs, or liquidation of the corporation; or

•	pledge or extend the credit or financial resources of the corporation to or for the benefit of the interested stockholder.

After the initial three-year moratorium has expired, the corporation may engage in a covered transaction if:

•	the acquisition of shares pursuant to which the relevant person became an interested stockholder received the prior approval of the board of directors;

•

the transaction is approved by the affirmative vote of the holders of shares representing at least two-thirds of the voting power of the corporation in the election of directors and by the holders of shares representing at least a majority of voting shares that are not beneficially owned by an interested stockholder or an affiliate or associate of an interested stockholder; or

•	the transaction meets certain statutory tests designed to ensure that it is economically fair to all stockholders.

Tender Offer Procedures Under the Ohio General Corporation Law

The OGCL provides that an offeror may not make a tender offer that would result in the offeror beneficially owning more than 10% of any class of the corporation’s equity securities without first filing certain information with the Ohio Division of Securities and providing such information to the corporation and stockholders within Ohio. The Ohio Division of Securities may suspend the continuation of the tender offer if it determines that the offeror’s filed information does not provide full disclosure to the offerees of all material information concerning the tender offer. The statute also provides that an offeror may not acquire any equity security of the corporation within two years of the offeror’s previous acquisition of any equity security of the corporation pursuant to a tender offer unless the Ohio stockholders may sell such security to the offeror on substantially the same terms as the previous tender offer. The statute does not apply to a transaction if either the offeror or the target corporation is a savings and loan or bank holding company and the proposed transaction requires federal regulatory approval.

Dissenter’s Rights Under the Ohio General Corporation Law

Under the OGCL, stockholders have the right to dissent from certain corporate actions and receive the fair cash value for their shares if they follow certain procedures. Stockholders entitled to relief as dissenting stockholders under Ohio law include stockholders:

•	dissenting from certain amendments to the corporation’s articles of incorporation;

•	of a corporation where all or substantially all of the assets of the corporation are being leased, sold, exchanged, transferred or otherwise disposed of outside of the ordinary course of its business;

•	of a corporation that is being merged or consolidated into a surviving or new entity;

•	of a surviving corporation in a merger who are entitled to vote on the adoption of an agreement of merger (but only as to the shares so entitling them to vote);

•	other than the parent corporation, of an Ohio subsidiary corporation that is being merged into its parent corporation;

•	of an acquiring corporation in a combination or a majority share acquisition who are entitled to vote on such transaction (but only as to the shares so entitling them to vote);

•	of an Ohio subsidiary corporation into which one or more domestic or foreign corporations are being merged; and

•	of a domestic corporation that is being converted.

The existence of the above provisions could potentially result in Fifth Third being less attractive to a potential acquiror, or result in Fifth Third shareholders receiving less for their shares of Fifth Third common stock than otherwise might be available if there is a takeover attempt.

The OGCL has eliminated dissenters’ rights in connection with the above corporate actions if the shares of the corporation for which a stockholder would make a demand are listed on a national securities exchange and no proceedings are underway to delist the shares. Therefore, none of the Fifth Third shareholders who own shares of Fifth Third stock listed on a national securities exchange could exercise dissenter’s rights with respect to such shares unless, and until, such shares would be delisted.

Description of Fifth Third Preferred Stock

The Fifth Third board of directors has the right to adopt amendments to the Fifth Third articles of incorporation in respect of any unissued or treasury shares of the Fifth Third preferred stock and fix or change: (1) the division of such shares of the Fifth Third preferred stock into series and the designation and authorized number of shares of each series; (2) the dividend rate; (3) whether dividend rights shall be cumulative or non-cumulative; (4) the dates of payment of dividends and the dates from which they are cumulative; (5) liquidation price; (6) redemption rights and price; (7) sinking fund requirements; and (8) conversion rights; and restrictions on the issuance of such shares or any series thereof.

The terms of the of the outstanding series of the Fifth Third preferred stock that are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, are described below.

Series I Preferred Stock

In December 2013, Fifth Third issued 18,000,000 depositary shares, each representing a 1/1000th ownership interest in a share of Series I Preferred Stock. The Series I Preferred Stock: (i) is nonvoting, other than class voting rights on certain matters that could adversely affect the shares; (ii) pays a non-cumulative fixed-to-floating rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after December 31, 2023, and (2) in whole, but not in part, at any time prior to December 31, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series I Preferred Stock in the Fifth Third articles of incorporation.

Through, but excluding December 31, 2023, dividends on the Series I Preferred Stock accrued, on a non-cumulative basis, at an annual rate of 6.625%. Commencing on December 31, 2023 and continuing for so long as any shares of Series I Preferred Stock remain outstanding, dividends on the Series I Preferred Stock will accrue, on a non-cumulative basis, at which time it converted to a quarterly floating-rate dividend of three-month CME Term SOFR plus 3.71% plus the tenor spread adjustment of 0.26161%.

The Series I Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third. In the event of the liquidation or dissolution of Fifth Third, holders of shares of the Series I Preferred Stock are entitled to a liquidation preference of $25,000 per share, plus any declared and unpaid dividends, before any distribution of assets is made to holders of shares of Fifth Third common stock.

Holders of shares of Series I Preferred Stock will have no conversion rights. Holders of the Series I Preferred Stock will have no preemptive or subscription rights. There will be no sinking fund for the redemption or purchase of the Series I Preferred Stock or the depositary shares. No holder of the Series I Preferred Stock or of the depositary shares will have the right to require the redemption of the Series I Preferred Stock.

The shares of the Series I Preferred Stock are deposited with Wilmington Trust, National Association, referred to as the depositary. The depositary issued depositary shares, in respect thereof each representing a 1/1000th interest in one share of the Series I Preferred Stock and represented by depositary receipts. The deposit agreement sets forth the various rights and obligations of the parties thereto and establishes the relationship between Fifth Third as the issuer, the depositary and paying agent, and the transfer agent and registrar. Subject to the terms of the deposit agreement, each holder of a depositary share is entitled, in proportion to the applicable fraction of a share of the Series I Preferred Stock represented by such depositary share, to all the rights and preferences of Series I Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights, as applicable). The depositary shares representing the Series I Preferred Stock are traded on the NASDAQ Global Select Market under the symbol “FITBI”.

Series K Preferred Stock

In September 2019, Fifth Third issued 10,000,000 depositary shares, each representing a 1/1000th ownership interest in a share of Series K Preferred Stock. The Series K Preferred Stock: (i) is nonvoting, other than class voting rights on certain matters that could adversely affect the shares; (ii) pays a non-cumulative 4.95% fixed rate dividend; and (iii) is not redeemable, except, subject to receiving all required regulatory approvals, at Fifth Third’s option (1) in whole or in part, at any time, or from time to time, on or after September 30, 2024, and (2) in whole, but not in part, at any time following the occurrence of a “regulatory capital event,” as defined with respect to the Series K Preferred Stock in the Fifth Third articles of incorporation.

Commencing on September 17, 2019 and continuing for so long as any shares of Series K Preferred Stock remain outstanding, dividends on the Series K Preferred Stock accrued, on a non-cumulative basis, at an annual rate of 4.95%. The Series K Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third. In the event of the liquidation or dissolution of Fifth Third, holders of shares of the Series K Preferred Stock are entitled to a liquidation preference of $25,000 per share, plus any declared and unpaid dividends, before any distribution of assets is made to holders of shares of Fifth Third common stock.

Holders of shares of Series K Preferred Stock will have no conversion rights. Holders of the Series K Preferred Stock will have no preemptive or subscription rights. There will be no sinking fund for the redemption or purchase of the Series K Preferred Stock or the depositary shares. No holder of the Series K Preferred Stock or of the depositary shares will have the right to require the redemption of the Series K Preferred Stock.

The shares of the Series K Preferred Stock are deposited with Equiniti Trust Company LLC, referred to as the depositary. The depositary issued depositary shares, in respect thereof each representing a 1/1000th interest in one share of the Series K Preferred Stock and represented by depositary receipts. The deposit agreement sets forth the various rights and obligations of the parties thereto and establishes the relationship between Fifth Third as the issuer, the depositary and paying agent, and the transfer agent and registrar. Subject to the terms of the deposit agreement, each holder of a depositary share is entitled, in proportion to the applicable fraction of a share of the Series K Preferred Stock represented by such depositary share, to all the rights and preferences of Series K Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights, as applicable). The depositary shares representing the Series K Preferred Stock are traded on the NASDAQ Global Select Market under the symbol “FITBO”.

Series J Preferred Stock

In June 2014, Fifth Third issued 300,000 depositary shares, each representing a 1/25th ownership interest in a share of Series J Preferred Stock. The Series J Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a noncumulative fixed-to-floating rate dividend; and (3) is not redeemable, except, subject to receiving all required regulatory approvals, at the option of Fifth Third (i) in whole or in part, at any time, or from time to time, on or after September 30, 2019, and (ii) in whole, but not in part, at any time prior to September 30, 2019, following the occurrence of a “regulatory capital event,” as defined with respect to the Series J Preferred Stock in Fifth Third articles of incorporation.

Through, but excluding September 30, 2019, dividends on the Series J Preferred Stock accrued, on a non-cumulative basis, at an annual rate of 4.90%. Commencing on September 30, 2019 and continuing for so long as any shares of Series J Preferred Stock remain outstanding, dividends on the Series J Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset semiannually, plus 3.129%. Pursuant to LIBOR transition, it later converted from a reference rate of three-month LIBOR to a reference rate of three-month CME Term SOFR on September 30, 2023. Following this conversion, the quarterly floating-rate dividend is three-month CME Term SOFR plus 3.129% plus the tenor spread adjustment of 0.26161%. The Series J Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third.

Series H Preferred Stock

In May 2013, Fifth Third issued 600,000 depositary shares, each representing a 1/25th ownership interest in a share of Series H Preferred Stock. The Series H Preferred Stock: (1) is nonvoting, other than class voting rights on matters that could adversely affect the shares; (2) pays a noncumulative fixed-to-floating rate dividend; and (3) is not redeemable, except, subject to receiving all required regulatory approvals, at the option of Fifth Third (i) in whole or in part, at any time, or from time to time, on or after June 30, 2023, and (ii) in whole, but not in part, at any time prior to June 30, 2023, following the occurrence of a “regulatory capital event,” as defined with respect to the Series H Preferred Stock in Fifth Third articles of incorporation.

Through, but excluding June 30, 2023, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate of 5.10%. Commencing on June 30, 2023 and continuing for so long as any shares of Series H Preferred Stock remain outstanding, dividends on the Series H Preferred Stock will accrue, on a non-cumulative basis, at an annual rate equal to three-month LIBOR, reset quarterly, plus 3.033%. Pursuant to LIBOR transition, it later converted from a reference rate of three-month LIBOR to a reference rate of three-month CME Term SOFR on September 30, 2023. Following this conversion, the quarterly floating-rate dividend is three-month CME Term SOFR plus 3.033% plus the tenor spread adjustment of 0.26161%. The Series H Preferred Stock ranks senior to shares of Fifth Third common stock in the event of liquidation or dissolution of Fifth Third.

Fifth Third Voting Preferred Stock

The Fifth Third board of directors has the right to adopt amendments to the Fifth Third articles of incorporation in respect of any unissued or treasury shares of the Fifth Third voting preferred stock preferred stock and fix or change: (1) dividend or distribution rights, which may be cumulative or non-cumulative; at a specified rate amount or proportion; with or without further participation rights; and in preference to, junior to, or on a parity, in whole or in part, with dividend or distribution rights of shares of any other class; (2) liquidation rights, preferences and price; (3) redemption rights and price; (4) sinking fund requirements, which may require Fifth Third to provide a sinking fund out of earnings or otherwise for the purchase or redemption of the shares or for dividends or distributions on them; (5) voting rights, which may be full, limited or denied, except as otherwise required by law; (6) preemptive rights, or the denial or limitation of them; (7) conversion rights; (8) restrictions on the issuance of shares; (9) rights of alteration of express terms; (10) the division of any class of shares into series; (11) the designation and authorized number of shares of each series; and (12) any other relative, participating, optional or other special rights and privileges on, and qualifications or restrictions on, the rights of holders of shares of any class or series of the Fifth Third voting preferred stock.

The terms of the only outstanding series of the Fifth Third voting preferred stock that is outstanding, which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, are described below.

Fifth Third issued 8,000,000 depositary shares, each representing a 1/40th interest in a share of Fifth Third voting preferred stock. The shares of the Fifth Third voting preferred stock are not convertible into, or exchangeable for, shares of any other class or series of Fifth Third’s shares or other securities and are not subject to any sinking fund or other obligation to redeem or repurchase.

Fifth Third voting preferred stock rank, as to the payment of dividends and/or distribution of assets upon Fifth Third’s liquidation, dissolution or wind-up, senior to shares of Fifth Third common stock and either junior, senior or equal to any other class or series of shares issued by Fifth Third that are designated as junior, senior or equal to the Fifth Third voting preferred stock. Fifth Third voting preferred stock ranks on parity, as to dividends and, upon liquidation, dissolution or winding-up of Fifth Third, in the distribution of assets, with the outstanding Series H Preferred Stock, Series I Preferred Stock, Series J Preferred Stock and Series K Preferred Stock.

Holders of the shares of Fifth Third voting preferred stock are entitled to receive, when, as and if declared by the Fifth Third board of directors out of funds legally available therefor, non-cumulative cash dividends on the liquidation preference amount of $1,000 per share at a rate of 6.00% per annum. When dividends are not paid in full upon the shares of the Fifth Third voting preferred stock and the Fifth Third voting preferred stock parity securities, if any, all dividends declared upon shares of the Fifth Third voting preferred stock and the Fifth Third voting preferred stock parity securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Fifth Third voting preferred stock, and accrued dividends, including any accumulations, on the Fifth Third voting preferred stock parity securities, if any, bear to each other for the then-current dividend period.

Except as set forth below, the Fifth Third voting preferred stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of shares of the Fifth Third voting preferred stock do not have the right to require the redemption or repurchase of shares of the Fifth Third voting preferred stock. The holders of shares of Fifth Third voting preferred stock will have no preemptive rights with respect to any shares of Fifth Third’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

The shares of Fifth Third voting preferred stock are redeemable by Fifth Third at its option (i) on any dividend payment date on or after November 25, 2022, in whole or in part, from time to time, or (ii) within 90 days following the occurrence of a “regulatory capital treatment event,” as defined with respect to the Fifth Third voting preferred stock in the Fifth Third articles of incorporation, in whole but not in part, at any time, in each case at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends on the shares of the Fifth Third voting preferred stock called for redemption. Dividends will cease to accrue on those shares on and after the redemption date. Redemption of the shares of Fifth Third voting preferred stock is subject to Fifth Third’s receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines of the Federal Reserve applicable to the redemption of the shares of Fifth Third voting preferred stock. However, unless the full dividends for the most recently completed dividend period have been declared or paid on all outstanding shares of the Fifth Third voting preferred stock, during a dividend period, (i) no shares of capital stock ranking junior to the Fifth Third voting preferred stock shall be repurchased, redeemed or otherwise acquired for consideration by Fifth Third, subject to certain exceptions, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such shares by Fifth Third, and (ii) no shares of capital stock ranking equal to the Fifth Third voting preferred stock shall be repurchased, redeemed or otherwise acquired for consideration by Fifth Third, other than pursuant to pro rata offers to purchase all, or a pro rata portion of the Fifth Third voting preferred stock and such shares ranking equal to the Fifth Third voting preferred stock, except by conversion into or exchange for shares of capital stock ranking junior to the Fifth Third voting preferred stock.

In the event Fifth Third liquidates, dissolves or winds up its business and affairs, either voluntarily or involuntarily, holders of shares of the Fifth Third voting preferred stock will be entitled to receive liquidating distributions of $1,000 per share, plus any declared and unpaid dividends, before Fifth Third makes any distribution of assets to the holders of shares of Fifth Third common stock or any other class or series of shares ranking junior to shares of the Fifth Third voting preferred stock with respect to the distribution of assets. If the assets of Fifth Third are not sufficient to pay in full all amounts payable, including declared but unpaid dividends, with respect to shares of the Fifth Third voting preferred stock and shares of any stock having the same rank as the Fifth Third voting preferred stock with respect to the distribution of assets, the holders of shares of the Fifth Third voting preferred stock and shares of that other stock will share in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled. After the holders of shares of the Fifth Third voting preferred stock and shares of any stock having the same rank as the Fifth Third voting preferred stock are paid in full, they will have no right or claim to any of Fifth Third’s remaining assets.

Holders of shares of the Fifth Third voting preferred stock vote together with holders of shares of Fifth Third common stock as a single class on all matters on which the holders of shares of Fifth Third common stock are entitled to vote, with the holders of shares of the Fifth Third voting preferred stock being entitled to 24 votes for each share of the Fifth Third voting preferred stock standing in such holder’s name on the books of Fifth Third and the holders of shares of Fifth Third common stock being entitled to one vote per share of Fifth Third common stock. In addition, so long as there are any shares of the Fifth Third voting preferred stock outstanding, the affirmative vote of the holders of at least a majority of all of the shares of the Fifth Third voting preferred stock at the time outstanding, voting together as a single class, will be required to: (1) amend, alter or repeal the provisions of the Fifth Third articles of incorporation or the Fifth Third code of regulations so as to adversely affect the powers, preferences, privileges or special rights of the Fifth Third voting preferred stock, subject to certain exceptions; (2) amend or alter the Fifth Third articles of incorporation to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of Fifth Third’s authorized capital stock into any shares of capital stock, ranking senior to the Fifth Third voting preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Fifth Third, or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or (3) consummate a binding share exchange, a reclassification involving the Fifth Third voting preferred stock or a merger or consolidation of Fifth Third with or into another entity, unless (i) the Fifth Third voting preferred stock remains outstanding or, in the case of any such merger or consolidation with respect to which Fifth Third is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent), and (ii) Fifth Third voting preferred stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights that will not be materially less favorable to the holders thereof than the powers, preferences and special rights of the Fifth Third voting preferred stock taken as a whole.

If and whenever dividends payable on the shares of Fifth Third voting preferred stock shall have not been paid in an aggregate amount equal to full dividends for six or more dividend periods (whether or not consecutive), referred to as a nonpayment event, the authorized number of directors then constituting the Fifth Third board of directors shall be automatically increased by two and the holders of shares of the Fifth Third voting preferred stock, together with the holders of any other class or series of outstanding shares of Fifth Third preferred stock upon which similar voting rights as described in this section have been conferred and are exercisable with respect to such matter, voting together as a single class in proportion to their respective liquidation preferences, shall be entitled to elect, by a plurality of the votes cast, the two additional directors. When dividends have been paid in full on Fifth Third voting preferred stock for at least four consecutive dividend periods, then the right of the holders of shares of the Fifth Third voting preferred stock to elect the two additional directors will terminate.

The holders of shares of the Fifth Third voting preferred stock have exclusive rights on any amendment to the Fifth Third articles of incorporation that would only alter the contract rights of the shares of the Fifth Third voting preferred stock. Except as set forth above, the shares of the Fifth Third voting preferred stock will not have any voting rights except as required by Ohio law.

The shares of the Fifth Third voting preferred stock are deposited with Equiniti Trust Company LLC, referred to as the depositary. The depositary issued depositary shares, in respect thereof each representing a 1/40th interest in one share of the Fifth Third voting preferred stock and represented by depositary receipts. The deposit agreement sets forth the various rights and obligations of the parties thereto and establishes the relationship between Fifth Third as the issuer, the depositary and calculation agent, and the transfer agent and registrar. Subject to the terms of the deposit agreement, each holder of a depositary share is entitled, through the depositary, in proportion to the applicable fraction of a share of the Fifth Third voting preferred stock represented by such depositary share, to all the rights and preferences of Fifth Third voting preferred stock represented thereby (including dividend, voting, redemption and liquidation rights, as applicable). The depositary shares representing interests in the Fifth Third voting preferred stock are listed on the NASDAQ Global Select Market under the symbol “FITBP”.

Please refer to “—Federal Bank Regulatory Limitations” above for information regarding certain regulatory approval requirements under applicable U.S. banking laws that apply to certain acquisitions of voting securities, including the Fifth Third voting preferred stock. If the Federal Reserve Board were to determine that, for purposes of such regulatory approvals, Fifth Third voting preferred stock represents a separate class of voting securities distinct from the Fifth Third common stock, including as a result of the holders of the Fifth Third voting preferred stock becoming entitled to vote for the election of additional directors because dividends are in arrears, such regulatory approvals could be required based on solely a shareholder’s proportionate ownership of the Fifth Third voting preferred stock.

DESCRIPTION OF NEW FIFTH THIRD PREFERRED STOCK

At the effective time of the first merger, holders of Comerica common stock will receive 1.8663 shares of Fifth Third common stock for each share of Comerica common stock they hold immediately prior to the effective time of the first merger, and Fifth Third will not issue any fractional shares of Fifth Third common shares in the first merger. In addition, at the effective time, each share of Comerica preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive one (1) share of a newly created series of Fifth Third preferred stock (or, as applicable, depositary shares in respect thereof) having terms that are not materially less favorable than the applicable Comerica preferred stock. The following briefly summarizes the terms and provisions of the new Fifth Third preferred stock. A copy of the Form of Amendment to the Amended Articles of Incorporation for the new Fifth Third Preferred Stock is attached as Annex D to this joint proxy statement/prospectus.

Ranking

With respect to payment of dividends and distributions of assets upon any liquidation, dissolution or winding up of Fifth Third, shares of the new Fifth Third preferred stock will rank:

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senior to our “junior stock,” meaning Fifth Third common stock and any other class or series of stock of Fifth Third hereafter authorized over which the new Fifth Third preferred stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of Fifth Third;

•	equally with any series of parity preferred stock Fifth Third may issue in the future;

•	junior to any series of stock Fifth Third may issue in the future that ranks senior to the new Fifth Third preferred stock in the payment of dividends; and

•	with respect to distributions of assets upon any liquidation, dissolution or winding up of Fifth Third, junior to all existing and future indebtedness and other non-equity claims.

Dividend

Dividends on new Fifth Third preferred stock will not be cumulative and will not be mandatory. If Fifth Third’s board of directors, or a duly authorized committee thereof, does not declare a dividend on any series of the new Fifth Third preferred stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date, or be cumulative, and Fifth Third will have no obligation to pay any dividend for that dividend period to the holders of new Fifth Third preferred stock, including the holders of the new Fifth Third depositary shares, and no related distribution will be made on the new Fifth Third depositary shares, whether or not the Fifth Third board of directors or a duly authorized committee thereof declares a dividend on the new Fifth Third preferred shares for any future dividend period.

The holders of new Fifth Third preferred stock will be entitled to receive, when, as and if declared by the Fifth Third board of directors or a duly authorized committee thereof, out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the liquidation preference of the new Fifth Third preferred stock at a rate equal to (1) 6.875% per annum from the original issue date to, but excluding, October 1, 2030 (the “First Reset Date”); and from, and including, the First Reset Date, during each reset period, a rate per annum equal to the five-year treasury rate as of the most recent reset determination date plus 3.125%.

If declared by the Fifth Third board of directors or a duly authorized committee of the board of directors, Fifth Third will pay dividends on the new Fifth Third preferred stock, in arrears, quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on January 1, 2026 (long first dividend period), each such date, referred to as a “dividend payment date.”

If any date on which dividends would otherwise be payable is not a business day, then such date will nevertheless be a dividend payment date, but dividends on the new Fifth Third preferred stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of new Fifth Third preferred stock).

Dividends will be payable to holders of record of new Fifth Third preferred stock as they appear on Fifth Third’s books at 5:00 p.m., New York City time, on the applicable record date, which will be the 15th calendar day before the applicable dividend payment date, or such other record date, not exceeding 30 calendar days before the applicable new Fifth Third preferred stock dividend payment date, as will be fixed by the Fifth Third board of directors or a duly authorized committee thereof.

A “reset date” means the First Reset Date and each date falling on the fifth anniversary of the preceding reset date. Reset dates, including the First Reset Date, will not be adjusted for business days.

A “reset period” means the period from, and including, the First Reset Date to, but excluding, the next following reset date and thereafter each period from, and including, each reset date to, but excluding, the next following reset date.

A “reset determination date” means, in respect of any reset period, the day falling three (3) business days prior to the beginning of such reset period.

A “dividend period” is the period, from and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the last dividend payment date in respect of new Fifth Third preferred stock prior to the closing of the first merger.

For any reset period commencing on or after the First Reset Date, the “five-year treasury rate” with respect to any reset determination date will be:

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The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five business days appearing under the caption “Treasury Constant Maturities—Nominal” (or any successor caption or heading) in the most recently published statistical release designated H.15 Daily Update (the “H.15”) or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time), as determined by the calculation agent in its sole discretion.

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If there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity (nominal/non-inflation-indexed), for five-year maturities, then the rate will be determined by the calculation agent in its sole discretion by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the reset date following the next succeeding reset determination date, and (B) the other maturing as close as possible to, but later than, the reset date following the next succeeding reset determination date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if Fifth Third, in its sole discretion, determines on or prior to the relevant reset determination date that the five-year treasury rate cannot be determined in the manner then applicable for such rate (which, as of the date of original issuance of the new Fifth Third preferred stock, is pursuant to the methods described in the bulleted clauses above), Fifth Third may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the depositary shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the date of original issuance of the new Fifth Third preferred stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “five-year treasury rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the reset determination date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If Fifth Third, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the five-year treasury rate will be the same rate determined for the prior reset determination date or, if this sentence is applicable with respect to the first reset determination date, a rate equal to the initial fixed rate.

Fifth Third generally will be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of assets legally available for such payment (after satisfaction of all claims for indebtedness and other non-equity claims).

Additionally, dividends on the new Fifth Third preferred stock will be subject to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) applicable to dividends on the new Fifth Third preferred stock, if any.

Dividend Stopper

During each dividend period while the new Fifth Third preferred stock is outstanding, unless the full dividends for the immediately preceding dividend period on all outstanding shares of new Fifth Third preferred stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

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No dividend will be declared or paid or set aside for payment, and no distribution will be declared or made or set aside for payment, on any junior stock, other than (i) a dividend payable solely in the junior stock, or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under such plan;

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No shares of junior stock will be repurchased, redeemed or otherwise acquired for consideration by Fifth Third, directly or indirectly, (nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by Fifth Third) other than (i) as a result of a reclassification of junior stock for or into other junior stock (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and

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No shares of parity stock will be repurchased, redeemed or otherwise acquired for consideration by Fifth Third otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of new Fifth Third preferred stock and such parity stock, unless such parity stock is repurchased, redeemed or acquired for consideration by Fifth Third in connection with any of the following: (i) as a result of a reclassification of parity stock for or into other parity stock or junior stock; (ii) the exchange or conversion of one share of parity stock for or into another share of parity stock or junior stock; or (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock.

When dividends are not paid in full on the shares of new Fifth Third preferred stock and any parity stock, all dividends declared on shares of new Fifth Third preferred stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then current dividend period per share on new Fifth Third preferred stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Fifth Third board of directors or a duly authorized committee of the board of directors, may be declared and paid on the common stock and any other class or series of capital stock ranking equally with or junior to new Fifth Third preferred stock from time to time out of any assets legally available for such payment, and the holders of new Fifth Third preferred stock shall not be entitled to participate in any such dividend.

Redemption

New Fifth Third preferred stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of new Fifth Third preferred stock nor holders of new Fifth Third depositary shares will have the right to require the redemption or repurchase of the new Fifth Third preferred stock.

Fifth Third may redeem the new Fifth Third preferred stock at the option of Fifth Third, in whole or in part, from time to time, on any dividend payment date or after the First Reset Date, at a redemption price equal to $1,000 per share (equivalent to $25 per new Fifth Third depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. In the event the applicable redemption date is not a business day, the redemption price will be paid on the next business day without any adjustment to the amount of the redemption price paid.

Fifth Third may redeem the new Fifth Third preferred stock at any time within 90 days following a regulatory capital treatment event, in whole but not part, at a redemption price equal to $1,000 per share (equivalent to $25 per new Fifth Third depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means the good faith determination by Fifth Third that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the new Fifth Third preferred stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of the new Fifth Third preferred stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of the new Fifth Third preferred stock, there is more than an insubstantial risk that Fifth Third will not be entitled to treat the full liquidation value of the shares of the new Fifth Third preferred stock then outstanding as “additional tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the applicable appropriate federal banking agency), as then in effect and applicable, for as long as any share of new Fifth Third preferred stock is outstanding.

If shares of the new Fifth Third preferred stock are to be redeemed, the notice of redemption will be given by first-class mail to the holders of record of new Fifth Third preferred stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if DTC is the sole holder of record, notice may be given in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of the new Fifth Third preferred stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares to be redeemed from the holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of new Fifth Third preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of new Fifth Third preferred stock has been duly given and if the funds necessary for such redemption have been set aside by Fifth Third for the benefit of the holders of any shares of new Fifth Third preferred stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of new Fifth Third preferred stock, such shares of new Fifth Third preferred stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

In case of any redemption of only part of the shares of new Fifth Third preferred stock at the time outstanding, the shares to be redeemed will be selected either pro rata or by lot. Subject to the provisions hereof, the Fifth Third board of directors will have full power and authority to prescribe the terms and conditions upon which shares of new Fifth Third preferred stock shall be redeemed from time to time.

The redemption price for any shares of new Fifth Third preferred stock will be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to Fifth Third or its agent, if the shares of new Fifth Third preferred stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period will not be paid to the holder entitled to receive the redemption price on the redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date.

Any redemption of the new Fifth Third preferred stock will be subject to Fifth Third’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the applicable federal banking agency), if any, and to the satisfaction of conditions set forth in capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the applicable federal banking agency) applicable to redemption of the new Fifth Third preferred stock, if any.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Fifth Third’s business and affairs, holders of new Fifth Third preferred stock will be entitled to receive a liquidation distribution of $1,000 per share (equivalent to $25 per new Fifth Third depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before any distribution of assets the holders of shares of Fifth Third common stock or any other class or series of stock ranking junior to the new Fifth Third preferred stock as to that distribution. The holders of new Fifth Third preferred stock will not be entitled to any other amounts from Fifth Third after it has received its full liquidation distribution.

In any such distribution, if the assets of Fifth Third are not sufficient to pay the liquidation distribution described above in full to the holders of the new Fifth Third preferred stock and all holders of any class or series of stock ranking on parity with the new Fifth Third preferred stock as to such distribution, the amounts paid to the holders of new Fifth Third preferred stock and all holders of such parity stock will be paid pro rata in accordance with the respective aggregate liquidation distribution owed to those holders. If the liquidation distribution described above has been paid in full to the holders of new Fifth Third preferred stock and the holders of such parity stock, the holders of any other class or series of stock ranking junior to the new Fifth Third preferred stock as to such distribution will be entitled to receive all remaining assets of Fifth Third according to their respective rights and preferences.

For purposes of this section, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of Fifth Third will not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Fifth Third, nor will the merger, consolidation or any other business combination of any other corporation or person into or with Fifth Third be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of Fifth Third.

The new Fifth Third preferred stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Voting Rights

Except as provided below or as expressly required by law, the holders of shares of new Fifth Third preferred stock will have no voting power, and no right to vote on any matter at any time.

Right to Elect Two Directors Upon Nonpayment of Dividends

Whenever dividends payable on the shares of new Fifth Third preferred stock have not been paid for six quarterly dividend periods, or their equivalent, whether or not consecutive, then the holders of new Fifth Third preferred stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of the holders of at least 20% of the voting power of new Fifth Third preferred stock and any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of Fifth Third shareholders, in which event such election will be held only at such next annual or special meeting of Fifth Third shareholders) or at Fifth Third next annual or special meeting of Fifth Third shareholders, to elect two additional directors to Fifth Third’s board of directors; provided, that the election of any such director does not cause Fifth Third to violate the applicable corporate governance requirements of the exchange or trading market where Fifth Third common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such directors, the presence in person, virtually or by proxy of the holders of shares representing at least a majority of the voting power of new Fifth Third preferred stock and any Voting Parity Securities, voting together as a class, will be required to constitute a quorum of such shares. The affirmative vote of the holders of new Fifth Third preferred stock and the holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person, virtually or by proxy, will be sufficient to elect any such director.

Immediately prior to the election of any such directors, the number of directors that comprise the Fifth Third board of directors will be increased by two. Such voting rights and the term of the additional directors so elected will continue until continuous non-cumulative dividends for at least four consecutive quarterly dividend periods, or their equivalent will have been paid, or declared and set aside for payment, in full, on all outstanding shares of new Fifth Third preferred stock or the Voting Parity Securities entitled thereto. At that point, the right to elect additional directors terminates and the terms of office of the two additional directors so elected will terminate immediately, and the number of directors will be reduced by two and such voting rights of the holders of new Fifth Third preferred stock and any Voting Parity Securities will cease, subject to any increase in the number of directors as described above due to the revesting of such voting rights in the event of each and every additional failure in the payment of dividends or six quarterly dividend periods, or their equivalent, whether or not consecutive, as described above.

The holders of new Fifth Third preferred stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of new Fifth Third preferred stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. In the event that both offices are vacant, the holders of new Fifth Third preferred stock and the holders of any Voting Parity Securities may, as set forth above, call a special meeting and elect such directors at such special meeting, or elect such directors at the next Fifth Third annual or special meeting of Fifth Third shareholders.

The number of votes that each share of new Fifth Third preferred stock and any stock ranking equally with the new Fifth Third preferred stock participating in the votes described above will be in proportion to the liquidation preference of such share.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a “class of voting securities” and a company holding 25% or more of the series, or 5% or more if it otherwise has the ability to exercise a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956, as amended. In addition, at the time the series is deemed a class of voting securities,

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any other bank holding company may be required to obtain the approval of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain more than 5% of that series; and

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any other persons other than a bank holding company may be required to obtain the non-objection of the Federal Reserve (or any successor bank regulatory authority that may become our applicable federal banking agency) to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of new Fifth Third preferred stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of new Fifth Third preferred stock at the time outstanding, voting separately as a class, will be required to:

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amend, alter or repeal the provisions of Fifth Third’s articles of incorporation or the Fifth Third code of regulations, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the new Fifth Third preferred stock, provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•	increases in the amount of the authorized common stock or, except as provided below, preferred stock;

•	increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the new Fifth Third preferred stock; or

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the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the new Fifth Third preferred stock;

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amend or alter the Fifth Third articles of incorporation to authorize or increase the authorized amount of or issue shares of any class or series of senior stock, or reclassify any of Fifth Third’s authorized capital stock into any such shares of senior stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; or

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consummate a binding share exchange, a reclassification involving the new Fifth Third preferred stock or a merger or consolidation of Fifth Third with or into another entity; provided, however, that the holders of new Fifth Third preferred stock will not have the right to vote under this provision or otherwise under Ohio law if in each case:

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the new Fifth Third preferred stock remains outstanding or, in the case of any such merger or consolidation with respect to which Fifth Third is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

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the new Fifth Third preferred stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the new Fifth Third preferred stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of new Fifth Third preferred stock will have been redeemed or called for redemption in accordance with the provisions described above upon proper notice and sufficient funds will have been set aside by Fifth Third for the benefit of the holders of new Fifth Third preferred stock to effect such redemption.

Conversion and Preemptive Rights

Holders of the new Fifth Third preferred stock will not have any preemptive rights. The new Fifth Third preferred stock is not convertible into or exchangeable for property or shares of any other series or class of Fifth Third capital stock.

Transfer Agent and Registrar

Equiniti Trust Company LLC will be the transfer agent and registrar for the new Fifth Third preferred stock. Fifth Third may, in its sole discretion, remove the transfer agent and registrar in accordance with the agreement between Fifth Third and the transfer agent and registrar; provided that Fifth Third shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, Fifth Third shall send notice thereof by first-class mail, postage prepaid, to the holders of the new Fifth Third preferred stock.

Calculation Agent

Fifth Third will appoint a calculation agent for the new Fifth Third preferred stock and Fifth Third may appoint itself or an affiliate as calculation agent.

DESCRIPTION OF NEW FIFTH THIRD DEPOSITARY SHARES

References to “holders” of new Fifth Third depositary shares mean those who own new Fifth Third depositary shares registered in their own names, on the books that Fifth Third or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in new Fifth Third depositary shares registered in street name or issued in book-entry form through DTC.

This section summarizes specific terms and provisions of the new Fifth Third depositary shares. Each depositary share will represent a 1/40th ownership interest in a share of the new Fifth Third preferred stock, and will be evidenced by a depositary receipt. The shares of new Fifth Third preferred stock represented by new Fifth Third depositary shares will be deposited under a deposit agreement among Fifth Third, Computershare Inc., as joint depositary and Computershare Trust Company, N.A., as registrar and joint depositary, and the holders from time to time of the depositary receipts evidencing the new Fifth Third depositary shares. Subject to the terms of the deposit agreement, each holder of a new Fifth Third depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of new Fifth Third preferred stock represented by such new Fifth Third depositary share, to all the rights and preferences of the new Fifth Third preferred stock represented thereby (including dividend, redemption, liquidation and voting rights).

Immediately following the issuance of the new Fifth Third preferred stock, Fifth Third will deposit the new Fifth Third preferred stock with the depositary.

Dividends and Other Distributions

Each dividend on a new Fifth Third depositary share will be in an amount equal to 1/40th of the dividend declared on each share of the new Fifth Third preferred stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited new Fifth Third preferred stock to the record holders of the new Fifth Third depositary shares representing the new Fifth Third preferred stock represented thereby in proportion to the number of new Fifth Third depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of new Fifth Third depositary shares entitled to those distributions, unless Fifth Third determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution (including any requirement that Fifth Third or the depositary withhold an amount on account of taxes). In that event, Fifth Third may adopt a method that Fifth Third deems equitable and practicable for purposes of effecting the distribution, including selling the property (at a public or private sale) and distributing the net proceeds from the sale to the holders of the new Fifth Third depositary shares in proportion to the number of new Fifth Third depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the new Fifth Third depositary shares will be the same as the corresponding record dates for the new Fifth Third preferred stock.

The amounts distributed to holders of new Fifth Third depositary shares will be reduced by any amounts required to be withheld by the depositary or by Fifth Third on account of taxes or other governmental charges.

Redemption of Depositary Shares

If Fifth Third redeems the new Fifth Third preferred stock represented by the new Fifth Third depositary shares, the new Fifth Third depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the new Fifth Third preferred stock held by the depositary. The redemption price per new Fifth Third depositary share will be equal to 1/40th of the redemption price per share payable with respect to the new Fifth Third preferred stock (or $25 per new Fifth Third depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever Fifth Third redeems shares of new Fifth Third preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of new Fifth Third depositary shares representing shares of new Fifth Third preferred stock so redeemed.

In case of any redemption of less than all of the outstanding new Fifth Third depositary shares, the new Fifth Third depositary shares to be redeemed will be selected by the depositary pro rata or by lot or in such other manner as Fifth Third may determine to be fair and equitable. In any such case, the depositary will redeem new Fifth Third depositary shares only in increments of 40 shares and any multiple thereof.

Liquidation Preference

In the event that Fifth Third liquidates, dissolves or winds-up Fifth Third’s business and affairs, either voluntarily or involuntarily, each holder of a new Fifth Third depositary share will be entitled to receive a liquidation distribution of $25 per new Fifth Third depositary share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, before Fifth Third makes any distribution of assets to the holders of Fifth Third’s common stock or any other class or series of stock ranking junior to the new Fifth Third preferred stock as to that distribution.

Voting the New Fifth Third Preferred Stock

When the depositary receives notice of any meeting at which the holders of the new Fifth Third preferred stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the new Fifth Third depositary shares representing the new Fifth Third preferred stock. Each record holder of the new Fifth Third depositary shares on the record date, which will be the same date as the record date for the new Fifth Third preferred stock, may instruct the depositary to vote the amount of the new Fifth Third preferred stock represented by the holder’s new Fifth Third depositary shares. To the extent possible, the depositary will vote the amount of the new Fifth Third preferred stock represented by new Fifth Third depositary shares in accordance with the instructions it receives, provided that the depositary receives such instructions sufficiently in advance of such voting to enable it to so vote or cause such new Fifth Third preferred stock to be voted. Fifth Third agrees to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any new Fifth Third depositary shares representing the new Fifth Third preferred stock, it will not vote (but, at its discretion, may appear at any meeting with respect to the new Fifth Third preferred stock unless directed to the contrary by the holders of all of the new Fifth Third depositary shares) to the extent of the new Fifth Third preferred stock represented by the new Fifth Third depositary shares.

Withdrawal of the New Fifth Third Preferred Stock

Unless the related new Fifth Third depositary shares have previously been called for redemption, any holder of new Fifth Third depositary shares may receive the number of whole shares of new Fifth Third preferred stock and any money and other property represented by such depositary receipts after surrendering the depositary receipts at the office of the depositary. Thereafter, without unreasonable delay, the depositary will deliver to such holder, or to the person or persons designated by such holder, the number of whole shares of new Fifth Third preferred stock and all money and other property, if any, represented by the depositary receipt or receipts so surrendered for withdrawal.

However, holders of such whole shares of new Fifth Third preferred stock will not be entitled to deposit such new Fifth Third preferred stock under the deposit agreement or to receive depositary receipts for such new Fifth Third preferred stock after such withdrawal. If the new Fifth Third depositary shares surrendered by the holder in connection with such withdrawal exceed the number of new Fifth Third depositary shares that represent the number of whole shares of new Fifth Third preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of new Fifth Third depositary shares. The depositary will not issue fractional shares of new Fifth Third preferred stock (or any cash payment in lieu thereof).

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the new Fifth Third depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Fifth Third and the depositary. However, any amendment that materially and adversely alters the right of the holders of new Fifth Third depositary shares will not be effective unless such amendment has been approved by the holders of depositary receipts representing in the aggregate at least a two-thirds majority of the new Fifth Third depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, that has been amended thereby.

The deposit agreement may be terminated by Fifth Third or the depositary only if (i) all outstanding new Fifth Third depositary shares issued thereunder have been redeemed pursuant to the deposit agreement, (ii) a final distribution in respect of the new Fifth Third preferred stock has been made in connection with any liquidation, dissolution or winding up of Fifth Third and such distribution has been distributed to the holders of the depositary receipts or (iii) upon consent of the holders of new Fifth Third depositary shares representing in the aggregate not less than two-thirds of the new Fifth Third depositary shares outstanding.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

Fifth Third will promptly pay the depositary for all services rendered by the depositary under the deposit agreement (in accordance with a mutually agreed upon fee schedule) and will reimburse the depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) in connection with the services rendered by it under the deposit agreement. Fifth Third will pay all charges of the depositary in connection with the initial deposit of the new Fifth Third preferred stock and the initial issuance of the new Fifth Third depositary shares, all withdrawals of shares of new Fifth Third preferred stock by owners of new Fifth Third depositary shares, and any redemption or exchange of the new Fifth Third preferred stock at Fifth Third’s option. Fifth Third will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges will be at the expense of holders of new Fifth Third depositary shares. If, at the request of a holder of depositary receipts, the depositary incurs charges or expenses for which Fifth Third is not otherwise liable under the deposit agreement, such holder will be liable for such charges and expenses; provided, however, that the depositary may, at its sole option, require a holder of a depositary receipt to prepay the depositary any charge or expense the depositary has been asked to incur at the request of such holder of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Fifth Third notice of its election to do so, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment but in no event later than 30 days after delivery of such written notice. Fifth Third may at any time remove the depositary upon 30 days’ written notice of such removal. A successor depositary must be appointed within 30 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 or an affiliate of any such bank or trust company.

Listing

Fifth Third intends to apply to list the new Fifth Third depositary shares on NASDAQ under the symbol “FITBM” If the application is approved, Fifth Third expects trading to begin within 30 days after Fifth Third issues the new Fifth Third depositary shares. Listing the new Fifth Third depositary shares on NASDAQ does not guarantee that a trading market will develop or, if a trading market does develop, the depth of that market or the ability of holders to sell their new Fifth Third depositary shares easily. Fifth Third does not expect that there will be any separate public trading market for the shares of the new Fifth Third preferred stock except as represented by the new Fifth Third depositary shares.

Form of Depositary Shares

The new Fifth Third depositary shares will be issued in book-entry form through DTC, as described in “Book-Entry Issuance.” The new Fifth Third preferred stock will be issued in registered form to the depositary as described in “new Fifth Third preferred stock.”

Miscellaneous

Upon Fifth Third’s written instruction, the depositary will forward to holders of new Fifth Third’s depositary receipts any reports and communications from Fifth Third that are received by the depositary with respect to the new Fifth Third preferred stock.

Neither Fifth Third nor the depositary will be liable if Fifth Third is prevented from or delayed in, by law or any circumstances beyond Fifth Third’s control, performing Fifth Third’s obligations under the deposit agreement. The depositary will not be subject to liability under the deposit agreement other than for its gross negligence, willful misconduct or bad faith and will not be liable for special, punitive, incidental, indirect or consequential losses or damages. The depositary will not be obligated to, but may, prosecute or defend any legal proceeding in respect of any depositary receipts, new Fifth Third depositary shares or the new Fifth Third preferred stock represented by the new Fifth Third depositary shares subject to the provision of indemnity satisfactory to the depositary. The depositary may rely on written advice of counsel or accountants, or information provided by persons presenting new Fifth Third preferred stock represented by the new Fifth Third depositary shares for deposit, holders of depositary receipts or other persons, satisfactory to the depositary, to give such information, and on documents believed to be genuine and signed by a proper party.

COMPARISON OF SHAREHOLDERS’ AND STOCKHOLDERS’ RIGHTS

If the first merger is completed, holders of (i) Comerica common stock will receive shares of Fifth Third common stock in the first merger and will cease to hold shares of Comerica common stock and (ii) Comerica preferred stock will receive shares of new Fifth Third preferred stock and will cease to hold shares of Comerica preferred stock (which will be evidenced by new Fifth Third depositary shares representing a corresponding interest in the new Fifth Third preferred stock).

Fifth Third is organized under the laws of the State of Ohio and Comerica is organized under the laws of the State of Delaware. The following is a summary of the material differences between the current rights of holders of (i) Fifth Third common stock under the Fifth Third articles of incorporation and the Fifth Third code of regulations and (ii) Comerica common stock under the Comerica charter and the Comerica bylaws.

The following does not include a summary of material terms of the rights of holders of new Fifth Third preferred stock. For more information on the rights of such holders of new Fifth Third preferred stock, see the section entitled “Description of New Fifth Third Preferred Stock” beginning on page 150.

The following summary is not a complete statement of the rights of stockholders and stockholders, as applicable, of the two companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Fifth Third’s and Comerica’s organizational documents, which we urge you to read carefully and in their entirety, as well as the corporate law of the State of Ohio and the State of Delaware. Copies of Fifth Third’s and Comerica’s organizational documents have been filed with the SEC. See the section “Where You Can Find More Information” beginning on page 179 of this joint proxy statement/prospectus.

	Fifth Third Bancorp	Comerica Incorporated

Authorized Capital Stock:	Fifth Third’s articles of incorporation authorize Fifth Third to issue 2,000,000,000 shares of common stock, without par value, 500,000 shares of preferred stock, without par value (the “original Fifth Third preferred stock”), and 500,000 shares of class B preferred stock, without par value (the “Fifth Third Class B preferred stock”). The original Fifth Third preferred stock and the Fifth Third Class B preferred stock are referred to collectively as “Fifth Third preferred stock.” As of October 31, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus there were 661,011,989 shares of Fifth Third common stock outstanding and 8,000,000 shares of Fifth Third preferred stock outstanding.	Comerica’s Restated Certificate of Incorporation (as amended, the “Comerica charter”) authorize Comerica to issue 325,000,000 shares of common stock, par value of $5.00 per share, and 10,000,000 shares of preferred stock, without par value. As of October 31, 2025, the last practicable trading day before the date of this joint proxy statement/prospectus, there were 127,758,962 shares of Comerica common stock issued and outstanding and 400,000 shares of Comerica preferred stock designated as 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, issued and outstanding.

Rights of Preferred Stock	Fifth Third’s articles of incorporation authorize the Fifth Third board of directors to adopt amendments to the articles of incorporation in respect of any unissued or treasury shares of preferred stock and thereby change the division of	Comerica’s charter authorizes the Comerica board of directors to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting

	Fifth Third Bancorp	Comerica Incorporated

such shares into series and the number of shares of each series, and fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. Holders of Fifth Third’s outstanding preferred stock (Series H, I, J and K) generally have no voting rights and are not entitled to elect directors, except as required by Ohio law or as specifically provided in the designation of the applicable series. When Ohio law requires class voting by holders of preferred stock, each series will vote as a separate class.

The articles of incorporation provide further that so long as any shares of Class B Preferred Stock, Series A remain outstanding, those shares vote together with the common stock as a single class, with twenty-four votes per share of Class B Series A Preferred Stock and one vote per share of common stock, and are also entitled to a two-third class vote to approve certain amendments or transactions.

powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restriction thereof, as shall be adopted by the board of directors. Unless and except to the extent required by law or provided by the board of directors creating any series of preferred stock, the holders of the preferred stock shall have no voting power with respect to any matter whatsoever.

Size of board of directors:

Fifth Third’s code of regulations provides that the Fifth Third board of directors shall be composed of fifteen (15) directors unless that number is changed from time to time by the vote of a majority of the Fifth Third board of directors then in office or by a vote of shareholders at a meeting called for the purpose of electing directors at which a quorum is present by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power that is represented at the meeting and entitled to vote on the proposal.

The number of directors on the Fifth Third board of directors may be increased to not more than thirty (30) directors and may be decreased to not less than ten (10) directors.

Under the OGCL, the number of directors of a corporation may not be less than one (1).

Comerica’s charter requires that the exact number of directors on the Comerica board of directors is to be determined from time to time by resolution adopted by affirmative vote of a majority of all directors then in office.

The Comerica board of directors currently has eleven (11) directors.

	Fifth Third Bancorp	Comerica Incorporated
The Fifth Third board of directors currently has thirteen (13) directors.

Election of Directors:

Fifth Third’s articles of incorporation provide that each director who receives a majority of the votes cast with respect to the director in an uncontested election of directors will be elected director. If the election is contested, then the nominees receiving the greatest number of votes “for” election shall be elected. An election shall be considered “contested” if the number of nominees exceeds the number of directors to be elected by the class(es) of shares eligible to vote in such election.

If the election is contested, then the nominees receiving the greatest number of votes “for” election shall be elected. An election shall be considered “contested” if the number of nominees exceeds the number of directors to be elected by the class(es) of shares eligible to vote in such election.

Comerica’s bylaws provide that each director will be elected by the vote of a majority of the votes cast with respect to the director in an uncontested election. If the election is contested, then directors will be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote.

Comerica’s bylaws provide for a director’s resignation policy that provides that when a director who is an incumbent director is not elected and no successor has been elected at such meeting, the director must promptly tender his or her resignation to the board of directors. Comerica’s Governance, Compensation and Nominating Committee must then make a recommendation to the board of directors whether to accept or reject the tendered resignation. The board of directors will act on the tendered resignation, taking into account the Governance, Compensation, and Nominating Committee’s recommendation, and publicly disclose its decision within ninety (90) days following certification of the election results.

Removal of Directors:

Fifth Third’s code of regulations provide that any director may be removed with cause, at any time, by action of the holders of record of majority of the voting power of Fifth Third entitled to vote in an election of directors.

No director shall be removed without cause during such director’s term of office.

Section 141(k) of the DGCL provides that a director may be removed from office, with or without cause, by the affirmative vote of the stockholders representing at least a majority of the votes entitled to vote in an election of directors. Comerica’s corporate governance documents do not modify that standard.

Filling Vacancies on the Board of Directors:

Fifth Third’s code of regulations provides that any vacancies on the board of directors caused by any removal may be filled by action of shareholders at such meeting or at any subsequent meeting.

Fifth Third’s code of regulations provides that vacancies not caused by removal, including a vacancy created by an increase in the number of directors, may

Comerica’s charter provides that any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, and any other vacancy occurring in the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

	Fifth Third Bancorp	Comerica Incorporated
	be filled either by the board of directors, even though less than a quorum, at any meeting by affirmative vote of a majority of the remaining directors, or by the vote of the shareholders entitled to vote thereon, either at an annual meeting of shareholders or at a special meeting of shareholders called for the purpose.	Comerica’s bylaws provide that the Governance, Compensation and Nominating Committee may nominate candidates to fill any vacancies on the board of directors which may exist from time to time.

Special Meetings of Shareholders:	Fifth Third’s code of regulations provide that special meetings of Fifth Third shareholders may be called at any time by the Fifth Third board of directors. Special meetings will also be called by the corporate secretary of Fifth Third upon written request made by holders of record of at least twenty-five percent (25%) of the shares outstanding and entitled to vote at the meeting, stating the purpose or purposes of any such meeting.	Comerica’s bylaws provide that special meetings of the Comerica shareholders, for any purpose or purposes, may be called by Comerica’s chairman of the board of directors or, during the absence or disability of the chairman or while that office is vacant, by the president, or upon written request of a majority of the board of directors or of stockholders owning, in the aggregate, at least a majority of the capital stock of Comerica issued and outstanding and entitled to vote at such special meeting to Comerica’s president or secretary.

Quorum:	Fifth Third’s code of regulations provides that the holders of shares entitling them to exercise a majority of the voting power entitled to vote at the meeting on each matter that is to be voted on shall constitute a quorum at any meeting of shareholders. In the absence of a quorum, the holders of shares entitling them to exercise a majority of the voting power present in person or by proxy may adjourn any meeting from time to time, until a quorum is present.	Comerica’s bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business.

Notice of Shareholder Actions / Meetings:	Fifth Third’s code of regulations require Fifth Third to give notice of each shareholders’ meetings not fewer than seven (7) nor more than sixty (60) days before the date of the meeting, unless otherwise required by law. The notice shall be given either by personal delivery or by mail, overnight delivery service, or any other means of communication authorized by the shareholder (subject to revocation of such authorization as provided in Ohio law). The notice shall be in a form approved by the Fifth Third board of directors, and state the place, time and purposes of the meeting.	Comerica’s bylaws require Comerica give notice of every meeting of stockholders entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall be in the form of a writing or electronic transmission, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is

	Fifth Third Bancorp	Comerica Incorporated
different from the record date for determining the stockholders entitled to notice of the meeting. Notice of any special meeting shall state the purpose or purposes for which the meeting is called.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:

Fifth Third’s code of regulations provide that, for business to be properly brought before an annual or special meeting of shareholders by a shareholder, the shareholder must have given timely written notice to the secretary of Fifth Third, and any updates or supplements to such notice, in proper form and in compliance with the requirements in the Fifth Third code of regulations.

To be timely with respect to an annual meeting, such notice must be delivered to or mailed and received at Fifth Third’s principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the previous year’s annual meeting of shareholders. However, if the date of the annual meeting of shareholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such annual meeting of shareholders and not later than the later of: (i) the ninetieth (90th) day prior to such annual meeting of shareholder, or (ii) the tenth (10th) day following the day on which such public announcement was first made by Fifth Third.

For a special meeting, notice must be delivered to, or mailed and received at, the principal executive offices of Fifth Third not earlier than one hundred twenty (120) days prior to the date of such special meeting of shareholders nor later more than the later of: (i) ninety (90) days prior to the special meeting of shareholders, or (ii) the tenth (10th) day following the date on which public announcement is first made of the date of the special meeting shareholders.

Comerica’s bylaws provide that, for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely written notice to the secretary of Comerica.

To be timely with respect to an annual meeting, a stockholder’s notice must be delivered to or mailed and received at Comerica’s principal executive offices not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the immediately preceding year’s annual meeting of stockholders. However, in the event that the date of the annual meeting of stockholders is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder must be so received not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting of stockholders was first made.

The stockholder’s notice must include as to each matter such stockholder proposes to bring before the annual meeting of stockholders: (i) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at the annual meeting of stockholders; (ii) the name and address of such stockholder and beneficial owner, if any, as they appear on Comerica’s books; (iii) all direct, indirect, and derivative interests in Comerica stock or its competitors and any related contracts or voting rights; (iv) as of the date of such

Fifth Third Bancorp	Comerica Incorporated

The shareholder’s notice must include, among other things: (i) a description in reasonable detail of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, in such business; (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if the business includes a proposal to amend the code of regulations or the articles of incorporation, the language of the proposed amendment); and (iii) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

notice, a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; (v) any other information which would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the proposal pursuant to Section 14 of the Exchange Act; and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting of stockholders to bring such business before the meeting.

No business may be transacted at any special meeting other than business that is specified in the notice of meeting given by or at the direction of the board of directors or otherwise properly brought before such meeting of stockholders by or at the direction of the board of directors.

For a special meeting of stockholders called for the purpose of electing directors, to be timely, notice must be delivered to or mail and received by the secretary of Comerica at the principal executive offices of Comerica not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.

Only those nominations and other business matters that comply with these procedures will be eligible to be presented at the meeting. The chairman of the meeting has the authority to declare proposals or nominations that fail to comply with the procedural requirements invalid and may disregard them.

	Fifth Third Bancorp	Comerica Incorporated
In no event shall any adjournment or postponement of an annual meeting or special meeting commence the notice period.

Anti-Takeover Provisions and Other Shareholder Protections:

Section 1704 of the OGCL generally prohibits a “business combination” by Fifth Third or its subsidiaries with an “interested shareholder” for a period of three (3) years from the date on which a shareholder first becomes an interested shareholder. Fifth Third or its subsidiaries can, however, enter into a business combination within that period if, before the interested shareholder became such, the Fifth Third board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that three-year period, a business combination is prohibited unless it satisfies certain fair price criteria, is approved by the directors of Fifth Third, or is approved by the affirmative vote shareholders holding two-thirds (2/3) of the voting power of Fifth Third. For purposes of Section 1704, an “interested shareholder” is generally any person who, directly or indirectly, beneficially owns 10% or more of the outstanding voting stock of Fifth Third.

Section 1701.831 of the OGCL generally prohibits transactions pursuant to which a person obtains one-fifth or more but less than one-third of all the voting power of a corporation, one-third or more but less than a majority of all of the voting power of a corporation, or a majority or more of all the voting power of a corporation, unless the acquiring person delivers an “acquiring person statement” to the company and shareholders approve the transaction at a special meeting by both the affirmative vote of a majority of the voting power of the corporation and by the affirmative vote of a majority of the voting power of the corporation, excluding the voting power of interested shares.

Section 203 of the DGCL generally prohibits a stockholder who has acquired more than 15% of the outstanding voting shares of the corporation (an “interested stockholder”) but less than 85% of such shares from engaging in certain business combinations with the corporation for a period of three years subsequent to the date on which the stockholder first becomes an interested stockholder. A corporation or a subsidiary can, however, enter into a business combination within that period if, prior to such date, (i) the board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder, or (ii) the board of directors and at least two-thirds (2/3) of the outstanding voting stock that is not owned by the interested stockholder approved the business combination.

The Comerica charter provides that the affirmative vote of (a) the holders of not less than 75% of the outstanding shares of capital stock of Comerica entitled to vote and (b) a majority of the shares not owned by a “related person” shall be required for the approval or authorization of any “business combination” involving a related person. However, the foregoing voting requirements do not apply to any such business combination if (i) three-fourths of the “continuing directors” of Comerica have expressly approved the business combination, and (ii) each of the following two conditions are met: (1) holders of capital stock of Comerica, other than the related person involved in the business combination receive at least “highest per share price” or the “highest equivalent price” paid or to be paid by the related person in acquiring capital stock of Comerica outside of such business combination; and (2) a proxy statement

Fifth Third Bancorp	Comerica Incorporated

Fifth Third’s articles of incorporation expressly provide that it may engage in any and/or all lawful acts or activities for which corporations may be formed under Sections 1701.01 to 1701.98 of the OGCL complying with the requirements of the Securities Exchange Act of 1934 is mailed to all Comerica stockholders for the purpose of soliciting stockholder approval of the business combination.

The Comerica charter defines the term “business combination” as including: (i) any merger, consolidation or share exchange of Comerica or any of its subsidiaries into or with any member of any related person; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any member of any related person of all or a “substantial part” of the assets of Comerica or its subsidiaries; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with Comerica or any of its subsidiaries of all or a “substantial part” of the assets of any member of any related person; (iv) the issuance or transfer of any securities of Comerica or any of its subsidiaries by Comerica or any of its subsidiaries to any member of any related person; (v) the acquisition by Comerica or any of its subsidiaries of any securities of any member of any related person; and (vi) any agreement, contract or other arrangement providing for any of the aforementioned transactions.

The Comerica charter defines the term “related person” as any individual, corporation, partnership or other person or entity which, as of the record date is the beneficial owner in the aggregate of ten percent (10%) or more of the outstanding shares of any class or series of capital stock of Comerica.

The Comerica charter defines “substantial part” to mean more than ten percent (10%) of the fair market value, as determined by three-fourths (3/4) of the continuing directors, of the total consolidated assets of Comerica and its subsidiaries taken as a whole, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

	Fifth Third Bancorp	Comerica Incorporated

The Comerica charter defines “continuing director” to mean a director who either (i) was a member of the Board of the Directors of Comerica immediately prior to the time that the related person involved in a business combination became a related person, or (ii) has been designated (before initial election as director) as a continuing director by a majority of the then-continuing directors.

The Comerica charter defines the term “highest per share price” to mean the highest price that can be determined to have been paid at any time, or to have been agreed to be paid, by the related person for any share or shares of that class of capital stock. The Comerica charter defines “highest equivalent price” if there is more than one class of Comerica capital stock issued and outstanding to mean with respect to each class and series of capital stock of Comerica, the amount determined by three-fourths (3/4) of the continuing directors to be the highest per share price equivalent determined to have been paid by the related person for any share or shares of any class or series of Comerica capital stock.

Limitation of Liability of Directors and Officers:

Section 1701.641 of the OGCL provides that a director or officer will be liable in damages for any action that such person takes or fails to take in such capacity only if it is proved by clear and convincing evidence that such person’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation, unless the corporation’s regulations or articles of incorporation (or in the case of an officer, a written agreement with the corporation) specifically waive such limitation. Neither Fifth Third’s articles of incorporation nor Fifth Third’s code of regulations specifically waive this limitation.

Under the OGCL, directors or officers are liable for the unlawful payment of dividends or distribution of assets, improper dissolution of the corporation or

The Comerica charter provides that no director shall be personally liable to Comerica or its stockholders for monetary damages for breach of fiduciary duty as a director. This does not eliminate or limit a director’s liability: (i) for any breach of the director’s duty of loyalty to Comerica or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

	Fifth Third Bancorp	Comerica Incorporated
entering into an unapproved loan with any director, officer or shareholder of the corporation, unless acting in good faith in reliance upon the corporation’s financial statements or upon sound accounting or business principles, or in accordance with a stated employee ownership plan approved by the corporation. Neither Fifth Third’s articles of incorporation nor Fifth Third’s code of regulations specifically waive this limitation.

Indemnification of Directors and Officers and Insurance:

The Fifth Third code of regulations provides that Fifth Third will indemnify, to the full extent permitted by the OGCL, any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or preceding, whether civil, criminal, administrative, or investigative, by reason of the fact that such person is or was a director, officer or by reason of the fact the such person is or was serving at the request of Fifth Third as a director, trustee, officer, or employee of a bank, another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

The Fifth Third code of regulations provide that, in the case of a merger into Fifth Third of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers, or employee of the constituent corporation in specified situations prior to the merger, any person who served as a director, officer or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee, officer or employee of a bank, other corporation, partnership, joint venture, trust or other enterprise, will be entitled to indemnification by Fifth Third (as the surviving corporation) for acts, omissions or other events or occurrences prior to the merger to the same extent he or she would have been entitled to indemnification by

Comerica’s bylaws provide that Comerica will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Comerica or is or was serving at the request of Comerica as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding. This indemnification is conditioned on whether such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Comerica, and, with respect to any criminal action or proceeding, if such person had no reasonable cause to believe his or her conduct was unlawful. In addition, in the event any such action or suit is threatened or instituted against a spouse to whom a director or officer is legally married at the time the director or officer is covered under the indemnification provided herein, which action or suit arises solely out of such status as the spouse of a director or officer, then the spouse of the director or officer shall be indemnified to the same extent as provided above.

Such indemnification is subject to any express limitations under applicable law. The determination regarding whether

Fifth Third Bancorp	Comerica Incorporated

the constituent corporation if its separate existence had continued.

To the extent permitted by Ohio law, expenses incurred by a director in defending any action, suit or proceeding will be paid by Fifth Third as incurred, in advance of the final disposition of such action, suit or proceeding, upon receipt by Fifth Third of an undertaking by or on behalf of such director that satisfies the conditions for such advancement under Ohio law.

The rights of indemnification provided in Fifth Third’s code of regulations are not exclusive of any other rights to which any person seeking indemnification may be entitled to under the articles of incorporation or code of regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

indemnification is appropriate with respect to a person who is a director or officer or the spouse of a director or officer at the time of the determination (a “D&O Claimant”) will be made by independent legal counsel in a written opinion to the board of directors, a copy of which shall be delivered to the D&O Claimant. Such determination may be made with respect to any person other than a D&O Claimant seeking indemnification by Comerica’s chairman, chief executive officer, president, vice chairman or general counsel, or by their designees.

Comerica’s bylaws also permit Comerica to advance or reimburse expenses incurred by an officer, director or spouse of an officer or director, subject to certain conditions including the receipt of an undertaking by or on behalf of the director, officer or spouse to repay such amount if it is ultimately determined that the individual is not entitled to indemnification. The Court of Chancery has exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification and may summarily determine Comerica’s obligation to advance expenses.

The indemnification and advancement of expenses provided in Comerica’s bylaws are not to be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Comerica’s bylaws provide that Comerica may purchase and maintain insurance on behalf of any person who is or was a director, officer, spouse of a director or officer, employee or agent of Comerica, or is or was serving at the request of Comerica as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other

	Fifth Third Bancorp	Comerica Incorporated
enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Comerica would have the power to indemnify such person against such liability under its bylaws.

Acquisition Proposals:	Section 1701.59 of the Ohio Revised Code permits a director, in determining what that director reasonably believes to be the best interests of the corporation, to consider, in addition to the interests of the corporation’s shareholders, the interests of the corporation’s employees, suppliers, creditors, and customers, the economy, the community and special considerations, and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation. Fifth Third has not opted out of this provision.	Under Section 141(a) of the DGCL, the business and affairs of a corporation are managed by or under the direction of its board of directors. Directors are required to act in a manner they reasonably believe to be in the best interests of the corporation and its stockholders.

Dissenters’ Rights:	Section 1701.74(B)(4) of the OGCL has eliminated dissenter’s rights in connection with certain corporate actions if the shares of the corporation for which a stockholder would make a demand are listed on a national securities exchange and no proceedings are underway to delist the shares. Therefore, none of Fifth Third’s shareholders who own Fifth Third’s stock listed on a national securities exchange could exercise dissenter’s rights with respect to such shares unless, and until, such shares would be listed.	Under Section 262 of the DGCL, stockholders of a corporation may receive payment of the fair value of his or her shares if the stockholder dissents from certain major corporate transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters’ rights are generally not available if a corporation’s shares are listed on a national securities exchange unless: (i) the articles of incorporation provide otherwise; or (ii) in a plan of merger, the stockholders are required to accept anything other than shares of the surviving corporation or another publicly held corporation which is listed on a national securities exchange or held of record by more than 2,000 stockholders. The Comerica charter does not modify or eliminate these provisions.

Dividends:	Under Ohio law, Fifth Third may, in the discretion of its board of directors, generally pay dividends to shareholders out of surplus, and must notify shareholders if a dividend is paid out of capital surplus. Holders of Fifth Third’s	Comerica’s bylaws provide that the Comerica board of directors may declare and pay any dividends upon the shares of its capital stock either (i) out of surplus or (ii) if there is no surplus, out of its net profits for the fiscal year in which the

	Fifth Third Bancorp	Comerica Incorporated

common shares are entitled to receive dividends when, as and if declared by its board of directors from funds legally available therefor, subject to, and which may be adversely affected by, the rights, preferences and privileges of holders of any preferred shares that its board of directors may designate and issue in the future.

Fifth Third’s articles of incorporation grant the board of directors the right, to the extent permitted by Ohio law, to determine whether any, and if any, what part of the surplus of the corporation, however created or arising, shall be used, disposed of or declared in dividends or paid to the stockholders.

dividend is declared and/or the preceding fiscal year. Dividends may be paid in cash, in property, or in shares of Comerica’s capital stock.

Amendments to Charter and Bylaws:

Ohio law provides that except in certain circumstances, amendments to a corporation’s articles of incorporation must be adopted by the affirmative vote of the holders of shares entitling them to exercise two-thirds (2/3) of the voting power of the corporation on the proposal or, if the articles of incorporation provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of this voting power, and by such affirmative vote of the holders of shares of any particular class as is required by the articles of incorporation. Except for amendments by the Fifth Third board of directors concerning the fixing of the terms of any series of Fifth Third’s preferred stock and the standard for amendments to Fifth Third’s articles of incorporation, Fifth Third’s articles of incorporation contain no other provisions concerning amendments.

Fifth Third’s code of regulations provide that the code of regulations may be altered, amended or repealed, from time to time, at a meeting held for such purpose, by the affirmative vote of a majority of all shareholder votes entitled to be cast on such action at any meeting called for such purpose, or may be adopted without a meeting by the written consent of the holders of shares entitling them to exercise two-thirds (2/3) of the voting

Comerica’s charter provides that the directors have the power to make, alter, amend, change, add to or repeal the bylaws of Comerica not inconsistent with the provisions of the restated certificate of incorporation.

Comerica’s charter provides that any amendment, change or repeal of Article II, Section (5) and Article III, Section (12) of the bylaws proposed by any stockholder of Comerica requires the affirmative vote of the holders of not less than 75% of the outstanding shares of capital stock of Comerica entitled to vote.

Comerica’s charter provides that any amendment, change or repeal of the Article Seventh of the charter or any other amendment of the charter that has the effect of modifying or permitting circumvention of Article Seventh requires the favorable vote, at a meeting of the stockholders of Comerica, of the holders of at least 75% of the then outstanding shares of capital stock of Comerica entitled to vote. Such 75% vote is not required for any amendment, change or repeal recommended to stockholders by the affirmative vote of not less than three-fourths of the Comerica board of directors, and such amendment, change or repeal so recommended requires only the

	Fifth Third Bancorp	Comerica Incorporated
	power of Fifth Third on such proposal. The code of regulations may also be altered and amended, from time to time, by the directors to the extent permitted by the OGCL.	vote, if any, required under the applicable provision of the DGCL.

Action by Written Consent of the Shareholders	Under Section 1701.54 of the OGCL, shareholders may take action, without a meeting, by the written unanimous consent of the shareholders who would be entitled to notice of a shareholders’ meeting held for such purpose. Fifth Third has not opted out of this provision.	Under Comerica’s charter, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of not less than 75% of the outstanding shares of capital stock of Comerica entitled to vote.

Forum Selection Bylaw:	Fifth Third’s code of regulations provide that the federal courts of the United States shall be the exclusive forum for resolving any claim arising under the Securities Act of 1933, as amended.	Comerica’s bylaws do not require any exclusive forum with respect to legal actions against or involving Comerica.

LEGAL MATTERS

The validity of the Fifth Third common stock and new Fifth Third preferred stock to be issued in connection with the first merger will be passed upon by Christian Gonzalez, Executive Vice President and Chief Legal Officer of Fifth Third, and the validity of the new Fifth Third depositary shares to be issued in connection with the first merger will be passed upon for Fifth Third by Sullivan & Cromwell LLP, New York, New York, counsel to Fifth Third. As of October 31, 2025, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, Mr. Gonzalez beneficially owned shares of Fifth Third common stock and options to acquire shares of Fifth Third common stock representing less than one percent (1%) of the total outstanding shares of Fifth Third common stock.

Sullivan & Cromwell LLP, New York, New York, counsel for Fifth Third, and Wachtell, Lipton, Rosen & Katz, counsel for Comerica, will provide prior to the effective time opinions regarding certain federal income tax consequences of the first merger for Fifth Third and Comerica, respectively.

EXPERTS

FIFTH THIRD. The consolidated financial statements of Fifth Third Bancorp and its subsidiaries as of December 31, 2024, and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus, and the effectiveness of Fifth Third Bancorp’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

COMERICA. The consolidated financial statements of Comerica appearing in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2024, and the effectiveness of Comerica’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

FIFTH THIRD

Proxy Statement Proposals. Under SEC Rule 14a-8, a shareholder desiring to make a proposal to be included in the proxy statement for the Fifth Third annual meeting of must present such proposal to the following address: Corporate Secretary, Fifth Third Bancorp c/o Fifth Third Legal Department Office of the Corporate Secretary, 38 Fountain Square Plaza MD10907F, Cincinnati, Ohio 45263 Facsimile: 513-534-6757. Proposals must be received on or before November 4, 2025, and must comply with SEC Rule 14a-8 in order for the proposal to be considered for inclusion in Fifth Third’s proxy statement.

Shareholder Proposals and Nominations. As set forth in the Fifth Third code of regulations, an eligible shareholder or group of up to 20 shareholders, owning continuously for at least three (3) years shares of Fifth Third common stock representing an aggregate of at least three percent (3%) of Fifth Third outstanding common stock, may nominate and include in the Fifth Third Proxy Statement director nominees constituting up to twenty percent (20%) of the Fifth Third board of directors (subject to certain adjustments) provided that the shareholders and their nominees satisfy the requirements specified in the Fifth Third code of regulations. Notice of nominations under the proxy access provisions of our Regulations for our 2026 Annual Meeting of Shareholders must be received by our Corporate Secretary at the address listed above by no earlier than October 5, 2025 and no later than the close of business on November 4, 2025, assuming that we do not change the date of our 2026 Annual Meeting of Shareholders by more than thirty (30) days from the date of our 2025 Annual Meeting of Shareholders.

Other Proposals and Nominations. As set forth in the Fifth Third code of regulations, any shareholder who wishes to bring before a shareholder meeting a director nomination or other proposal without such nomination or proposal being included in Fifth Third’s proxy statement as a shareholder proposal must comply with certain procedures. To nominate a person for election to the Fifth Third board of directors. These procedures require written notification to the Secretary of Fifth Third using the address and facsimile number listed above no earlier than December 16, 2025 and no later than January 15, 2026.

Among other requirements, the notice must include information required by Fifth Third’s code of regulations. In addition to the foregoing, any shareholder who intends to solicit proxies in support of director nominees other than Fifth Third’s nominees must comply with the additional requirements of Securities and Exchange Rule 14a-19(b). To be timely with respect to business to be considered at any annual meeting of shareholders, notice of the shareholder proposal or nomination must be received by the Fifth Third Corporate Secretary (at the address above) not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary date of the previous year’s annual meeting. The notice must also comply with the requirements of Article II, Section 11 of the Fifth Third code of regulations. If the Fifth Third 2026 annual meeting is not scheduled to be held within thirty (30) days before or sixty (60) days after such anniversary date, the notice must be received no later than the close of business on the tenth (10th) day following the day on which notice of the date of the meeting was given or public announcement of the date of the meeting was first made, whichever occurs first.

To be timely with respect to business to be considered at a special meeting of shareholders, notice of the shareholder proposal or nomination must be received by the Fifth Third Corporate Secretary (at the address above) not earlier than the close of business on the one hundred twentieth (120th) day, nor later than the ninetieth (90th) day prior to the date of such special meeting. The notice must also comply with the requirements of Article II, Section 11 of the Fifth Third code of regulations. Shareholder proposals will not be considered at the special meeting unless the special meeting is called for the purpose of considering such proposal.

For a special meeting at which directors are to be elected, a shareholder intending to nominate directors must deliver notice to the Fifth Third Corporate Secretary (at the address above) not earlier than the close of business on the one hundred twentieth (120th) day, nor later than the ninetieth (90th) day prior to the date of such special meeting. The notice must also comply with the requirements of Article II, Section 11 of the Fifth Third code of regulations. Adjournment or postponement of a special meeting does not restart the notice period.

COMERICA

Proxy Statement Proposals. Under SEC Rules, any proposal which a shareholder wishes to have included in the proxy statement for the 2026 annual meeting of Comerica stockholders (the “Comerica 2026 annual meeting”) must be in compliance with SEC Rule 14a-8 and received no later than the close of business on November 17, 2025 to the following address: Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6506, Dallas, Texas 75201.

Advanced Notice Procedures. As set forth in Comerica’s bylaws, advance notice procedures are required with regard to shareholder proposals and director nominations that are not submitted for inclusion in the proxy statement but that a shareholder instead wishes to present directly at the Comerica 2026 annual meeting. For the Comerica 2026 annual meeting, notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 29, 2026 and no earlier than the close of business on December 30, 2025. If the Comerica 2026 annual meeting is moved to a date that is more than thirty (30) days before or more than sixty (60) days after the date which is the one (1) year anniversary of Comerica’s 2025 annual meeting date (i.e., April 29, 2026), or if a special meeting of shareholders is called for the purpose of electing directors, Comerica’s Corporate Secretary must receive notice no earlier than the close of business on the one hundred twentieth (120th) day prior to the date of such annual meeting or special meeting and not later than the ninetieth (90th) prior to the date of such annual meeting or special meeting date or the earlier of the tenth (10th) day following the day on which Comerica first made a public announcement of the new annual meeting date or special meeting date.

Shareholder Proposals and Nominations. As set forth in the Comerica’s bylaws, a shareholder, or group of up to twenty (20) shareholders, who has continuously owned at least three percent (3%) of outstanding Comerica common stock for at least three years may nominate and include in Comerica’s annual meeting proxy materials director nominees constituting up to the greater of two (2) individuals or twenty percent (20%) of the Comerica board of directors. Such nominations are subject to the disclosure, eligibility and procedural requirements as set forth in Comerica’s bylaws, including the advance notice procedures set forth above.

If the first merger is completed, Comerica will not hold its annual meeting of shareholders in 2026. Instead, Fifth Third will hold an annual meeting of shareholders in 2026.

WHERE YOU CAN FIND MORE INFORMATION

Fifth Third and Comerica file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Fifth Third and Comerica, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by Fifth Third including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing Fifth Third’s website at https://ir.53.com under “SEC Filings” or, alternatively, by directing a request by telephone or mail to Fifth Third Bancorp, 38 Fountain Square Plaza, MD 10907F, Cincinnati, Ohio 45263, (615) 744-8219, and documents filed with the SEC by Comerica will be available free of charge by accessing Comerica’s website at http://www.investor.comerica.com under the tab “SEC Filings” or, alternatively, by directing a request by telephone or mail to Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, TX 75201, (833) 571-0486. The web addresses of the SEC, Fifth Third and Comerica are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

Fifth Third has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Fifth Third’s securities to be issued in connection with the first merger. This document constitutes the prospectus of Fifth Third filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Fifth Third and Comerica to incorporate by reference into this document documents filed with the SEC by Fifth Third and Comerica. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Fifth Third and Comerica incorporate by reference the documents listed below and any documents filed by Fifth Third or Comerica under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and before the date of our meetings:

Fifth Third filings (SEC File No. 001-33653)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 24, 2025

Quarterly Report on Form 10-Q	Quarter ended March 31, 2025, filed with the SEC on May 6, 2025, June 30, 2025, filed with the SEC on August 5, 2025 and September 30, 2025, filed on November 4, 2025

Current Reports on Form 8-K	Filed/Furnished on January 23, 2025 (SEC Accession No. 0000035527-25-000006), January 23, 2025 (SEC Accession No. 0000035527-25-000008), March 6, 2025, April 17, 2025, June 16, 2025, June 25, 2025, July 21, 2025, September 9, 2025, September 19, 2025, September 30, 2025, and October 8, 2025; and October 17, 2025 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 4, 2025

Fifth Third filings (SEC File No. 001-33653)	Periods Covered or Date of Filing with the SEC
Description of Fifth Third’s securities under Section 12 of the Exchange Act, which is contained in Exhibit 4.54 to Fifth Third’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and as amended by any amendment or report filed for purposes of updating that description	Filed on February 24, 2025

Comerica filings (SEC File No.001-10706)	Periods
Annual Report on Form 10-K	Fiscal year ended December 31, 2024, filed on February 24, 2025

Quarterly Report on Form 10-Q	Quarter ended March 31, 2025, filed with the SEC on April 30, 2025, June 30, 2025, filed with the SEC on July 30, 2025 and September 30, 2025, filed on October 28, 2025

Current Reports on Form 8-K	Filed on April 30, 2025, May 14, 2025, June 10, 2025, August 12, 2025, October 6, 2025, October 9, 2025 (other than the portions of those documents not deemed to be filed)

Definitive Proxy Statement on Schedule 14A	Filed on March 17, 2025

Description of Comerica’s securities under Section 12 of the Exchange Act, which is contained in Exhibit 4.2 to Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and as amended by any amendment or report filed for purposes of updating that description	Filed on February 24, 2025

You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a Fifth Third shareholder: Fifth Third Bancorp 38 Fountain Square Plaza, MD 1090FV Cincinnati, OH 45263 Attn: Investor Relations (866) 670-0468	if you are a Comerica stockholder: Comerica Incorporated 1717 Main Street, MC 640s4 Dallas, TX 75201 Attn: Investor Relations (833) 571-0486

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to Fifth Third was provided by Fifth Third and the information contained in this document with respect to Comerica was provided by Comerica.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

FIFTH THIRD BANCORP,

FIFTH THIRD FINANCIAL CORPORATION,

COMERICA INCORPORATED

and

COMERICA HOLDINGS INCORPORATED

Dated as of October 5, 2025

TABLE OF CONTENTS

ARTICLE I THE MERGERS		A-1

1.1.	Merger	A-1
1.2.	Time and Place of Closing	A-1
1.3.	Effective Time	A-2
1.4.	Conversion of Common Stock	A-2
1.5.	Conversion of Preferred Stock	A-3
1.6.	Fifth Third Common Stock	A-3
1.7.	Fifth Third Intermediary Common Stock	A-3
1.8.	Treatment of Comerica Equity Awards	A-3
1.9.	Articles of Incorporation of Surviving Corporation	A-5
1.10.	Code of Regulations of Surviving Corporation	A-5
1.11.	Second Step Merger	A-5

ARTICLE II BANK MERGER		A-6

2.1.	Bank Merger	A-6

ARTICLE III EXCHANGE OF SHARES		A-6

3.1.	Fifth Third to Make Consideration Available	A-6
3.2.	Exchange of Shares	A-7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMERICA		A-9

4.1.	Corporate Organization	A-9
4.2.	Capitalization	A-10
4.3.	Authority; No Violation	A-11
4.4.	Consents and Approvals	A-12
4.5.	Reports	A-13
4.6.	Financial Statements	A-13
4.7.	Broker’s Fees	A-15
4.8.	Absence of Certain Changes or Events	A-15
4.9.	Legal and Regulatory Proceedings	A-15
4.10.	Taxes and Tax Returns	A-15
4.11.	Employees	A-16
4.12.	SEC Reports	A-18
4.13.	Compliance with Applicable Law	A-19
4.14.	Certain Contracts	A-20
4.15.	Agreements with Regulatory Agencies	A-22
4.16.	Environmental Matters	A-22
4.17.	Investment Securities and Commodities	A-23
4.18.	Real Property	A-23
4.19.	Intellectual Property	A-23
4.20.	Related Party Transactions	A-24
4.21.	State Takeover Laws	A-24
4.22.	Reorganization	A-24
4.23.	Opinion	A-25
4.24.	Comerica Information	A-25
4.25.	Loan Portfolio	A-25
4.26.	Insurance	A-26
4.27.	Insurance Subsidiary	A-26
4.28.	Broker-Dealer Subsidiary	A-26
4.29.	No Other Representations or Warranties	A-27

A-i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD		A-27

5.1.	Corporate Organization	A-28
5.2.	Capitalization	A-28
5.3.	Authority; No Violation	A-30
5.4.	Consents and Approvals	A-30
5.5.	Reports	A-31
5.6.	Financial Statements	A-31
5.7.	Broker’s Fees	A-32
5.8.	Absence of Certain Changes or Events	A-33
5.9.	Legal and Regulatory Proceedings	A-33
5.10.	Taxes and Tax Returns	A-33
5.11.	Employees	A-33
5.12.	SEC Reports	A-35
5.13.	Compliance with Applicable Law	A-35
5.14.	Certain Contracts	A-37
5.15.	Agreements with Regulatory Agencies	A-37
5.16.	Investment Securities and Commodities	A-37
5.17.	Related Party Transactions	A-38
5.18.	State Takeover Laws	A-38
5.19.	Reorganization	A-38
5.20.	Opinion	A-38
5.21.	Fifth Third Information	A-38
5.22.	Insurance	A-38
5.23.	No Other Representations or Warranties	A-39

ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		A-39

6.1.	Conduct of Businesses Prior to the Effective Time	A-39
6.2.	Comerica Forbearances	A-39
6.3.	Fifth Third Forbearances	A-42

ARTICLE VII ADDITIONAL AGREEMENTS		A-42

7.1.	S-4; Joint Proxy Statement; Regulatory Applications and Filings	A-42
7.2.	Access to Information; Confidentiality	A-44
7.3.	Shareholders’ Approvals	A-45
7.4.	Legal Conditions to Merger	A-46
7.5.	Employee Matters	A-46
7.6.	Certain Tax Matters	A-48
7.7.	Indemnification; Directors’ and Officers’ Insurance	A-48
7.8.	Additional Agreements	A-49
7.9.	Advice of Changes	A-49
7.10.	Dividends	A-49
7.11.	Shareholder Litigation	A-49
7.12.	Corporate Governance	A-50
7.13.	Acquisition Proposals	A-50
7.14.	Public Announcements	A-51
7.15.	Change of Method	A-51
7.16.	Restructuring Efforts	A-51
7.17.	Takeover Statutes	A-51
7.18.	Assumption of Comerica Indebtedness	A-52
7.19.	Exemption from Liability Under Section 16(b)	A-52
7.20.	Stock Exchange Listing	A-52

A-ii

ARTICLE VIII CONDITIONS PRECEDENT		A-52

8.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-52
8.2.	Conditions to Obligations of Fifth Third and Fifth Third Intermediary	A-53
8.3.	Conditions to Obligations of Comerica	A-54

ARTICLE IX TERMINATION AND AMENDMENT		A-55

9.1.	Termination	A-55
9.2.	Effect of Termination	A-56

ARTICLE X GENERAL PROVISIONS		A-57

10.1.	Amendment	A-57
10.2.	Extension; Waiver	A-57
10.3.	Nonsurvival of Representations, Warranties and Agreements	A-57
10.4.	Expenses	A-58
10.5.	Notices	A-58
10.6.	Interpretation	A-58
10.7.	Counterparts	A-59
10.8.	Entire Agreement	A-59
10.9.	Governing Law; Jurisdiction	A-59
10.10.	Waiver of Jury Trial	A-59
10.11.	Assignment; Third-Party Beneficiaries	A-60
10.12.	Specific Performance	A-60
10.13.	Severability	A-60
10.14.	Confidential Supervisory Information	A-60
10.15.	Delivery by Facsimile or Electronic Transmission	A-60

EXHIBITS

Exhibit A	Bank Merger Agreement	EXA-1

A-iii

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	A-50
affiliate	A-59
Agreement	A-1
Assumed Awards	A-4
Assumed DSU Award	A-4
Assumed Option	A-3
Assumed RSU Award	A-3
Bank Merger	A-6
Bank Merger Act	A-10
Bank Merger Agreement	A-6
Bank Merger Certificates	A-6
BHC Act	A-9
Chosen Courts	A-59
Closing	A-1
Closing Date	A-2
Code	A-1
Comerica	A-1
Comerica 2018 LTIP	A-3
Comerica Agent	A-26
Comerica Bank	A-6
Comerica Bank & Trust	A-6
Comerica Benefit Plans	A-16
Comerica Board Recommendation	A-45
Comerica Broker-Dealer Subsidiary	A-26
Comerica Bylaws	A-10
Comerica Charter	A-10
Comerica Common Stock	A-2
Comerica Contract	A-22
Comerica Disclosure Schedule	A-9
Comerica DSU Award	A-4
Comerica Equity Awards	A-5
Comerica ERISA Affiliate	A-16
Comerica ESPP	A-5
Comerica Holdings	A-1
Comerica Holdings Bylaws	A-10
Comerica Holdings Charter	A-10
Comerica Insider	A-18
Comerica Insurance Subsidiary	A-26
Comerica Meeting	A-45
Comerica Option	A-3
Comerica Owned Properties	A-23
Comerica Preferred Stock	A-3
Comerica PSU Award	A-4
Comerica Qualified Plans	A-16
Comerica Real Property	A-23
Comerica Regulatory Agreement	A-22
Comerica Reports	A-18
Comerica RSU Award	A-3

A-iv

Comerica Securities	A-11
Comerica Subsidiary	A-10
Comerica Tax Opinion	A-55
Confidentiality Agreement	A-44
Continuing Employees	A-46
Delaware Secretary	A-2
DGCL	A-1
Effective Time	A-2
Enforceability Exceptions	A-12
Environmental Laws	A-22
ERISA	A-16
Exchange Act	A-14
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-2
FDIC	A-10
Federal Reserve Board	A-12
Fifth Third	A-1
Fifth Third Articles	A-20
Fifth Third Bank	A-6
Fifth Third Benefit Plans	A-33
Fifth Third Board Recommendation	A-45
Fifth Third Closing Price	A- 8
Fifth Third Code of Regulations	A-28
Fifth Third Common Stock	A-2
Fifth Third Contract	A-37
Fifth Third Disclosure Schedule	A-27
Fifth Third ERISA Affiliate	A-33
Fifth Third Intermediary	A-1
Fifth Third Intermediary Articles	A-5
Fifth Third Intermediary Code of Regulations	A-5
Fifth Third Meeting	A-45
Fifth Third Preferred Stock	A-28
Fifth Third Qualified Plans	A-33
Fifth Third Regulatory Agreement	A-37
Fifth Third Reports	A-35
Fifth Third Series A, Class B Preferred Stock	A-28
Fifth Third Subsidiary	A-28
Fifth Third Tax Opinion	A-54
FINRA	A-12
First Step Certificates of Merger	A-2
GAAP	A-29
Governmental Entity	A-13
Indemnified Party	A-48
Intellectual Property	A-24
IRS	A-16
IT Assets	A-19
Joint Proxy Statement	A-13
knowledge	A-59
Liens	A-11
Loans	A-24
made available	A-59

A-v

Malicious Code	A-19
Material Adverse Effect	A-9
Materially Burdensome Regulatory Condition	A-43
Merger	A-1
Merger Consideration	A-2
Mergers	A-5
Multiemployer Plan	A-16
Multiple Employer Plan	A-17
NASDAQ	A-8
New Certificates	A-6
New Fifth Third Preferred Stock	A-3
NYSE	A-12
OCC	A-12
OGCL	A-1
Ohio Secretary	A-2
Old Certificate	A-2
Organizational Documents	A-10
parties	A-1
party	A-1
PBGC	A-17
Permitted Encumbrances	A-23
person	A-59
Personal Data	A-19
Premium Cap	A-49
Recommendation Change	A-45
Regulatory Agencies	A-13
Representatives	A-50
Requisite Comerica Vote	A-12
Requisite Fifth Third Vote	A-30
Requisite Regulatory Approvals	A-53
S-4	A-13
Sarbanes-Oxley Act	A-14
SEC	A-12
Second Step Certificates of Merger	A-5
Second Step Effective Time	A-5
Second Step Merger	A-5
Securities Act	A-18
Security Breach	A-19
Significant Subsidiaries	A-41
Software	A-24
Specified Date	A-55
SRO	A-13
Stock Issuance	A-30
Subsidiary	A-10
Surviving Corporation	A-1
Surviving Entity	A-1
Takeover Statutes	A-24
Tax	A-16
Tax Return	A-16
Taxes	A-16
Termination Date	A-55
Termination Fee	A-56
Trade Secrets	A-24

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 5, 2025 (this “Agreement”), by and among Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), Fifth Third Financial Corporation, an Ohio corporation and a wholly owned subsidiary of Fifth Third (“Fifth Third Intermediary”), Comerica Incorporated, a Delaware corporation (“Comerica”) and Comerica Holdings Incorporated, a Delaware corporation and a wholly owned subsidiary of Comerica (“Comerica Holdings”) (each of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings, a “party”, or collectively, the “parties”).

RECITALS

A.

Approvals. The Boards of Directors of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings have determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and are in the best interests of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings, respectively, and their respective shareholders or stockholders, as applicable.

B.

The Mergers. This Agreement provides for a strategic business combination through (i) the merger of Comerica with and into Fifth Third Intermediary, with Fifth Third Intermediary as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) and (ii) immediately thereafter, the merger of Comerica Holdings with and into the Surviving Corporation, with the Surviving Corporation as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”).

C.

Intention of the Parties. It is the intention of the parties that (i) each of the Merger and the Bank Mergers shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and (iii) the Second Step Merger shall qualify as a “liquidation” as described in Section 332 of the Code.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGERS

1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Comerica shall be merged with and into Fifth Third Intermediary (the “Merger”) in accordance with the provisions of the Delaware General Corporation Law, as amended (the “DGCL”), and the Ohio General Corporation Law, as amended (the “OGCL”). Fifth Third Intermediary shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Comerica will cease. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and OGCL.

1.2. Time and Place of Closing The closing of the Merger (the “Closing”) shall take place by electronic exchange of documents and signatures on (i) the first (1st) business day of the month following the date on which each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement; provided, if the Termination Date would occur (x) on or following the third business day following the date on which each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement, but (y) prior to the date that the Closing would otherwise be scheduled to occur pursuant to clause (i), then the Closing shall instead occur on the third (3rd) business day following the date on which each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement; provided, further that if the date on which such conditions are satisfied or waived is less than five (5) business days prior to the first business day of such following month, the Closing shall occur on the first business day of the next succeeding calendar month so long as the Termination Date is not before the first business day of such next succeeding calendar month or (ii) at such other time and place as the parties hereto may mutually agree (the date of the Closing, the “Closing Date”). The Closing shall be deemed effective as of the Effective Time.

1.3. Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will cause a certificate of merger with respect to the Merger to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) and a certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”) (collectively, the “First Step Certificates of Merger”) to effect the Merger. The Merger shall take place at the time specified in the First Step Certificates of Merger (the “Effective Time”).

1.4. Conversion of Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Fifth Third Intermediary, Comerica, Comerica Holdings or the holder of any of the following securities:

(a) Each share of common stock, $5.00 par value, of Comerica (the “Comerica Common Stock”) issued and outstanding immediately prior to the Effective Time (except for shares of Comerica Common Stock owned by Comerica or Fifth Third (in each case other than shares of Comerica Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Comerica or Fifth Third in respect of debts previously contracted)) shall be converted into the right to receive 1.8663 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of common stock, without par value, of Fifth Third (“Fifth Third Common Stock”).

(b) All shares of Comerica Common Stock converted pursuant to this Section 1.4 shall no longer be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Comerica Common Stock (each, an “Old Certificate”; it being understood that any reference herein to an Old Certificate shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Comerica Common Stock) shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Fifth Third Common Stock which such shares of Comerica Common Stock have been converted into the right to receive pursuant to this Section 1.4, (ii) cash in lieu of fractional shares which the shares of Comerica Common Stock represented by such Old Comerica Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 3.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 3.2, in each case, without any interest thereon. If, prior to the Effective Time, the issued and outstanding shares of Fifth Third Common Stock or Comerica Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of Comerica Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Comerica or Fifth Third to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Comerica Common Stock that are owned by Comerica or Fifth Third (in each case other than shares of Comerica

Common Stock or Fifth Third Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Comerica or Fifth Third, as applicable, in respect of debts previously contracted) shall be cancelled and retired and shall cease to exist and no Fifth Third Common Stock or other consideration shall be delivered in exchange therefor.

1.5. Conversion of Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Fifth Third, Comerica or the holder of any securities of Fifth Third or Comerica, each share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Comerica (the “Comerica Preferred Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a share of a newly created series of preferred stock of Fifth Third having terms that are not materially less favorable than the terms of the Comerica Preferred Stock (all shares of such newly created series, collectively, the “New Fifth Third Preferred Stock”) and, upon such conversion, the Comerica Preferred Stock shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.6. Fifth Third Common Stock. At and after the Effective Time, each share of Fifth Third Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Fifth Third and shall not be affected by the Merger.

1.7. Fifth Third Intermediary Common Stock. At and after the Effective Time, each share of Fifth Third Intermediary common stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.8. Treatment of Comerica Equity Awards.

(a) Treatment of Comerica Stock Options. At the Effective Time, each option granted by Comerica to purchase shares of Comerica Common Stock that is outstanding and unexercised immediately prior to the Effective Time whether or not vested (a “Comerica Option”) shall, automatically and without any action on the part of the holder thereof, be converted into an option to purchase shares of Fifth Third Common Stock (an “Assumed Option”) adjusted as follows: (i) the number of shares of Fifth Third Common Stock subject to the Assumed Option shall equal the (A) the number of shares of Comerica Common Stock subject to the Comerica Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share, and (ii) the exercise price per share of Fifth Third Common Stock subject to the Adjusted Option shall equal (A) the per share exercise price applicable to the corresponding Comerica Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions as applied to the corresponding Comerica Option under the applicable Comerica equity plan and the award agreement evidencing grant thereunder, including vesting terms and termination protections under the applicable equity plan, including the provisions of Section 10(d) of the Comerica Amended and Restated 2018 Long-Term Incentive Plan (as amended) (the “Comerica 2018 LTIP”), or any more favorable termination protections under the applicable award agreement.

(b) Treatment of Comerica RSU Awards. At the Effective Time, each outstanding award of restricted stock units (a “Comerica RSU Award”) that is not a Director RSU Award (as defined below), whether granted prior to or on or after the date hereof shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be converted into a restricted share unit award in respect of shares of Fifth Third Common Stock (an “Assumed RSU Award”) on the terms and conditions, including any vesting requirements and termination protections, under the applicable equity plan and award agreement in effect immediately prior to the Effective Time (including, as applicable, the provisions of Section 10(d) of the Comerica 2018 LTIP, or any more favorable termination protections under the applicable award agreement), with respect to a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (A) the number of shares of Comerica Common Stock subject to such Comerica RSU Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. For the avoidance of doubt, any amounts relating to dividend equivalent payments with respect to any Comerica RSU Award that are accrued but unpaid as of the Effective Time will carry over with respect to the Assumed RSU Award and will be paid in accordance with the terms and conditions as were applicable to such Comerica RSU Award immediately prior to the Effective Time.

(c) Treatment of Director RSU Awards. At the Effective Time, each outstanding Comerica RSU Award that is held by a current or former non-employee director (a “Director RSU Award”), whether granted prior to or on or after the date hereof shall, whether vested or unvested, be converted into the right to receive (without interest) (A) a number of fully vested and freely transferable shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (A) the number of shares of Comerica Common Stock subject to such Director RSU Award immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, plus (B) a cash payment in respect of any accrued but unpaid dividend equivalents in respect of such Director RSU Award (to the extent not re-invested), with such consideration to be issued or paid, as applicable, as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date.

(d) Treatment of Comerica PSU Awards. At the Effective Time, each outstanding award of performance stock units (a “Comerica PSU Award”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be converted into an Assumed RSU Award on the terms and conditions, including any time-based vesting requirements (but excluding any performance-based vesting requirements) and termination protections under the applicable equity plan and award agreement in effect immediately prior to the Effective Time (including, as applicable, the provisions of Section 10(d) of the Comerica 2018 LTIP, or any more favorable termination protections under the applicable award agreement), with respect to a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (A) the number of shares of Comerica Common Stock subject to such Comerica PSU Award (with such number of shares of Comerica Common Stock determined based on the greater of (x) the target level of performance and (y) the actual level of performance measured through the latest practicable date prior to the Effective Time as determined by the Governance, Compensation and Nominating Committee of the Comerica Board of Directors prior to the Effective Time in good faith) immediately prior to the Effective Time multiplied by (B) the Exchange Ratio. For the avoidance of doubt, any amounts relating to dividend equivalent payments with respect to any Comerica PSU Award that are accrued but unpaid as of the Effective Time will carry over with respect to the Assumed RSU Award and will be paid in accordance with the terms and conditions as were applicable to such Comerica PSU Award immediately prior to the Effective Time.

(e) Treatment of Comerica DSU Awards. Each outstanding award of deferred stock units in respect of shares Comerica Common Shares deferred or issuable under the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan or 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (each, a “Comerica DSU Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, fully vest and any restrictions thereon shall lapse and be converted into a Fifth Third deferred share unit award (an “Assumed DSU Award”, together with the Assumed Options, Assumed RSU Awards, the “Assumed Awards”) on the terms and conditions under the applicable plan, award agreement and deferral election in effect immediately prior to the Effective Time, with respect to a number of shares of Fifth Third Common Stock (rounded up to the nearest whole number of shares) equal to the product of (i) the number of shares Comerica Common Stock subject to such Comerica DSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio.

(f) Fifth Third Actions. Upon the Effective Time, Fifth Third shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Assumed Awards. Notwithstanding anything to the contrary in this Section 1.6, with respect to a Comerica Equity Award (as defined below) that constitutes “deferred compensation” for purposes of Section 409A of the Code, the shares of Fifth Third Common Stock and/or payments in respect thereof shall be settled or paid in a manner that will not result in the application of additional Taxes or penalties under Section 409A of the Code.

(g) Comerica Actions. At or prior to the Effective Time, the Comerica Board of Directors or the appropriate committee thereof shall adopt any resolutions that are necessary to effectuate the treatment of the Comerica Options, the Comerica RSU Awards, the Comerica PSU Awards and the Comerica DSU Awards (collectively, the “Comerica Equity Awards”) as contemplated by this Section 1.6.

(h) Treatment of Comerica ESPP. The Comerica Employee Stock Purchase Plan (the “Comerica ESPP”) shall terminate, effective as of no later than the fifth trading day before the Effective Time, but subsequent to the exercise of purchase rights on such purchase date (in accordance with the terms of the Comerica ESPP); provided, that, if requested by Fifth Third in writing at least ten (10) business days prior to the first day of the enrollment period for the offering period immediately following the offering period in progress as of the date hereof (the “Current Offering Period”), Comerica shall take all actions that are reasonably necessary to ensure that no additional offering period shall commence following the conclusion of the Current Offering Period.

1.9. Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Fifth Third Intermediary (the “Fifth Third Intermediary Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10. Code of Regulations of Surviving Corporation. At the Effective Time, the Code of Regulations of Fifth Third Intermediary (the “Fifth Third Intermediary Code of Regulations”), as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11. Second Step Merger.

(a) Subject to the terms and conditions of this Agreement, immediately following the Effective Time, at the Second Step Effective Time, Comerica Holdings shall be merged with and into the Surviving Corporation (the “Second Step Merger,” and together with the Merger, the “Mergers”) in accordance with the OGCL and the DGCL. The Surviving Corporation shall be the surviving corporation in the Second Step Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Second Step Merger, the separate corporate existence of Comerica Holdings will cease. At and after the Second Step Effective Time, the Second Step Merger shall have the effects set forth in the applicable provisions of the DGCL and OGCL.

(b) Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will cause a certificate of merger with respect to the Second Step Merger to be filed with the Delaware Secretary and a certificate of merger to be filed with the Ohio Secretary (collectively, the “Second Step Certificates of Merger”) to effect the Second Step Merger. The Second Step Merger shall take place at the time specified in the Second Step Certificates of Merger (the “Second Step Effective Time”).

(c) At the Second Step Effective Time, by virtue of the Second Step Merger and without any action on the part of Fifth Third, Fifth Third Intermediary, Comerica, Comerica Holdings or the holder of any securities of Fifth Third, Fifth Third Intermediary, Comerica or Comerica Holdings, each share of common stock, par value $0.01 per share, of Comerica Holdings that is issued and outstanding immediately prior to the Second Step Effective Time, shall automatically be cancelled and retired for no consideration and shall cease to exist.

(d) The shares of Fifth Third Intermediary stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger, and, accordingly, each share of Fifth Third Intermediary stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding; it being understood that upon the Second Step Effective Time, the common stock of the Surviving Corporation shall be the common stock of the Surviving Entity.

(e) At the Second Step Effective Time, the Fifth Third Intermediary Articles, as in effect immediately prior to the Second Step Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

(f) At the Second Step Effective Time, the Fifth Third Intermediary Code of Regulations, as in effect immediately prior to the Second Step Effective Time, shall be the Code of Regulations of the Surviving Entity until thereafter amended in accordance with applicable law.

ARTICLE II

BANK MERGER

2.1. Bank Merger. Immediately following the Second Step Effective Time, at a time determined by Fifth Third, each of Comerica Bank, a Texas banking association and wholly-owned Subsidiary of Comerica (“Comerica Bank”) and Comerica Bank & Trust, National Association, a national bank and wholly-owned Subsidiary of Comerica Holdings (“Comerica Bank & Trust”), will each merge with and into Fifth Third Bank, National Association, a national bank and wholly-owned Subsidiary of Fifth Third Intermediary (“Fifth Third Bank”) (each, a “Bank Merger” and collectively, the “Bank Mergers”). Fifth Third Bank shall be the surviving entity in each of the Bank Mergers and, following the Bank Mergers, the separate corporate existence of Comerica Bank and Comerica Bank & Trust shall cease. Promptly after the date of this Agreement, Fifth Third Bank, Comerica Bank and Comerica Bank & Trust will enter into an agreement and plan of merger in substantially the form set forth in Exhibit A (the “Bank Merger Agreement”). Each of Fifth Third, Comerica and Comerica Holdings shall approve the Bank Merger Agreement and the Bank Mergers, as applicable, as the sole shareholder of Fifth Third Bank, in the case of Fifth Third, Comerica Bank, in the case of Comerica, and Comerica Bank & Trust, in the case of Comerica Holdings, and Fifth Third and Comerica shall, and shall cause Fifth Third Bank, in the case of Fifth Third, and Comerica Bank and Comerica Bank & Trust, in the case of Comerica, to, execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Mergers effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law, or as mutually agreed by Comerica and Fifth Third.

ARTICLE III

EXCHANGE OF SHARES

3.1. Fifth Third to Make Consideration Available. At or prior to the Effective Time, Fifth Third shall deposit, or shall cause to be deposited, with Equinity Group, PLC or such other bank or trust company selected by Fifth Third (the “Exchange Agent”), for exchange in accordance with this Article III for the benefit of the holders of Old Certificates (which for purposes of this Article III shall be deemed to include certificates or book-entry account statements representing shares of Comerica Preferred Stock), certificates or evidence in book-entry form, representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock to be issued pursuant to Section 1.4 and Section 1.5, respectively (collectively, referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 3.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Fifth Third Common Stock or New Fifth Third Preferred Stock payable in accordance with Section 3.2, being hereinafter referred to as the “Exchange Fund”).

3.2. Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Fifth Third shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Fifth Third Common Stock and New Fifth Third Preferred Stock, as applicable, pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Fifth Third Common Stock and any cash in lieu of fractional shares or shares of New Fifth Third Preferred Stock, as applicable, which the shares of Comerica Common Stock or Comerica Preferred Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to this Section 3.2. Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) (A) a New Certificate representing that number of whole shares of Fifth Third Common Stock to which such holder of Comerica Common Stock shall have become entitled pursuant to the provisions of Article I and (B) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article III and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.2 or (ii) (A) a New Certificate representing that number of shares of New Fifth Third Preferred Stock to which such holder of Comerica Preferred Stock shall have become entitled pursuant to the provisions of Article I, and (B) a check representing the amount of any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 3.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 3.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Fifth Third Common Stock or shares of New Fifth Third Preferred Stock which the shares of Comerica Common Stock or Comerica Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of any dividends or distributions as contemplated by this Section 3.2.

(b) No dividends or other distributions declared with respect to Fifth Third Common Stock or New Fifth Third Preferred Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of Fifth Third Common Stock or shares of New Fifth Third Preferred Stock that the shares of Comerica Common Stock or Comerica Preferred Stock, as applicable, represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Comerica of the shares of Comerica Common Stock or Comerica Preferred Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time, as applicable. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Fifth Third Common Stock or New Fifth Third Preferred Stock, as applicable, as provided in this Article III.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Fifth Third Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Fifth Third Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Fifth Third. In lieu of the issuance of any such fractional share, Fifth Third shall pay to each former holder of Comerica Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale price of Fifth Third Common Stock on the Nasdaq Stock Market (“NASDAQ”), as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the trading day preceding the Closing Date (the “Fifth Third Closing Price”) by (ii) the fraction of a share (after taking into account all shares of Comerica Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Fifth Third Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Comerica for twelve (12) months after the Effective Time shall be paid to Fifth Third. Any former holders of Comerica Common Stock or Comerica Preferred Stock, who have not theretofore complied with this Article III shall thereafter look only to the Surviving Entity for payment of the shares of Fifth Third Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Fifth Third Common Stock deliverable in respect of each former share of Comerica Common Stock such holder holds as determined pursuant to this Agreement, or the shares of New Fifth Third Preferred Stock and any unpaid dividends and distributions on the New Fifth Third Preferred Stock deliverable in respect of each former share of Comerica Preferred Stock such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Fifth Third, Comerica, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Comerica Common Stock or Comerica Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Fifth Third shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Fifth Third Common Stock, cash dividends or distributions payable pursuant to this Section 3.2 or any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction and withholding was made.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Fifth Third or the Exchange Agent, the posting by such person of a bond in such amount as Fifth Third or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares, and any cash in lieu of fractional shares, of Fifth Third Common Stock, or the shares of New Fifth Third Preferred Stock, as applicable, deliverable in respect thereof pursuant to this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMERICA

Except (a) as disclosed in the disclosure schedule delivered by Comerica to Fifth Third concurrently herewith (the “Comerica Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Comerica Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Comerica that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, (b) as disclosed in any Comerica Reports filed with the SEC by Comerica since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), or (c) as contemplated by Section 10.14, Comerica hereby represents and warrants to Fifth Third as follows:

4.1. Corporate Organization.

(a) Each of Comerica and Comerica Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) and has elected to be treated as a financial holding company under the BHC Act. Each of Comerica and Comerica Holdings has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Comerica is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Fifth Third, Comerica or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural or manmade disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other parties in contemplation of the transactions contemplated hereby, or (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclause (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions or (z) such first person is deemed to control for purposes of the BHC Act. True and complete copies of the restated certificate of incorporation of Comerica (as amended, the “Comerica Charter”), the certificate of incorporation of Comerica Holdings (as amended, the “Comerica Holdings Charter”), the bylaws of Comerica (as amended, the “Comerica Bylaws”) and the bylaws of Comerica Holdings (as amended, the “Comerica Holdings Bylaws”), in each case, as in effect as of the date of this Agreement, have previously been made available by Comerica to Fifth Third.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, each Subsidiary of Comerica (a “Comerica Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Comerica or any Subsidiary of Comerica to pay dividends or distributions except, in the case of Comerica or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Comerica Bank and Comerica Bank & Trust are the only depository institution Subsidiaries of Comerica, and the deposit accounts of Comerica Bank and Comerica Bank & Trust are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Comerica Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Comerica as of the date hereof. True and complete copies of the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended (the “Organizational Documents”), of Comerica Bank and Comerica Bank & Trust as in effect as of the date of this Agreement have previously been made available by Comerica to Fifth Third. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Comerica other than the Comerica Subsidiaries.

4.2. Capitalization.

(a) The authorized capital stock of Comerica consists of 325,000,000 shares of Comerica Common Stock, and 10,000,000 shares of preferred stock, no par value per share. As of September 30, 2025, no shares of capital stock or other equity or voting securities of Comerica are issued, reserved for issuance or outstanding, other than (i) 127,589,080 shares of Comerica Common Stock issued and outstanding, (ii) 100,575,744 shares of Comerica Common Stock held in treasury, (iii) 1,804,367 shares of Comerica Common Stock reserved for issuance upon the exercise of outstanding Comerica Stock Options, (iv) 1,974,570 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica RSU Awards, (v) 947,068 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica PSU Awards assuming that performance with respect thereto is achieved at the target level and 1,420,602 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica PSU Awards assuming that performance with respect thereto is achieved at the maximum level, (vi) 150,334 shares of Comerica Common Stock reserved for issuance upon the settlement of outstanding Comerica DSU Awards, (vii) 7,962,649 shares of Comerica Common Stock reserved for issuance for future grants under Comerica equity incentive plans

(including the Comerica ESPP), and (viii) 400,000 shares of Comerica Preferred Stock (and 16,000,000 depositary shares representing a 1/40th ownership interest in each such share of Comerica Preferred Stock). As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since September 30, 2025 resulting from the grant, exercise, vesting or settlement of any Comerica Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Comerica issued, reserved for issuance or outstanding. All the issued and outstanding shares of Comerica Common Stock and Comerica Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Comerica is current on all dividends payable on the outstanding shares of Comerica Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Comerica may vote. As of the date hereof, no trust preferred or subordinated debt securities of Comerica are issued or outstanding. Other than Comerica Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Comerica, or contracts, commitments, understandings or arrangements by which Comerica may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Comerica, or that otherwise obligate Comerica to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Comerica Securities”). Other than Comerica Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Comerica or any of its Subsidiaries) are outstanding. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Comerica or any of its Subsidiaries is a party with respect to the voting or transfer of Comerica Common Stock, capital stock or other voting or equity securities or ownership interests of Comerica or granting any stockholder or other person any registration rights. No Comerica Subsidiary owns any capital stock of Comerica.

(b) Each Comerica Stock Option (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Comerica equity incentive plan pursuant to which it was issued, and (ii) has an exercise price per share equal to or greater than the fair market value of a share on the date of such grant.

(c) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, Comerica owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Comerica Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Comerica Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3. Authority; No Violation.

(a) Each of Comerica and Comerica Holdings has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Board of Directors of Comerica and Comerica Holdings. The Board of Directors of Comerica has determined that the transactions contemplated hereby (including the Mergers), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Comerica and its stockholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers), and has directed that this Agreement be submitted to Comerica’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the adoption of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast on this Agreement by all shares of Comerica Common Stock entitled to vote on this Agreement (the “Requisite Comerica Vote”), (ii) the approval and adoption of the Bank Merger Agreement by the boards of directors of Comerica Bank and Comerica Bank & Trust and by Comerica as the sole shareholder of Comerica Bank and Comerica Holdings as the sole shareholder of Comerica Bank & Trust (each of which will occur promptly following the date hereof) and (iii) the adoption of this Agreement by Comerica as Comerica Holdings’ sole shareholder (which will occur promptly following the execution of this Agreement), no other corporate proceedings on the part of Comerica or Comerica Holdings are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Comerica and Comerica Holdings and (assuming due authorization, execution and delivery by Fifth Third and Fifth Third Intermediary) constitutes a valid and binding obligation of Comerica and Comerica Holdings, enforceable against Comerica and Comerica Holdings in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Comerica and Comerica Holdings nor the consummation by Comerica and Comerica Holdings of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Comerica with any of the terms or provisions hereof, will (i) violate any provision of (A) the Comerica Charter or the Comerica Bylaws or (B) the Comerica Holdings Charter or the Comerica Holdings Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Comerica or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Comerica or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Comerica or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica.

4.4. Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the New York Stock Exchange (“NYSE”), and the approval of the listing of the shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock to be issued pursuant to this Agreement on NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act with respect to the Mergers and with the Office of the Comptroller of the Currency (the “OCC”) under the Bank Merger Act with respect to the Bank Mergers and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Texas Department of Banking, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices listed on Section 4.4 of the Comerica Disclosure Schedule or Section 5.4 of the Fifth Third Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (v) the filing of any required applications, filings or notices with the Financial Industry Regulatory Authority (“FINRA”) and approval of such applications, filings and notices, (vi) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Comerica’s stockholders and Fifth Third’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Fifth Third in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration by the SEC of the effectiveness of the S-4, (vii) the filing of the First Step Certificates of Merger and the Second Step Merger Certificates with the Delaware Secretary and the Ohio Secretary, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock and New Fifth Third Preferred Stock (and, in the case of the New Fifth Third Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or self-regulatory organization (an “SRO” and, each of the preceding, a “Governmental Entity”) are necessary in connection with (x) the execution and delivery by Comerica and Comerica Holdings of this Agreement or (y) the consummation by Comerica and Comerica Holdings of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Comerica nor Comerica Holdings is aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Mergers or the Bank Mergers on a timely basis.

4.5. Reports. Comerica and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, including the Texas Department of Banking, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any SRO (clauses (i) – (vi), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica. Subject to Section 10.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Comerica and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Comerica, investigation into the business or operations of Comerica or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Comerica or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Comerica or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica.

4.6. Financial Statements.

(a) The financial statements of Comerica and its Subsidiaries included (or incorporated by reference) in the Comerica Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Comerica and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Comerica and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Comerica and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of Comerica has resigned (or informed Comerica that it intends to resign) or been dismissed as independent public accountants of Comerica as a result of or in connection with any disagreements with Comerica on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, neither Comerica nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Comerica included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Comerica and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Comerica or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Comerica. Comerica (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Comerica, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Comerica by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Comerica’s outside auditors and the audit committee of Comerica’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Comerica’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Comerica’s internal controls over financial reporting. These disclosures were made in writing by management to Comerica’s auditors and audit committee. There is no reason to believe that Comerica’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.

(d) Since January 1, 2023, (i) neither Comerica nor any of its Subsidiaries, nor, to the knowledge of Comerica, any director, officer, auditor, accountant or representative of Comerica or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Comerica or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Comerica or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Comerica or any of its Subsidiaries, whether or not employed by Comerica or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Comerica or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Comerica or any committee thereof or the Board of Directors or similar governing body of any Comerica Subsidiary or any committee thereof, or to the knowledge of Comerica, to any director or officer of Comerica or any Comerica Subsidiary.

4.7. Broker’s Fees. With the exception of the engagement of J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, Inc., neither Comerica nor any Comerica Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Comerica has disclosed to Fifth Third as of the date hereof the engagement letter pursuant to which J.P. Morgan Securities LLC and Keefe, Bruyette & Woods, Inc. have been engaged by Comerica in connection with the Mergers and the other transactions contemplated hereunder.

4.8. Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica.

(b) Since December 31, 2024, through the date of this Agreement, Comerica and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9. Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica, neither Comerica nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Comerica, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Comerica or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Comerica, any of its Subsidiaries or the assets of Comerica or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates).

4.10. Taxes and Tax Returns.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica: Each of Comerica and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete; neither Comerica nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course); all Taxes of Comerica and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Comerica and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party; neither Comerica nor any of its Subsidiaries has been granted any extension or waiver of the limitation period applicable to any Tax that remains in effect; neither Comerica nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Comerica or its Subsidiaries; neither Comerica nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (x) such an agreement or arrangement exclusively between or among Comerica and its Subsidiaries or (y) commercial agreements the principal purpose of which does not relate to Taxes); neither Comerica nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which is or was Comerica) or (B) has any liability for the Taxes of any person (other than Comerica or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or otherwise by operation of law; neither Comerica nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code; and neither Comerica nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, tariff, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all interest, penalties, additions to tax and additional amounts thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

4.11. Employees.

(a) Except as would not result in any material liability to Comerica and its Subsidiaries, taken as a whole, each Comerica Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Comerica Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Comerica or any Subsidiary or any trade or business of Comerica or any of its Subsidiaries, whether or not incorporated, all of which together with Comerica would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Comerica ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Comerica or any of its Subsidiaries or any Comerica ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Comerica or any of its Subsidiaries or any Comerica ERISA Affiliate, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(b) Comerica has made available to Fifth Third true and complete copies of each material Comerica Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report.

(c) The IRS has issued a favorable determination letter or opinion with respect to each Comerica Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Comerica Qualified Plans”) and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Comerica, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Comerica Qualified Plans or the related trust.

(d) Except as would not result in any material liability to Comerica and its Subsidiaries, taken as a whole, with respect to each Comerica Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Comerica Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Comerica Benefit Plan’s actuary with respect to such Comerica Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Comerica Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Comerica or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Comerica Benefit Plan.

(e) None of Comerica and its Subsidiaries nor any Comerica ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Comerica and its Subsidiaries nor any Comerica ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(f) Except as would not result in any material liability to Comerica and its Subsidiaries, taken as a whole, no Comerica Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(g) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, all contributions required to be made to any Comerica Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Comerica Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Comerica.

(h) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Comerica’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Comerica Benefit Plans, any fiduciaries thereof with respect to their duties to the Comerica Benefit Plans or the assets of any of the trusts under any of the Comerica Benefit Plans that would reasonably be expected to result in any liability of Comerica or any of its Subsidiaries in an amount that would be material to Comerica and its Subsidiaries, taken as a whole.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, none of Comerica and its Subsidiaries nor any Comerica ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Comerica Benefit Plans or their related trusts, Comerica, any of its Subsidiaries or any Comerica ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Comerica or any of its Subsidiaries, or result in any limitation on the right of Comerica or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Comerica Benefit Plan or related trust on or after the Effective Time.

(k) No Comerica Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.

(l) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, there are no pending or, to Comerica’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Comerica or any of its Subsidiaries, or any strikes or other labor disputes against Comerica or any of its Subsidiaries. Neither Comerica nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Comerica or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, there are no pending or, to the knowledge of Comerica, threatened organizing efforts by any union or other group seeking to represent any employees of Comerica or any of its Subsidiaries.

(m) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, Comerica and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(n) (i) No written allegations of sexual or racial harassment or sexual or race-based misconduct have been made since January 1, 2023 against any individual in his or her capacity as an officer or director of Comerica who is subject to the reporting requirements of Section 16(a) of the Exchange Act (“Comerica Insider”), (ii) since January 1, 2023, neither Comerica nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or racial harassment or sexual or race-based misconduct by any Comerica Insiders, and (iii) there are no proceedings currently pending or, to the knowledge of Comerica, threatened related to any allegations of sexual or racial harassment or sexual or race-based misconduct by any individual in his or her capacity as a Comerica Insider.

4.12. SEC Reports. Comerica has previously made available to Fifth Third an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Comerica pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Comerica Reports”) and (b) communication mailed by Comerica to its stockholders since December 31, 2022 and prior to the date hereof, and no such Comerica Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Comerica Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Comerica has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Comerica Reports.

4.13. Compliance with Applicable Law.

(a) Comerica and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, and to the knowledge of Comerica, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, Comerica and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Comerica or any of its Subsidiaries, including all laws, rules and regulations related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information”, “sensitive data” or any other equivalent term as defined under or otherwise protected by applicable law (“Personal Data”, and such laws, collectively, “Privacy Laws”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, Executive Order 14,331, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Comerica and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Comerica and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Comerica and its Subsidiaries conduct business.

(c) Comerica Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Since December 31, 2022, Comerica and its Subsidiaries have maintained and implemented written information privacy and cybersecurity programs that provide for reasonable measures, consistent with accepted industry practices, Privacy Laws and all contracts to the extent such contracts relate to the use or processing of Personal Data, that are designed to protect the privacy, confidentiality and security of all (i) Personal Data, including against any loss or misuse of, or unauthorized or unlawful access to, such Personal Data and (ii) hardware, Software, systems, servers, networks, data communications lines, devices, and other information technology and equipment (collectively, “IT Assets”) owned or used by Comerica or its Subsidiaries, including from any unauthorized access or interference, disabling codes or instructions, spyware, trojan horses, worms, viruses, or other Software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, any Software, data or other materials (“Malicious Code”), in each case of the foregoing, including protection against any (x) unauthorized or unlawful operations performed upon Personal Data or IT Assets, or (y) other act or omission that compromises the security or confidentiality of Personal Data or IT Assets (each of clauses (i) and (ii), a “Security Breach”). To the knowledge of Comerica, Comerica and its Subsidiaries have not experienced any Security Breach (A) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica or (B) in a manner that has resulted or is reasonably likely to result in a duty to notify any Governmental Entity or any person. To the knowledge of Comerica, there are no data security or other technological vulnerabilities with respect to IT Assets owned or used by Comerica or its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Comerica. To the knowledge of Comerica, since December 31, 2022, neither Comerica nor any of its Subsidiaries has been the subject of any inquiry or action of any Governmental Entity with respect to any unauthorized processing of Personal Data or material violation of any Privacy Law. The IT Assets owned or used by Comerica or its Subsidiaries are free from any Malicious Code and have not, since December 31, 2022, experienced any failure, malfunction or unscheduled outage, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica.

(e) Without limitation, none of Comerica or any of its Subsidiaries, or to the knowledge of Comerica, any director, officer, employee, agent or other person acting on behalf of Comerica or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Comerica or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Comerica or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Comerica or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Comerica or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Comerica or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Comerica or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica.

(f) As of the date hereof, each of Comerica, Comerica Bank and Comerica Bank & Trust is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).

(g) To the knowledge of Comerica, none of Comerica, Comerica Bank and Comerica Bank & Trust, nor any of their respective Subsidiaries, has knowingly maintained policies that require Comerica, Comerica Bank and Comerica Bank & Trust to engage in “politicized or unlawful debanking,” as such term is defined in Executive Order 14,331, or unlawful debanking on the basis of religion.

(h) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica, (i) Comerica and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Comerica, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.14. Certain Contracts.

(a) Except as set forth in Section 4.14(a) of the Comerica Disclosure Schedule or as filed with any Comerica Reports, as of the date hereof, neither Comerica nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), but excluding any Comerica

Benefit Plan and any contract, arrangement, commitment or understanding solely among Comerica and any wholly owned Subsidiaries of Comerica or solely among wholly owned Subsidiaries of Comerica:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) which contains a provision that materially restricts the conduct of any line of business by Comerica or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect);

(iii) with or to a labor union or guild with respect to any employees of Comerica or any of its Subsidiaries (including any collective bargaining agreement);

(iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Comerica Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Comerica;

(v) (A) that relates to the incurrence of indebtedness by Comerica or any of its Subsidiaries, including any sale and leaseback transactions, securitizations, off-balance sheet financing arrangements, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Comerica or any of its Subsidiaries of, or any similar commitment by Comerica or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $20,000,000 or more;

(vi) pursuant to which (A) any license, covenant not to sue or other right is granted or received by Comerica or any of its Subsidiaries with respect to material Intellectual Property (other than non-exclusive licenses for commercially available off-the-shelf Software or granted to customers in the ordinary course of business) or (B) Comerica or any of its Subsidiaries has assigned, transferred, sold, purchased, acquired or obtained, any material Intellectual Property, or has agreed to do any of the foregoing;

(vii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Comerica or its Subsidiaries, taken as a whole;

(viii) which creates future payment obligations in excess of $5,000,000 per annum (other than any such contracts which are terminable by Comerica or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice) other than with respect to indebtedness disclosed in any Comerica Reports;

(ix) that is a settlement, consent or similar agreement and contains any material continuing obligations of Comerica or any of its Subsidiaries; or

(x) that relates to the acquisition or disposition of any person, business or asset and under which Comerica or its Subsidiaries have or may have a material obligation or liability.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Comerica Disclosure Schedule, is referred to herein as a “Comerica Contract.” Comerica has made available to Fifth Third true, correct and complete copies of each Comerica Contract in effect as of the date hereof.

(b) (i) Each Comerica Contract is valid and binding on Comerica or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica, (ii) Comerica and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Comerica Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica, (iii) to the knowledge of Comerica, each third-party counterparty to each Comerica Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Comerica Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica, (iv) neither Comerica nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Comerica Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Comerica or any of its Subsidiaries, or to the knowledge of Comerica, any other party thereto, of or under any such Comerica Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica.

4.15. Agreements with Regulatory Agencies. Subject to Section 10.14, neither Comerica nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Comerica Disclosure Schedule, a “Comerica Regulatory Agreement”), nor has Comerica or any of its Subsidiaries been advised in writing, or to Comerica’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Comerica Regulatory Agreement.

4.16. Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, Comerica and its Subsidiaries are in compliance, and have complied since January 1, 2023, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Comerica, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Comerica or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or threatened against Comerica, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica. To the knowledge of Comerica, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica. Comerica is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica.

4.17. Investment Securities and Commodities. Each of Comerica and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Comerica’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Comerica or its Subsidiaries. Such securities and commodities are valued on the books of Comerica in accordance with GAAP in all material respects.

4.18. Real Property. Comerica or a Comerica Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Comerica Reports as being owned by Comerica or a Comerica Subsidiary or acquired after the date thereof which are material to Comerica’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Comerica Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Comerica Reports or acquired after the date thereof which are material to Comerica’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Comerica Owned Properties, the “Comerica Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Comerica, the lessor. There are no pending or, to the knowledge of Comerica, threatened condemnation proceedings against the Comerica Real Property.

4.19. Intellectual Property(a) . Comerica and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of their respective businesses as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica: (a) (i) to the knowledge of Comerica, the use of any Intellectual Property by Comerica and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Comerica or any of its Subsidiaries acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Comerica that Comerica or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Comerica, no person is challenging, infringing on or otherwise violating any right of Comerica or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Comerica or its Subsidiaries, and (c) neither Comerica nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property owned by Comerica or any of its Subsidiaries, and Comerica and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Comerica and its Subsidiaries. Comerica and its Subsidiaries have taken commercially reasonable efforts to protect the Trade Secrets owned or held by Comerica and its Subsidiaries, as applicable. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, no Software that is owned by Comerica or its Subsidiaries is subject to any obligation or condition under any license identified as an open source license by the Open Source Initiative (www.opensource.org/) or any other license that conditions the distribution of such Software on (i) the disclosure, licensing or distribution of any source code for any portion of such Software, (ii) the granting to licensees of the right to make derivative works or other modifications to such Software, (iii) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) redistribution of such Software at no license fee. For purposes of this Agreement, (x) “Intellectual Property” means all rights in any jurisdiction throughout the world in or to: trademarks, service marks, brand names, internet domain names, social media identifiers, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and symbolized thereby and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, source code, data, databases, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (collectively, “Trade Secrets”); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights; and (y) “Software” means any computer program, application, microcode, firmware, middleware or software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof, and all documentation relating thereto.

4.20. Related Party Transactions.

(a) As of the date hereof, except as set forth in any Comerica Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Comerica or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Comerica or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Comerica Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Comerica) on the other hand, of the type required to be reported in any Comerica Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(b) There are no outstanding written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) made by Comerica or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Comerica or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

4.21. State Takeover Laws. The Board of Directors of Comerica has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law or any similar provisions of the Comerica Charter or Comerica Bylaws (collectively, with any similar provisions of the Fifth Third Articles or Fifth Third Code of Regulations, “Takeover Statutes”). No appraisal or dissenters’ rights will be available to the holders of Comerica Common Stock or Comerica Preferred Stock in connection with the Merger.

4.22. Reorganization. Comerica has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede (i) each of the Merger or the Bank

Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code.

4.23. Opinion. Prior to the execution of this Agreement, the Board of Directors of Comerica has received an opinion (which if initially rendered orally, has been or will be confirmed in writing) from J.P. Morgan Securities LLC to the effect that as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of Comerica Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Comerica Information. The information relating to Comerica and its Subsidiaries or that is provided by Comerica or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Fifth Third or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.25. Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 4.25(a) of the Comerica Disclosure Schedule, neither Comerica nor any of its Subsidiaries is a party to any Loans in which Comerica or any Subsidiary of Comerica is a creditor that, as of June 30, 2025, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of June 30, 2025, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Comerica Disclosure Schedule is a true, correct and complete list of (i) all of the Loans of Comerica and its Subsidiaries that, as of June 30, 2025, had an outstanding balance of $5,000,000 and were classified by Comerica as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (ii) each asset of Comerica or any of its Subsidiaries that, as of June 30, 2025, is classified as “Other Real Estate Owned” and the book value thereof. Since December 31, 2022 through the date hereof, Comerica has not changed, in any material respect, its process or standards for the classifications referred to in the immediately preceding sentence.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, each Loan of Comerica or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Comerica and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Comerica, each outstanding Loan of Comerica or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Comerica and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Comerica, (a) Comerica and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Comerica reasonably has determined to be prudent and consistent with industry practice, and Comerica and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Comerica and its Subsidiaries, Comerica or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Comerica or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Comerica nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

4.27. Insurance Subsidiary.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Comerica, (i) since January 1, 2023, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Comerica Subsidiary (“Comerica Agent”) wrote, sold, produced, managed, administered or procured business for a Comerica Subsidiary, such Comerica Agent was, at the time the Comerica Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Comerica Agent has been since January 1, 2023, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Comerica Agent’s writing, sale, management, administration or production of insurance business for any Comerica Insurance Subsidiary and (iii) each Comerica Agent was appointed by Comerica or a Comerica Insurance Subsidiary in compliance with applicable insurance laws, rules and regulations and all processes and procedures undertaken with respect to such Comerica Agent were undertaken in compliance with applicable insurance laws, rules and regulations. “Comerica Insurance Subsidiary” means each Subsidiary of Comerica through which insurance operations is conducted.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Comerica, (i) since January 1, 2023, Comerica and the Comerica Insurance Subsidiaries have made all required notices, submissions, reports or other filings under applicable insurance holding company statutes, (ii) all contracts, agreements, arrangements and transactions in effect between any Comerica Insurance Subsidiary and any affiliate are in compliance in all material respects with the requirements of all applicable insurance holding company statutes, and (iii) each Comerica Insurance Subsidiary has operated and otherwise been in compliance with all applicable insurance laws, rules and regulations.

4.28. Broker-Dealer Subsidiary.

(a) Comerica has a Subsidiary that is registered, licensed or qualified, or are required to be registered, licensed or qualified, as a broker-dealer in accordance with any regulatory or legal requirement applicable to such Comerica Subsidiary (each, a “Comerica Broker-Dealer Subsidiary”). Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica: (i) the Comerica Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof; (ii) the Comerica Broker-Dealer Subsidiary is a member in good standing with FINRA and any other applicable SROs and in compliance with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it; (iii) the Comerica Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance with, the applicable laws of all jurisdictions in which it is required to be so registered and each such registration, license or qualification is in full force and effect and in good standing; and (iv) there is no action, suit, proceeding or investigation pending or, to the knowledge of Comerica, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Comerica, (i) neither the Comerica Broker-Dealer Subsidiaries nor any “associated person” thereof (A) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (B) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Comerica Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and (ii) there is no action, suit, proceeding or investigation pending or, to the knowledge of Comerica, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (A), subject to a “statutory disqualification” as described in clause (B) or subject to a disqualification as described in clause (C).

4.29. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Comerica in this Article IV, neither Comerica nor any other person makes any express or implied representation or warranty with respect to Comerica, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Comerica hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Comerica nor any other person makes or has made any representation or warranty to Fifth Third or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Comerica, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Comerica in this Article IV, any oral or written information presented to Fifth Third or any of its affiliates or representatives in the course of their due diligence investigation of Comerica, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Comerica acknowledges and agrees that neither Fifth Third nor any other person on behalf of Fifth Third has made or is making, and Comerica has not relied upon, any express or implied representation or warranty other than those contained in Article V.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FIFTH THIRD

Except (a) as disclosed in the disclosure schedule delivered by Fifth Third to Comerica concurrently herewith (the “Fifth Third Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Fifth Third Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Fifth Third that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of this Article V shall be deemed to qualify (1) any other section of this Article V specifically referenced or cross-referenced and (2) other sections of this Article V to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, (b) as disclosed in any Fifth Third Reports filed with the SEC by Fifth Third since December 31, 2022 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) or (c) as contemplated by Section 10.14, Fifth Third hereby represents and warrants to Comerica as follows:

5.1. Corporate Organization.

(a) Each of Fifth Third and Fifth Third Intermediary is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Fifth Third is a bank holding company duly registered under the BHC Act and has elected to be treated as a financial holding company under the BHC Act. Each of Fifth Third and Fifth Third Intermediary has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Fifth Third is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third. True and complete copies of Fifth Third’s Amended Articles of Incorporation (the “Fifth Third Articles”), the Fifth Third Intermediary Articles, Fifth Third’s Code of Regulations (the “Fifth Third Code of Regulations”) and the Fifth Third Intermediary Code of Regulations, in each case, as in effect as of the date of this Agreement, have previously been made available by Fifth Third to Comerica.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, each Subsidiary of Fifth Third (a “Fifth Third Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Fifth Third or any Subsidiary of Fifth Third to pay dividends or distributions except, in the case of Fifth Third or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Fifth Third Bank is the only depository institution Subsidiary of Fifth Third, and the deposit accounts of Fifth Third Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 5.1(b) of the Fifth Third Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Fifth Third as of the date hereof. True and complete copies of the Organizational Documents of Fifth Third Bank as in effect as of the date of this Agreement have previously been made available by Fifth Third to Comerica. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Fifth Third other than the Fifth Third Subsidiaries.

5.2. Capitalization.

(a) As of the date hereof, the authorized capital stock of Fifth Third consists of 2,000,000,000 shares of Fifth Third Common Stock and 500,000 shares of preferred stock, without par value (“Fifth Third Preferred Stock”). As of September 30, 2025, following the redemption on September 30, 2025 of all outstanding shares of Comerica’s 4.500% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series L, and all outstanding receipts evidencing depositary shares thereof, no shares of capital stock or other voting securities of Fifth Third are issued, reserved for issuance or outstanding, other than (i) 660,973,674 shares of Fifth Third Common Stock issued and outstanding, (ii) 262,918,907 shares of Fifth Third Common Stock held in treasury, (iii) 200,000 shares of 6.00% Non-Cumulative Perpetual Class B Preferred Stock, Series A (“Fifth Third Series A, Class B

Preferred Stock”), (iv) 18,000 shares of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, (v) 10,000 shares of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, (vi) 10,000,000 depositary shares representing a 1/1000th ownership interest in a share of 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, (vii) 8,000,000 depositary shares representing a 1/40th ownership interest in a share of Fifth Third Series A, Class B Preferred Stock, (viii) 18,000,000 depositary shares representing a 1/1000th ownership interest in a share of 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, (ix) 66,117 shares of Fifth Third Common Stock underlying stock options, (x) 3,420,425 shares of Fifth Third Common Stock underlying stock appreciation rights, (xi) 9,922,777.13 shares of Fifth Third Common Stock underlying restricted stock units, (xii) 0 shares of Fifth Third Common Stock underlying restricted stock awards, (xiii) 844,109 shares of Fifth Third Common Stock underlying performance share awards assuming that performance with respect thereto is achieved at the target level, (xiv) 51,050,000 shares of Fifth Third Common Stock reserved for issuance for future grants under the Fifth Third Stock Plans, (xv) 24,000 shares of 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H, (xvi) 12,000 shares of 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, (xvii) 600,000 depositary shares representing a 1/25th ownership interest in a share of 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H and (xviii) 300,000 depositary shares representing a 1/25th ownership interest in a share of 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J. All the issued and outstanding shares of Fifth Third Common Stock and Fifth Third Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Fifth Third is current on all dividends payable on the outstanding shares of Fifth Third Preferred Stock, and has complied in all material respects with terms and conditions thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Fifth Third may vote. As of the date hereof, no trust preferred or subordinated debt securities of Fifth Third are issued or outstanding. Other than Fifth Third Restricted Stock Awards, Fifth Third RSU Awards, Fifth Third PSU Awards and Fifth Third Preferred Stock, issued prior to the date of this Agreement as described in this Section 5.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Fifth Third, or contracts, commitments, understandings or arrangements by which Fifth Third may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Fifth Third or that otherwise obligate Fifth Third to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Fifth Third Securities”). Other than the Fifth Third Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Fifth Third or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Fifth Third or any of its Subsidiaries is a party with respect to the voting or transfer of Fifth Third Common Stock, capital stock or other voting or equity securities or ownership interests of Fifth Third or granting any shareholder or other person any registration rights. No Fifth Third Subsidiary owns any capital stock of Fifth Third.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, Fifth Third owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Fifth Third Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Fifth Third Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

5.3. Authority; No Violation.

(a) Each of Fifth Third and Fifth Third Intermediary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers) have been duly and validly approved by the Boards of Directors of Fifth Third and Fifth Third Intermediary. The Board of Directors of Fifth Third has determined that the transactions contemplated hereby (including the Mergers and the issuance of shares of Fifth Third Common Stock in the Merger (the “Stock Issuance”)), on the terms and conditions set forth in this Agreement, are advisable and in the best interests of Fifth Third and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Mergers and the Stock Issuance), and has directed that the Stock Issuance be submitted to Fifth Third’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of the Stock Issuance by the affirmative vote of the majority of the voting power of Fifth Third (the “Requisite Fifth Third Vote”), (ii) the approval and adoption of the Bank Merger Agreement by the board of directors of Fifth Third Bank and Fifth Third Intermediary as Fifth Third Bank’s sole shareholder (which will occur promptly following the date hereof) and (iii) the adoption of this Agreement by Fifth Third as Fifth Third Intermediary’s sole shareholder (which will occur promptly following the execution of this Agreement), no other corporate proceedings on the part of Fifth Third or Fifth Third Intermediary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The Fifth Third Common Stock and Fifth Third Series A, Class B Preferred Stock are the only securities of Fifth Third entitled to vote in respect of the Requisite Fifth Third Vote. This Agreement has been duly and validly executed and delivered by each of Fifth Third and Fifth Third Intermediary and (assuming due authorization, execution and delivery by Comerica and Comerica Holdings) constitutes a valid and binding obligation of Fifth Third and Fifth Third Intermediary, enforceable against Fifth Third and Fifth Third Intermediary in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement by Fifth Third and Fifth Third Intermediary, nor the consummation by Fifth Third and Fifth Third Intermediary of the transactions contemplated hereby (including the Mergers and the Bank Merger), nor compliance by Fifth Third with any of the terms or provisions hereof, will (i) violate any provision of (A) the Fifth Third Articles or the Fifth Third Code of Regulations or (B) the Fifth Third Intermediary Articles or the Fifth Third Intermediary Code of Regulations or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Fifth Third or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Fifth Third or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Fifth Third or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Comerica.

5.4. Consents and Approvals. Except for (i) the filing of any required applications, filings and notices, as applicable, with NASDAQ or the NYSE, and the approval of the listing of the shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock to be issued pursuant to this Agreement on NASDAQ, (ii) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Mergers and with the OCC under the Bank Merger Act with respect to the Bank Mergers and approval or waiver of such applications, filings and notices, (iii) the filing of any required applications, filings and notices, as applicable, with the Texas Department of Banking, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices listed on Section 4.4 of the Comerica Disclosure Schedule or Section 5.4 of the Fifth Third Disclosure Schedule and approval or non-objection, as applicable, of such applications, filings and notices, (v) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (vi) the filing with the SEC of the Joint Proxy Statement, and the S-4 and the declaration by the SEC of the effectiveness of the S-4, (vii) the filing of the First Step Certificates of Merger and the Second Step Merger Certificates with the Delaware Secretary and the Ohio Secretary, as applicable, the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Fifth Third Common Stock and New Fifth Third Preferred Stock (and, in the case of the New Fifth Third Preferred Stock, depositary shares in respect thereof) pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (x) the execution and delivery by Fifth Third and Fifth Third Intermediary of this Agreement or (y) the consummation by Fifth Third and Fifth Third Intermediary of the Mergers and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Fifth Third nor Fifth Third Intermediary is aware of any reason why any of the necessary regulatory approvals and consents will not be received to permit consummation of the Mergers or the Bank Mergers on a timely basis.

5.5. Reports. Fifth Third and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third. Subject to Section 10.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Fifth Third and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Fifth Third, investigation into the business or operations of Fifth Third or any of its Subsidiaries since January 1, 2023, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third. Subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Fifth Third or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Fifth Third or any of its Subsidiaries since January 1, 2023, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

5.6. Financial Statements.

(a) The financial statements of Fifth Third and its Subsidiaries included (or incorporated by reference) in the Fifth Third Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Fifth Third and its Subsidiaries in all material respects, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Fifth Third and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Fifth Third and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since December 31, 2022, no independent public accounting firm of Fifth Third has resigned (or informed Fifth Third that it intends to resign) or been dismissed as independent public accountants of Fifth Third as a result of or in connection with any disagreements with Fifth Third on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, neither Fifth Third nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Fifth Third included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Fifth Third and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Fifth Third or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Fifth Third. Fifth Third (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Fifth Third, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Fifth Third by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Fifth Third’s outside auditors and the audit committee of Fifth Third’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Fifth Third’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Fifth Third’s internal controls over financial reporting. These disclosures were made in writing by management to Fifth Third’s auditors and audit committee. There is no reason to believe that Fifth Third’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due in the future.

(d) Since January 1, 2023, (i) neither Fifth Third nor any of its Subsidiaries, nor, to the knowledge of Fifth Third, any director, officer, auditor, accountant or representative of Fifth Third or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Fifth Third or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Fifth Third or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Fifth Third or any of its Subsidiaries, whether or not employed by Fifth Third or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Fifth Third or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Fifth Third or any committee thereof or the Board of Directors or similar governing body of any Fifth Third Subsidiary or any committee thereof, or to the knowledge of Fifth Third, to any director or officer of Fifth Third or any Fifth Third Subsidiary.

5.7. Broker’s Fees. With the exception of the engagement of Goldman Sachs & Co. LLC, neither Fifth Third nor any Fifth Third Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or the other transactions contemplated by this Agreement. Fifth Third has disclosed to Comerica as of the date hereof the engagement letter pursuant to which Goldman Sachs & Co. LLC has been engaged by Fifth Third in connection with the Mergers and the other transactions contemplated hereunder.

5.8. Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(b) Since December 31, 2024, through the date of this Agreement, Fifth Third and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

5.9. Legal and Regulatory Proceedings.

(a) Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third, none of Fifth Third or any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Fifth Third, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Fifth Third or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Fifth Third or any of its Subsidiaries or the assets of Fifth Third or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates).

5.10. Taxes and Tax Returns. Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Fifth Third: Fifth Third and each of its Subsidiaries have duly and timely filed (including all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete; all Taxes of Fifth Third and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; each of Fifth Third and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

5.11. Employees.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, each Fifth Third Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Fifth Third Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Fifth Third or any Subsidiary or any trade or business of Fifth Third or any of its Subsidiaries, whether or not incorporated, all of which together with Fifth Third would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Fifth Third ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by Fifth Third or any of its Subsidiaries or any Fifth Third ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of Fifth Third or any of its Subsidiaries or any Fifth Third ERISA Affiliate, excluding, in each case, any Multiemployer Plan.

(b) The IRS has issued a favorable determination letter or opinion with respect to each Fifth Third Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Fifth Third Qualified Plans”)

and the related trust, which letter or opinion has not been revoked (nor has revocation been threatened), and, to the knowledge of Fifth Third, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Fifth Third Qualified Plans or the related trust.

(c) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, with respect to each Fifth Third Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code: (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (iii) the present value of accrued benefits under such Fifth Third Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Fifth Third Benefit Plan’s actuary with respect to such Fifth Third Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Fifth Third Benefit Plan allocable to such accrued benefits, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (v) all premiums to the PBGC have been timely paid in full, (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Fifth Third or any of its Subsidiaries, and (vii) the PBGC has not instituted proceedings to terminate any such Fifth Third Benefit Plan.

(d) None of Fifth Third and its Subsidiaries nor any Fifth Third ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a Multiemployer Plan or a Multiple Employer Plan, and none of Fifth Third and its Subsidiaries nor any Fifth Third ERISA Affiliate has incurred any liability that has not been satisfied to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(e) There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Fifth Third’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Fifth Third Benefit Plans, any fiduciaries thereof with respect to their duties to the Fifth Third Benefit Plans or the assets of any of the trusts under any of the Fifth Third Benefit Plans that would reasonably be expected to result in any liability of Fifth Third or any of its Subsidiaries in an amount that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(f) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, none of Fifth Third and its Subsidiaries nor any Fifth Third ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to subject any of the Fifth Third Benefit Plans or their related trusts, Fifth Third, any of its Subsidiaries or any Fifth Third ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Fifth Third or any of its Subsidiaries, or result in any limitation on the right of Fifth Third or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Fifth Third Benefit Plan or related trust on or after the Effective Time.

(h) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, there are no pending or, to Fifth Third’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Fifth Third or any of its Subsidiaries, or any strikes or other labor disputes against Fifth Third or any of its Subsidiaries. Neither Fifth Third nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Fifth Third or any of its Subsidiaries and, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, there are no pending or, to the knowledge of Fifth Third, threatened organizing efforts by any union or other group seeking to represent any employees of Fifth Third or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third, Fifth Third and its Subsidiaries are in compliance with, and since January 1, 2023 have complied with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

5.12. SEC Reports. Fifth Third has previously made available to Comerica an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2022 by Fifth Third pursuant to the Securities Act or the Exchange Act (the “Fifth Third Reports”) and (b) communication mailed by Fifth Third to its shareholders since December 31, 2022 and prior to the date hereof, and no such Fifth Third Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2022, as of their respective dates, all Fifth Third Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Fifth Third has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Fifth Third Reports.

5.13. Compliance with Applicable Law.

(a) Each of Fifth Third and its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, and to the knowledge of Fifth Third, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, each of Fifth Third and its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order (including any Executive Order), rule, regulation, policy and/or guideline of any Governmental Entity relating to Fifth Third or any of its Subsidiaries, as applicable, including all Privacy Laws, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit

Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, Executive Order 14,331, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Fifth Third and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Fifth Third and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Fifth Third and its Subsidiaries respectively conduct business.

(c) Fifth Third Bank has a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed Community Reinvestment Act examination.

(d) Without limitation, none of Fifth Third or any of its Subsidiaries, or to the knowledge of Fifth Third, any director, officer, employee, agent or other person acting on behalf of Fifth Third or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Fifth Third or any of its Subsidiaries, as applicable, for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Fifth Third or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Fifth Third or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Fifth Third or any of its Subsidiaries, (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Fifth Third or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Fifth Third or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department or (vii) has engaged during the past five years with any person designated by a Governmental Entity as of “primary money laundering concern,” except, in each case (i) through (vii), as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third.

(e) As of the date hereof, each of Fifth Third and Fifth Third Bank is “well-capitalized” (as such term is defined in the relevant regulations of the Federal Reserve Board).

(f) To the knowledge of Fifth Third, none of Fifth Third and Fifth Third Bank, nor any of their respective Subsidiaries, has knowingly maintained policies that require Fifth Third and Fifth Third Bank to engage in “politicized or unlawful debanking,” as such term is defined in Executive Order 14,331, or unlawful debanking on the basis of religion.

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Fifth Third, (i) each of Fifth Third and its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Fifth Third or any of its Subsidiaries or any of their respective directors, officers or employees, have committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

5.14. Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Fifth Third or any of its Subsidiaries is a party or by which Fifth Third or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Fifth Third, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Fifth Third Contract”) and neither Fifth Third nor any of its Subsidiaries knows of, or has received written, or to the knowledge of Fifth Third, oral notice of, any violation of any Fifth Third Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third.

(b) (i) Each Fifth Third Contract is valid and binding on Fifth Third or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third, (ii) Fifth Third and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Fifth Third Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third, (iii) to the knowledge of Fifth Third, each third-party counterparty to each Fifth Third Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Fifth Third Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third, (iv) neither Fifth Third nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Fifth Third Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Fifth Third and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Fifth Third or any of its Subsidiaries or, to the knowledge of Fifth Third, any other party thereto, of or under any such Fifth Third Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Fifth Third.

5.15. Agreements with Regulatory Agencies. Subject to Section 10.14, none of Fifth Third or any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Fifth Third Disclosure Schedule, a “Fifth Third Regulatory Agreement”), nor has Fifth Third or any of its Subsidiaries been advised in writing, or to Fifth Third’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Fifth Third Regulatory Agreement.

5.16. Investment Securities and Commodities. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third, each of Fifth Third and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Fifth Third’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Fifth Third or its Subsidiaries. Such securities and commodities are valued on the books of Fifth Third in accordance with GAAP in all material respects.

5.17. Related Party Transactions.

(a) As of the date hereof, except as set forth in any Fifth Third Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Fifth Third or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Fifth Third or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Fifth Third Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Fifth Third) on the other hand, of the type required to be reported in any Comerica Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

(b) There are no outstanding Loans made by Fifth Third or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Fifth Third or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

5.18. State Takeover Laws. The Board of Directors of Fifth Third has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Statutes.

5.19. Reorganization. Fifth Third has not taken any action and is not aware of the existence of any fact or circumstance that could reasonably be expected to prevent or impede (i) each of the Merger or the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code.

5.20. Opinion. Prior to the execution of this Agreement, Goldman Sachs & Co. LLC rendered its oral opinion (to confirmed in writing by delivery of a written opinion) to the Board of Directors of Fifth Third, that as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Fifth Third. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.21. Fifth Third Information. The information relating to Fifth Third and its Subsidiaries or that is provided by Fifth Third or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Comerica or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.22. Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Fifth Third, (a) Fifth Third and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Fifth Third reasonably has determined to be prudent and consistent with industry practice, and Fifth Third and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of current or former officers, directors and employees of Fifth Third and its Subsidiaries, Fifth Third or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Fifth Third or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Fifth Third nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.

5.23. No Other Representations or Warranties.

(a) Except for the representations and warranties made by Fifth Third in this Article V, neither Fifth Third nor any other person makes any express or implied representation or warranty with respect to Fifth Third, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Fifth Third hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Fifth Third nor any other person makes or has made any representation or warranty to Comerica or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Fifth Third, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Fifth Third in this Article V, any oral or written information presented to Comerica or any of its affiliates or representatives in the course of their due diligence investigation of Fifth Third, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Fifth Third acknowledges and agrees that neither Comerica nor any other person on behalf of Comerica has made or is making, and Fifth Third has not relied upon, any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1. Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Comerica Disclosure Schedule or the Fifth Third Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Fifth Third and Comerica shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Fifth Third or Comerica to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

6.2. Comerica Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Comerica Disclosure Schedule as expressly contemplated or permitted by this Agreement or as required by law, Comerica shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Fifth Third (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of twelve (12) months, and (ii) deposits, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Comerica or any of its wholly-owned Subsidiaries to Comerica or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Comerica Securities, except, in each case, (A) regular quarterly cash dividends by Comerica at a rate not in excess of $0.71 per share of Comerica Common Stock, (B) dividends paid by any of the Subsidiaries of Comerica to Comerica or any of its wholly-owned Subsidiaries, (C) dividends provided for and paid on Comerica Preferred Stock in accordance with the terms of such Comerica Preferred Stock, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the acceptance of shares of Comerica Common Stock as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Comerica Securities or Comerica Subsidiary Securities; or

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Comerica Securities or Comerica Subsidiary Securities, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Comerica Securities or Comerica Subsidiary Securities, except pursuant to the exercise of stock options or the vesting or settlement of any Comerica Equity Awards in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property, which is the subject of Section 6.2(d)) to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

(d) sell, transfer, mortgage, encumber, license, abandon, cancel, allow to lapse or expire, or otherwise dispose of, any of its material Intellectual Property other than, in each case, (i) non-exclusive licenses granted in the ordinary course of business, or (ii) expiration or lapse at the end of such Intellectual Property’s natural term;

(e) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Comerica;

(f) in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Comerica Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Comerica or enter into any contract that would constitute a Comerica Contract if it were in effect on the date of this Agreement;

(g) except as required under applicable law or the terms of any Comerica Benefit Plan existing as of the date hereof or adopted thereafter not in violation of this Agreement, (i) enter into, establish, adopt, materially amend or terminate any material Comerica Benefit Plan, or any arrangement that would be a material Comerica Benefit Plan if in effect on the date hereof, other than with respect to broad-base welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any Comerica Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers who are not Comerica Insiders (x) in connection with a promotion or change in responsibilities and to a level consistent with the compensation and benefits provided to similarly situated employees in the ordinary course of business or (y) in the ordinary course of business consistent with past practice or (z) as a result of the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, where performance is determined in the ordinary course of business and consistent with past practice (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; provided that Comerica may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for severance, (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Comerica Benefit Plan or (vi) hire any Comerica Insider (other than as a replacement hire receiving substantially similar terms of employment);

(h) settle any material claim, suit, action or proceeding (other than any claim, suit, action or proceeding with respect to Taxes, which shall be governed by clause (o)), except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Comerica, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or Fifth Third or the Surviving Entity;

(i) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent (i) each of the Merger and the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code;

(j) amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC (“Significant Subsidiaries”);

(k) other than in prior consultation with Fifth Third, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(l) implement or adopt any change in its financial accounting principles or methods, other than as may be required by GAAP;

(m) enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio, any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(n) merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(o) make (other than in the ordinary course of business), change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement or similar agreement with a Tax authority with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(p) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.2.

6.3. Fifth Third Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Fifth Third Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Fifth Third shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Comerica (such consent not to be unreasonably withheld, conditioned or delayed):

(a) amend the Fifth Third Articles or the Fifth Third Code of Regulations in a manner that would adversely affect the holders of Comerica Common Stock or Comerica Preferred Stock relative to other holders of Fifth Third Common Stock or Fifth Third Preferred Stock (as applicable);

(b) adjust, split, combine or reclassify any capital stock of Fifth Third or make, declare or pay any extraordinary dividend on any capital stock of Fifth Third;

(c) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent (i) each of the Merger and the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code;

(d) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Fifth Third or its Subsidiaries to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or the Requisite Fifth Third Vote or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or

(e) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 6.3.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1. S-4; Joint Proxy Statement; Regulatory Applications and Filings.

(a) Fifth Third and Comerica shall promptly prepare and file with the SEC the Joint Proxy Statement and Fifth Third shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Fifth Third and Comerica, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Fifth Third and Comerica shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Comerica and Fifth Third shall thereafter mail or deliver the Joint Proxy Statement to its stockholders or shareholders, as applicable. Fifth Third shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement as promptly as practicable, and Comerica shall furnish all information concerning Comerica and the holders of Comerica Common Stock and Comerica Preferred Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Fifth Third and Comerica shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Mergers as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals) and shall respond as promptly as practicable to the requests of Governmental Entities for documents and information. Fifth Third and Comerica shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Comerica or Fifth Third, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing and with sufficient opportunity to comment, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c) In furtherance and not in limitation of the foregoing, each of Fifth Third and Comerica shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Fifth Third or Comerica or any of their respective Subsidiaries, and neither Fifth Third nor Comerica nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with the foregoing or obtaining any permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely to have a material adverse effect on Comerica and its Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”).

(d) Fifth Third and Comerica shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Fifth Third, Comerica or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Mergers and the other transactions contemplated by this Agreement. Each of Fifth Third and Comerica agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, is filed and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the time of filing and the date of mailing to the stockholders or shareholders, as applicable, of Comerica and Fifth Third and at the time of the Comerica Meeting and Fifth Third Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading, and (iii) any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals will, at the time each is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Fifth Third and Comerica further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement.

(e) Fifth Third and Comerica shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f) Without limiting the generality of this Section 7.1, Comerica shall, and shall cause its Subsidiaries to, reasonably cooperate with Fifth Third and its Subsidiaries (including the furnishing of information and by making employees reasonably available) as is reasonably requested by Fifth Third in order to comply with the requirements of the Comprehensive Capital Analysis and Review and Dodd-Frank Act Stress Testing programs.

7.2. Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws, each party, for the purposes of verifying the representations and warranties of Fifth Third and Comerica, respectively, and preparing for the Mergers, the Bank Mergers and the other matters contemplated by this Agreement, shall, and Fifth Third and Comerica shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each party shall cooperate with each other party in preparing to execute after the Effective Time the conversion or consolidation of data, systems and business operations generally and in preparing for compliance with the regulatory requirements that will apply to Fifth Third and Fifth Third Bank following the Effective Time, which cooperation and preparations will include the assessment by Fifth Third after the date hereof of the information technology systems of Comerica and its Subsidiaries, and, during such period, each of Fifth Third and Comerica shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Fifth Third or Comerica, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Fifth Third nor Comerica nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Fifth Third’s or Comerica’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall hold all information furnished by or on behalf of each other party or any of such party’s Subsidiaries or representatives pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated September 24, 2025, between Fifth Third and Comerica (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this

Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.3. Shareholders’ Approvals. Each of Fifth Third and Comerica shall call a meeting of its shareholders or stockholders, as applicable (the “Fifth Third Meeting” and the “Comerica Meeting,” respectively), to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Comerica Vote and the Requisite Fifth Third Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders or stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Comerica and Fifth Third shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the Organizational Documents of each party. Each of Fifth Third and Comerica and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders or stockholders of Fifth Third and Comerica, as applicable, the Requisite Fifth Third Vote and the Requisite Comerica Vote, as applicable, including by communicating to the respective shareholders or stockholders of Fifth Third and Comerica, as applicable, its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Fifth Third, the shareholders of Fifth Third approve the Stock Issuance (the “Fifth Third Board Recommendation”), and in the case of Comerica, that the stockholders of Comerica adopt this Agreement (the “Comerica Board Recommendation”). Each of Fifth Third and Comerica and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Fifth Third Board Recommendation, in the case of Fifth Third, or the Comerica Board Recommendation, in the case of Comerica, (ii) fail to make the Fifth Third Board Recommendation, in the case of Fifth Third, or the Comerica Board Recommendation, in the case of Comerica, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Fifth Third Board Recommendation, in the case of Fifth Third, or the Comerica Board Recommendation, in the case of Comerica, in each case within ten (10) business days (or such fewer number of days as remains prior to the Fifth Third Meeting or the Comerica Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 9.1 and Section 9.2, if the Board of Directors of Fifth Third or Comerica, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Fifth Third Board Recommendation or the Comerica Board Recommendation, as applicable, such Board of Directors may, in the case of Fifth Third, prior to the receipt of the Requisite Fifth Third Vote, and in the case of Comerica, prior to the receipt of the Requisite Comerica Vote, submit this Agreement to its shareholders or stockholders, as applicable, without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders or stockholders, as applicable, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Fifth Third Board Recommendation or Comerica Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 7.3 and will require a new notice period as referred to in this Section 7.3. Fifth Third or Comerica shall adjourn or postpone the Fifth Third Meeting or the Comerica Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Fifth Third Common Stock or Comerica Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Comerica or Fifth Third, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Comerica Vote or the Requisite Fifth Third Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Fifth Third Meeting shall be convened and this Agreement shall be submitted to the shareholders of Fifth Third at the Fifth Third Meeting and (y) the Comerica Meeting shall be convened and this Agreement shall be submitted to the stockholders of Comerica at the Comerica Meeting, and nothing contained herein shall be deemed to relieve either Fifth Third or Comerica of such obligation. For the avoidance of doubt, the holders of Fifth Third Series A, Class B Preferred Stock shall be entitled to vote at the Fifth Third Meeting and shall be considered shareholders for purposes of such meeting.

7.4. Legal Conditions to Merger. Subject in all respects to Section 7.1 of this Agreement, each party shall, and Fifth Third and Comerica shall cause each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Mergers and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with each other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Regulatory Agency, Governmental Entity and any other third party that is required to be obtained by Comerica or Fifth Third or any of their respective Subsidiaries in connection with the Mergers, the Bank Mergers and the other transactions contemplated by this Agreement.

7.5. Employee Matters.

(a) Fifth Third shall, or shall cause its applicable Subsidiary to, provide the employees of Comerica and its Subsidiaries as of the Effective Time (the “Continuing Employees”), (A) during the period commencing on the Closing Date and ending on the earlier of December 31 of the calendar year in which the Closing Date occurs and the Continuing Employee’s termination of employment, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) annual cash bonus opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time; (iii) annual long-term incentive opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Effective Time; and (iv) employee and fringe benefits (excluding severance (which shall be provided consistent with the last sentence hereof) and retention) that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the Effective Time and (B) during the period commencing on January 1 of the calendar year following the calendar year in which the Closing Date occurs and ending on the earlier of the first anniversary of the Closing Date and the Continuing Employee’s termination of employment, with the following: (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) annual cash bonus opportunities that are no less favorable than those provided to similarly situated employees of Fifth Third; (iii) annual long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of Fifth Third; and (iv) employee and fringe benefits (excluding severance solely during the period through the first anniversary of the Closing Date (which shall be provided consistent with the last sentence hereof) and retention) that are no less favorable in the aggregate than those provided to similarly situated employees of Fifth Third. Additionally, notwithstanding anything contained herein to the contrary, Fifth Third agrees to maintain the Comerica Severance Pay Plan (as in effect on the date hereof) for the benefit of the

Continuing Employees through the first anniversary of the Closing Date, with the benefits provided thereunder to be determined taking into account the service crediting provisions set forth in Section 7.5(b) and all service from and after the Effective Time and not to taking into account any reductions of compensation from and after the Effective Time.

(b) Fifth Third shall, or shall cause its applicable Subsidiary to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Fifth Third or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the corresponding Comerica Benefit Plan that is a group health plan in which such Continuing Employee participated immediately before the Effective Time, (ii) use commercially reasonable efforts to cause the amount of eligible expenses incurred and paid by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Comerica Benefit Plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Fifth Third and its Affiliates and (iii) cause any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility to participate, vesting and benefit accrual thereunder (except to the extent it would result in a duplication of benefits for the same period of service), service by such Continuing Employees to Comerica or any of its Affiliates or predecessors prior to the Effective Time as if such service were with Fifth Third, to the same extent and for the same purpose that such service was recognized under a comparable Comerica Benefit Plan.

(c) Fifth Third hereby agrees that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Comerica and its Subsidiaries under the terms of the Comerica Benefit Plans. From and after the Effective Time, Fifth Third shall, and shall cause its Affiliates to, honor all obligations and rights under the Comerica Benefit Plans in accordance with their terms as in effect in connection with any such transaction from time to time; provided that nothing herein will limit any right to amend, modify or terminate any such arrangement in accordance with its terms. Without limiting the foregoing, Fifth Third acknowledges and agrees to the matters set forth on Section 7.5(c) of the Comerica Disclosure Schedule.

(d) If requested by Fifth Third in writing at least ten (10) business days prior to the Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, Comerica shall cause the Comerica 401(k) Plan to be terminated effective immediately prior to the Effective Time. In the event that Fifth Third requests any such actions, Comerica shall provide Fifth Third with evidence that such Plan has been terminated or amended, as applicable (the form and substance of which shall be subject to review and approval by Fifth Third), not later than the second business day immediately preceding the Effective Time. In the event that the Comerica 401(k) Plan is terminated, the Continuing Employees shall be eligible to participate, effective as soon as reasonably practicable (and not more than thirty (30) days) after the Effective Time, in a 401(k) plan sponsored or maintained by Fifth Third or one of its Subsidiaries (a “Fifth Third 401(k) Plan”). Fifth Third and Comerica shall take any and all actions as may be required, including amendments to the Comerica 401(k) Plan and/or Fifth Third 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Fifth Third 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof.

(e) Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of Fifth Third, Comerica or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Fifth Third, Comerica or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Fifth Third, Comerica or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Entity, Fifth Third, Comerica or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.

Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Fifth Third Benefit Plan, Comerica Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Fifth Third Benefit Plan, Comerica Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 10.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of Fifth Third, Comerica or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6. Certain Tax Matters.

(a) Neither Fifth Third nor Comerica shall, nor shall they permit their respective Subsidiaries to, take any action that would prevent or impede, or could reasonably be expected to prevent or impede, (i) each of the Merger and the Bank Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) the Second Step Merger from qualifying as a “liquidation” as described in Section 332 of the Code, and each of Fifth Third and Comerica shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to cause the Mergers and the Bank Mergers to so qualify.

(b) Fifth Third shall use reasonable best efforts to obtain the Fifth Third Tax Opinion, and Comerica shall use reasonable best efforts to obtain the Comerica Tax Opinion (and, if the SEC requires any opinion regarding the U.S. federal income tax treatment of the Merger to be submitted in connection with the declaration of the effectiveness of the S-4, such opinions). In connection with the foregoing, each party shall deliver duly executed certificates (dated as of the necessary date and signed by an officer of Fifth Third, Fifth Third Intermediary or Comerica, as applicable) containing such representations and warranties as shall be reasonably satisfactory in form and substance to Fifth Third’s counsel and Comerica’s counsel and reasonably necessary or appropriate to enable such counsel to render such opinions (but only to the extent Fifth Third and Comerica in good faith believe they are able to make such representations and warranties truthfully).

7.7. Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Fifth Third shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Comerica pursuant to the Comerica Charter, the Comerica Bylaws, the Organizational Documents of any Subsidiary of Comerica and any indemnification agreements in existence as of the date hereof and disclosed in Section 7.7(a) of the Comerica Disclosure Schedule, each present and former director, officer or employee of Comerica and its Subsidiaries (in each case, when acting in such capacity) (each, a “Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Comerica or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, any Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Fifth Third shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Comerica (provided, that Fifth Third may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that Fifth Third shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Comerica for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Fifth Third shall cause to be maintained policies of insurance which, in Fifth Third’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Fifth Third, in consultation with, but only upon the consent of Comerica, may obtain at or prior to the Effective Time a six (6)-year “tail” policy under Comerica’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 7.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. If Fifth Third or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all its assets or deposits to any other person or engages in any similar transaction, then in each such case, Fifth Third will cause proper provision to be made so that the successors and assigns of Fifth Third will expressly assume the obligations set forth in this Section 7.7.

7.8. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Fifth Third, on the one hand, and a Subsidiary of Comerica, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Fifth Third.

7.9. Advice of Changes. Each party shall promptly advise each other party, as applicable, of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that Fifth Third or Comerica believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VIII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.9 or the failure of any condition set forth in Section 8.2 or 8.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 8.2 or 8.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

7.10. Dividends. After the date of this Agreement, each of Fifth Third and Comerica shall coordinate with the other the declaration of any dividends in respect of Fifth Third Common Stock and Comerica Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Comerica Common Stock and the holders of Fifth Third Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Comerica Common Stock or Fifth Third Common Stock, as applicable, and any shares of Fifth Third Common Stock any such holder receives in exchange therefor in the Merger.

7.11. Shareholder Litigation. Each party shall give each other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give each other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that each other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

7.12. Corporate Governance. Fifth Third shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Fifth Third shall be increased by three (3) and three (3) current directors of Comerica determined by mutual agreement of Comerica and Fifth Third shall be appointed to the Board of Directors of Fifth Third.

7.13. Acquisition Proposals.

(a) Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 7.13(a)) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Fifth Third Vote, in the case or Fifth Third, or the Requisite Comerica Vote, in the case of Comerica, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data (provided that no such information or data relates to the other party) and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Comerica or Fifth Third, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received or provided in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Fifth Third or Comerica, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.

(b) Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

7.14. Public Announcements. Comerica and Fifth Third agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Comerica and Fifth Third. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of, after reasonable notice, the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 7.14.

7.15. Change of Method. Fifth Third and Comerica shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Comerica and Fifth Third (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Fifth Third Common Stock received by holders of Comerica Common Stock in exchange for each share of Comerica Common Stock, (ii) adversely affect the tax treatment of Fifth Third’s shareholders or Comerica’s stockholders pursuant to this Agreement, (iii) adversely affect the tax treatment of Fifth Third or Comerica pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. Fifth Third and Comerica agree to reflect any such change in an appropriate amendment to this Agreement executed by the parties in accordance with Section 10.1.

7.16. Restructuring Efforts. If either Comerica or Fifth Third shall have failed to obtain the Requisite Comerica Vote or the Requisite Fifth Third Vote at the duly convened Comerica Meeting or Fifth Third Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the amount or kind of the consideration to be issued to holders of the capital stock of Comerica or Fifth Third as provided for in this Agreement, in a manner adverse to such party or its shareholders or stockholders, as applicable) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 7.16) to its respective shareholders or stockholders, as applicable, for approval.

7.17. Takeover Statutes. None of Comerica, Comerica Holdings, Fifth Third, Fifth Third Intermediary or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, the Bank Mergers or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers, the Bank Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.18. Assumption of Comerica Indebtedness. Upon the Effective Time (or at the effective time of the Bank Mergers for any debt of Comerica Bank and Comerica Bank & Trust), Fifth Third, Fifth Third Intermediary or Fifth Third Bank, as applicable, shall, to the extent permitted thereunder and required thereby, assume the due and punctual performance and observance of the covenants to be performed by Comerica, Comerica Bank or Comerica Bank & Trust pursuant to the definitive documents governing the short-term and long-term borrowings set forth on Section 7.18 of the Comerica Disclosure Schedule, and the due and punctual payment of the principal of such borrowings (and premium, if any) and interest thereon. In connection therewith, (i) Fifth Third and Comerica shall, and shall cause Fifth Third Bank, in the case of Fifth Third, and Comerica Bank and Comerica Bank & Trust, in the case of Comerica, to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, if applicable, and (ii) Comerica shall, and shall cause Comerica Bank and Comerica Bank & Trust to, use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time or the effective time of the Bank Merger, as applicable.

7.19. Exemption from Liability Under Section 16(b). Comerica and Fifth Third agree that, in order to most effectively compensate and retain the Comerica Insiders, both prior to and after the Effective Time, it is desirable that Comerica Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Comerica Common Stock, Comerica Preferred Stock and Comerica Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 7.19. The Boards of Directors of Fifth Third and of Comerica, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (x) in the case of Comerica, any dispositions of Comerica Common Stock, Comerica Preferred Stock or Comerica Equity Awards by Comerica Insiders and (y) in the case of Fifth Third, any acquisitions of Fifth Third Common Stock, New Fifth Third Preferred Stock or equity awards of Fifth Third into which the Comerica Equity awards are converted by any Comerica Insiders who, immediately following the Merger, will be officers or directors of Fifth Third subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

7.20. Stock Exchange Listing. Fifth Third shall cause the shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

ARTICLE VIII

CONDITIONS PRECEDENT

8.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approvals. The Stock Issuance shall have been approved by the shareholders of Fifth Third by the Requisite Fifth Third Vote and this Agreement shall have been adopted by the stockholders of Comerica by the Requisite Comerica Vote.

(b) NASDAQ Listing. The shares of Fifth Third Common Stock and the depositary shares in respect of the New Fifth Third Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c) Regulatory Approvals. (i) All regulatory authorizations, consents, orders or approvals (x) from the Federal Reserve Board, the OCC and the Texas Department of Banking and (y) set forth in Sections 4.4 and 5.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Fifth Third or the Surviving Entity, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”) and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Second Step Merger, the Bank Mergers or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Second Step Merger, the Bank Mergers or any of the other transactions contemplated by this Agreement.

8.2. Conditions to Obligations of Fifth Third and Fifth Third Intermediary. The respective obligations of Fifth Third and Fifth Third Intermediary to effect the Merger are also subject to the satisfaction, or waiver by Fifth Third (on behalf of itself and Fifth Third Intermediary), at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Comerica set forth in Section 4.2(a) and Section 4.8(a) (in each case after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Comerica set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Comerica Bank and Comerica Bank & Trust), Section 4.2(c) (but only with respect to Comerica Bank and Comerica Bank & Trust), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Comerica set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a

Material Adverse Effect on Comerica or the Surviving Entity. Fifth Third shall have received a certificate dated as of the Closing Date and signed on behalf of Comerica by the Chief Executive Officer or the Chief Financial Officer of Comerica to the foregoing effect.

(b) Performance of Obligations of Comerica. Comerica shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Fifth Third shall have received a certificate dated as of the Closing Date and signed on behalf of Comerica by the Chief Executive Officer or the Chief Financial Officer of Comerica to such effect.

(c) Federal Tax Opinion. Fifth Third shall have received the written opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Fifth Third, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Fifth Third Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fifth Third, Fifth Third Intermediary and Comerica reasonably satisfactory in form and substance to such counsel.

8.3. Conditions to Obligations of Comerica. The obligation of Comerica to effect the Merger is also subject to the satisfaction, or waiver by Comerica, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Fifth Third set forth in Section 5.2(a) and Section 5.8(a) (in each case, after giving effect to the lead-in to Article V) shall be true and correct (other than, in the case of Section 5.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Fifth Third set forth in Section 5.1(a), Section 5.1(b) (but only with respect to Fifth Third Bank), Section 5.2(b) (but only with respect to Fifth Third Bank), Section 5.3(a) and Section 5.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Fifth Third set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article V) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Fifth Third or the Surviving Entity. Comerica shall have received a certificate dated as of the Closing Date and signed on behalf of Fifth Third by the Chief Executive Officer or the Chief Financial Officer of Fifth Third to the foregoing effect.

(b) Performance of Obligations of Fifth Third and Fifth Third Intermediary. Each of Fifth Third and Fifth Third Intermediary shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Comerica shall have received a certificate dated as of the Closing Date and signed on behalf of Fifth Third by the Chief Executive Officer or the Chief Financial Officer of Fifth Third to such effect.

(c) Federal Tax Opinion. Comerica shall have received the written opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Comerica, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Comerica Tax Opinion”). In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Fifth Third, Fifth Third Intermediary and Comerica reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Comerica Vote or the Requisite Fifth Third Vote:

(a) by mutual written consent of Fifth Third and Comerica;

(b) by either Fifth Third or Comerica if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Mergers and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either Fifth Third or Comerica if the Merger shall not have been consummated on or before October 5, 2026 of the date of the Agreement (as it may be extended pursuant to this Section 9.1(c), the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, that (i) if on such date, any of the conditions to the Closing set forth in (A) Section 8.1(c) or (B) Section 8.1(e) (to the extent related to a Requisite Regulatory Approval), shall not have been satisfied or waived on or prior to such date, but all other conditions set forth in Article VIII shall have been satisfied or waived (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date), then the Termination Date shall be automatically extended to January 5, 2027, and such date shall become the Termination Date for purposes of this Agreement; and (ii) if all the conditions set forth in Article VIII are satisfied (or in the case of conditions that by their nature can only be satisfied at the Closing, shall then be capable of being satisfied if the Closing were to take place on such date) on a date that occurs on or prior to the Termination Date but the Closing would thereafter occur in accordance with Section 1.3 on a date (the “Specified Date”) after the Termination Date, then the Termination Date shall automatically be extended to such Specified Date and the Specified Date shall become the Termination Date for all purposes of this Agreement;

(d) by either Fifth Third or Comerica (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Comerica, in the case of a termination by Fifth Third, or Fifth Third or Fifth Third Intermediary, in the case of a termination by Comerica, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Fifth Third, or Section 8.3, in the case of a termination by Comerica, and which is not cured within forty-five (45) days following written notice to Comerica, in the case of a termination by Fifth Third, or Fifth Third, in the case of a termination by Comerica, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e) by Comerica, if (i) Fifth Third or the Board of Directors of Fifth Third shall have made a Recommendation Change or (ii) Fifth Third or the Board of Directors of Fifth Third shall have breached its obligations under Section 7.3 or 7.13 in any material respect; or

(f) by Fifth Third, if (i) Comerica or the Board of Directors of Comerica shall have made a Recommendation Change or (ii) Comerica or the Board of Directors of Comerica shall have breached its obligations under Section 7.3 or 7.13 in any material respect.

9.2. Effect of Termination.

(a) In the event of termination of this Agreement by either Fifth Third or Comerica as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of Fifth Third, Comerica, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 7.2(b) (Access to Information; Confidentiality), Section 7.14 (Public Announcements), this Section 9.2 and Article X shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Fifth Third, Fifth Third Intermediary, Comerica or Comerica Holdings shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Comerica or shall have been made directly to the stockholders of Comerica or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Comerica Meeting) an Acquisition Proposal, in each case with respect to Comerica and (A) (x) thereafter this Agreement is terminated by either Fifth Third or Comerica pursuant to Section 9.1(c) without the Requisite Comerica Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Fifth Third pursuant to Section 9.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Comerica enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Comerica shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Fifth Third, by wire transfer of same-day funds, a fee equal to $500,000,000 (the “Termination Fee”); provided that for purposes of this Section 9.2(b)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Fifth Third pursuant to Section 9.1(f), then Comerica shall pay Fifth Third, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(c) (i) In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Fifth Third or shall have been made directly to the shareholders of Fifth Third or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Fifth Third Meeting) an Acquisition Proposal, in each case with respect to Fifth Third and (A) (x) thereafter this Agreement is terminated by either Fifth Third or Comerica pursuant to Section 9.1(c) without the Requisite Fifth Third Vote having been obtained (and all other conditions set forth in Section 8.1 and Section 8.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Comerica pursuant to Section 9.1(d) as a result of a willful breach and (B) prior to the date that is twelve (12) months after the date of such termination, Fifth Third enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Fifth Third shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Comerica the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 9.2(c)(i), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”

(ii) In the event that this Agreement is terminated by Comerica pursuant to Section 9.1(e), then Fifth Third shall pay Comerica, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(d) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e) Each of Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if Fifth Third or Comerica, as the case may be, fails promptly to pay the amount due pursuant to this Section 9.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Fifth Third or Comerica, as the case may be, fails to pay the amounts payable pursuant to this Section 9.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE X

GENERAL PROVISIONS

10.1. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Fifth Third Vote or the Requisite Comerica Vote; provided, however, that after the receipt of the Requisite Fifth Third Vote or the Requisite Comerica Vote, there may not be, without further approval of the shareholders or stockholders of Fifth Third or Comerica, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.

10.2. Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Fifth Third Vote or the Requisite Comerica Vote, there may not be, without further approval of the shareholders or stockholders of Fifth Third or Comerica, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.3. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 7.7 and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

10.4. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated hereby shall be borne equally by Fifth Third and Comerica.

10.5. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by e-mail transmission (with confirmation of receipt requested), (b) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if mailed by registered or certified mail (return receipt requested) or (c) on the first (1st) business day following the date of dispatch if delivered using a next-day service by a recognized next-day courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Fifth Third or Fifth Third Intermediary, to:

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention:  Christian Gonzalez

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  H. Rodgin Cohen and Mitchell S. Eitel

Email:    [redacted]

and

(b)	if to Comerica or Comerica Holdings, to:

Comerica Incorporated

1717 Main Street

Dallas, Texas 75201

Attention:  Von E. Hays and Nicole V. Gersch

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:  Edward D. Herlihy and Matthew M. Guest

E-mail:   [redacted]

10.6. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or

Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Comerica means the actual knowledge of any of the officers of Comerica listed on Section 10.6 of the Comerica Disclosure Schedule, and the “knowledge” of Fifth Third means the actual knowledge of any of the officers of Fifth Third listed on Section 10.6 of the Fifth Third Disclosure Schedule. As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (c) the term “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (ii) included in the virtual data room of a party at least one (1) day prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof, and (d) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger. The Comerica Disclosure Schedule and the Fifth Third Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.

10.7. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.8. Entire Agreement. This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Comerica shall be subject to the laws of the State of Delaware).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.5.

10.10. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE

TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.

10.11. Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

10.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

10.13. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

10.14. Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Regulatory Agency or Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

10.15. Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

FIFTH THIRD BANCORP.

By:	/s/ Timothy N. Spence
Name:	Timothy N. Spence
Title:	President and Chief Executive Officer

FIFTH THIRD FINANCIAL CORPORATION

By:	/s/ Timothy N. Spence
Name:	Timothy N. Spence
Title:	President and Chief Executive Officer

COMERICA INCORPORATED

By:	/s/ Curtis C. Farmer
Name:	Curtis C. Farmer
Title:	Chairman, President and
Chief Executive Officer

COMERICA HOLDINGS INCORPORATED

By:	/s/ Curtis C. Farmer
Name:	Curtis C. Farmer
Title:	President and Chief Executive Officer

Exhibit A

Bank Merger Agreement

AGREEMENT AND PLAN OF MERGER OF

COMERICA BANK

AND

COMERICA BANK & TRUST, NATIONAL ASSOCIATION

WITH AND INTO

FIFTH THIRD BANK, NATIONAL ASSOCIATION

This Agreement and Plan of Merger (this “Agreement”), dated as of October [●], 2025, is made by and among Fifth Third Bank, National Association, a national bank, Comerica Bank, a Texas state-chartered bank, and Comerica Bank & Trust, National Association, a national bank.

WITNESSETH:

WHEREAS, Fifth Third Bank, National Association is a national banking association duly organized and existing under the laws of the United States, with its main office located in Cincinnati, Ohio, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Fifth Third Financial Corporation, an Ohio corporation (“Fifth Third Intermediary”) and a wholly owned subsidiary of Fifth Third Bancorp, an Ohio corporation (“Fifth Third”), and has authorized capital stock consisting of 454,042 common shares, par value $10.00 per share;

WHEREAS, Comerica Bank is a Texas state-chartered bank, with its home office located in Dallas, Texas, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Comerica Incorporated, a Delaware corporation (“Comerica”), and has authorized capital stock consisting of 5,852,732 shares of common stock, par value $10.00 per share;

WHEREAS, Comerica Bank & Trust, National Association is a national banking association, duly organized and existing under the laws of the United States with its main office located in Ann Arbor, Michigan, all the issued and outstanding capital stock of which is owned as of the date hereof by Comerica Holdings Incorporated, a Delaware corporation (“Comerica Holdings”), and has authorized capital stock consisting of 20,000 shares of common stock, par value $10.00 per share;

WHEREAS, Fifth Third, Fifth Third Intermediary, Comerica and Comerica Holdings have entered into an Agreement and Plan of Merger, dated as of October 5, 2025 (as amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, (i) Comerica will merge with and into Fifth Third Intermediary (the “Merger”), with Fifth Third Intermediary surviving the merger as the surviving corporation and (ii) immediately thereafter, Comerica Holdings will merge with and into Fifth Third Intermediary, with Fifth Third Intermediary surviving the merger as the surviving corporation (the “Second Step Merger” and, with the Merger, the “Mergers”);

WHEREAS, contingent upon the Mergers, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of each of Comerica Bank and Comerica Bank & Trust, National Association with and into Fifth Third Bank, National Association, with Fifth Third Bank, National Association surviving each such merger (each such merger, a “Bank Merger,” and collectively, the “Bank Mergers”);

WHEREAS, the board of directors of Fifth Third Bank, National Association, the board of directors of Comerica Bank, and the board of directors of Comerica Bank & Trust, National Association have deemed the

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Bank Mergers advisable and in the best interests of their respective banks, and have each adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby; and

WHEREAS, Fifth Third Intermediary, as the sole shareholder of Fifth Third Bank, National Association, Comerica, as the sole shareholder of Comerica Bank, and Comerica Holdings, as the sole shareholder of Comerica Bank & Trust, National Association, have adopted and approved this Agreement.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties, intending to be legally bound, hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the applicable Effective Time, Comerica Bank and Comerica Bank & Trust, National Association shall each be merged with and into Fifth Third Bank, National Association in accordance with the provisions of, and with the effects provided in, applicable law (including 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u , 12 U.S.C. § 1828(c) and Texas Fin. Code § 32.501). At each Effective Time, the separate existence of Comerica Bank and Comerica Bank & Trust, National Association, as applicable, shall cease, and Fifth Third Bank, National Association, as the surviving entity in each Bank Merger (the “Surviving Bank”), shall continue its existence under the laws of the United States as a national banking association.

Section 1.02 Effects of the Merger.

(a) The Surviving Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of any trust department, of each of Comerica Bank, Comerica Bank & Trust, National Association, and Fifth Third Bank, National Association existing as of the applicable Effective Time.

(b) All assets and all rights, franchises and interests of each of Comerica Bank and Comerica Bank & Trust, National Association in and to every type of property (including intellectual, real, personal and mixed), tangible and intangible, and choses in action, in each case, as they exist immediately prior to the applicable Effective Time, shall be transferred to and vested in the Surviving Bank by virtue of each Bank Merger without any deed, conveyance or other transfer.

(c) Immediately following the applicable Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Comerica Bank and Comerica Bank & Trust, National Association, as applicable, existing as of the Effective Times as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Times, in each case without limiting the authority under applicable law of Fifth Third Bank, National Association or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.03 Closing. Subject to the terms and conditions of this Agreement and applicable law, the closing of the Bank Mergers will take place remotely by electronic exchange of documents at such date and time as shall be determined by the Fifth Third Bank, National Association, but in no case prior to the date and time on which all of the conditions precedent to the consummation of the Bank Mergers specified in this Agreement shall have been satisfied or duly waived by the party or parties entitled to satisfaction thereof.

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Section 1.04 Effective Time. On the terms and subject to the conditions of this Agreement and subject to applicable law, each Bank Merger shall become effective as set forth in the certification of merger issued by the Office of the Comptroller of the Currency (“OCC”) (the date and time of each such effectiveness being herein referred to as an “Effective Time”).

Section 1.05 Articles of Association and By-laws. The national bank charter, articles of association and bylaws of Fifth Third Bank, National Association in effect immediately prior to each Effective Time shall be the national bank charter, articles of association and the bylaws of the Surviving Bank following each Bank Merger, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.06 Name and Main Office. The name of the Surviving Bank in each Bank Merger shall be “Fifth Third Bank, National Association” and the main office of the Surviving Bank in each Bank Merger shall be located at 38 Fountain Square Plaza, Cincinnati, Ohio, 45263.

Section 1.07 Tax Treatment. It is the intention of the parties that (i) each Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

TREATMENT OF SHARES

Section 2.01 Effect on Comerica Bank Capital Stock. At the applicable Effective Time, by virtue of the applicable Bank Merger and without any action on the part of the holder of any capital stock of Comerica Bank, all shares of Comerica Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Comerica Bank & Trust, National Association Capital Stock. At the applicable Effective Time, by virtue of the applicable Bank Merger and without any action on the part of the holder of any capital stock of Comerica Bank & Trust, National Association, all shares of Comerica Bank & Trust, National Association capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.03 Effect on Fifth Third Bank, National Association Capital Stock. Each share of Fifth Third Bank, National Association capital stock issued and outstanding immediately prior to each Effective Time shall remain issued and outstanding and unaffected by each of the Bank Mergers.

ARTICLE III

COVENANTS

Section 3.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Comerica Bank or Comerica Bank & Trust, National Association as of the applicable Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Comerica Bank and Comerica Bank & Trust, National Association, as of the applicable Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Comerica Bank or Comerica Bank & Trust, National Association, as applicable, shall execute and deliver any and all proper assignments, conveyances and

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assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01 Each Bank Merger and the respective obligations of each party hereto to consummate the applicable Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the applicable Effective Time:

a.

The approval of the OCC under 12 U.S.C. § 215a-1, 12 U.S.C. § 1831u and 12 U.S.C. § 1828(c) with respect to each Bank Merger and compliance with the requirements set forth in TX Fin. Code §§ 32.501 with respect to the merger of Comerica Bank with and into Fifth Third Bank, National Association, shall have been obtained or achieved and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the applicable Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

b.	The Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

c.

No jurisdiction, court of competent jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Mergers.

d.

This Agreement and the Bank Mergers shall have been approved, or ratified and confirmed, as applicable, by the sole voting stockholder of each of Fifth Third Bank, National Association, Comerica Bank and Comerica Bank & Trust, National Association.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01 Termination. This Agreement may be terminated at any time prior to an Effective Time by a written instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Merger Agreement as therein provided.

Section 5.02 Amendment; Assignment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 5.02 shall be null and void.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 Representations and Warranties. Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

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Section 6.02 Nonsurvival of Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement in accordance with Section 5.01.

Section 6.03 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Fifth Third Bank, National Association, to:

Fifth Third Bank, National Association

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Attention:  Christian Gonzalez

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:  H. Rodgin Cohen and Mitchell S. Eitel

Email:    [redacted]

If to Comerica Bank or Comerica Bank & Trust, National Association, to:

Comerica Incorporated

1717 Main Street

Dallas, Texas 75201

Attention: Von E. Hays and Nicole V. Gersch

E-mail:   [redacted]

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street

New York, NY 10019

Attention:  Edward D. Herlihy and Matthew M. Guest

E-mail:   [redacted]

Section 6.04 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 6.05 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when

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counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.06 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.07 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 6.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 6.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 6.09 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

COMERICA BANK

By:
Name:
Title:

COMERICA BANK & TRUST, NATIONAL ASSOCIATION

By:
Name:
Title:

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

[Bank Merger Agreement - Signature Page]

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ANNEX B

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 5, 2025

Board of Directors

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

Attached is our opinion letter, dated October 5, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to Fifth Third Bancorp (the “Company”) of the exchange ratio of 1.8663 shares of common stock, without par value, of the Company to be issued in exchange for each share of common stock, par value $5.00 per share, of Comerica Incorporated (“Comerica”) pursuant to the Agreement and Plan of Merger, dated as of October 5, 2025, by and among the Company, Fifth Third Financial Corporation, a wholly-owned subsidiary of the Company, Comerica and Comerica Holdings Incorporated, a wholly-owned subsidiary of Comerica.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

October 5, 2025

Board of Directors

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Fifth Third Bancorp (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 1.8663 shares of common stock, without par value (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $5.00 per share (the “Comerica Common Stock”), of Comerica Incorporated (“Comerica”) pursuant to the Agreement and Plan of Merger, dated as of October 5, 2025 (the “Agreement”), by and among the Company, Fifth Third Financial Corporation, a wholly-owned subsidiary of the Company, Comerica and Comerica Holdings Incorporated, a wholly-owned subsidiary of Comerica.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Comerica and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. Goldman Sachs & Co. LLC and/or its affiliates have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to the public offering of the Company’s senior notes, in January 2025. Goldman Sachs & Co. LLC and/or its affiliates may also in the future provide financial advisory and/or underwriting services to the Company, Comerica and their respective affiliates for which Goldman Sachs Investment Banking may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Comerica for the five years ended December 31, 2024; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Comerica; certain other communications from the Company and Comerica to their respective stockholders; certain publicly available research analyst reports for the Company and Comerica; certain internal financial analyses and forecasts for Comerica prepared by its management; and certain internal financial analyses and forecasts for the Company standalone and pro forma for the Transaction and certain financial analyses and forecasts for Comerica on a stand-alone basis and giving effect to the Transaction, in each case, as prepared by

Board of Directors

Fifth Third Bancorp

October 5, 2025

Page Two

the management of the Company and approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Comerica regarding their assessment of the past and current business operations, financial condition and future prospects of Comerica and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Comerica Common Stock; compared certain financial and stock market information for the Company and Comerica with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the banking industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Comerica or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances and marks for losses with respect thereto and, accordingly, we have assumed that such allowances for losses for the Company and Comerica are in the aggregate adequate to cover such losses. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Comerica or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Comerica, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock or Comerica Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Comerica, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Comerica or the ability of the Company or Comerica to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and

Board of Directors

Fifth Third Bancorp

October 5, 2025

Page Three

we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

ANNEX C

October 5, 2025

The Board of Directors

Comerica Incorporated

1717 Main Street, MC 6404

Dallas, Texas 75201

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $5.00 per share (the “Company Common Stock”), of Comerica Incorporated (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Fifth Third Bancorp (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, its wholly owned subsidiary, Comerica Holdings Incorporated (“Comerica Holdings”), Acquiror and its wholly owned subsidiary, Fifth Third Financial Corporation (“Merger Sub”), (i) the Company will merge with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of the Acquiror, (ii) immediately thereafter, Comerica Holdings will merge with and into the Surviving Corporation, with the Surviving Corporation continuing as the surviving corporation and as a wholly-owned subsidiary of the Acquiror, and (iii) each outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company or the Acquiror (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by the Company or the Acquiror in respect of debts previously contracted), will be converted into the right to receive 1.8663 shares (the “Exchange Ratio”) of the Acquiror’s common stock, without par value (the “Acquiror Common Stock”) and (iv) each outstanding share of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value (the “Company Preferred Stock”), of the Company will be converted into the right to receive a share of a newly created series of preferred stock of the Acquiror having terms that are not materially less favorable than the terms of the Company Preferred Stock.

In connection with preparing our opinion, we have (i) reviewed a draft dated October 5, 2025 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Acquiror and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Acquiror with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Acquiror Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Acquiror relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Acquiror with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Acquiror, the financial condition and future prospects and operations of the Company and the Acquiror, the effects of the Transaction on the financial condition and future prospects of the Company and the Acquiror, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Acquiror or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Acquiror to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the Agreement will have the respective tax consequences described in the Agreement for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Acquiror or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to (i) the holders of any other class of securities of the Company, including the Company Preferred Stock, or (ii) any other creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Acquiror Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on an offering of debt securities in August 2025. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint bookrunner on an offering of debt securities in January 2025. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we likely hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC
J.P. Morgan Securities LLC

ANNEX D

FORM OF AMENDMENT TO THE AMENDED ARTICLES OF INCORPORATION

OF

FIFTH THIRD BANCORP

A new Paragraph (A)(4)(a) of Article Fourth of the Amended Articles of Incorporation of Fifth Third Bancorp is added to read as follows:

(a)

Section 1. Designation and Number. The series of Preferred Stock shall be designated as the “6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M” (the “Series M Preferred Stock”), and the number of shares so designated shall be 400,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series M Preferred Stock then outstanding) by the Board of Directors. Shares of Series M Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation may in the future from time to time, without notice to or consent of the holders of the Series M Preferred Stock, issue additional shares of the Series M Preferred Stock; provided, that any such additional shares may only be issued on a Series M Dividend Payment Date, will accrue dividends from the date they are issued, are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and are otherwise treated as fungible with the Series M Preferred Stock for U.S. federal income tax purposes. Each share of Series M Preferred Stock shall have a liquidation preference of $1,000 per share (the “Liquidation Preference”).

Section 2. Definitions. As used herein with respect to the Series M Preferred Stock, the following terms shall have the following meaning:

“Authorized Committee” shall have the meaning set forth in Section 3(a).

“Articles of Incorporation” shall mean the Amended Articles of Incorporation of the Corporation, dated as of May 7, 2021, as it may be amended, modified or restated from time to time.

“Board of Directors” shall mean the board of directors of the Corporation.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in Cincinnati, Ohio or New York, New York are authorized or obligated by law or executive order to close.

“Corporation” shall mean Fifth Third Bancorp, an Ohio corporation.

“Code of Regulations” shall mean the Code of Regulations of the Corporation, dated as of December 12, 2023, as it may be amended, modified or restated from time to time.

“Calculation Agent” shall mean the calculation agent for the Series M Preferred Stock appointed by the Corporation prior to the Reset Determination Date related to the First Reset Date, and its successors and assigns or any other calculation agent appointed by the Corporation. The Corporation may at its sole discretion appoint itself or an affiliate as calculation agent.

“Series M Dividend Payment Date” means the 1st day of January, April, July and October of each year, commencing on January 1, 2026.

“Series M Dividend Period” means the period from, and including, a Series M Dividend Payment Date to, but excluding, the next Series M Dividend Payment Date, except that the initial Series M Dividend Period shall commence on, and include, the original issue date of the Series M Preferred Stock.

“DTC” means The Depository Trust Company

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“First Reset Date” means October 1, 2030.

“Five-Year Treasury Rate” with respect to any Reset Determination Date means:

(i) The average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing under the caption “Treasury Constant Maturities—Nominal” (or any successor caption or heading) in the most recently published statistical release designated H.15 Daily Update or any successor publication which is published by the Federal Reserve as of 5:00 p.m. (Eastern Time), as determined by the Calculation Agent in its sole discretion; and

(ii) If there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity (nominal/non-inflation-indexed), for five-year maturities, then the rate will be determined by the Calculation Agent in its sole discretion by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Determination Date, and (B) the other maturing as close as possible to, but later than, the Reset Date following the next succeeding Reset Determination Date, in each case for the five business days appearing (or, if fewer than five business days appear, such number of business days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if the Company, in its sole discretion, determines on or prior to the relevant Reset Determination Date that the Five-Year Treasury Rate cannot be determined in the manner then applicable for such rate (which, as of the date of original issuance of the Series M Preferred Stock, is pursuant to the methods described in clauses (i) and (ii) above) (a “Benchmark Substitution Event”), Comerica may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the depositary shares or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the date of original issuance of the Series M Preferred Stock, is the initial base rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-Year Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the Reset Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate. If the Company, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to then-applicable base rate, then the Five-Year Treasury Rate will be the same rate determined for the prior Reset Determination Date or, if this sentence is applicable with respect to the first Reset Determination Date, a rate equal to the initial fixed rate.

“H.15” means the daily statistical release designated as such, or any successor publication, published by the Federal Reserve or any successor.

“Series M Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which the Series M Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Liquidation Distribution” shall have the meaning set forth in Section 4(a).

“Liquidation Preference” shall have the meaning set forth in Section 1.

“Series M Parity Stock” means any other class or series of stock of the Corporation that ranks on parity with the Series M Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Redemption Price” shall have the meaning set forth in Section 6(b).

“Registrar” shall mean Equiniti Trust Company, LLC, acting in its capacity as registrar for the Series M Preferred Stock, and its successors and assigns or any other registrar appointed by the Corporation.

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of:

(i) any amendment to, or change in, the laws or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series M Preferred Stock;

(ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series M Preferred Stock; or

(iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series M Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Liquidation Preference of the shares of Series M Preferred Stock then outstanding as “additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), as then in effect and applicable, for as long as any share of Series M Preferred Stock is outstanding.

“Reset Date” means October 1, 2030 and each date falling on the fifth anniversary of the preceding Reset Date, which in each case, will not be adjusted for Business Days.

“Reset Determination Date” means, in respect of any Reset Period, the day falling three Business Days prior to the beginning of such Reset Period, subject to any adjustments made by the Calculation Agent as provided for herein.

“Reset Period” means the period from, and including, October 1, 2030 to, but excluding, the next following Reset Date and thereafter each period from, and including, each Reset Date to, but excluding, the next following Reset Date.

“Series M Senior Stock” means any other class or series of stock of the Corporation ranking senior to the Series M Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation.

“Series M Preferred Stock” shall have the meaning set forth in Section 1.

“Voting Parity Securities” shall have the meaning set forth in Section 5(b).

Section 3. Dividends.

(a) Holders of Series M Preferred Stock will be entitled to receive, when, as, and if declared by the Board of Directors or a duly authorized committee of the Board of Directors (an “Authorized Committee”), out of assets legally available for the payment of dividends under Ohio law, non-cumulative cash dividends based on the Liquidation Preference of the Series M Preferred Stock at a rate equal to:

(i) From the date of original issue to, but excluding, the First Reset Date, a fixed rate per annum of 6.875%; and

(ii) From, and including, the First Reset Date, during each Reset Period, a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Determination Date plus 3.125%.

(b) If declared by the Board of Directors or an Authorized Committee, dividends will be payable, in arrears, on the Series M Preferred Stock Dividend Payment Date. If any date on which dividends would otherwise be payable is not a Business Day, then such date will nevertheless be a Series M Dividend Payment Date, but dividends on the Series M Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series M Preferred Stock).

(c) Dividends will be payable to holders of record of Series M Preferred Stock as they appear on the Corporation’s stock register at 5:00 p.m., New York City time, on the applicable record date, which shall be the 15th calendar day before the applicable Series M Dividend Payment Date, or such other record date, not exceeding 30 days before the applicable Series M Dividend Payment Date, as shall be fixed by the Board of Directors or an Authorized Committee.

(d) Dividends payable on the Series M Preferred Stock for any Series M Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series M Preferred Stock will cease to accrue on the redemption date, if any, as described in Section 6, unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series M Preferred Stock called for redemption.

(e) Dividends on the Series M Preferred Stock will not be cumulative and will not be mandatory. If the Board of Directors or an Authorized Committee does not declare a dividend on the Series M Preferred Stock in respect of a Series M Dividend Period, then no dividend shall be deemed to have accrued for such Series M Dividend Period, be payable on the applicable Series M Dividend Payment Date, or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series M Dividend Period, whether or not the Board of Directors or an Authorized Committee declares a dividend on the Series M Preferred Stock for any future Series M Dividend Period.

(f) During each Series M Dividend Period while the Series M Preferred Stock is outstanding, unless the full dividends for the immediately preceding Series M Dividend Period on all outstanding shares of Series M Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series M Junior Stock, other than (1) a dividend payable solely in such Series M Junior Stock or (2) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan; and

(ii) no shares of Series M Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation) other than:

(1) as a result of a reclassification of Series M Junior Stock for or into other Series M Junior Stock;

(2) the exchange or conversion of one share of Series M Junior Stock for or into another share of Series M Junior Stock;

(3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series M Junior Stock;

(4) purchases, redemptions or other acquisitions of shares of Series M Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(5) purchases of shares of Series M Junior Stock pursuant to a contractually binding requirement to buy Series M Junior Stock existing prior to the preceding Series M Dividend Period, including under a contractually binding stock repurchase plan; or

(6) the purchase of fractional interests in shares of Series M Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

(iii) no shares of Series M Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series M Preferred Stock and such Series M Parity Stock, unless such Series M Parity Stock is repurchased, redeemed or acquired for consideration by the Corporation in connection with any of the following:

(1) as a result of a reclassification of Series M Parity Stock for or into other Series M Parity Stock or Series M Junior Stock;

(2) the exchange or conversion of one share of Series M Parity Stock for or into another share of Series M Parity Stock or Series M Junior Stock; or

(3) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series M Parity Stock or Series M Junior Stock.

(g) When dividends are not paid in full on the shares of Series M Preferred Stock and any Series M Parity Stock, all dividends declared on shares of Series M Preferred Stock and any such Series M Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Series M Dividend Period per share on Series M Preferred Stock, and accrued dividends, including any accumulations, on any such Series M Parity Stock, bear to each other.

(h) Dividends on the Series M Preferred Stock will be subject to the Corporation’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency) applicable to dividends on the Series M Preferred Stock, if any.

(i) Subject to the foregoing restrictions, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors or an Authorized Committee, may be declared and paid on the Corporation’s common stock and any other stock ranking equally with or junior to the Series M Preferred Stock from time to time out of any assets legally available for such payment, and the holders of Series M Preferred Stock shall not be entitled to participate in any such dividend.

Section 4. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series M Preferred Stock will be entitled to receive a liquidation distribution of

$1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Liquidation Distribution”), before the Corporation makes any distribution of assets to the holders of the Corporation’s common stock or any other class or series of stock ranking junior to the Series M Preferred Stock as to such distribution. The holders of Series M Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their Liquidation Distribution in full.

(b) In any such distribution, if the assets of the Corporation are not sufficient to pay the Liquidation Distribution in full to all holders of Series M Preferred Stock and all holders of any class or series of stock ranking on parity with the Series M Preferred Stock as to such distribution, the amounts paid to the holders of Series M Preferred Stock and all holders of such parity stock shall be paid pro rata in accordance with the respective aggregate Liquidation Distribution owed to those holders. If the Liquidation Distribution has been paid in full to all holders of Series M Preferred Stock and such parity stock, the holders of any other class or series of stock ranking junior to the Series M Preferred Stock as to such distribution shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

For purposes of this Section 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 5. Voting Rights.

(a) The holders of Series M Preferred Stock shall have no voting rights, except as provided herein or as required by Ohio law .

(b) Whenever dividends payable on the shares of Series M Preferred Stock have not been paid for six quarterly Series M Dividend Periods, or their equivalent, whether or not consecutive, then the holders of Series M Preferred Stock will have the right, with holders of any other equally ranked series of preferred stock that have similar voting rights and on which dividends likewise have not been paid (the “Voting Parity Securities”), voting together as a class, at a special meeting called at the request of the holders of at least 20% of the voting power of the Series M Preferred Stock and any Voting Parity Securities (unless such request for a special meeting is received less than 90 calendar days before the date fixed for the next annual or special meeting of the Corporation’s shareholders, in which event such election shall be held only at such next annual or special meeting of the Corporation’s shareholders) or at the Corporation’s next annual or special meeting of the Corporation’s shareholders, to elect two additional directors to the Board of Directors; provided, that the election of any such director does not cause the Corporation to violate the applicable corporate governance requirements of the exchange or trading market where the Corporation’s common stock is then listed or quoted, as the case may be. At any meeting held for the purpose of electing such directors, the presence in person, virtually or by proxy of the holders of shares representing at least a majority of the voting power of the Series M Preferred Stock and any Voting Parity Securities, voting together as a class, shall be required to constitute a quorum of such shares. The affirmative vote of the holders of the Series M Preferred Stock and the holders of any Voting Parity Securities, voting together as a class, representing a majority of the voting power of such shares present at such meeting, in person or by proxy, shall be sufficient to elect any such director.

(c) Immediately prior to the election of any such directors, the number of directors that comprise the Board of Directors shall be increased by two. Such voting rights and the term of the additional directors so elected shall continue until continuous non-cumulative dividends for at least four consecutive quarterly Series M Dividend Periods, or their equivalent shall have been paid, or declared and set aside for payment, in full, on all outstanding shares of the Series M Preferred Stock or the Voting Parity Securities entitled thereto. At that point, the right to elect additional directors shall terminate and the terms of office of the two additional directors so elected shall terminate immediately, and the number of directors shall be reduced by two and such voting rights of the holders of the Series M Preferred Stock and any Voting Parity Securities shall cease, subject to any increase in the number of directors as described above due to the revesting of such voting rights in the event of each and every additional failure in the payment of dividends for six quarterly Series M Dividend Periods or their equivalent, whether or not consecutive, as described above.

(d) Holders of Series M Preferred Stock, together with holders of any Voting Parity Securities, voting together as a class, may remove any director they elected. Any vacancy created by the removal of any such director may be filled only by the vote of the holders of the Series M Preferred Stock and any Voting Parity Securities, voting together as a class. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office. In the event that both offices are vacant, the holders of Series M Preferred Stock and any Voting Parity Securities may, as set forth in Section 5(b), call a special meeting and elect such directors at such special meeting, or elect such directors at the Corporation’s next annual or special meeting of the Corporation’s shareholders.

(e) The number of votes that each share of Series M Preferred Stock and any stock ranking equally with the Series M Preferred Stock participating in the votes described above shall be in proportion to the Liquidation Preference of such share.

(f) So long as any shares of Series M Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding shares of the Series M Preferred Stock voting separately as a class, shall be required to:

(i) amend, alter or repeal the provisions of the Amended Articles of Incorporation (including this Amendment to the Amended Articles of Incorporation), or the Code of Regulations, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series M Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

(1) increases in the amount of the authorized common stock or, except as provided in Section 5(f)(ii), preferred stock;

(2) increases or decreases in the number of shares of any series of preferred stock ranking equally with or junior to the Series M Preferred Stock

(3) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock) ranking equally with or junior to the Series M Preferred Stock.

(ii) amend or alter the Articles of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of Series M Senior Stock, or reclassify any of the Corporation’s authorized capital stock into any such shares of Series M Senior Stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of Series M Senior Stock; or

(iii) consummate a binding share exchange, a reclassification involving the Series M Preferred Stock or a merger or consolidation of the Corporation with or into another entity; provided, however, that the holders of Series M Preferred Stock shall have no right to vote under this provision or otherwise under Ohio law if in each case:

(1) the Series M Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent) that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

(2) the Series M Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holders thereof than the powers, preferences and special rights of the Series M Preferred Stock.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Series M Preferred Stock shall have been redeemed or called for redemption in accordance with Section 6 upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of the Series M Preferred Stock to effect such redemption.

Section 6. Redemption.

(a) No Mandatory Redemption. The Series M Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of Series M Preferred Stock have no right to require the redemption or repurchase of the Series M Preferred Stock.

(b) Optional Redemption. The Corporation may redeem the Series M Preferred Stock at the Corporation’s option, in whole or in part, from time to time, on any Series M Dividend Payment Date on or after the First Reset Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends (the “Redemption Price”). In the event the applicable redemption date is not a Business Day, the Redemption Price shall be paid on the next Business Day without any adjustment to the amount of the Redemption Price paid. The Redemption Price for any shares of Series M Preferred Stock will be payable on the applicable redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series M Preferred Stock are issued in certificated form. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a Series M Dividend Period will not be paid to the holder entitled to receive the Redemption Price on such redemption date, but rather will be paid to the holder of record of the redeemed shares on such record date relating to the applicable Series M Dividend Payment Date.

(c) Redemption Following a Regulatory Capital Treatment Event. The Corporation may redeem shares of the Series M Preferred Stock at any time within 90 days following a Regulatory Capital Treatment Event, in whole but not in part, at the Redemption Price.

(d) Redemption Procedures.

(i) If shares of the Series M Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series M Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if DTC is the sole holder of record, notice may be given in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

(1) the redemption date;

(2) the number of shares of the Series M Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of Series M Preferred Stock to be redeemed from the holder;

(3) the Redemption Price;

(4) the place or places where the certificates evidencing shares of Series M Preferred Stock are to be surrendered for payment of the Redemption Price; and

(5) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of Series M Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series M Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series M Preferred Stock, such shares of Series M Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the Redemption Price.

(e) Partial Redemption. In case of any redemption of only part of the shares of the Series M Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot. Subject to the provisions hereof, the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series M Preferred Stock shall be redeemed from time to time.

(f) Regulatory Approval. Any redemption of the Series M Preferred Stock is subject to the Corporation’s receipt of required prior approval by the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency), if any, and to the satisfaction of conditions set forth in the capital adequacy guidelines or regulations of the Federal Reserve (or any successor bank regulatory authority that may become the Corporation’s applicable federal banking agency) applicable to redemption of the Series M Preferred Stock, if any.

Section 7. Other Rights. The shares of Series M Preferred Stock will not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation of the Corporation. The holders of Series M Preferred Stock shall not have any preemptive rights or conversion rights.

Section 8. Form of Certificate. Certificates representing shares of the Series M Preferred Stock will be in substantially the same form as that attached below.

FORM OF 6.875% FIXED-RATE RESET NON-CUMULATIVE

PERPETUAL PREFERRED STOCK, SERIES B

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE CORPORATION OR THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS. IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR NAMED ON THE FACE OF THIS CERTIFICATE SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.]1

Number: [ ]	CUSIP NO.:

6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B

[ ] Shares

[1]	To be included if the certificate is in global form, otherwise to be removed.

COMERICA INCORPORATED

FACE OF SECURITY

This certifies that [Cede & Co.]2 is the owner of [ ] fully paid and non-assessable shares of the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, without par value, of Comerica Incorporated, a Delaware corporation (hereinafter called the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Restated Certificate of Incorporation of the Corporation and all amendments thereto (copies of which are on file at the office of the Registrar) to all of which the holder of this certificate by acceptance hereof assents. This certificate is not valid until countersigned by the Registrar.

[2]	To be included if the certificate is in global form, otherwise to be the name of the holder of the certificated shares.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed.

Comerica Incorporated

By:
Name:	James J. Herzog
Title:	Senior Executive Vice President and Chief Financial Officer

REGISTRAR’S COUNTERSIGNATURE

This is one of the certificates representing shares of the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, referred to in the within mentioned Certificate of Designations.

Computershare Trust Company, N.A.

By:
Name:
Title:

Dated:

REVERSE OF SECURITY COMERICA INCORPORATED

The shares of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) have the preferences and privileges, dividend rights, liquidation preferences and such other rights and qualifications, limitations and restrictions as provided in the Certificate of Designations relating to the Series B Preferred Stock (the “Certificate of Designations”), in addition to those set forth in the Restated Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), and the Corporation’s Amended and Restated Bylaws, copies of which shall be furnished by the Corporation to any holder without charge upon the request addressed to the Secretary of the Corporation at its principal office in Dallas, Texas or to the Registrar named on the face of this certificate.

A statement of the rights, preferences, privileges and restrictions granted to or imposed upon the respective classes or series of stock of the Corporation, and upon the holders thereof as established by the Certificate of Incorporation, the Certificate of Designations or any other certificate of determination of preferences, and the number of shares constituting each series or class and the designations thereof, may be obtained by any stockholder of the Corporation upon request and without charge from the Secretary of the Corporation at the principal office of the Corporation, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

ASSIGNMENT

For value received, ___________ hereby sell, assign and transfer unto

(Please Insert Social Security or Other Identifying Number of Assignee)

(Please Print or Typewrite Name and Address, Including Zip Code, of Assignee)

___________ shares of the capital stock represented by the within certificate, and do hereby irrevocably constitute and appoint ____________ Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

Dated:

NOTICE: The Signature to this Assignment Must

Correspond with the Name As Written Upon the Face of

the Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatsoever.

SIGNATURE GUARANTEED

(Signature Must Be Guaranteed by a
Member of a Medallion Signature Program)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

(a) Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)

(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay that amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against that liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b) Code of Regulations of Fifth Third

The Fifth Third code of regulations contains the following provisions with respect to indemnification of directors and officers:

Section 17. Indemnification. Fifth Third shall indemnify, to the full extent permitted or authorized by applicable law, as it may from time to time be amended, any person made or threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of Fifth Third or is or was serving at the request of Fifth Third as a director, trustee, officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise. In the case of a merger into Fifth Third of a constituent corporation which, if its separate existence had continued, would have been required to indemnify directors, officers or employees in specified situations prior to the merger, any person who served as a director, officer, or employee of the constituent corporation, or served at the request of the constituent corporation as a director, trustee officer, or employee of a bank, other corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to indemnification by Fifth Third (as the surviving corporation) for acts, omissions, or other events or occurrences prior to the merger to the same extent as such person would have been entitled to indemnification by the constituent corporation if its separate existence had continued. The indemnification provided by this section shall not be deemed exclusive of any other tights to which any person seeking indemnification may be entitled under the Articles of Incorporation or this code of regulations, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 18. Advancement of Expenses. To the extent permitted by applicable law, (including attorneys’ fees) incurred by a director subject to Section 17 in defending any expenses action, suit or proceeding referred to in Section 17 shall be paid by Fifth Third as incurred, in advance of the final disposition of such action, suit or proceeding, upon receipt by the Corporation of an undertaking by or on behalf of such director that satisfies the conditions for such advancement under Ohio law. To the extent permitted by applicable law, liabilities and expenses (including attorneys’ fees) incurred by any person subject to Section 17 other than a director in defending any action, suit or proceeding referred to in Section 17 may be paid by Fifth Third as incurred, in advance of the final disposition of such action, suit or proceeding, if and to the extent so determined by the Fifth Third board of directors (including pursuant to policies adopted from time to time by the Fifth Third board of directors), subject to compliance by such person with the applicable conditions for such advancement under Ohio law and any other conditions determined by the Fifth Third board of directors.

Item 21. Exhibits and Financial Statement Schedules

(a) The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 5, 2025, by and among Fifth Third Bancorp, Fifth Third Financial Corporation, Comerica Incorporated and Comerica Holdings Incorporated (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement).*

3.1	Amended Articles of Incorporation of Fifth Third Bancorp (incorporated by reference to Exhibit 3.1 of Fifth Third’s Quarterly Report on Form 10-Q filed on May 7, 2021).

3.2	Code of Regulations of Fifth Third Bancorp, as Amended as of December 12, 2023 (incorporated by reference to Exhibit 3.2 of Fifth Third’s Current Report on Form 8-K, filed on December 12, 2023).

3.3	Certificate of Designations of 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, of Comerica Incorporated, dated August 7, 2025 (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form 8-A filed, on August 8, 2025).

4.1	Deposit Agreement, dated August 11, 2025, by and among Comerica Incorporated, Computershare Inc., Computershare Trust Company, N.A. and the holders from time to time of the depositary receipts issued thereunder (incorporated by reference to Exhibit 4.2 of Comerica’s Current Report on Form 8-K, filed on August 12, 2025).

4.2	Form of Depositary Receipt for the 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, of Comerica Incorporated. Incorporated by reference as Exhibit A to Exhibit 4.2 of Comerica’s Current Report on Form 8-K, filed on August 12, 2025.

4.3	Deposit Agreement dated as of May 16, 2013, between Fifth Third Bancorp, as issuer, Wilmington Trust, National Association, as depositary and calculation agent, American Stock Transfer & Trust Company, LLC, as transfer agent and registrar, and the holders from time to time of the depositary receipts issued thereunder (incorporated by reference to Exhibit 4.3 of Fifth Third’s Current Report on Form 8-K, filed on May 16, 2013).

4.4	Form of Depositary Receipt for the 5.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series H, of Fifth Third Bancorp. Incorporated by reference as Exhibit A to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on May 16, 2013.

4.5	Deposit Agreement dated December 9, 2013, between Fifth Third Bancorp, as issuer, Wilmington Trust, National Association, as depositary and calculation agent, American Stock Transfer & Trust Company, LLC as transfer agent and registrar, and the holders from time to time of the depositary receipts issued thereunder. Incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2013.

Exhibit No.	Description

4.6	Form of Depositary Receipt for the 6.625% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I, of Fifth Third Bancorp. Incorporated by reference as Exhibit A to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on December 9, 2013.

4.7	Deposit Agreement dated June 5, 2014, among Fifth Third Bancorp, as issuer, Wilmington Trust, National Association, as depositary and calculation agent, American Stock Transfer & Trust Company, LLC as transfer agent and registrar, and the holders from time to time of the depositary receipts issued thereunder. Incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2014.

4.8	Form of Depositary Receipt for the 4.90% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series J, of Fifth Third Bancorp. Incorporated by reference as Exhibit A to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed with the SEC on June 5, 2014.

4.9	Second Amended and Restated Deposit Agreement, dated as of August 26, 2019, among Fifth Third Bancorp, as issuer, and American Stock Transfer & Trust Company, LLC, as depositary, transfer agent and registrar, and the holders from time to time of the depositary receipts issued. Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed with the SEC on August 26, 2019.

4.10	Form of depositary receipt representing the Depositary Shares (included as Exhibit A to Exhibit 4.26). Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-A filed with the SEC on August 26, 2019.

4.11	Deposit Agreement dated September 17, 2019, between Fifth Third Bancorp, as issuer, American Stock Transfer & Trust Company, LLC, as depositary, transfer agent and registrar, relating to receipts, Depositary Shares and related 4.95% Non-Cumulative Perpetual Preferred Stock, Series K. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2019.

4.12	Form of Depositary Receipt for the 4.95% Non-Cumulative Perpetual Preferred Stock, Series K, of Fifth Third Bancorp. Incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2019.

4.13	Deposit Agreement dated July 30, 2020, between Fifth Third Bancorp, as issuer, American Stock Transfer & Trust Company, LLC, as depositary, transfer agent and registrar, and the holders from time to time of depositary receipts issued. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on July 30, 2020.

5.1	Opinion of Christian Gonzalez as to the validity of the securities being registered.

5.2	Opinion of Sullivan & Cromwell LLP as to validity of the securities being registered.

8.1	Opinion of Sullivan & Cromwell LLP regarding certain U.S. income tax aspects of the first merger.

8.2	Opinion of Wachtell, Lipton, Rosen & Katz regarding certain U.S. income tax aspects of the first merger.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Christian Gonzalez (included as part of his opinion filed as Exhibit 5.1).

23.4	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 5.2).

23.5	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 8.1).

23.6	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 8.2).

Exhibit No.	Description

24.1	Powers of Attorney of Directors and Officers of Fifth Third Bancorp (included on the signature page to this registration statement on Form S-4).

99.1	Form of Proxy of Fifth Third Bancorp.

99.2	Form of Proxy of Comerica Incorporated.

99.3	Consent of Goldman Sachs & Co. LLC.

99.4	Consent of J.P. Morgan Securities LLC.

99.5	Consent of Curtis C. Farmer to be named as a director.

107	Filing Fee Table.

*

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request to be filed by amendment.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on November 5, 2025.

FIFTH THIRD BANCORP
(Registrant)

By:	/s/ Timothy N. Spence
Name: Timothy N. Spence
Title: Chairman, Chief Executive Officer and President

BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers has made, constituted, and appointed, and does hereby make, constitute, and appoint Timothy N. Spence and Christian Gonzalez, and each of them, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, relating to the registration under the Securities Act of 1933 of the shares of common stock, without par value, and preferred stock, no par value, and depositary shares in respect thereof, of Fifth Third Bancorp issuable in connection with the acquisition of Comerica Incorporated by Fifth Third Bancorp, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on November 5, 2025.

Signature and Title

/s/ Timothy N. Spence Timothy N. Spence Title: Chairman, Chief Executive Officer and President (Principal Executive Officer)	/s/ Bryan D. Preston Bryan D. Preston Chief Financial Officer (Principal Financial Officer)

/s/ Jeffrey A. Lopper Jeffrey A. Lopper Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)

/s/ Nicholas K. Akins Nicholas K. Akins, Director	/s/ Laurent Desmangles Laurent Desmangles, Director

/s/ B. Evan Bayh III B. Evan Bayh III, Director	/s/ Mitchell S. Feiger Mitchell S. Feiger, Director

/s/ Jorge L. Benitez Jorge L. Benitez, Director	/s/ Thomas H. Harvey Thomas H. Harvey, Director

/s/ Katherine B. Blackburn Katherine B. Blackburn, Director	/s/ Gary R. Heminger Gary R. Heminger, Director

/s/ Linda W. Clement-Holmes Linda W. Clement-Holmes, Director	/s/ Eileen A. Mallesch Eileen A. Mallesch, Director

/s/ C. Bryan Daniels C. Bryan Daniels, Director	/s/ Kathleen A. Rogers Kathleen A. Rogers, Director